Form 10-K, Exhibit 13
period 1993-12-31
BOATMENS BANCSHARES INC /MO
filed 1994-03-15
CIK 40454

1993 Financial Review





Financial Commentary  17
Consolidated Quarterly Earnings Trend  40
Consolidated Quarterly Average Balance Sheet and Net Interest Margin 42 Consolidated Earnings Trend 44
Consolidated Average Balance Sheet and Net Interest Margin  46
Consolidated Balance Sheet  48
Consolidated Statement of Income  49
Consolidated Statement of Changes in Stockholders' Equity  50
Consolidated Statement of Cash Flows  51
Notes to Consolidated Financial Statements  52
Statement by Management  63
Report of Independent Auditors  63
Directors  64
Principal Officers  64
Corporate Information  65


16 Boatmen's Bancshares, Inc.

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

    The following financial data have been restated to reflect the 1993 acquisition of First Amarillo Bancorporation, Inc. which was accounted for as a pooling of interests. The historical trends reflected in the restated
financial information presented below are not reflective of anticipated future results.
- --------------------------------------------------------------------------------------------------------------------------

Table 1: Summary of Selected Financial Data
(in millions except per share data)               1993             1992            1991            1990            1989
- --------------------------------------------------------------------------------------------------------------------------
Earnings
Net interest income                             $  981.6           $877.7          $742.5          $655.8          $629.6
Fully taxable equivalent (FTE) adjustment(1)        35.6             35.9            38.6            41.8            47.0
Net interest income (FTE) basis                  1,017.2            913.6           781.1           697.6           676.6
Provision for loan losses                           60.2            136.6           114.7           119.5            93.3
Noninterest income                                 493.3            452.1           355.7           297.0           276.9
Noninterest expense                                950.4            871.9           752.4           652.0           605.4
Net income                                         317.4            228.7           171.2           145.0           164.1
- --------------------------------------------------------------------------------------------------------------------------
Financial Position (at year end)
Total assets                                   $26,654.0        $24,280.9       $23,002.7       $22,795.1       $19,541.0
Loans                                           14,825.9         13,110.9        12,316.3        11,924.2        11,593.1
Reserve for loan losses                            341.1            302.0           252.3           228.9           198.6
Deposits                                        20,909.0         19,684.8        18,060.1        18,119.0        14,963.6
Long-term debt                                     486.3            393.2           315.7           284.5           295.1
Equity                                           2,133.3          1,861.2         1,680.2         1,463.4         1,395.7
- --------------------------------------------------------------------------------------------------------------------------
Share Data(2)
Net income per share                               $3.07            $2.29           $1.77           $1.58           $1.81
Dividends paid                                      1.15             1.09            1.07            1.06            1.02
Book value (year end)                              20.49            18.20           16.94           15.84           15.42
Tangible book value (year end)                     17.84            16.19           15.09           14.02           13.86
Shares outstanding (year end)                      104.1            102.3            99.2            92.4            90.5
Average shares outstanding                         103.5            100.0            96.9            91.7            89.5
- --------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios
Return on assets                                    1.27%             .99%            .79%            .73%            .86%
Return on total equity                             15.99            12.95           10.78           10.13           11.98
Return on common equity                            15.99            12.95           10.78           10.13           12.06
Net interest margin                                 4.56             4.40            4.05            3.96            4.03
Capital ratios:
  Equity to assets                                  8.00             7.67            7.30            6.42            7.14
  Risk-based capital:
    Tier I capital                                 10.67            10.39           10.10
    Total capital                                  14.42            13.75           13.17
  Tier I leverage ratio                             6.93             6.90            6.58
Nonperforming loans to total loans                  1.17             1.96            2.54            3.18            2.67
Nonperforming assets to total loans and
  foreclosed property                               1.90             2.92            3.92            3.93            3.38
Loan reserve to nonperforming loans               195.03           116.72           79.91           59.87           63.42
Net charge-offs to average loans                     .24              .80             .84             .76            1.00
- --------------------------------------------------------------------------------------------------------------------------

(1)The fully taxable equivalent adjustments are calculated using the Federal statutory tax rate.
(2)Previously reported share data have been restated to reflect the two-for-one stock split which was declared on August 10, 1993 and paid on October 1, 1993.

[Return on Equity Graph]

[Return on Asset Graph]

[Earnings Per Share Graph]

                                                          1993 Annual Report 17

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------

Table 2: Acquisitions
                                                                                                                         Accounting
                                        Date   State                Assets            Price          Shares issued(1)    method
- -----------------------------------------------------------------------------------------------------------------------------------
Completed
Centerre Bancorporation                 12/88  Missouri         $ 5.0 billion   $467 million stock     28.6 million      Pooling
RTC assisted-Community Federal S&L      12/90  Missouri           2.3 billion     27 million cash                 -      Purchase
First Interstate Bank of Oklahoma, N.A.  8/91  Oklahoma            .9 billion     86 million cash                 -      Purchase
Founders Bancorporation, Inc.            3/92  Oklahoma            .3 billion     34 million cash                 -      Purchase
Superior Federal Bank                    3/92  Arkansas            .7 billion                   -                 -      Purchase
RTC assisted-Home Federal S&L            3/92  Arkansas            .1 billion      1 million cash                 -      Purchase
First Interstate of Iowa, Inc.           4/92  Iowa               1.2 billion     94 million stock      4.2 million      Pooling
FDIC assisted-Jackson Exchange Bank      5/92  Missouri            .1 billion      1 million cash                 -      Purchase
Sunwest Financial Services, Inc.        10/92  New Mexico/Texas   3.4 billion    325 million stock     14.8 million      Pooling
Security Bank and
    1st Bank of Catoosa in Tulsa        11/92  Oklahoma            .2 billion     33 million cash                 -      Purchase
FDIC assisted-First City-El Paso         3/93  Texas               .3 billion     14 million cash                 -      Purchase
FDIC assisted-Missouri Bridge Bank       4/93  Missouri           1.1 billion     16 million cash                 -      Purchase
RTC assisted-Cimarron Federal Savings    5/93  Oklahoma            .4 billion     13 million cash                 -      Purchase
FCB Bancshares, Inc.                     8/93  Kansas              .2 billion     25 million cash                 -      Purchase
First Amarillo Bancorporation, Inc.     11/93  Texas               .8 billion    192 million stock      5.9 million      Pooling
- -----------------------------------------------------------------------------------------------------------------------------------
  Total assets of completed transactions                        $17.0 billion
- -----------------------------------------------------------------------------------------------------------------------------------
Pending
Woodland Bancorp, Inc.                         Oklahoma         $  .1 billion   $ 12 million stock       .4 million      Pooling
- -----------------------------------------------------------------------------------------------------------------------------------

(1)Previously reported share data have been restated to reflect the two-for-one stock split which was declared on August 10, 1993 and paid on October 1, 1993.

Acquisition Overview
    The Corporation's assets have increased from $9.9 billion at December 31, 1987 to $26.7 billion at December 31, 1993, an average annual growth rate of 18%. During this period the Corporation has pursued a strategy of expansion within its natural trade territory through a combination of internal growth and acquisition activity. The acquisition program has three objectives: geographic diversification, growth in retail market share, and additional earnings generation capacity. The Corporation has made several sizeable acquisitions establishing dominant market positions in Missouri, New Mexico, and significant presences in southern Illinois, western Tennessee, Oklahoma, Arkansas and northern Texas. This growth has basically occurred in two distinct phases. The first phase concentrated on intramarket transactions to fully establish the Missouri cornerstone of the franchise and culminated with the Resolution Trust Corporation (RTC) assisted acquisition of Community Federal in 1990, a $2.3 billion thrift institution located in St. Louis. This acquisition provided the Corporation with a stable and low cost source of deposits and the opportunity to cross-sell services to a large new customer base at a low incremental cost. Deposits assumed totaled
$2.3 billion and deposit retention approximated 75%. The Corporation completed another regulatory assisted transaction in Missouri in 1993 which added approximately $1.1 billion of assets to its Missouri franchise such that total assets in this state now approximate $16 billion. A more complete description of the Corporation's latest Missouri acquisition is provided below.
    The second phase of the acquisition program commenced in 1991 by expanding into markets in nearby states, thereby achieving a degree of geographic diversification on a reasonably synergistic basis. Over the last three years, acquisitions aggregating $8.5 billion in assets were consummated in Oklahoma, Arkansas, Iowa, Kansas, New Mexico and Texas. These transactions significantly changed the composition of the customer base whereby the Missouri-based banking segment now represents 60% of the Corporation's banking assets, down from 90% at year-end 1990. The Corporation's operations currently span nine states, with services delivered from over 400 branch locations and 350 off-premise ATM's.
    Prior period financial statements have been restated to reflect the 1993 acquisition of First Amarillo Bancorporation, Inc., which was accounted for as a pooling of interests. In addition, 10 acquisitions recorded under the purchase method of accounting were consummated during the last three years; therefore, the results of operations of these companies are included in the consolidated financial statements subsequent to the dates of acquisition and must be considered when reviewing the trended financial information. Additionally,

[Asset Growth Graph]

[Equity Growth Graph]

18 Boatmen's Bancshares, Inc.

- ------------------------------------------------------------------------------

because some of the acquisitions were of an intramarket nature, numerous nonrecurring merger costs were recognized in such transactions reflecting the geographical market overlap of customer bases, the conforming of methodologies for determining loan loss reserves, and the elimination of duplicate functions, facilities, equipment and systems. Much of the Corporation's emphasis during this period of expansion has focused primarily on realizing expense economies inherent in these intramarket acquisitions and improving the loan portfolios of the acquired companies.

Oklahoma Acquisitions
    During the period August 1, 1991 through May 26, 1993, the Corporation completed four acquisitions in Oklahoma, such that assets in this state now total approximately $1.8 billion with services provided from 40 locations, half of which are in the Oklahoma City and Tulsa metropolitan areas. The Corporation's initial entry into Oklahoma occurred in 1991, with the acquisition of First Interstate Bank of Oklahoma, N.A., which at that time had assets of approximately $900 million and nine offices in the Oklahoma City metropolitan area. Subsequently, the Corporation completed two acquisitions of retail-oriented institutions in 1992, which added assets of approximately $500 million to its Oklahoma franchise for a combined purchase price of approximately $67 million. These institutions were merged into the Boatmen's First National Bank of Oklahoma to provide cost savings from operational efficiencies from these intra-market acquisitions.
    On May 26, 1993, the Corporation, through its Oklahoma and Arkansas subsidiaries, acquired 20 branches of the former Cimarron Federal Savings Association (Cimarron), in an RTC assisted transaction for $13.1 million in cash. Assets purchased, consisting primarily of cash and investment securities, and deposits assumed totaled approximately $430 million. Two locations, with deposits of approximately $60 million, became branches of the Corporation's Oklahoma bank, and the other 18 locations, primarily located in eastern Oklahoma, became branches of the Corporation's Arkansas thrift subsidiary, Superior Federal Bank (Superior), which is headquartered in Fort Smith, Arkansas.
    In the fourth quarter of 1993, the Corporation announced plans to acquire Woodland Bancorp, Inc. (Woodland), a retail banking organization with assets of approximately $65 million. Woodland is located in Tulsa, Oklahoma and completion of this acquisition is expected on March 31, 1994.

Arkansas Acquisitions
    On March 20, 1992, the Corporation established a meaningful presence in Arkansas with the acquisition of Superior, the third largest financial institution in the state. Superior, with total assets now approximating $1.2 billion, was acquired in a transaction structured as a voluntary supervisory conversion, wherein the Corporation contributed $29 million in equity capital in exchange for 100% stock ownership. On March 27, 1992, the Corporation, through Superior, expanded its Arkansas presence by assuming approximately $120 million of deposits and five locations from a failed thrift in a regulatory assisted transaction with the RTC. The deposits were acquired for a premium of $1.3 million. In the second quarter of 1993, Superior's market position was further strengthened as a result of the aforementioned RTC assisted acquisition of Cimarron. Superior is heavily oriented to consumer business, and operates from 56 locations in two states, 38 of which are located in central and northwestern Arkansas, which includes Little Rock, Fort Smith, and Fayetteville, and 18 locations in eastern Oklahoma.

Iowa Acquisition
    On April 1, 1992, the Corporation consummated the acquisition of First Interstate of Iowa, Inc. in a transaction which was accounted for as a pooling of interests, resulting in the issuance of approximately 4.2 million shares of common stock. First Interstate of Iowa, subsequently renamed Boatmen's Bancshares of Iowa, Inc. with approximately $1.2 billion in assets, is headquartered in Des Moines, Iowa and operates eight banks with 35 offices throughout the state. Approximately 45% of the banking assets are located in Des Moines, ranking Boatmen's second in market share in that city.

New Mexico Acquisition
    The Corporation established a dominant position in New Mexico with the acquisition of Sunwest Financial Services, Inc. (Sunwest) on October 1, 1992. This transaction required the issuance of approximately 14.8 million shares of common stock and was accounted for as a pooling of interests. Sunwest, with approximately $3.4 billion in assets, is headquartered in Albuquerque, New Mexico and is the largest banking organization in the state, operating 12 banks with 72 offices and 123 off-premise ATM's.

Texas Acquisitions
    On March 5, 1993, the Corporation, through its subsidiary bank, Sunwest Bank of El Paso, acquired First City's former bank in El Paso under an FDIC assisted transaction for $14 million in cash. This bank, with assets of approximately $340 million, was merged into the Sunwest Bank of El Paso providing intramarket operating efficiencies. As a result of this transaction, the Corporation's El Paso bank increased its asset size to approximately $510 million and has attained a significant market share in the El Paso metropolitan area.
    On November 30, 1993, the Corporation acquired First Amarillo Bancorporation, Inc. (Amarillo), in a transaction accounted for as a pooling of interests. Under terms of the agreement, the Corporation exchanged .912 shares of its common stock for each share of Amarillo, resulting in the issuance of approximately 5.9 million shares of common stock. Amarillo, with assets at December 31, 1993 of approximately $1.0 billion, is located in Amarillo, Texas and has the leading market share in this north Texas market.

Missouri Acquisition
    On April 23, 1993, the Corporation, through its Kansas City bank, acquired Missouri Bridge Bank, N.A., the former Metro North State Bank and Merchants Bank under an assisted transaction with the FDIC. Boatmen's First National
Bank of Kansas City acquired $1.1 billion of certain assets and assumed the same amount of deposit liabilities for a premium of $15.8 million. As a result of this transaction, the Corporation increased its assets in the Kansas City metropolitan area to $3.8 billion, further solidifying its leading position in this market. Assets purchased included loans of approximately $960 million and other assets totaling $180 million, consisting primarily of investment securities, cash and short-term investments. The Corporation retained eight of the bank's 15 branches and purchased the premises and equipment at fair market value.
                                                          1993 Annual Report 19

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

    As part of the transaction, the Corporation entered into a five-year loss-sharing arrangement with the FDIC with respect to approximately $950 million in multi-family residential, commercial real estate, construction and commercial and industrial loans. For a more complete description of the loss-sharing arrangement, refer to the Segregated Assets section of this report.

Kansas Acquisition
    On August 2, 1993, the Corporation consummated the acquisition of FCB Bancshares, Inc., a one-bank holding company located in Overland Park, Kansas with assets of approximately $185 million, for $25 million in cash. This acquisition represents the Corporation's initial entry into Kansas and is a natural extension of the Corporation's Kansas City franchise.

Earnings Overview
    Net income in 1993 reached a record level, increasing 38.8% and totaling $317.4 million, compared to an increase of 33.6% in 1992 when net income totaled $228.7 million. Net income per share increased 34.1% to $3.07 compared to an increase of 29.4% in 1992. Net income in each of the last three years has been impacted to some extent by one-time acquisition-related charges from pooling acquisitions as summarized in Table 3. These acquisition-related charges consisted primarily of nonrecurring expenses for investment banking fees, severance and other compensation-related benefits, abandonment of equipment and software and, in 1992, also included charges to conform Sunwest's loan reserve, loan accrual and investment securities policies to those of the Corporation. Realignment of the securities portfolio at Sunwest in 1992 occurred over the last three quarters of that year resulting in the recognition of securities gains aggregating $24.3 million. A reconciliation of the quarterly earnings on a normalized basis is provided in Table 4.
    The record earnings in 1993 were reflected in other key performance ratios such as the return on assets and return on equity. The return on average assets was 1.27% in 1993 compared to .99% in 1992 and .79% in 1991. The return on equity was 15.99% in 1993 compared to 12.95% in 1992 and 10.78% in 1991.
    Net interest income, on a fully taxable equivalent basis, increased 11.3% in 1993 and 17.0% in 1992 primarily due to wider interest spreads and moderate increases in average earning assets. The net interest margin increased to 4.56% in 1993 compared to 4.40% in 1992 and 4.05% in 1991. Average earning assets increased 7.6% in 1993 and 7.5% in 1992 largely due to purchase acquisitions. Over the second half of 1993 the Corporation experienced narrower spreads primarily resulting from reinvestment of maturing securities into lower yielding securities. As a result, the net interest margin for the fourth quarter declined to 4.45% which is more reflective of the near-term anticipated trend.

- ----------------------------------------------------------------------------------------------------------------------------------
Table 3: Pooling Acquisition-related Adjustments 1993-1991
         Increase (Decrease) to Earnings                            1993                    1992                    1991
(in millions except per share data)                           PRE-TAX   AFTER-TAX     Pre-tax   After-tax     Pre-tax   After-tax
- ----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                       $   -       $   -      $(33.3)     $(22.0)      $   -       $   -
Other real estate writedowns                                        -           -        (7.0)       (4.6)          -           -
- ----------------------------------------------------------------------------------------------------------------------------------
Total credit related adjustments                                    -           -       (40.3)      (26.6)          -           -
Premises and equipment writedowns                                (0.9)       (0.6)       (3.1)       (2.1)       (1.2)       (0.8)
Other merger-related expenses (primarily investment banking
  fees, severance and other compensation-related benefits)       (3.8)       (3.2)       (8.1)       (7.0)       (5.9)       (4.4)
- ----------------------------------------------------------------------------------------------------------------------------------
Total acquisition-related charges                                (4.7)       (3.8)      (51.5)      (35.7)       (7.1)       (5.2)
Securities gains                                                    -           -        24.3        16.0           -           -
- ----------------------------------------------------------------------------------------------------------------------------------
Net acquisition-related adjustments                             $(4.7)      $(3.8)     $(27.2)     $(19.7)      $(7.1)      $(5.2)
- ----------------------------------------------------------------------------------------------------------------------------------
Per share                                                                   $(.04)                  $(.20)                  $(.05)
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
Table 4: Reconciliation of 1993 and 1992 Quarterly Earnings
                                                              1993                                          1992
                                            --------------------------------------------------------------------------------------
(in millions except per share data)           1ST     2ND     3RD     4TH FULL YEAR         1st     2nd     3rd     4th Full year
- ----------------------------------------------------------------------------------------------------------------------------------
Net income before acquisition-related
  adjustments from pooling transactions     $79.3   $79.7   $81.3    $80.9   $321.2       $58.0   $60.6   $65.2    $64.6   $248.4
Acquisition-related adjustments, net of tax                           (3.8)    (3.8)                2.1    10.8    (32.6)   (19.7)
- ----------------------------------------------------------------------------------------------------------------------------------
Reported net income                         $79.3   $79.7   $81.3    $77.1   $317.4       $58.0   $62.7   $76.0    $32.0   $228.7
- ----------------------------------------------------------------------------------------------------------------------------------
Average shares outstanding                  103.0   103.3   103.4    103.5    103.5        99.3    99.5    99.7    100.0    100.0
Earnings per share:
  Before effect of acquisition-related
    adjustments from pooling transactions    $.77(1) $.77    $.78     $.79    $3.11        $.58    $.61    $.66     $.64    $2.49
  As reported                                $.77(1) $.77    $.78     $.75    $3.07        $.58    $.63    $.76     $.32    $2.29
- ----------------------------------------------------------------------------------------------------------------------------------

(1) Includes $.06 per share due to recognition of a deferred tax asset at Amarillo.

20 Boatmen's Bancshares, Inc.

- ------------------------------------------------------------------------------

    Noninterest income increased 9.1% in 1993 and 27.1% in 1992. Excluding the effect of purchase acquisitions and the large level of securities gains recognized at Sunwest in 1992, noninterest income increased 11.6% in 1993 and 11.4% in 1992 as all major core noninterest income categories increased over the prior year period.
    Noninterest expense increased 9.0% in 1993 and 15.9% in 1992. To a large extent, year-to-year noninterest expenses are noncomparable due to 10 purchase acquisitions consummated subsequent to August 1, 1991, and merger-related expenses stemming from three pooling acquisitions. Excluding these factors, noninterest expense increased 5.9% in 1993 and 7.4% in 1992.
    The provision for loan losses decreased 55.9% in 1993 and totaled $60.2 million compared to $136.6 million in 1992 and $114.7 million in 1991. The decrease in the provision for loan losses in 1993 reflected positive trends in asset quality, evidenced by a substantially lower level of actual loan losses, further declines in nonperforming loans and a continued downward trend in criticized loans designated by the Corporation's internal risk rating system. The provision for loan losses in 1992 included a special provision at Sunwest of $33.3 million to conform to the Corporation's loan reserve methods. Excluding the Sunwest special provision in the fourth quarter of 1992, the provision for loan losses declined for the ninth consecutive quarter and, for the full year 1993, decreased 41.8% compared to a decline of 9.9% in 1992. At December 31, 1993, the reserve coverage of nonperforming loans increased to 195.03% compared to 116.72% at December 31, 1992 and 79.91% at December 31, 1991. The loan reserve as a percentage of net loans was 2.30% at the end of 1993 and 1992, compared to 2.05% at December 31, 1991. Net loan charge-offs declined to $34.0 million, a decrease of $68.6 million or 66.9% from 1992 when charge-offs of $28 million were recognized at Sunwest to conform to the Corporation's loan reserve method. Net charge-offs as a percentage of average loans dropped to .24% compared to .80% in 1992 and .84% in 1991, with lower losses throughout all sectors of the portfolio.
     In the fourth quarter of 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115) "Accounting for
Certain Investments in Debt and Equity Securities." The adoption of SFAS No. 115 had no effect on earnings but increased year-end stockholders' equity by $42.3 million, as approximately $5.2 billion of securities were designated as available for sale and were marked to market. In the fourth quarter of 1992, the Corporation adopted two accounting pronouncements, Statement of Financial Accounting Standards No. 109 (SFAS No. 109) "Accounting for Income Taxes" and Statement of Financial Accounting Standards No. 106 (SFAS No. 106) "Employers' Accounting for Postretirement Benefits Other Than Pensions."
The combined impact from adoption of the two pronouncements increased net income in 1992 by $.7 million.
     Presented in Table 5 is an income statement analysis expressed on a per share basis, summarizing the changes in earnings per share in 1993 and 1992.
     The Corporation consists of three major banking components: commercial and retail banking, trust services and a credit card operation. The earnings contribution from each component for 1993 and 1992 and the geographic distribution of assets are summarized in Tables 6 and 7.

- ------------------------------------------------------------
Table 5: Earnings Per Share Analysis
Per share                      '93 VS '92        '92 vs '91
- ------------------------------------------------------------
Net income
 prior period                       $2.29             $1.77
- ------------------------------------------------------------
Net interest income                  1.04              1.40
Provision for loan losses             .76              (.23)
Noninterest income                    .41               .99
Noninterest expense                  (.79)            (1.23)
Income tax expense                   (.54)             (.34)
Impact of additional
 shares of common stock              (.10)             (.07)
- ------------------------------------------------------------
Net increase                          .78               .52
- ------------------------------------------------------------
Net income current
  period                            $3.07             $2.29
- ------------------------------------------------------------

- ------------------------------------------------------------
Table 6: Earnings Contribution by
         Business Component
Per share                             1993             1992
- ------------------------------------------------------------
Commercial and retail
  banking operations                 $3.16            $2.26
Trust services                         .35              .35
Credit card                            .18              .18
Unallocated debt
 service, administrative
 overhead and
 nonbank services                     (.62)            (.50)
- ------------------------------------------------------------
Consolidated earnings
 per share                           $3.07            $2.29
- ------------------------------------------------------------

- ------------------------------------------------------------
Table 7: Asset Distribution
                                                       % of
December 31, 1993 (in billions)           Assets      total
- ------------------------------------------------------------
Missouri                                   $16.0       59.9%
New Mexico                                   3.3       12.4
Oklahoma                                     1.8        6.7
Texas                                        1.6        6.0
Iowa                                         1.2        4.5
Illinois                                     1.0        3.7
Arkansas                                      .9        3.4
Tennessee                                     .7        2.6
Kansas                                        .2         .8
- ------------------------------------------------------------
Total                                      $26.7      100.0%
- ------------------------------------------------------------

                                                          1993 Annual Report 21

FINANCIAL COMMENTARY
- -------------------------------------------------------------------------------

NET INTEREST INCOME
- -------------------------------------------------------------------------------

Table 8: Summary of Net Interest Income
                                                               Quarter
                                        --------------------------------------------------               % change from
(in millions)                               First        Second        Third        Fourth         Year     prior year
- ----------------------------------------------------------------------------------------------------------------------
1993
AVERAGE LOANS                           $13,127.9     $13,958.8    $14,373.7     $14,666.2    $14,036.8          10.1%
AVERAGE EARNING ASSETS                   21,306.9      22,080.5     22,680.5      23,190.7     22,320.8           7.6
NET INTEREST INCOME (FTE)                   244.5         255.4        259.5         257.8      1,017.2          11.3
INTEREST RATE SPREAD                         3.99%         4.05%        4.03%         3.88%        3.99%
NET INTEREST MARGIN                          4.59          4.63         4.58          4.45         4.56
- ----------------------------------------------------------------------------------------------------------------------
1992
Average loans                           $12,352.0     $12,824.6    $12,819.3     $12,992.9    $12,748.0           7.2%
Average earning assets                   20,160.3      20,750.5     20,903.0      21,194.2     20,753.6           7.5
Net interest income (FTE)                   214.2         228.8        232.8         237.8        913.6          17.0
Interest rate spread                         3.55%         3.74%        3.81%         3.85%        3.74%
Net interest margin                          4.25          4.41         4.45          4.49         4.40
- ---------------------------------------------------------------------------------------------------------------------
1991
Average loans                           $11,805.5     $11,635.6    $11,918.8     $12,286.0    $11,888.2           1.6%
Average earning assets                   19,656.0      18,849.6     19,045.4      19,774.2     19,309.6           9.7
Net interest income (FTE)                   188.8         190.3        197.3         204.7        781.1          12.0
Interest rate spread                         3.02%         3.20%        3.29%         3.31%        3.21%
Net interest margin                          3.84          4.04         4.14          4.14         4.05
- ---------------------------------------------------------------------------------------------------------------------

    Measured on a fully taxable equivalent basis, net interest income increased 11.3% in 1993 and 17.0% in 1992. These increases were primarily due to enhancement of the net interest margin attributable to wider interest rate spreads, coupled with a moderate increase in average earning assets. The wider interest rate spreads resulted from a sustained decline in liability funding rates during the 2 1/2 year period from December of 1990 through June of 1993 that continued to outpace the corresponding decline in earning asset yields. The Corporation lowered rates paid on retail deposits during this period at a faster pace than corresponding asset yields repriced, resulting in expansion of the interest margin to 4.56% in 1993 compared to 4.40% in 1992 and 4.05% in 1991. Average rates paid on deposits declined by 87 basis points in 1993 and 181 basis points in 1992 while earning asset yields fell by only 57 basis points in 1993 and 127 basis points in 1992. The ability to reduce retail deposit rates was due in some measure to the pricing discipline in relation to the market share the Corporation enjoys in many of its major markets. In addition, lending spreads improved as the surface spread between the prime rate and Federal funds averaged 300 basis points for 1993 compared to 260 basis points during 1992.
    As illustrated in Table 8, the Corporation experienced a steady improvement in the net interest margin throughout 1992 and the first half of 1993.
However, an anticipated contraction in the margin was experienced over the second half of 1993 as maturing securities were reinvested in lower yielding securities resulting in a repricing of assets at a faster pace than interest bearing deposits. Accordingly, the net interest margin in the fourth quarter declined to 4.45%. This situation was common to the industry as a whole, which experienced a similar contraction in interest spreads. Based on the current interest rate outlook, the Corporation expects minor contraction in the net interest margin in the near term.

[Net Interest Margin Graph]

[Quarterly Net Interest Margin Graph]

    Average earning assets increased 7.6% in 1993 and 7.5% in 1992 primarily due to purchase acquisitions of retail-oriented institutions coupled with an expansion of
22 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------
the securities portfolio. Loans, the highest yielding earning asset, increased 10.1% in 1993 and as a percentage of average earning assets were 62.9% in 1993 compared to 61.4% in 1992. Held to maturity and available for sale securities, in the aggregate, increased 18.6% in 1993, representing 34.7% of average earning assets, up from 31.5% in 1992. This increase reflects redeployment of short-term money market instruments and funds received from regulatory assisted transactions to the securities portfolio.
    Interest rate risk is the degree to which market interest rate fluctuations can affect net interest income. The Corporation's objective in managing interest rate risk is to maintain a balanced mix of rate sensitive assets and liabilities on a one-year time horizon, although rate sensitivity can vary within the intervening time periods depending upon current business conditions and the interest rate outlook. An integral component of the Corporation's overall asset/liability management strategies is the management of interest rate risk through prudent use of derivative products, such as interest rate swaps. During 1993, the Corporation added new swap transactions with a notional amount of $1.2 billion while $.4 billion of swaps matured such that at December 31, 1993, the notional value of the swap portfolio totaled $1.9 billion, compared to $1.1 billion at December 31, 1992. These derivative instruments were primarily used to modify the interest rate sensitivity of subordinated debt, hedge basis risk by locking in spreads on prime based loans, alter the balance sheet sensitivity of acquired companies and modify the interest sensitivity of selected loan portfolio components. The average maturity of the interest rate swap portfolio at December 31, 1993 was approximately two years. These swaps increased net interest income by approximately $20 million in 1993, adding
10 basis points to the net interest margin, compared to $12 million or six basis points in 1992. Any future utilization of off-balance sheet financing techniques will be determined based upon the Corporation's overall interest rate sensitivity position and asset/liability management strategies, which are designed to limit interest rate risk exposure to no more than 5% of projected annual net income. This is monitored by periodic simulations of the Corporation's balance sheet using modeling techniques to monitor compliance with interest rate risk limits under alternative interest rate forecasts and measuring the resulting change in net income. At December 31, 1993, the Corporation's earnings at risk position was approximately 2%. This position is subject to change in response to the dynamics of the Corporation's balance sheet and general market conditions. Another means of monitoring interest rate risk is the interest sensitivity analysis appearing in Table 9. This analysis identifies the repricing characteristics of the balance sheet and resulting gap or difference between assets and liabilities repricing within and over given time periods. It should be noted, however, that the traditional gap analysis can provide an incomplete picture of a financial institution's interest rate risk position due to its inability to capture the sensitivity associated with prepayment risk, asymmetric pricing patterns for administered and retail deposit accounts and noninterest bearing funds volume.

- ------------------------------------------------------------------------------------------------------------------------
Table 9: Rate Sensitivity At December 31, 1993

                                                        Interest sensitive within
                              ------------------------------------------------------------------------------------------
                                0-30        31-90       91-180       181-365        Total          Over
(in millions)                   days         days         days          days     one year      one year        Total
- ------------------------------------------------------------------------------------------------------------------------
Earning assets
Loans                         $6,548       $  969        $ 862        $1,422      $ 9,801       $ 5,025      $14,826
Securities(1)                  1,014          577          892         1,755        4,238         4,264        8,502
Other earning assets             480                                                  480                        480
- ------------------------------------------------------------------------------------------------------------------------
  Total earning assets        $8,042       $1,546       $1,754        $3,177      $14,519       $ 9,289      $23,808
- ------------------------------------------------------------------------------------------------------------------------
Sources of funds
Retail savings and interest
  bearing transaction
  accounts(2)                 $3,206       $  459        $ 688                    $ 4,353       $ 4,420      $ 8,773
Time deposits                  1,182        1,214        1,411         1,389        5,196         2,170        7,366
Federal funds purchased and
  other short-term
  borrowings(3)                2,841                                                2,841                      2,841
Long-term debt and capital
  lease obligation                                                         2            2           524          526
Noninterest-bearing, net(3)                                                                       4,302        4,302
Effect of interest rate swaps    600          285          284           100        1,269        (1,269)
- ------------------------------------------------------------------------------------------------------------------------
  Total sources of funds      $7,829       $1,958       $2,383        $1,491      $13,661       $10,147      $23,808
- ------------------------------------------------------------------------------------------------------------------------
Period gap                    $  213       $ (412)      $ (629)       $1,686      $   858       $  (858)
- ------------------------------------------------------------------------------------------------------------------------
Cumulative gap                $  213       $ (199)      $ (828)       $  858      $   858
- ------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percent
  of earning assets               .9%         (.8)%       (3.5)%         3.6%         3.6%
- ------------------------------------------------------------------------------------------------------------------------

(1) Includes held to maturity and available for sale securities.
(2) A large percentage of the Corporation's administered-rate retail deposit accounts are considered to be somewhat insensitive to rising interest rates and, as such, are included in the over one-year time period. The rate and volume patterns of these deposits over the past ten years are considered in making this determination.
(3) Includes short-term borrowings and net demand deposits adjusted to eliminate material fluctuations in daily deposit levels.

                                                          1993 Annual Report 23

FINANCIAL COMMENTARY
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

Table 10: Rate/Volume Analysis
(in millions)                                                   1993                                        1992
- ---------------------------------------------------------------------------------------------------------------------------------
                                                            CHANGE DUE TO                               Change due to
- ---------------------------------------------------------------------------------------------------------------------------------
                                         TOTAL CHANGE        VOLUME(a)       RATE(b)  Total change      Volume(a)       Rate(b)
- ---------------------------------------------------------------------------------------------------------------------------------
Interest income,
  fully taxable equivalent basis
- ---------------------------------------------------------------------------------------------------------------------------------
Loans                                          $ 32.4        $111.2        $(78.8)         $(85.2)      $ 85.7       $(170.9)
Federal funds sold and securities
  purchased under resale agreements             (36.0)        (33.7)         (2.3)          (29.0)         (.2)        (28.8)
Held to maturity securities:
  Taxable                                       (17.5)         58.5         (76.0)           26.6         90.1         (63.5)
  Tax-exempt                                     (8.7)         (9.0)           .3            (4.8)        (4.6)           .2
Available for sale securities                    29.0          29.0
Trading securities                                (.6)                        (.6)           (4.6)        (4.1)          (.5)
Receivable due from
  Resolution Trust Corporation                                                              (29.0)       (29.0)
Short-term investments                            (.6)          (.3)          (.3)           (5.1)        (2.8)         (2.3)
                                               ------                                      ------
  Total interest income                          (2.0)        124.8        (126.8)         (131.1)       133.3        (264.4)
- ---------------------------------------------------------------------------------------------------------------------------------

Interest expense
- ---------------------------------------------------------------------------------------------------------------------------------
Savings accounts                                  (.7)         12.8         (13.5)           (8.3)        16.8         (25.1)
Interest-bearing transaction accounts           (20.9)         21.9         (42.8)          (43.1)        53.0         (96.1)
Time deposits                                   (79.3)         (8.2)        (71.1)         (169.1)       (39.0)       (130.1)
Federal funds purchased and other
  short-term borrowings                         (11.0)          1.7         (12.7)          (46.4)        (4.4)        (42.0)
Capital lease obligation                                                                      (.1)         (.1)
Long-term debt                                    6.3          11.6          (5.3)            3.4          4.9          (1.5)
                                               ------                                      ------
  Total interest expense                       (105.6)         46.6        (152.2)         (263.6)        50.8        (314.4)
- ---------------------------------------------------------------------------------------------------------------------------------
  Net interest income, fully taxable
    equivalent basis                           $103.6        $ 78.2        $ 25.4          $132.5       $ 82.5       $  50.0
- ---------------------------------------------------------------------------------------------------------------------------------

(a) Based on change in volume applied to prior year rate.
(b) Based on change in rate applied to current year volume; therefore, effect of change in rate on change in volume has been attributed to change in rate.

24 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------
LIQUIDITY
- -------------------------------------------------------------------------------

Table 11: Earning Assets And Sources Of Funds
(average balances in millions)                       1993                       1992                      1991
- ----------------------------------------------------------------------------------------------------------------------
Earning Assets                                AMOUNT % OF TOTAL           Amount % of total         Amount % of total
- ----------------------------------------------------------------------------------------------------------------------
Securities(1)                              $ 7,740.5       34.7%       $ 6,527.0      31.5%      $ 5,484.7       28.4%
Money market investments                       543.5        2.4          1,478.6       7.1         1,936.7       10.0
Loans:
  Commercial                                 7,771.9       34.8          6,871.4      33.1         6,471.8       33.5
  Retail                                     6,264.9       28.1          5,876.6      28.3         5,416.4       28.1
- ----------------------------------------------------------------------------------------------------------------------
  Total earning assets                     $22,320.8      100.0%       $20,753.6     100.0%      $19,309.6      100.0%
- ----------------------------------------------------------------------------------------------------------------------

Sources of Funds
- ----------------------------------------------------------------------------------------------------------------------
Net investable demand deposits             $ 2,607.6       11.7%       $ 2,201.2      10.6%      $ 1,738.0        9.0%
Retail core deposits:
  Savings                                    2,014.6        9.0          1,628.2       7.8         1,283.0        6.7
  Transaction accounts                       6,264.5       28.1          5,556.3      26.8         4,455.4       23.1
  Time                                       6,691.6       30.0          6,782.1      32.7         6,977.0       36.1
- ----------------------------------------------------------------------------------------------------------------------
    Total                                   14,970.7       67.1         13,966.6      67.3        12,715.4       65.9
- ----------------------------------------------------------------------------------------------------------------------
  Total core deposits                       17,578.3       78.8         16,167.8      77.9        14,453.4       74.9
Negotiable CD's                              1,018.6        4.5          1,089.0       5.2         1,467.8        7.6
Federal funds purchased and
  other short-term borrowings                2,094.7        9.4          2,046.7       9.9         2,125.0       11.0
Capital                                      1,629.2        7.3          1,450.1       7.0         1,263.4        6.5
- ----------------------------------------------------------------------------------------------------------------------
  Total sources of funds                   $22,320.8      100.0%       $20,753.6     100.0%      $19,309.6      100.0%
- ----------------------------------------------------------------------------------------------------------------------

(1) Includes held to maturity and available for sale securities.

    Liquidity represents the availability of funding to meet the obligations to depositors, borrowers, and creditors at a reasonable cost without adverse consequences. Accordingly, the Corporation's liquidity position is greatly influenced by its funding base and asset mix, which has undergone favorable changes in recent years primarily due to an increase in core deposits. Core deposits, which consist of investable checking account deposits and certain interest-bearing accounts, represent the Corporation's largest and most important funding source, as these deposits represent a more stable, lower cost source of funds. The Corporation's strategic efforts have recently focused on strengthening the consumer deposit base through both internal growth and deposits acquired through acquisitions, and the successful execution of this strategy is illustrated by the substantial increase achieved in core deposits over the last several years. Average core deposits increased 8.7% in 1993 to $17.6 billion compared to an 11.9% increase in 1992, and supported 78.8% of average earning assets in 1993, up from 77.9% in 1992 and 74.9% in 1991. Over the last 5 years core deposits have grown by an average annual rate of 10.4% compared to an average annual increase of 5.9% in earning assets. During this same period, average purchased funds declined by an annual rate of 8.3%.
    The core deposit base is supplemented by the Corporation's wholesale and correspondent banking activities which provide a natural access to short-term purchased funds, such as negotiable certificates of deposit and overnight surplus funds. These somewhat more volatile liabilities can be acquired when needed, principally from existing customers within the Corporation's natural trade territory. Accordingly, the Corporation enjoys stability in its liability gathering process and is not dependent on access to national money markets to finance daily banking operations. Due to the sizeable increase in core deposits, the Corporation has reduced its portfolio of purchased funds, which typically represent higher cost funding alterna-

[Average Earning Asset Mix Graph]

[Funding Mix, 1993 Graph]

                                                          1993 Annual Report 25

FINANCIAL COMMENTARY
- -------------------------------------------------------------------------------
tives. Average purchased funds, including negotiable CD's, supported
13.9% of earning assets in 1993, compared to 15.1% in 1992 and 18.6% in 1991. The maturity distribution of time deposits $100,000 and over at December 31, 1993 and 1992 is summarized in Table 12. The Corporation also manages its liquidity position by maintaining adequate levels of liquid assets such as money market investments and available for sale securities.
The available for sale securities at December 31, 1993 totaled $5.2 billion with unrealized net appreciation of approximately $69 million.
    Parent Company liquidity is maintained by cash flows stemming from divi-dends and fees collected from subsidiaries, complemented by an active com-mercial paper program and availability of credit totaling $100 million under a revolving credit agreement. Commercial paper borrowings averaged $61 million in 1993 and $50 million in 1992. Commercial paper proceeds are generally used to fund the Corporation's mortgage banking operations, with excess funds invested in short-term instruments. The variety of funding options and strong cash flow provides the Corporation flexibility in selecting funding alternatives most appropriate in the circumstances, thereby avoiding the necessity to access capital markets at inopportune times. Maintaining favorable debt ratings is critical to liquidity because it can affect the availability and cost of funds to the Corporation. The Parent Company's ability to access the capital markets on a cost-effective basis is indicated by its debt ratings, summarized in Table 13.
    The Corporation executed four major public financings over the last three years, involving the issuance of common stock and subordinated notes. In the second quarter of 1991, six million shares of common stock were sold with total proceeds of $111 million. In that same year, the Corporation also completed an offering of $50 million of 8 5/8% subordinated notes, maturing in 2003. In the fourth quarter of 1992, the Corporation issued $100 million of 7 5/8% subordinated notes maturing in 2004, and in the first quarter of 1993, $100 million of 6 3/4% subordinated notes maturing in 2003 were issued, representing the final tranche under a $200 million shelf registration statement filed with the Securities and Exchange Commission in 1992. The Corporation has outstanding a shelf registration providing for the issuance of up to $200 million of preferred stock.
    The Corporation's existing debt position is fairly moderate, and projected cash flows are adequate to service this debt without additional financing, given continued profitable operations by the Corporation's banking subsidiaries. Approximately $36 million of debt is scheduled to mature within the next two years. In 1993, Parent Company net cash provided from operations totaled $201 million which was available to pay dividends to shareholders and support other financing and investing activities.

- ----------------------------------------------------------------------------
Table 12: Time Deposits $100,000 and Over
December 31 (in millions)                               1993            1992
- ----------------------------------------------------------------------------
Maturing within three months                          $415.9        $  623.7
Maturing after three months but within six months      166.6           216.6
Maturing after six months but within one year          180.5           189.9
Maturing after one year                                193.0           165.8
- ----------------------------------------------------------------------------
  Total                                               $956.0        $1,196.0
- ----------------------------------------------------------------------------

- ----------------------------------------------------------------------------
Table 13: Debt Ratings
                                                     Standard      Thomson
Rating Agency                           Moody's      & Poor's     Bankwatch
- ----------------------------------------------------------------------------
Boatmen's Bancshares, Inc.                                           B
  6 3/4% Subordinated notes due 2003     A-3           A-            A
  7 5/8% Subordinated notes due 2004     A-3           A-            A
  8 5/8% Subordinated notes due 2003     A-3           A-            A
  9 1/4% Subordinated notes due 2001     A-3           A-            A
  6 1/4% Convertible subordinated
    debentures due 2011                  A-3           A-            A
  Commercial paper                       P-1           A-1         TBW-1
The Boatmen's National Bank of
  St. Louis:                                                         B
  Short-term/long-term deposits        P-1/Aa3       A-1/A+        TBW-1
Boatmen's First National Bank of
  Kansas City:                                                       B
  Short-term/long-term deposits                      A-1/A+        TBW-1
- ----------------------------------------------------------------------------

HELD TO MATURITY AND
AVAILABLE FOR SALE SECURITIES

    On December 31, 1993, the Corporation adopted Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires entities to classify debt and equity securities as either held to maturity, available for sale, or trading securities. Under SFAS No. 115, held to maturity securities are recorded at amortized cost, whereas available for sale securities and trading securities are carried at market value. SFAS No. 115 further requires that unrealized gains and losses on available for sale securities be reported, net of tax, as a separate component of stockholders' equity. Upon adoption of SFAS No. 115, the Corporation transferred approximately $5.2 billion of securities to the available for sale portfolio, resulting in an increase to stockholders' equity of $42.3 million due to the market value adjustment.
    At December 31, 1993, held to maturity securities totaled $3.3 billion and represented securities the Corporation has the intent and ability to hold to maturity. These securities consisted primarily of tax-exempt municipal bonds, seasoned and intermediate-term pass-through mortgage-backed securities, intermediate-term corporate bonds and collateralized mortgage obligations (CMO's) possessing very stable repayment tranches. Available for sale securities at December 31, 1993 totaled $5.2 billion and represented securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks. These securities consisted primarily of adjustable rate mortgages, U.S. Treasury securities, pass-through mortgage-backed securities and short-term CMO's.
    For comparison purposes, much of the following discussion will refer to the held to maturity and available for sale securities in the aggregate, as the securities portfolio. At December 31, 1993, the securities portfolio

26 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------
totaled $8.5 billion, an increase of 19.5% from year-end 1992. Based on average balances, the securities portfolio increased 18.6% in 1993 and 19.0% in 1992. Average securities represented 34.7% of earning assets in 1993 compared to 31.5% in 1992 and 28.4% in 1991 as a higher proportion of investable funds has been directed to the securities portfolio, which to some extent is a by-product of the increases in funding sources stemming from regulatory assisted acquisitions. A predominant share of the securities growth occurred in the mortgage-backed securities component of the portfolio in both 1993 and 1992. Purchases of mortgage-backed securities, including
CMO's, totaled $2.7 billion in 1993 and $2.6 billion in 1992. These securities were either obligations of United States Government agencies or carried double-A or triple-A credit ratings. As a matter of corporate policy, the Corporation restricts the purchase of mortgage-backed products to securities rated double-A or higher. While these securities earn spreads above alternative U.S. Treasury obligations and have improved the portfolio's overall yield, mortgage-backed securities can expose an institution to prepayment risk in a declining interest rate environment. The Corporation attempts to control prepayment risk by purchasing securities at prices near par value and limiting CMO purchases to well structured tranches that provide prepayment protection such as Planned Amortization Classes
(PAC's). Premium amortization related to mortgage-backed securities increased in 1993 due to a higher level of mortgage-backed securities and an acceleration in prepayments resulting from the lower interest rate environment which fueled mortgage refinancings.
    The held to maturity securities net market value appreciation at December
31, 1993 was $83.3 million and included gross unrealized gains of $93.9 million and gross unrealized losses of $10.6 million. Market value appreciation at December 31, 1992 totaled $147.6 million, including gross unrealized gains of $170.6 million and gross unrealized losses of $23.0 million. Net securities gains totaled $2.8 million in 1993 compared to $31.9 million in 1992 when $24.3 million of gains were realized from the realignment of the Sunwest portfolio.

- -----------------------------------------------------------------------------
Table 14: Ratings of State and Municipal Securities
- -----------------------------------------------------------------------------
December 31, 1993 (in millions)                         Book          Percent
Moody's Ratings                                        Value         of Total
- -----------------------------------------------------------------------------
Aaa                                                   $251.6            30.7%
Aa1                                                     46.4             5.7
Aa                                                     141.4            17.3
A1                                                     155.3            18.9
A                                                       99.1            12.1
Below A rated                                           10.8             1.3
Not rated                                              114.6            14.0
- -----------------------------------------------------------------------------
  Total                                               $819.2           100.0%
- -----------------------------------------------------------------------------

- ----------------------------------------------------------------------------
Table 15: Held to Maturity Securities
Amortized Cost
- ----------------------------------------------------------------------------
December 31 (in millions)               1993            1992            1991
- ----------------------------------------------------------------------------
U.S. Treasury                       $  231.1        $1,264.0        $2,087.3
Federal agencies:
  Mortgage-backed securities         1,666.3         2,626.3           897.4
  Other agencies                       320.5         1,288.8         1,402.1
- ----------------------------------------------------------------------------
  Total U.S. Treasury and agencies   2,217.9         5,179.1         4,386.8
State and municipal                    819.2           891.6           986.2
Other securities                       287.7           581.4           575.9
- ----------------------------------------------------------------------------
  Total                             $3,324.8        $6,652.1        $5,948.9
- ----------------------------------------------------------------------------

Market Value
- ----------------------------------------------------------------------------
December 31 (in millions)               1993            1992            1991
- ----------------------------------------------------------------------------
U.S. Treasury                       $  232.4        $1,302.8        $2,171.0
Federal agencies:
  Mortgage-backed securities         1,672.3         2,643.3           928.7
  Other agencies                       321.8         1,319.3         1,453.1
- ----------------------------------------------------------------------------
  Total U.S. Treasury and agencies   2,226.5         5,265.4         4,552.8
State and municipal                    893.2           947.6         1,025.8
Other securities                       288.4           586.6           586.5
- ----------------------------------------------------------------------------
  Total                             $3,408.1        $6,799.6        $6,165.1
- ----------------------------------------------------------------------------

    The available for sale securities net appreciation at December 31, 1993 was $68.7 million including gross unrealized gains of $85.5 million and gross unrealized losses of $16.8 million. The amortized cost and market value of the held to maturity

                                                          1993 Annual Report 27

FINANCIAL COMMENTARY
- -------------------------------------------------------------------------------

and available for sale securities are presented in Tables 15 and 16.
    The Corporation's banking subsidiaries did not hold obligations of any individual states or political subdivisions for which the aggregate book value exceeded 10% of stockholders' equity. At December 31, 1993, state and municipal securities totaled $819.2 million, of which 84.7% were rated A or better. The Corporation's portfolio at December 31, 1993 is summarized by quality rating in Table 14. The maturity distribution of held to maturity and available for sale securities at December 31, 1993, together with weighted average yields for each range of maturity, are provided in Table
17.
    Proceeds from the sale of held to maturity securities totaled approximately $43.4 million in 1993 and $755.4 million in 1992 representing less than .6% of the average securities portfolio in 1993 compared to 12% in 1992. Sales in 1992 were primarily the result of selling $670 million of U.S. Treasury related securities at Sunwest to conform to the Corporation's investment policies.

- ----------------------------------------------------------------------------
Table 16: Available for Sale Securities(1)
Amortized Cost
- ----------------------------------------------------------------------------
December 31 (in millions)               1993            1992            1991
- ----------------------------------------------------------------------------
U.S. Treasury                       $1,152.6          $259.3
Federal agencies:
  Mortgage-backed securities         3,582.2           194.3            46.9
  Other agencies                        33.8             2.5            49.3
- ----------------------------------------------------------------------------
  Total U.S. Treasury and agencies   4,768.6           456.1            96.2
State and municipal                                      1.0              .9
Equity securities                       22.4
Other securities                       317.3             6.5
- ----------------------------------------------------------------------------
  Total                             $5,108.3          $463.6          $ 97.1
- ----------------------------------------------------------------------------
Market Value
- ----------------------------------------------------------------------------
December 31 (in millions)               1993            1992            1991
- ----------------------------------------------------------------------------
U.S. Treasury                       $1,195.8          $273.7
Federal agencies:
  Mortgage-backed securities         3,608.3           194.6            50.3
  Other agencies                        33.8             2.5            51.3
- ----------------------------------------------------------------------------
  Total U.S. Treasury and agencies   4,837.9           470.8           101.6
State and municipal                                      1.0              .9
Equity securities                       25.7
Other securities                       313.4             6.6
- ----------------------------------------------------------------------------
  Total                             $5,177.0          $478.4          $102.5
- ----------------------------------------------------------------------------

(1) Amounts at December 31, 1992 and 1991 represented debt securities designated as held for sale prior to adoption of SFAS No. 115.

- ----------------------------------------------------------------------------------------------------------------------
Table 17: Maturity Distribution
                                             Within          After One But        After Five But          After
                                            One Year       Within Five Years     Within Ten Years       Ten Years
- ----------------------------------------------------------------------------------------------------------------------
December 31, 1993 (in millions)         Amount   Yield       Amount   Yield      Amount Yield        Amount      Yield
- ----------------------------------------------------------------------------------------------------------------------
Held to maturity securities:
  U.S. Treasury                         $  2.6   4.51%     $  224.5   4.87%      $  4.0  7.17%
  Federal agencies:
    Mortgage-backed securities            21.6   5.70       1,026.6   5.94        524.1  5.84         $ 94.0     4.89%
    Other agencies                        56.2   4.08         241.9   5.39         22.4  5.73
- ----------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and agencies      80.4   4.53       1,493.0   5.69        550.5  5.85           94.0     4.89
  State and municipal*                    83.9   9.78         171.4  10.49        282.5 10.10          281.4     9.81
  Other securities**                      27.9   5.98         229.5   6.15          1.0  4.01
- ----------------------------------------------------------------------------------------------------------------------
Available for sale securities:
  U.S. Treasury                         $383.2   7.43%     $  812.6   6.60%
  Federal agencies:
    Mortgage-backed securities           425.6   4.38       2,417.0   5.51       $700.9  5.08%        $ 64.8     5.08%
    Other agencies                                             33.8   3.57
- ----------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and agencies     808.8   5.82       3,263.4   5.76        700.9  5.08           64.8     5.08
  Other securities**                      55.2   4.48         258.2   5.11
- ----------------------------------------------------------------------------------------------------------------------

 *Yields on tax-exempt obligations are computed on a tax equivalent basis, using a tax rate of 35%.
**Excludes marketable equity securities, Federal Reserve Bank and Federal Home Loan Bank stock, which have no stated
  maturities.

28 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------

NONINTEREST INCOME

- ----------------------------------------------------------------------------------------------------------------------
Table 18: Summary of Noninterest Income
                                                                                                         % change
- ----------------------------------------------------------------------------------------------------------------------
(in millions)                                              1993         1992          1991         `93-`92    `92-`91
- ----------------------------------------------------------------------------------------------------------------------
Trust fees                                               $149.6       $138.0        $120.8             8.4%      14.2%
Service charges                                           153.2        133.6         105.8            14.7       26.2
Credit card                                                47.3         38.4          29.8            23.1       28.7
Investment banking profits and fees                        35.6         31.8          20.9            12.1       52.0
Mortgage banking operations                                16.4         10.9           5.9            50.5       84.7
- ----------------------------------------------------------------------------------------------------------------------
  Core business revenues                                  402.1        352.7         283.2            14.0       24.5
- ----------------------------------------------------------------------------------------------------------------------
Securities gains, net                                       2.8         31.9           3.9           (91.2)     729.4
Other                                                      88.4         67.5          68.6            30.9       (1.6)
- ----------------------------------------------------------------------------------------------------------------------
  Other revenues                                           91.2         99.4          72.5            (8.3)      37.3
- ----------------------------------------------------------------------------------------------------------------------
  Total noninterest income                               $493.3       $452.1        $355.7             9.1%      27.1%
- ----------------------------------------------------------------------------------------------------------------------
As % of operating income
  (net interest income [FTE] plus noninterest income)      32.7%        33.1%         31.3%
Revenue per full-time equivalent employee (in thousands) $108.1       $104.2         $92.3
- ----------------------------------------------------------------------------------------------------------------------

    Noninterest income increased 9.1% in 1993 and 27.1% in 1992. Excluding the effect of purchase acquisitions and the securities gains recognized in 1992 at Sunwest, noninterest income increased 11.6% in 1993 and 11.4% in 1992, reflecting continued growth in core fee income sources such as trust fees, service charge income, credit card fees, investment banking profits and fees and mortgage banking operations. Recent strategic initiatives have emphasized the expansion of fee-based services as a means to stabilize the earnings stream and reduce the Corporation's exposure to interest rate and credit risk. As such, the Corporation has focused on increasing noninterest revenues, principally through expansion of its trust and retail lines of business. Noninterest income as a percentage of operating revenues was 32.7% in 1993 compared to 33.1% in 1992 (31.9% excluding securities gains at Sunwest) and 31.3% in 1991. Revenue per full-time employee increased 3.7% in 1993.
    Trust fees, the largest component of noninterest income, increased 8.4% in 1993 and 14.2% in 1992. Excluding purchase acquisitions, trust fees increased 6.5% in 1993 and 9.4% in 1992 primarily due to successful marketing programs aimed at generating new personal and institutional business relationships and growth in the market value of managed assets on which some fees are based. Trust assets under management totaled $34.1 billion at December 31, 1993, up from $32.8 billion at December 31, 1992 and $32.7 billion at December 31, 1991.
    Service charge income increased 14.7% in 1993 and followed a 26.2% increase in 1992. These increases reflect growth through recent purchase acquisitions, increased penetration of the retail market and higher fees on corporate customer accounts. Excluding purchase acquisitions, service charge income increased 9.0% in 1993 and 14.1% in 1992. Investment banking profits and fees increased 12.1% in 1993 and 52.0% in 1992, primarily due to continued growth in retail brokerage operations. The higher percentage increase in 1992 was primarily due to an expansion in the retail brokerage line of business in that year. The Corporation expects further increases in this source of revenue in subsequent periods through a planned expansion of its retail brokerage sales force in 1994.

[Noninterest Income Graph]

    Credit card income increased 23.1% in 1993 and 28.7% in 1992 primarily due to greater transaction volume of merchant business, which is also reflected in the increase in credit card expense. Income from mortgage banking operations increased 50.5% in 1993 and 84.7% in 1992, reflecting the continued impact of declining interest rates which increased market gains on mortgage loans sold as well as mortgage loan originations and refinancings.
    Securities gains in 1993 totaled $2.8 million compared to $31.9 million in 1992 and $3.9 million in 1991. Gains recognized in 1992 were primarily attributable to the sale of $670 million of securities at Sunwest to conform to the Corporation's investment philosophy coupled with the sale of $96 million of securities that were designated as held for sale at year-end
1991.
    Other noninterest income increased 30.9% in 1993 compared to a 1.6% de-crease in 1992. Other noninterest income in 1993 included gains of approxi-mately $3.3 million from the sales of two private label credit card portfolios, segregated assets income of $7.4 million and increases in commitment and letter of credit fees. Other noninterest income in 1991 included a nonrecurring gain of $3.3 million due to renegotiation of a leveraged lease transaction and a gain of $3.4 million from disposition of a mortgage loan portfolio acquired in an RTC assisted transaction.

                                                          1993 Annual Report 29

FINANCIAL COMMENTARY
- -------------------------------------------------------------------------------

NONINTEREST EXPENSE
- -------------------------------------------------------------------------------------------------------------------------
Table 19: Summary of Noninterest Expense
                                                                                                          % change
- -------------------------------------------------------------------------------------------------------------------------
(in millions)                                               1993         1992          1991         `93-`92      `92-`91
- -------------------------------------------------------------------------------------------------------------------------
Staff expense                                             $466.5       $416.3        $361.6            12.1%        15.1%
Occupancy                                                   69.4         64.5          55.0             7.7         17.1
Equipment                                                   77.5         68.8          59.5            12.8         15.6
FDIC insurance                                              44.4         41.6          35.6             6.6         16.8
Credit card                                                 35.2         25.6          17.1            37.8         49.2
Printing, postage, paper                                    38.0         35.5          32.6             7.0          8.9
Intangible amortization                                     30.6         16.1          12.4            90.1         29.8
Professional fees                                           20.5         19.4          16.6             5.7         16.9
Federal Reserve processing charges                          10.0          9.5           8.1             5.3         17.3
Advertising                                                 27.8         20.4          16.9            36.3         20.7
Communications                                              18.2         14.4          12.3            26.4         17.1
Foreclosed property costs, net                              (4.8)        26.3          23.8          (118.2)        10.6
Other                                                      117.1        113.5         100.9             3.2         12.5
- -------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                               $950.4       $871.9        $752.4             9.0%        15.9%
- -------------------------------------------------------------------------------------------------------------------------
Efficiency ratio (noninterest expense as % of noninterest
  income and net interest income [FTE])                     62.9%        63.8%         66.2%
Number of full-time equivalent employees at year end      14,370       13,409        12,712
Staff expense as % of total noninterest expense             49.1%        47.7%         48.1%
- -------------------------------------------------------------------------------------------------------------------------

    Noninterest expense increased 9.0% in 1993 and 15.9% in 1992. To a large extent, year-to-year noninterest expenses are noncomparable due to 10 purchase acquisitions consummated subsequent to August 1, 1991 and merger-related expenses stemming from three pooling acquisitions.
Nonrecurring merger-related expenses from pooling acquisitions totaled $4.7 million in 1993, $18.2 million in 1992 and $7.1 million in 1991. Excluding the effect of purchase acquisitions and merger-related expenses from pooling acquisitions, operating expense increased 5.9% in 1993 and 7.4% in 1992. The efficiency ratio, a key indicator of the control of noninterest expense, improved in 1993 and 1992 as the rate of revenue growth outpaced the rate of expense increase. The efficiency ratio was 62.9% in 1993 compared to 63.8% in 1992 and 66.2% in 1991. The Corporation's intermediate goal is to reduce noninterest expense to below 60% of operating revenues.
    Staff expense, the largest component of noninterest expense, increased 12.1% in 1993 and 15.1% in 1992. Excluding the effect of purchase acquisitions, staff expense increased 8.8% in 1993, reflecting planned salary adjustments, increased costs of employee benefit programs, higher incentive compensation and increased staff. The Corporation's expense base in 1993 and 1992 also includes higher levels of post-retirement benefits expense due to adoption of SFAS No. 106 in 1992. The number of full-time equivalent employees increased 7.2% in 1993 and 5.5% in 1992 principally due to purchase acquisitions. At December 31, 1993, full-time equivalent employees increased to 14,370 from 12,712 two years ago.
    Equipment expense increased 12.8% in 1993 and 15.6% in 1992 primarily due to the purchase acquisitions and higher depreciation expense associated with new and upgraded computer systems and software. Occupancy expense in 1993 and 1992 reflects the additional branch facilities acquired in purchase acquisitions and in 1993, also includes an acceleration of amortization expense on the leasehold values of certain banking locations. Advertising expense increased 36.3% in 1993 and 20.7% in 1992 due to increased promotional activities associated with recent retail initiatives.

[Noninterest Expense Graph]

    Foreclosed property costs declined $31.1 million or 118.2% in 1993 compared to an increase of 10.6% in 1992. The income in 1993 reflects gains of approximately $11 million on sales of foreclosed property, coupled with lower levels of writedowns required on remaining properties. Foreclosed property costs in 1992 and 1991 included increased administrative and legal costs of managing higher levels of other real estate acquired as a result of distressed economic conditions in commercial real estate markets, and writedowns on selected parcels of property in recognition of declines in market values subsequent to foreclosure. Foreclosed property costs in 1992 also included writedowns at Sunwest aggregating $7.0 million to conform to the Corporation's valuation methods.
    Amortization of goodwill and identified core deposit premiums increased to $30.6 million in 1993, from $16.1 million in 1992 and $12.4 million in 1991, due to the aforementioned purchase acquisitions consummated subsequent to August 1, 1991.
    In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112 (SFAS No. 112), "Employers' Accounting for Postemployment Benefits." This statement will require recognition of the cost to provide postemployment benefits on an accrual basis. Adoption of this pronouncement is required in 1994 and is not expected to have a material effect on the Corporation's results of operations.

30 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------
TAXES
    The Corporation's effective tax rate was 31.6% in 1993, 28.8% in 1992 and 26.0% in 1991. The increase in the Corporation's effective tax rate in 1993 reflects a decrease in the relative amount of tax-exempt income as a component of operating income. Tax expense in 1993 includes the effect of the 1% Federal tax increase mandated by the Omnibus Budget Reconciliation
Act of 1993 which was more than offset by a corresponding increase in the Corporation's deferred tax asset, changes in the deductibility of certain intangibles, a favorable adjustment to deferred state taxes at the Corporation's New Mexico subsidiary and recognition of a deferred tax asset at Amarillo in the first quarter of 1993. The effective tax rate in 1992 reflects a reduction of income taxes at Amarillo due to utilization of prior years' operating losses and a benefit recognized by the Corporation upon its adoption of SFAS No. 109. On a prospective basis, the effective tax rate should more closely approximate the statutory rate, adjusted for normal operating items such as tax-exempt interest, goodwill amortization and other nondeductible expenses.

LOAN PORTFOLIO

- --------------------------------------------------------------------------------------------------------------------
Table 20: Summary of Loan Portfolio
December 31 (in millions)                       1993            1992            1991            1990            1989
- --------------------------------------------------------------------------------------------------------------------
Commercial                                 $ 7,490.7       $ 6,507.5       $ 6,278.0       $ 5,668.0       $ 5,559.5
Real estate mortgage                         2,988.5         3,049.1         2,852.3         3,096.0         2,968.2
Real estate construction                       558.0           416.5           455.5           597.0           646.3
Consumer                                     3,742.8         3,111.6         2,711.3         2,568.3         2,438.3
Lease financing                                 95.2            86.8            95.3            97.1           105.2
- --------------------------------------------------------------------------------------------------------------------
  Total domestic loans                      14,875.2        13,171.5        12,392.4        12,026.4        11,717.5
Foreign loans                                   18.0            11.9            12.7            10.6             9.2
- --------------------------------------------------------------------------------------------------------------------
  Total loans, before deduction of
    unearned income                         14,893.2        13,183.4        12,405.1        12,037.0        11,726.7
Less unearned income                            67.3            72.5            88.8           112.8           133.6
- --------------------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income      $14,825.9       $13,110.9       $12,316.3       $11,924.2       $11,593.1
- --------------------------------------------------------------------------------------------------------------------

    The majority of the Corporation's loans are made within its natural midwestern trade territory, and the portfolio is highly diversified. There are no concentrations of credit to any borrower or industry in excess of 5% of total loans, and the portfolio is well balanced between wholesale and consumer lending.
    At December 31, 1993, loans totaled $14.8 billion, an increase of 13.1% over the same period of last year. Based on average balances, loans increased 10.1% in 1993 and 7.2% in 1992. The growth experienced in 1993 was principally the result of recent purchase acquisitions coupled with internal loan growth within the retail sector, whereas the 1992 growth was largely the result of acquisitions. Excluding purchase acquisitions, loans increased 6.8% in 1993, and were led by a 16.8% increase in consumer loans. Consumer loan growth stepped up over the second half of the year, largely the result of increased retail penetration of consumer products, coupled with an expansion in consumer spending.
    The portfolio mix has undergone a favorable shift in recent years in that business development efforts have focused on expanding the middle-market commercial and consumer sectors, which has been complemented by acquisitions of retail oriented institutions. At December 31, 1993 and 1992, middle-market commercial and consumer loans represented approximately 48% of the loan portfolio compared to 44.3% at December 31, 1991. Commercial real estate and real estate construction loans represented 20.8% of total loans at December 31, 1993 compared to 19.3% at December 31, 1992. Excluding purchase acquisitions, the commercial real estate related loan portfolio increased by approximately $186 million in 1993 compared to a decline of approximately $100 million in 1992. The Corporation closely monitors the composition and quality of the real estate portfolio to ensure that significant credit concentrations do not exist within this portfolio. The portfolio is geographically dispersed primarily in areas where the Corporation has a direct banking presence and is widely diversified between residential construction, office and retail properties and land acquisition and development loans. Real estate loans are generally secured by the underlying property at a 75% to 80% loan to appraisal value ratio and are typically supported by guarantees from project developers. Additional collateral may be required on a project-by-project basis depending on management's credit evaluation of the borrower. Office vacancy rates in the Corporation's largest markets are in line with national averages, and over the last half of 1993, real estate activity in many of the Corporation's markets showed signs of improvement.

[Loan Portfolio Graph]

    The Corporation has limited foreign loan exposure and its portfolio of highly leveraged transaction loans (HLT's) is minimal, at .6% of total loans at December 31, 1993.
    Table 20 displays the components of the loan portfolio under standard financial reporting definitions. Management also
                                                          1993 Annual Report 31

FINANCIAL COMMENTARY
- -------------------------------------------------------------------------------

reviews the diversification of the portfolio using internally developed standards and definitions as summarized in Table 21.
    The commercial and real estate construction loan portfolio maturity distribution at December 31, 1993, under standard financial reporting definitions, is summarized in Table 22. Commercial and real estate construction loans due after one year totaled $3.7 billion of which $1.9 billion have floating or adjustable rates.

LOAN QUALITY
    The provision for loan losses decreased 55.9% in 1993 and totaled $60.2 million compared to $136.6 million in 1992 and $114.7 million in 1991. The decrease in the provision for loan losses in 1993 was reflected in positive trends in asset quality, evidenced by a substantially lower level of actual loan losses, further declines in nonperforming loans and a continued downward trend in criticized loans. The provision for loan losses in 1992 included a special provision at Sunwest of $33.3 million to conform to the Corporation's loan reserve methods. Excluding the Sunwest charge, the provision for loan losses decreased 41.8% in 1993 and 9.9% in 1992.
    This sustained improvement is evident in the Corporation's asset quality measures. At December 31, 1993, the reserve coverage of nonperforming loans increased to 195.03% compared to 116.72% at December 31, 1992 and 79.91% at December 31, 1991. The loan reserve as a percentage of net loans was 2.30% at the end of 1993 and 1992, compared to 2.05% at December 31, 1991. Consistent with the decreases in nonperforming loans and the provision for loan losses, net loan charge-offs declined to $34.0 million, a decrease of $68.6 million or 66.9% from 1992, reflecting lower losses throughout all sectors of the portfolio. Net charge-offs as a percentage of average loans dropped to .24% compared to .80% in 1992 and .84% in 1991. Net charge-offs in 1992 included charge-offs at Sunwest of approximately $28 million to conform to the Corporation's loan reserve methodology. Exclusive of the special charge-off at Sunwest, the 1992 net loan charge-off ratio would have been .59%.
    The reserve for loan losses represents the aggregate reserves of the Corporation's banking subsidiaries. Loans which are determined to be uncollectible are charged against the reserve and recoveries of loans which were previously charged off are credited to the reserve. The charge-off policy of the Corporation's banking subsidiaries varies with respect to the category of and specific circumstances surrounding each loan under consideration. The Corporation's general policy with respect to consumer loans is to charge off all such loans when deemed to be uncollectible or 120 days past due, whichever comes first. With respect to commercial, real estate, and other loans, charge-offs are made on the basis of management's ongoing evaluation of nonperforming and criticized loans. In addition, loans which are classified as "loss" in regulatory examinations are charged off.

- -------------------------------------------------------------------------------------------
Table 21: Composition of Loan Portfolio
                                            1993               1992              1991
- -------------------------------------------------------------------------------------------
                                                % OF               % Of                % Of
                                               TOTAL              Total               Total
December 31 (in millions)             AMOUNT   LOANS      Amount  Loans     Amount    Loans
- -------------------------------------------------------------------------------------------
Real estate:
  1-4 family residential           $ 2,970.6    20.0%  $ 2,656.6   20.2% $ 2,469.8     19.9%
  Land acquisition                     168.8     1.1       108.3     .8      126.5      1.0
  Residential construction             181.2     1.2       117.9     .9      128.1      1.0
  Commercial construction              208.0     1.4       190.3    1.4      200.9      1.6
  Commercial real estate             2,446.6(1) 16.4     1,984.1   15.1    1,900.9     15.3
  Mini-perms                           107.2      .7       148.9    1.1      165.3      1.4
- -------------------------------------------------------------------------------------------
    Total real estate                6,082.4    40.8     5,206.1   39.5    4,991.5     40.2
Commercial loans to
  Fortune 1,000 companies
  and other large
  corporate borrowers                  662.5     4.5       666.3    5.0      830.3      6.7
Middle market commercial             3,359.9    22.6     3,194.8   24.2    2,792.0     22.5
Highly leveraged
  transactions (HLT's)                  91.0      .6        88.7     .7      157.0      1.3
Bank stock loans                       226.4     1.5       238.6    1.8      269.8      2.2
Agriculture                            615.0     4.1       578.6    4.4      545.2      4.4
Consumer:
  Home equity                          363.1     2.4       353.7    2.7      329.8      2.6
  Credit card                          457.3     3.1       378.3    2.9      371.2      3.0
  Installment                        2,922.4    19.6     2,379.6   18.0    2,010.3     16.2
- -------------------------------------------------------------------------------------------
    Total consumer                   3,742.8    25.1     3,111.6   23.6    2,711.3     21.8
Lease financing                         95.2      .7        86.8     .7       95.3       .8
Foreign                                 18.0      .1        11.9     .1       12.7       .1
- -------------------------------------------------------------------------------------------
    Total loans                    $14,893.2   100.0%  $13,183.4  100.0% $12,405.1    100.0%
- -------------------------------------------------------------------------------------------

(1) Includes approximately $240 million of commercial real estate loans covered by the FDIC loss-sharing agreement related to the acquisition of Missouri Bridge Bank, N.A.

- -------------------------------------------------------------------------------------------
Table 22: Commercial and Real Estate Construction Maturity Distribution
December 31, 1993                                  Over 1 Year
(in millions)              One Year or Less    Through 5 Years       Over 5 Years         Total
- -----------------------------------------------------------------------------------------------
Commercial                         $3,977.9           $2,744.4             $768.4      $7,490.7
Real estate construction              371.4              147.4               39.2         558.0
- -----------------------------------------------------------------------------------------------
                                   $4,349.3           $2,891.8             $807.6      $8,048.7
- -----------------------------------------------------------------------------------------------

    The provision for loan losses is sufficient to provide for current loan losses and maintain the reserve at an adequate level commensurate with management's evaluation of the risk inherent in the loan portfolio. In order to identify potential risks in the loan portfolios of the subsidiary banks, detailed information is obtained from the following sources:
  - All individual loans (other than 1-4 family residential and consumer loans) have a designated internal risk rating. For those which contain other than the normal risk of collectibility, the ratings correspond to the classi-fications utilized by the regulatory agencies for criticized loans (Special Mention, Substandard, Doubtful, Loss). Criticized loan totals

32 Boatmen's Bancshares, Inc.

    and the trend thereof are reviewed monthly for all banking subsidiaries;
  - Monthly reports prepared by each subsidiary bank's senior management personnel which contain information on the overall characteristics of the subsidiary's loan portfolio and analyses of specific loans requiring special attention, including nonperforming and certain criticized loans;
  - Quarterly reviews of selected individual loans and loan concentrations of the larger banking subsidiaries by senior credit administration personnel of the Corporation;
  - Examination of the loan portfolio by Federal and State regulatory agencies; and
  - Examinations and reviews by the Corporation's independent auditors and internal loan review personnel.
    The data collected from these sources are evaluated with regard to current national and local economic trends, prior loss history, underlying collateral values, credit concentrations, industry risk, degree of off-balance sheet risk, and the opinion of the subsidiary bank and corporate management. An estimate of potential future loss on specific loans is developed in conjunction with an overall risk evaluation of the total loan portfolio. In addition, another key statistical measure used by management in establishing loan reserves is the reserve coverage of nonperforming loans. As a matter of general policy, the Corporation's objective is to maintain the loan reserve at levels above 100% of nonperforming loans, although temporary deviations from this standard may occur as situations warrant.
    Pursuant to this process, it is management's opinion that the aggregate reserves of the Corporation's banking subsidiaries are currently sufficient to provide for potential losses in the Corporation's loan portfolio.

[Loan Loss Experience Graph]

    The loan reserve allocation provided in Table 23 is based primarily on analysis of prior loss experience and present and anticipated volume levels by individual categories, and on management's evaluation of prevailing economic conditions as they may affect segments of the portfolio. Accordingly, since each of these criteria is subject to change, the allocation of the reserve is not necessarily indicative of the trend of future loan losses in any particular loan category.
    In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan." This statement will require that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan, or fair value of the underlying collateral if the loan is collateral dependent. Adoption of this pronouncement is required in 1995 and, at present, is not expected to have a material effect on the Corporation's reported financial results.

- -----------------------------------------------------------------------------------------------------------------------------------
Table 23: Loan Reserve Allocation
                                                                      December 31
- -----------------------------------------------------------------------------------------------------------------------------------
                                   1993               1992               1991               1990              1989
- -----------------------------------------------------------------------------------------------------------------------------------
                                       LOANS              Loans              Loans              Loans             Loans
                                     AS % OF            as % of            as % of            as % of            as % of
                                LOAN   TOTAL       Loan   Total       Loan   Total       Loan   Total       Loan   Total
(amounts in millions)        RESERVE   LOANS    Reserve   Loans    Reserve   Loans    Reserve   Loans    Reserve   Loans
- ------------------------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial                  $194.7    50.3%    $172.0    49.4%    $142.8    50.6%    $129.2    47.1%    $112.4    47.4%
  Real estate mortgage          39.2    20.1       37.9    23.1       30.6    23.0       29.0    25.7       21.7    25.3
  Real estate construction      32.1     3.8       29.2     3.2       22.5     3.7       18.0     5.0       15.2     5.5
  Consumer                      40.6    25.1       35.0    23.6       29.8    21.8       27.7    21.3       27.4    20.8
  Lease financing                1.0      .6         .6      .6         .5      .8         .6      .8         .5      .9
  Not allocated                 33.5               27.3               26.1               24.4               21.4
- ------------------------------------------------------------------------------------------------------------------------------------
  Total domestic               341.1    99.9      302.0    99.9      252.3    99.9      228.9    99.9      198.6    99.9
Foreign                                   .1                 .1                 .1                 .1                 .1
- -----------------------------------------------------------------------------------------------------------------------------------
  Total reserve for loan
    losses                    $341.1   100.0%    $302.0   100.0%    $252.3   100.0%    $228.9   100.0%    $198.6   100.0%
- ------------------------------------------------------------------------------------------------------------------------------------

                                                          1993 Annual Report 33

FINANCIAL COMMENTARY
- -------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------
Table 24: Summary of Reserve for Loan Losses
(in millions)                                   1993            1992            1991            1990             1989
- ---------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                    $302.0          $252.3          $228.9          $198.6           $219.5
Loans charged off:
  Domestic:
    Commercial                                 (32.7)          (50.2)          (40.4)          (46.3)           (56.3)
    Real Estate:
      Commercial real estate                    (7.5)          (35.7)          (23.8)          (24.3)           (10.5)
      Construction                              (1.3)           (9.8)          (15.8)           (5.8)            (5.0)
      1-4 family residential                    (3.8)           (6.7)           (5.4)           (4.3)            (2.6)
    Consumer                                   (28.9)          (34.6)          (42.2)          (37.8)           (33.7)
  Foreign                                                                                                       (34.3)
- ---------------------------------------------------------------------------------------------------------------------
    Total charge-offs                          (74.2)         (137.0)         (127.6)         (118.5)          (142.4)
- ---------------------------------------------------------------------------------------------------------------------
Recoveries on loans previously charged off:
  Domestic:
    Commercial                                  20.0            16.8             9.7            11.7             13.6
    Real estate:
      Commercial real estate                     5.8             3.1             2.3             1.1              1.4
      Construction                               1.6              .7             1.7              .2               .2
      1-4 family residential                     1.1             1.0              .7              .7               .5
    Consumer                                    11.7            12.8            13.2            13.9             11.5
  Foreign                                                                                        1.7              1.0
- ---------------------------------------------------------------------------------------------------------------------
    Total recoveries                            40.2            34.4            27.6            29.3             28.2
- ---------------------------------------------------------------------------------------------------------------------
    Net charge-offs                            (34.0)         (102.6)         (100.0)          (89.2)          (114.2)
- ---------------------------------------------------------------------------------------------------------------------
Provision for loan losses                       60.2           136.6           114.7           119.5             93.3
Reserves of purchased subsidiaries              12.9            15.7             8.7
- ---------------------------------------------------------------------------------------------------------------------
Balance, end of year                          $341.1          $302.0          $252.3          $228.9           $198.6
- ---------------------------------------------------------------------------------------------------------------------
Loan reserve at end of year:
  % of net loans at year end                    2.30%           2.30%           2.05%           1.92%            1.71%
  % of nonperforming loans                    195.03          116.72           79.91           59.87            63.43
  Multiple of net charge-offs                  10.04x           2.94x           2.52x           2.57x            1.74x
Net charge-offs during year:
  % of net loans at year end                     .23%            .78%            .81%            .75%             .98%
  % of net loans (average)                       .24             .80             .84             .76             1.00
  % of reserve at year end                      9.96           33.97           39.62           38.96            57.50
- ---------------------------------------------------------------------------------------------------------------------

34 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------
NONPERFORMING ASSETS
    Management has followed a policy of discontinuing the accrual of interest on loans when full collectibility of principal or interest on any loan is doubtful. Nonaccrual loans are reduced by the direct application of actual interest receipts to loan principal, for accounting purposes only. If the principal amount of the loan is well collateralized, then cash basis interest income on such loans may be recognized in periods in which actual payments are received. Gross interest income that would have been recorded in 1993, if all nonaccrual loans had been current in accordance with original terms, amounted to $12.4 million. Actual interest recorded amounted to $2.9 million.
    Nonperforming assets, which include nonperforming loans and foreclosed property, declined steadily throughout 1993 to their lowest levels in several years. At December 31, 1993, nonperforming assets totaled $285.5 million, a decrease of $103.0 million or 26.5% from December 31, 1992, following a 21.3% decrease in 1992. The steady decline in nonperforming assets is reflected in the improvement in the Corporation's asset quality measures. As a percent of total loans and foreclosed property, nonperforming assets declined below the 2.0% level to 1.90% at December 31, 1993, compared to 2.92% at December 31, 1992 and 3.92% at December 31, 1991. Nonperforming asset levels trended downward in each quarter during 1993 and 1992, reflecting a reduction due to improved economic conditions and effective loan administration and workout procedures. Table 25 summarizes nonperforming assets by major banking unit/geographic location and illustrates the broad-based improvement achieved.

[Loan Reserve Coverage Graph]

- ---------------------------------------
Table 25: Nonperforming Assets
          by Banking Unit
December 31
(in millions)     1993    1992     1991
- ---------------------------------------
Missouri        $171.4  $229.9   $295.2
New Mexico        53.4    90.0    118.2
Oklahoma          14.3    16.3      2.5
Texas             13.7    22.3     36.4
Iowa               7.2    10.2     16.7
Illinois           7.1     9.8     15.5
Arkansas           4.0     5.9
Tennessee          6.8     4.1      8.9
Kansas             7.6
- ---------------------------------------
Total           $285.5  $388.5   $493.4
- ---------------------------------------

- ---------------------------------------
Table 26: Foreclosed Property
December 31, 1993
(in millions)
Property Type        Amount  % of total
- ---------------------------------------
Land                 $ 26.4        23.9%
Lodging                37.1        33.5
Office                 26.2        23.7
Warehouse               1.7         1.5
Multifamily             1.0          .9
Retail                  1.6         1.5
Residential             5.0         4.5
Agriculture related     8.0         7.2
Other                   3.6         3.3
- ---------------------------------------
Total                $110.6       100.0%
- ---------------------------------------

    Nonperforming loans represented 1.17% of total loans at December 31, 1993 compared to 1.96% at December 31, 1992 and 2.54% at December 31, 1991. The decline in nonperforming loans in 1993 was primarily attributable to a $75.9 million decrease in nonaccrual loans. Foreclosed property declined $19.1 million from 1992 as property sales exceeded transfers to foreclosed status.
    As part of management's overall portfolio analysis, ongoing credit quality reviews are performed to evaluate risk inherent in the portfolio and potential risk that may develop in the future. A critical element in assessing portfolio risk is the level of criticized loans. The Corporation's internal risk rating system designates specific credits as criticized loans, which include all nonperforming loans and other loans which contain features presenting more than the normal risk of collectibility. Criticized and classified assets from regulatory examinations are an integral component of the Corporation's internal risk rating system. As displayed in Table 27, criticized loans declined to $762.6 million or 5.12% of loans at December
31, 1993 compared to 7.09% of loans at December 31, 1992. Management carefully analyzes changes and trends in both nonperforming and criticized loans in assessing the risk characteristics of the loan portfolio. Several communities throughout the Corporation's markets in the Midwest, including Iowa, Illinois and Missouri, experienced severe flooding during the second and third quarters of 1993. There were no significant changes in asset quality measures as a result of this natural disaster.

[Nonperforming Assets Graph]

                                                          1993 Annual Report 35

- -------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------
Table 27: Loans Designated as Criticized Loans by Internal Risk Rating System
                                                                              Criticized Loans
- ----------------------------------------------------------------------------------------------------------------------
(in millions)                                      Nonperforming                 Performing                      Total
- ----------------------------------------------------------------------------------------------------------------------
1992
- ----------------------------------------------------------------------------------------------------------------------
March 31                                                  $314.3                     $743.1                   $1,057.4
June 30                                                    285.6                      772.1                    1,057.7
September 30                                               285.0                      761.0                    1,046.0
December 31                                                258.8                      676.5                      935.3
- ----------------------------------------------------------------------------------------------------------------------
As % of loans at December 31, 1992                          1.96%                      5.13%                      7.09%
- ----------------------------------------------------------------------------------------------------------------------
1993
- ----------------------------------------------------------------------------------------------------------------------
March 31                                                  $226.5                     $653.6                    $ 880.1
June 30                                                    190.6                      610.2                      800.8
September 30                                               187.2                      608.2                      795.4
December 31                                                174.9                      587.7                      762.6
- ----------------------------------------------------------------------------------------------------------------------
As % of loans at December 31, 1993                          1.17%                      3.95%                      5.12%
- ----------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------
Table 28:Nonperforming Assets
December 31 (in millions)                                 1993          1992         1991          1990         1989
- --------------------------------------------------------------------------------------------------------------------
Nonperforming loans:
  Nonaccrual                                            $142.9        $218.8       $269.8        $312.7       $201.6
  Restructured                                            14.8          22.1         25.6          42.2         56.5
  Past due 90 days or more                                17.2          17.9         20.3          27.4         55.0
- --------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans                              174.9         258.8        315.7         382.3        313.1
- --------------------------------------------------------------------------------------------------------------------
Foreclosed property                                      110.6         129.7        177.7          94.6         86.7
- --------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                            $285.5        $388.5       $493.4        $476.9       $399.8
- --------------------------------------------------------------------------------------------------------------------

Ratios
- --------------------------------------------------------------------------------------------------------------------
Total nonperforming loans as % of total loans             1.17%         1.96%        2.54%         3.18%        2.67%
Nonperforming assets as % of total loans
  and foreclosed property                                 1.90          2.92         3.92          3.93         3.38
Nonperforming assets as % of total assets                 1.07          1.60         2.14          2.09         2.05
Loan reserve as % of nonperforming loans                195.03        116.72        79.91         59.87        63.43
- --------------------------------------------------------------------------------------------------------------------

SEGREGATED ASSETS
    As part of the regulatory assisted acquisition of Missouri Bridge Bank, N.A. on April 23, 1993, the Corporation entered into a five-year loss-sharing arrangement with the FDICwith respect to approximately $950 million in multi-family residential, commercial real estate, construction and commercial and industrial loans. During the five-year period, the FDIC will reimburse the Corporation for 80 percent of the first $92.0 million of net charge-offs on these loans, after which the FDIC will increase its reimbursement coverage to 95 percent of additional charge-offs. During this period and for two years thereafter, the Corporation is obligated to pay the FDIC 80 percent of all recoveries on charged-off loans.
    The Corporation has designated certain loans covered under the loss-sharing arrangement which possess more than the normal risk of collectibility as segregated assets. At December 31, 1993, segregated assets totaled $248.2 million, net of an $18.4 million credit valuation allowance and are classified as other assets for reporting purposes. At December 31, 1993, segregated assets consisted of $69.5 million of commercial loans, $40.7 million of industrial revenue bond loans and $156.4 million of commercial real estate related loans. All other loans covered under the loss sharing arrangement are included in the loan portfolio and totaled $450.7 million at December 31, 1993. Net charge-offs of $8.6 million, representing the Corporation's share of losses on the segregated asset pool, were recognized subsequent to the April 23, 1993 acquisition. The valuation allowance represents the Corporation's share of estimated losses upon ultimate liquidation of the portfolio. The Corporation's primary purpose in managing a portfolio of this nature is to provide ongoing collection and control activities on behalf of the FDIC. Accordingly, these assets do not represent loans made in the ordinary course of business and, due to the underlying nature of this liquidating asset pool, are excluded from the Corporation's nonperforming asset statistics. At December 31, 1993, $230.9 million of segregated assets were accorded classification treatment consistent with nonaccrual reporting, $.6 million represented foreclosed property, and the balance of $35.1 million was past due 90 days or more. The Corpora-

36 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------

tion's operating results and cash flow position are not expected to be materially affected by the ongoing collection activities associated with managing the loans subject to the loss sharing arrangement. Segregated asset income totaled $7.4 million in 1993.
    A summary of activity regarding segregated assets is provided in Table 29.

- ------------------------------------------------------------------------------------
Table 29: Segregated Assets
                                               Principal    Allowance      Principal
Year ended December 31, 1993                     balance   for losses   balance, net
- ------------------------------------------------------------------------------------
Segregated assets identified upon acquisition     $312.0        $27.0         $285.0
Charge-offs                                        (52.1)       (10.4)
Recoveries                                                        1.8
Transfers to segregated assets                      36.5
Payments on segregated assets                      (29.8)
- ------------------------------------------------------------------------------------
Segregated assets, end of period                  $266.6        $18.4         $248.2
- ------------------------------------------------------------------------------------

CAPITAL RESOURCES

- --------------------------------------------------------------------------------------------------------------------
Table 30: Capital Structure
December 31 (in millions)                                 1993          1992         1991          1990         1989
- --------------------------------------------------------------------------------------------------------------------
Long-term debt                                        $  486.3      $  393.2     $  315.7      $  284.5     $  295.1
Stockholders' equity                                   2,133.3       1,861.2      1,680.2       1,463.4      1,395.7
- --------------------------------------------------------------------------------------------------------------------
Total capitalization                                  $2,619.6      $2,254.4     $1,995.9      $1,747.9     $1,690.8
- --------------------------------------------------------------------------------------------------------------------
Tangible equity                                       $1,858.0      $1,655.3     $1,496.9      $1,295.5     $1,253.0
- --------------------------------------------------------------------------------------------------------------------

Ratios
- --------------------------------------------------------------------------------------------------------------------
Equity/assets                                             8.00%         7.67%        7.30%         6.42%        7.14%
Tangible equity/assets                                    7.04          6.88         6.56          5.73         6.46
Long-term debt as % of total capitalization              18.56         17.44        15.82         16.28        17.45
Double leverage                                         110.37        110.84       108.78        113.32       114.48
Dividends paid, in thousands (for the year):
  Preferred                                           $     86      $     88     $     91      $    100     $  2,854
  Common                                               112,129        86,130       80,996        84,976       74,074
Total dividends as % of net income                        35.4%         37.7%        47.4%         58.7%        46.9%
- --------------------------------------------------------------------------------------------------------------------

    The Corporation continues to rank among the most strongly capitalized bank holding companies in the country and the Corporation's strong capital position and overall financial strength provide a good base for future asset growth. The Corporation continued to strengthen its capital position in 1993 through record earnings, the conversion of debt to equity, and the issuance of $100 million of subordinated debentures. The cornerstone of the Corporation's capital structure is its common equity, which represents 81.4% of total capitalization at December 31, 1993. At December 31, 1993, stockholders' equity totaled $2.1 billion, an increase of 14.6% from 1992.
The equity to asset ratio increased to 8.00% compared to 7.67% at December
31, 1992, and 7.30% at December 31, 1991. In the third quarter of 1992, the Corporation filed two shelf registration statements with the Securities and Exchange Commission providing for the issuance of up to $200 million of subordinated debt securities and $200 million of preferred stock. On October 1, 1992, the Corporation issued $100 million of 7 5/8% subordinated notes due October 1, 2004, and the final tranche under the debt shelf registration was completed on March 18, 1993 with the issuance of $100 million of 6 3/4% subordinated debentures. Proceeds from the debt offerings were used primarily to fund acquisitions and for other corporate purposes, such as retirement of higher-rate debt.
    In 1993, the Corporation exercised its option to prepay approximately $14 million of convertible subordinated debt at its Iowa subsidiary, resulting in the issuance of approximately 1.0 million shares of common stock as noteholders elected to convert debt to equity prior to the prepayment date. Also in 1993, the Corporation called, at par, approximately $10.0 million of 10% convertible subordinated debentures at Amarillo.
    An important measure of capital adequacy of a banking institution is its risk-based capital ratios, which represent the primary capital standards for regulatory purposes. The Corporation's risk-based capital ratios of 10.67% for Tier I and 14.42% for total capital substantially exceed the regulatory required minimums. An additional measure of capital, referred to as the Tier
I leverage ratio, places a constraint on the degree to which a banking institution can leverage its equity capital base. At December 31, 1993, the Corporation's Tier I leverage ratio was 6.93%, well in excess of required minimums.
    The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established rating categories for all FDIC insured institutions ranging from "well capitalized" to "critically undercapitalized." The ratings combine capital measures in addition to the level of regulatory supervision received by an individual financial institution. At December 31, 1993, all of the Corporation's banking subsidiaries met the capital criteria required by the well capitalized definition. FDICIA mandated other changes to risk-based capital rules that may become effective in 1994, notably the requirement to incorporate interest rate risk into the risk-based capital computation. As proposed, this change is not expected to have a material effect on the Corporation's capital requirements. The Federal Reserve Board and other regulatory agencies are proposing other amendments to existing risk-based and leverage capital guidelines to include the unrealized appreciation/depreciation on available for sale

                                                          1993 Annual Report 37

FINANCIAL COMMENTARY
- -------------------------------------------------------------------------------

securities in Tier I capital. The Corporation believes it would be more appropriate to exclude the unrealized appreciation/depreciation from Tier I as inclusion could introduce volatility in capital levels which is inconsistent with the managerial concept of longer-term capital planning. At December 31, 1993, had the Corporation included the unrealized net appreciation in Tier I capital, the Tier I risk-based capital ratio would have been 10.92% and the Tier I leverage ratio would have been 7.08%.
    A two-for-one stock split, effected as a 100% stock dividend, was declared on August 10, 1993 to stockholders of record at the close of business on August 31, 1993 and paid on October 1, 1993.

[Risk-Based Capital Graph]

- -------------------------------------------------------------------------------
Table 31: Intangible Assets

December 31 (in millions)                      1993          1992          1991
- -------------------------------------------------------------------------------
Goodwill--Parent Company                     $ 95.3        $100.8        $106.3
- -------------------------------------------------------------------------------
Subsidiaries:
  Goodwill                                    118.3          65.2          41.8
  Core deposit premium                         53.3          34.6          32.6
  Credit card premium                           3.5           1.5           1.9
  Purchased mortgage servicing rights           4.9           3.8            .7
- -------------------------------------------------------------------------------
                                              180.0         105.1          77.0
- -------------------------------------------------------------------------------
  Total intangible assets                    $275.3        $205.9        $183.3
- -------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------
Table 32:Risk-Based Capital

December 31 (in millions)                           1993          1992       1991
- ---------------------------------------------------------------------------------
Tier I capital:
  Stockholders' equity                         $ 2,133.3     $ 1,861.2  $ 1,680.2
  Minority interest                                   .7           1.0        1.4
Intangible assets:
  Goodwill                                        (213.6)       (166.0)    (148.1)
  Core deposit premium                             (53.3)        (34.6)     (32.6)
Unrealized net appreciation,
  available for sale securities                    (42.3)
- ---------------------------------------------------------------------------------
  Total Tier I                                   1,824.8       1,661.6    1,500.9
- ---------------------------------------------------------------------------------
Tier II capital:
  Allowable reserve for loan losses                215.3         199.9      185.8
  Qualifying long-term debt                        425.2         337.0      269.1
- ---------------------------------------------------------------------------------
  Total Tier II                                    640.5         536.9      454.9
- ---------------------------------------------------------------------------------
  Total capital                                $ 2,465.3     $ 2,198.5  $ 1,955.8
- ---------------------------------------------------------------------------------
Risk-adjusted assets                           $17,098.0     $15,988.4  $14,855.0
- ---------------------------------------------------------------------------------
Risk-based capital ratios:
  Tier I                                           10.67%        10.39%     10.10%
- ---------------------------------------------------------------------------------
  Total                                            14.42%        13.75%     13.17%
- ---------------------------------------------------------------------------------
Tier I Leverage ratio                               6.93%         6.90%      6.58%
- ---------------------------------------------------------------------------------


38 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------
QUARTERLY DATA

- ----------------------------------------------------------------------------------------------------------------------
Table 33: Summary of Fourth Quarter Earnings
                                                                                           FOURTH QUARTER
- ----------------------------------------------------------------------------------------------------------------------
(in millions)                                                                   1993            1992          % change
- ----------------------------------------------------------------------------------------------------------------------
Net interest income                                                           $248.7          $229.1               8.6%
Provision for loan losses                                                       11.9            55.2             (78.6)
- ----------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                          236.8           173.9              36.2
Noninterest income                                                             131.9           116.9              12.8
Noninterest expense                                                            253.8           246.4               3.0
- ----------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                                   114.9            44.4             158.8
Income tax expense                                                              37.8            12.3             206.3
- ----------------------------------------------------------------------------------------------------------------------
  Net income                                                                  $ 77.1          $ 32.1             140.5%
- ----------------------------------------------------------------------------------------------------------------------
Net income per share                                                            $.75            $.32             134.4%
- ----------------------------------------------------------------------------------------------------------------------
Dividends declared per share                                                    $.31            $.28              10.7%
- ----------------------------------------------------------------------------------------------------------------------

    Net income in the fourth quarter totaled $77.1 million, an increase of 140.5% over the fourth quarter of 1992. Net income per share was $.75, an increase of 134.4%. Both periods were impacted by one-time merger-related charges from pooling acquisitions which totaled $3.8 million (after-tax) in the fourth quarter of 1993 and $32.6 million (after-tax) in the same period of 1992. Excluding the acquisition-related charges, net income in the fourth quarter of 1993 totaled $80.9 million compared to $64.6 million in the year-ago period, an increase of 25.0%. On a per share basis, net income would have been $.79 compared to $.64 in the fourth quarter of 1992. This increase was consistent with full-year results and reflected a higher level of net interest income and noninterest income, as well as a lower provision for loan losses, which was offset in part by higher noninterest expense.
    Net interest income increased 8.6% over the fourth quarter of 1992 primarily due to an increase in earning assets which was partially offset by a decline in the net interest margin. Average earning assets increased 9.4% primarily due to purchase acquisitions. The net interest margin was 4.45%, down slightly from 4.49% a year ago and 4.58% in the third quarter of 1993. The contraction in the net interest margin was primarily due to reinvesting of maturing securities into lower yielding securities resulting in a repricing of these assets at a slightly faster pace than the repricing of interest bearing deposits.
    The provision for loan losses declined to $11.9 million in the fourth quarter of 1993 compared to $55.2 million a year ago when the provision included a $33.3 million charge to conform Sunwest to the Corporation's loan reserve policies. Excluding the $33.3 million special provision at Sunwest, the provision for loan losses decreased 45% from the fourth quarter of last year due to the aforementioned sustained improvement in credit quality experienced throughout 1993. Net charge-offs in the fourth quarter declined to $12.5 million compared to $46.8 million in the same period of last year when net charge-offs included approximately $28 million of charge-offs at Sunwest to conform policies to the Corporation's loan valuation methods.
    Noninterest income increased 12.8% over the fourth quarter of last year, reflecting continued growth in all major categories such as trust fees, service charge income, credit card income, and investment banking profits and fees. Excluding the effect of purchase acquisitions and securities gains, noninterest income increased 9.1%.
    Noninterest expense totaled $253.8 million, an increase of 3.0% over the fourth quarter of 1992. Noninterest expense in the fourth quarter of 1993 and 1992 included nonrecurring merger-related expenses stemming from two pooling acquisitions. Amarillo merger-related expenses in the fourth quarter of 1993 totaled $4.7 million and the Sunwest acquisition-related expenses totaled approximately $18.2 million. In both acquisitions, these expenses consisted primarily of investment banking fees, compensation-related matters and fixed asset write-offs. The Sunwest acquisition also included foreclosed property writedowns of $7.0 million. Excluding the merger-related expenses from pooling acquisitions and the impact of purchase acquisitions, noninterest expense increased 4.2% in the fourth quarter of 1993.

                                                          1993 Annual Report 39

CONSOLIDATED QUARTERLY EARNINGS TREND
- --------------------------------------------------------------------------------------------------------------------------
                                                                                        1993
- --------------------------------------------------------------------------------------------------------------------------
(in thousands)                                             FOURTH QUARTER   Third Quarter  Second Quarter    First Quarter
- --------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                     $289,669        $289,148        $281,000         $267,093
  Interest on short-term investments                                  257             405             509              826
  Interest on Federal funds sold and securities purchased
    under resale agreements                                         2,380           1,936           3,161            5,884
  Interest on held to maturity securities
    Taxable                                                        92,383          96,537          97,569           94,789
    Tax-exempt                                                     13,907          14,366          14,745           15,363
- --------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities                 106,290         110,903         112,314          110,152
  Interest on available for sale securities                         7,169           7,258           7,360            7,270
  Interest on trading securities                                    1,063             429             493              585
- --------------------------------------------------------------------------------------------------------------------------
    Total interest income                                         406,828         410,079         404,837          391,810
- --------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                                            128,331         133,406         135,096          132,011
  Interest on Federal funds purchased and other short-term
    borrowings                                                     19,126          16,014          12,688           14,539
  Interest on capital lease obligation                                965             964             965              964
  Interest on long-term debt                                        9,704           9,542           9,391            8,268
- --------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                        158,126         159,926         158,140          155,782
- --------------------------------------------------------------------------------------------------------------------------
    Net interest income                                           248,702         250,153         246,697          236,028
Provision for loan losses                                          11,853          13,040          15,918           19,373
- --------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses           236,849         237,113         230,779          216,655
- --------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                       37,895          38,723          37,952           35,010
  Service charges                                                  41,250          39,173          37,770           35,008
  Credit card                                                      12,857          12,663          11,602           10,157
  Investment banking profits and fees                               8,657           9,546           8,895            8,502
  Securities gains, net                                             1,753             250             736               68
  Other                                                            29,481          29,541          25,387           20,375
- --------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                      131,893         129,896         122,342          109,120
- --------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                           119,147         120,336         115,763          111,234
  Net occupancy                                                    17,140          19,072          16,913           16,304
  Equipment                                                        21,132          19,704          18,589           18,102
  FDIC insurance                                                   11,381          11,232          10,803           10,969
  Credit card                                                       9,981           9,400           8,700            7,124
  Foreclosed property costs, net                                   (1,235)             83          (2,048)          (1,590)
  Other                                                            76,255          68,475          64,185           53,270
- --------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                     253,801         248,302         232,905          215,413
- --------------------------------------------------------------------------------------------------------------------------
    Income before income tax expense                              114,941         118,707         120,216          110,362
Income tax expense                                                 37,819          37,379          40,493           31,116
- --------------------------------------------------------------------------------------------------------------------------
  Net income                                                     $ 77,122        $ 81,328        $ 79,723         $ 79,246
- --------------------------------------------------------------------------------------------------------------------------
  Net income per share                                               $.75            $.78            $.77             $.77
- --------------------------------------------------------------------------------------------------------------------------
  Dividends declared per share                                       $.31            $.31            $.28             $.28
- --------------------------------------------------------------------------------------------------------------------------
Returns
  Return on assets                                                   1.18%           1.28%           1.29%            1.34%
  Return on total equity                                            14.91           16.15           16.26            16.75
  Return on common equity                                           14.90           16.15           16.25            16.75
- --------------------------------------------------------------------------------------------------------------------------
Previously reported data for Boatmen's Bancshares, Inc.,
  prior to restatement for the acquisition accounted for
  as a pooling of interests:
- --------------------------------------------------------------------------------------------------------------------------
  Net income                                                                      $77,946         $76,206          $70,292
- --------------------------------------------------------------------------------------------------------------------------
  Net income per share                                                               $.80            $.78             $.72
- --------------------------------------------------------------------------------------------------------------------------

40 Boatmen's Bancshares, Inc.



- --------------------------------------------------------------------------------------------------------------------------
                                                                                        1992
- --------------------------------------------------------------------------------------------------------------------------
(in thousands)                                             Fourth Quarter   Third Quarter  Second Quarter    First Quarter
- --------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                     $268,091        $270,975        $280,070         $276,317
  Interest on short-term investments                                1,080             407             412              749
  Interest on Federal funds sold and securities purchased
    under resale agreements                                         8,651          12,195          13,018           15,495
  Interest on held to maturity securities
    Taxable                                                        97,113         100,261         102,159           99,249
    Tax-exempt                                                     15,834          16,038          16,747           17,076
- --------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities                 112,947         116,299         118,906          116,325
  Interest on available for sale securities
  Interest on trading securities                                      722             750             677            1,163
- --------------------------------------------------------------------------------------------------------------------------
    Total interest income                                         391,491         400,626         413,083          410,049
- --------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                                            138,303         151,237         166,178          173,937
  Interest on Federal funds purchased and other short-term
    borrowings                                                     14,554          17,000          18,945           22,849
  Interest on capital lease obligation                                982             983             982              982
  Interest on long-term debt                                        8,541           7,308           7,309            7,443
- --------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                        162,380         176,528         193,414          205,211
- --------------------------------------------------------------------------------------------------------------------------
    Net interest income                                           229,111         224,098         219,669          204,838
Provision for loan losses                                          55,269          26,062          27,604           27,691
- --------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses           173,842         198,036         192,065          177,147
- --------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                       35,325          34,844          34,113           33,701
  Service charges                                                  35,965          34,415          32,051           31,137
  Credit card                                                      10,314           9,773           9,664            8,666
  Investment banking profits and fees                               8,234           8,278           7,673            7,568
  Securities gains, net                                             4,713          16,976           5,113            5,146
  Other                                                            22,380          19,216          19,914           16,903
- --------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                      116,931         123,502         108,528          103,121
- --------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                           107,301         105,241         103,785           99,951
  Net occupancy                                                    16,972          17,210          15,654           14,641
  Equipment                                                        19,130          17,332          16,568           15,725
  FDIC insurance                                                   10,659          10,391          10,485           10,084
  Credit card                                                       7,338           6,302           6,204            5,708
  Foreclosed property costs, net                                   10,000           4,531           6,415            5,392
  Other                                                            74,963          51,197          52,304           50,445
- --------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                     246,363         212,204         211,415          201,946
- --------------------------------------------------------------------------------------------------------------------------
    Income before income tax expense                               44,410         109,334          89,178           78,322
Income tax expense                                                 12,347          33,355          26,495           20,321
- --------------------------------------------------------------------------------------------------------------------------
  Net income                                                     $ 32,063        $ 75,979        $ 62,683         $ 58,001
- --------------------------------------------------------------------------------------------------------------------------
  Net income per share                                               $.32            $.76            $.63             $.58
- --------------------------------------------------------------------------------------------------------------------------
  Dividends declared per share                                       $.28            $.28            $.27             $.27
- --------------------------------------------------------------------------------------------------------------------------
Returns
  Return on assets                                                    .54%           1.31%           1.09%            1.03%
  Return on total equity                                             7.00           16.98           14.40            13.64
  Return on common equity                                            7.00           16.97           14.39            13.64
- --------------------------------------------------------------------------------------------------------------------------
Previously reported data for Boatmen's Bancshares, Inc.,
  prior to restatement for the acquisition accounted for
  as a pooling of interests:
- --------------------------------------------------------------------------------------------------------------------------
  Net income                                                      $28,227         $72,822         $59,152          $55,292
- --------------------------------------------------------------------------------------------------------------------------
  Net income per share                                               $.29            $.76            $.62             $.58
- --------------------------------------------------------------------------------------------------------------------------

                                                          1993 Annual Report 41

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEET AND NET INTEREST MARGIN
- -----------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                             1993
- ------------------------------------------------------------------------------------------------------------------------------------
                                                 FOURTH QUARTER                  Third Quarter                 Second Quarter
- -----------------------------------------------------------------------------------------------------------------------------------
                                                   INCOME/  YIELDS/                Income/  Yields/               Income/  Yields/
Assets                                   BALANCE   EXPENSE    RATES      Balance   Expense    Rates     Balance   Expense    Rates
- -----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income          $14,666.2    $291.6     7.95%   $14,373.7    $290.5     8.09%  $13,958.8    $282.5    8.10%
Short-term investments                      31.2        .2     3.29         48.7        .4     3.33        60.7        .5    3.36
Federal funds sold and securities
  purchased under resale agreements        297.9       2.4     3.20        245.3       1.9     3.16       407.6       3.2    3.10
Held to maturity securities:
  Taxable                                6,799.5      92.4     5.43      6,652.5      96.5     5.80     6,256.2      97.6    6.24
  Tax-exempt                               841.0      21.0    10.00        844.5      22.3    10.55       865.0      21.8   10.10
- -----------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities      7,640.5     113.4     5.94      7,497.0     118.8     6.34     7,121.2     119.4    6.71
Available for sale securities              469.2       7.2     6.11        479.9       7.3     6.05       489.3       7.3    6.02
Trading securities                          85.7       1.1     5.13         35.9        .5     5.30        42.9        .6    5.03
- ------------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                  23,190.7     415.9     7.17     22,680.5     419.4     7.40    22,080.5     413.5    7.49
Less reserve for loan losses              (344.9)                         (339.3)                        (329.2)
Cash and due from banks                  1,720.4                         1,619.6                        1,613.5
All other assets                         1,466.7                         1,479.4                        1,317.8
- -----------------------------------------------------------------------------------------------------------------------------------
  Total assets                         $26,032.9                       $25,440.2                      $24,682.6
- -----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
- ------------------------------------------------------------------------------------------------------------------------------------
Retail savings deposits and
  interest-bearing transaction
  accounts                             $ 8,601.0    $ 51.3     2.38%   $ 8,470.3    $ 52.3     2.47%  $ 8,226.1    $ 50.9    2.48%
Time deposits                            7,538.8      77.0     4.09      7,827.3      81.1     4.15     7,922.8      84.2    4.25
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits       16,139.8     128.3     3.18     16,297.6     133.4     3.27    16,148.9     135.1    3.35
Federal funds purchased and
  other short-term borrowings            2,579.6      19.1     2.97      2,148.3      16.0     2.98     1,740.7      12.7    2.92
Capital lease obligation                    39.3       1.0     9.72         39.5       1.0     9.72        39.7        .9    9.72
Long-term debt                             487.8       9.7     7.96        471.4       9.5     8.10       475.2       9.4    7.90
- ------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities    19,246.5     158.1     3.29     18,956.8     159.9     3.37    18,404.5     158.1    3.44
Demand deposits                          4,560.9                         4,298.5                        4,142.0
All other liabilities                      154.7                           169.8                          173.3
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                     23,962.1                        23,425.1                       22,719.8
Redeemable preferred stock                   1.2                             1.2                            1.2
Total stockholders' equity               2,069.6                         2,013.9                        1,961.6
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity               $26,032.9                       $25,440.2                      $24,682.6
- -----------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                           3.88%                           4.03%                         4.05%
Effect of noninterest-bearing funds                             .57                             .55                           .58
- ------------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                          $257.8     4.45%                $259.5     4.58%               $255.4    4.63%
- -----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans are included in
average balances and income on such
loans is recognized on a cash basis.
Interest income and yields are
presented on a fully-taxable
equivalent basis using the Federal
statutory income tax rate, net of
nondeductible interest expense. Such
adjustments by earning asset category
are as follows:
  Loans                                               $1.9                            $1.4                           $1.5
  Tax-exempt held to maturity securities               7.1                             7.9                            7.1
  Trading securities                                    .1                                                             .1
- ------------------------------------------------------------------------------------------------------------------------------------
    Total                                             $9.1                            $9.3                           $8.7
- -----------------------------------------------------------------------------------------------------------------------------------


42 Boatmen's Bancshares, Inc.


- ------------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                               1993
- ------------------------------------------------------------------------------------------------------------------------------------
                                                 First Quarter                   Fourth Quarter
- -----------------------------------------------------------------------------------------------------------------------------------
                                                   Income/  Yields/                Income/  Yields/
Assets                                   Balance   Expense    Rates      Balance   Expense    Rates
- -----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income          $13,127.9    $268.2     8.17%   $12,992.9    $269.3     8.29%
Short-term investments                     100.4        .8     3.29        126.7       1.1     3.41
Federal funds sold and securities
  purchased under resale agreements        776.1       5.9     3.03      1,092.3       8.7     3.17
Held to maturity securities:
  Taxable                                5,865.4      94.8     6.46      6,018.7      97.1     6.45
  Tax-exempt                               890.7      22.7    10.20        915.3      23.3    10.18
- -----------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities      6,756.1     117.5     6.96      6,934.0     120.4     6.95
Available for sale securities              497.0       7.3     5.85
Trading securities                          49.4        .6     5.09         48.3        .7     5.98
- ------------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                  21,306.9     400.3     7.51     21,194.2     400.2     7.55
Less reserve for loan losses              (310.0)                         (300.8)
Cash and due from banks                  1,547.3                         1,566.7
All other assets                         1,144.4                         1,147.7
- -----------------------------------------------------------------------------------------------------------------------------------
  Total assets                         $23,688.6                       $23,607.8
- -----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
- ------------------------------------------------------------------------------------------------------------------------------------
Retail savings deposits and
  interest-bearing transaction
  accounts                             $ 7,808.2    $ 49.7     2.55%   $ 7,529.2    $ 49.6     2.64%
Time deposits                            7,550.9      82.3     4.36      7,732.4      88.7     4.59
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits       15,359.1     132.0     3.44     15,261.6     138.3     3.62
Federal funds purchased and
  other short-term borrowings            1,902.0      14.5     3.06      1,857.4      14.6     3.13
Capital lease obligation                    39.9       1.0     9.72         40.2       1.0     9.72
Long-term debt                             389.9       8.3     8.48        397.6       8.5     8.59
- ------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities    17,690.9     155.8     3.52     17,556.8     162.4     3.70
Demand deposits                          3,923.7                         4,026.1
All other liabilities                      180.5                           192.8
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                     21,795.1                        21,775.7
Redeemable preferred stock                   1.2                             1.2
Total stockholders' equity               1,892.3                         1,830.9
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity               $23,688.6                       $23,607.8
- -----------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                           3.99%                           3.85%
Effect of noninterest-bearing funds                             .60                             .64
- ------------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                          $244.5     4.59%                $237.8     4.49%
- -----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans are included in
average balances and income on such
loans is recognized on a cash basis.
Interest income and yields are
presented on a fully-taxable
equivalent basis using the Federal
statutory income tax rate, net of
nondeductible interest expense. Such
adjustments by earning asset category
are as follows:
  Loans                                               $1.1                            $1.2
  Tax-exempt held to maturity securities               7.4                             7.5
  Trading securities
- ------------------------------------------------------------------------------------------------------------------------------------
    Total                                             $8.5                            $8.7
- -----------------------------------------------------------------------------------------------------------------------------------


- -----------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                               1992
- ------------------------------------------------------------------------------------------------------------------------------------
                                                 Third Quarter                   Second Quarter                First Quarter
- -----------------------------------------------------------------------------------------------------------------------------------
                                                   Income/  Yields/                Income/  Yields/               Income/  Yields/
Assets                                   Balance   Expense    Rates      Balance   Expense    Rates     Balance   Expense    Rates
- -----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income          $12,819.3    $272.2     8.49%   $12,824.6    $281.4     8.78%  $12,352.0    $277.6    8.99%
Short-term investments                      43.9        .4     3.71         40.4        .4     4.08        66.5        .7    4.51
Federal funds sold and securities
  purchased under resale agreements      1,439.7      12.2     3.39      1,358.4      13.0     3.83     1,530.2      15.5    4.05
Held to maturity securities:
  Taxable                                5,623.7     100.3     7.13      5,519.2     102.2     7.40     5,149.4      99.2    7.71
  Tax-exempt                               926.9      23.5    10.16        964.6      24.5    10.18       985.6      25.1   10.18
- -----------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities      6,550.6     123.8     7.56      6,483.8     126.7     7.82     6,135.0     124.3    8.11
Available for sale securities
Trading securities                          49.5        .7     6.06         43.3        .7     6.25        76.6       1.3    6.60
- ------------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                  20,903.0     409.3     7.83     20,750.5     422.2     8.14    20,160.3     419.4    8.32
Less reserve for loan losses              (284.2)                         (279.2)                        (261.8)
Cash and due from banks                  1,450.0                         1,450.0                        1,524.0
All other assets                         1,148.8                         1,185.6                        1,141.8
- -----------------------------------------------------------------------------------------------------------------------------------
  Total assets                         $23,217.6                       $23,106.9                      $22,564.3
- -----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
- ------------------------------------------------------------------------------------------------------------------------------------
Retail savings deposits and
  interest-bearing transaction
  accounts                             $ 7,239.9    $ 53.2     2.94%   $ 7,183.2    $ 61.2     3.41%  $ 6,781.2    $ 62.6    3.69%
Time deposits                            7,931.9      98.0     4.94      8,048.1     105.0     5.22     7,773.2     111.3    5.73
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits       15,171.8     151.2     3.99     15,231.3     166.2     4.36    14,554.4     173.9    4.78
Federal funds purchased and
  other short-term borrowings            2,029.5      17.0     3.35      2,011.6      18.9     3.77     2,290.7      22.9    3.99
Capital lease obligation                    40.3       1.0     9.72         40.4       1.0     9.72        40.6       1.0    9.72
Long-term debt                             305.3       7.3     9.57        308.8       7.3     9.47       313.1       7.4    9.51
- ------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities    17,546.9     176.5     4.02     17,592.1     193.4     4.40    17,198.8     205.2    4.77
Demand deposits                          3,698.1                         3,591.7                        3,475.9
All other liabilities                      181.2                           180.6                          187.5
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                     21,426.2                        21,364.4                       20,862.2
Redeemable preferred stock                   1.3                             1.3                            1.3
Total stockholders' equity               1,790.1                         1,741.2                        1,700.8
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity               $23,217.6                       $23,106.9                      $22,564.3
- -----------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                           3.81%                           3.74%                         3.55%
Effect of noninterest-bearing funds                             .64                             .67                           .70
- ------------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                          $232.8     4.45%                $228.8     4.41%               $214.2    4.25%
- -----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans are included in
average balances and income on such
loans is recognized on a cash basis.
Interest income and yields are
presented on a fully-taxable
equivalent basis using the Federal
statutory income tax rate, net of
nondeductible interest expense. Such
adjustments by earning asset category
are as follows:
  Loans                                               $1.2                            $1.3                           $1.3
  Tax-exempt held to maturity securities               7.5                             7.8                            8.0
  Trading securities                                                                                                   .1
- ------------------------------------------------------------------------------------------------------------------------------------
    Total                                             $8.7                            $9.1                           $9.4
- -----------------------------------------------------------------------------------------------------------------------------------

                                                          1993 Annual Report 43

CONSOLIDATED EARNINGS TREND
- -----------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                              1993            1992            1991
- ------------------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                          $1,126,910      $1,095,453      $1,178,849
  Interest on short-term investments                                       1,997           2,648           7,736
  Interest on Federal funds sold and securities purchased
    under resale agreements                                               13,361          49,359          78,400
  Interest on held to maturity securities
    Taxable                                                              381,278         398,782         372,218
    Tax-exempt                                                            58,381          65,695          69,677
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities                        439,659         464,477         441,895
  Interest on available for sale securities                               29,057
  Interest on trading securities                                           2,570           3,312           7,812
  Interest on receivable due from Resolution Trust Corporation                                            28,955
- ------------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                              1,613,554       1,615,249       1,743,647
- ------------------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on savings deposits                                            53,431          54,062          62,335
  Interest on interest-bearing transaction accounts                      150,729         171,582         214,641
  Interest on time deposits                                              324,684         404,011         573,110
  Interest on Federal funds purchased and other short-term borrowings     62,367          73,348         119,787
  Interest on capital lease obligation                                     3,858           3,929           3,994
  Interest on long-term debt                                              36,905          30,601          27,248
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                               631,974         737,533       1,001,115
- -----------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                  981,580         877,716         742,532
Provision for loan losses                                                 60,184         136,626         114,658
- -----------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                  921,396         741,090         627,874
- -----------------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                             149,580         137,983         120,806
  Service charges                                                        153,201         133,568         105,816
  Credit card                                                             47,279          38,417          29,848
  Investment banking profits and fees                                     35,600          31,753          20,892
  Securities gains, net                                                    2,807          31,948           3,852
  Other                                                                  104,784          78,413          74,490
- ------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                             493,251         452,082         355,704
- ------------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                                  466,480         416,278         361,628
  Net occupancy                                                           69,429          64,477          55,041
  Equipment                                                               77,527          68,755          59,454
  FDIC insurance                                                          44,385          41,619          35,640
  Credit card                                                             35,205          25,552          17,129
  Other                                                                  257,395         255,247         223,475
- -----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                            950,421         871,928         752,367
- -----------------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                                       464,226         321,244         231,211
Income tax expense                                                       146,807          92,518          60,013
- -----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                          $  317,419      $  228,726      $  171,198
- -----------------------------------------------------------------------------------------------------------------------------------
  Net income per share                                                     $3.07           $2.29           $1.77
- -----------------------------------------------------------------------------------------------------------------------------------
  Dividends declared per share                                             $1.18           $1.10           $1.07
- ------------------------------------------------------------------------------------------------------------------------------------
Returns
  Return on assets                                                          1.27%            .99%            .79%
  Return on equity                                                         15.99           12.95           10.78
  Return on common equity                                                  15.99           12.95           10.78
- -----------------------------------------------------------------------------------------------------------------------------------

44 Boatmen's Bancshares, Inc.



- -----------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                              1990            1989            1988
- ------------------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                          $1,260,389      $1,265,182      $1,137,213
  Interest on short-term investments                                       6,249           6,496          26,159
  Interest on Federal funds sold and securities purchased
    under resale agreements                                               80,311         111,730         106,337
  Interest on held to maturity securities
    Taxable                                                              312,369         247,023         231,030
    Tax-exempt                                                            74,245          70,359          66,069
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities                        386,614         317,382         297,099
  Interest on available for sale securities
  Interest on trading securities                                           4,029           3,854           3,826
  Interest on receivable due from Resolution Trust Corporation             5,359
- ------------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                              1,742,951       1,704,644       1,570,634
- ------------------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on savings deposits                                            48,330          48,325          52,230
  Interest on interest-bearing transaction accounts                      208,649         214,972         207,117
  Interest on time deposits                                              603,598         582,781         496,038
  Interest on Federal funds purchased and other short-term borrowings    194,418         195,436         156,060
  Interest on capital lease obligation                                     4,042           4,106           4,155
  Interest on long-term debt                                              28,113          29,421          28,216
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                             1,087,150       1,075,041         943,816
- -----------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                  655,801         629,603         626,818
Provision for loan losses                                                119,448          93,248         111,670
- -----------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                  536,353         536,355         515,148
- -----------------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                             107,469         106,792          91,753
  Service charges                                                         85,430          76,872          74,571
  Credit card                                                             28,790          27,064          27,800
  Investment banking profits and fees                                     11,925           9,722          11,570
  Securities gains, net                                                    3,221             250           1,995
  Other                                                                   60,167          56,199          55,861
- ------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                             297,002         276,899         263,550
- ------------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                                  329,906         315,834         324,590
  Net occupancy                                                           46,827          45,042          46,133
  Equipment                                                               57,487          56,729          56,459
  FDIC insurance                                                          17,371          11,218          12,428
  Credit card                                                             16,412          16,385          15,720
  Other                                                                  183,959         160,218         209,244
- -----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                            651,962         605,426         664,574
- -----------------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                                       181,393         207,828         114,124
Income tax expense                                                        36,363          43,695          15,939
- -----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                          $  145,030      $  164,133      $   98,185
- -----------------------------------------------------------------------------------------------------------------------------------
  Net income per share                                                     $1.58           $1.81           $1.09
- -----------------------------------------------------------------------------------------------------------------------------------
  Dividends declared per share                                             $1.06           $1.03           $1.00
- ------------------------------------------------------------------------------------------------------------------------------------
Returns
  Return on assets                                                           .73%            .86%            .52%
  Return on equity                                                         10.13           11.98            7.47
  Return on common equity                                                  10.13           12.06            7.44
- -----------------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                             % change 1993       % change 1992        5-year annual compound 1989-1993
- ------------------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                         2.9%              (7.1)%                       (.2)%
  Interest on short-term investments                               (24.6)             (65.8)                      (40.2)
  Interest on Federal funds sold and securities purchased
    under resale agreements                                        (72.9)             (37.0)                      (34.0)
  Interest on held to maturity securities
    Taxable                                                         (4.4)               7.1                        10.5
    Tax-exempt                                                     (11.1)              (5.7)                       (2.4)
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities                   (5.3)               5.1                         8.2
  Interest on available for sale securities
  Interest on trading securities                                   (22.4)             (57.6)                       (7.6)
  Interest on receivable due from Resolution Trust
    Corporation
- ------------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                            (.1)              (7.4)                         .5
- ------------------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on savings deposits                                      (1.2)             (13.3)                         .5
  Interest on interest-bearing transaction accounts                (12.2)             (20.1)                       (6.2)
  Interest on time deposits                                        (19.6)             (29.5)                       (8.1)
  Interest on Federal funds purchased and other
    short-term borrowings                                          (15.0)             (38.8)                      (16.8)
  Interest on capital lease obligation                              (1.8)              (1.6)                       (1.5)
  Interest on long-term debt                                        20.6               12.3                         5.5
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                         (14.3)             (26.3)                       (7.7)
- -----------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                             11.8               18.2                         9.4
Provision for loan losses                                          (55.9)              19.2                       (11.6)
- -----------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses             24.3               18.0                        12.3
- -----------------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                         8.4               14.2                        10.3
  Service charges                                                   14.7               26.2                        15.5
  Credit card                                                       23.1               28.7                        11.2
  Investment banking profits and fees                               12.1               52.0                        25.2
  Securities gains, net                                            (91.2)             729.4                         7.1
  Other                                                             33.6                5.3                        13.4
- ------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                         9.1               27.1                        13.4
- ------------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                             12.1               15.1                         7.5
  Net occupancy                                                      7.7               17.1                         8.5
  Equipment                                                         12.8               15.6                         6.5
  FDIC insurance                                                     6.6               16.8                        29.0
  Credit card                                                       37.8               49.2                        17.5
  Other                                                               .8               14.2                         4.2
- -----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                        9.0               15.9                         7.4
- -----------------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                                  44.5               38.9                        32.4
Income tax expense                                                  58.7               54.2                        55.9
- -----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                        38.8%              33.6%                       26.4%
- -----------------------------------------------------------------------------------------------------------------------------------
  Net income per share                                              34.1%              29.4%                       23.1%
- -----------------------------------------------------------------------------------------------------------------------------------
  Dividends declared per share                                       7.3%               2.8%                        3.4%
- ------------------------------------------------------------------------------------------------------------------------------------
Returns
  Return on assets
  Return on equity
  Return on common equity
- -----------------------------------------------------------------------------------------------------------------------------------

                                                          1993 Annual Report 45

CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST MARGIN
- -----------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                1993                           1992                           1991
- -----------------------------------------------------------------------------------------------------------------------------------
                                                   INCOME/  YIELDS/                Income/  Yields/               Income/  Yields/
Assets                                   BALANCE   EXPENSE    RATES      Balance   Expense    Rates     Balance   Expense    Rates
- -----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income          $14,036.8  $1,132.8     8.07%   $12,748.0  $1,100.4     8.63%  $11,888.2  $1,185.6    9.97%
Short-term investments                      60.0       2.0     3.33         69.5       2.6     3.81       109.1       7.7    7.09
Federal funds sold and securities
  purchased under resale agreements        429.9      13.4     3.11      1,354.7      49.4     3.64     1,359.2      78.4    5.77
Held to maturity securities:
  Taxable                                6,396.7     381.3     5.96      5,579.1     398.8     7.15     4,492.3     372.2    8.29
  Tax-exempt                               860.1      87.8    10.21        947.9      96.5    10.18       992.4     101.3   10.21
- -----------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities      7,256.8     469.1     6.46      6,527.0     495.3     7.59     5,484.7     473.5    8.63
Available for sale securities              483.7      29.0     6.01
Trading securities                          53.6       2.8     5.12         54.4       3.4     6.27       110.5       8.0    7.25
Receivable due from
  Resolution Trust Corporation                                                                            357.9      29.0    8.09
- -----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                  22,320.8   1,649.1     7.39     20,753.6   1,651.1     7.96    19,309.6   1,782.2    9.23
Less reserve for loan losses              (331.0)                         (281.6)                        (243.9)
Cash and due from banks                  1,625.7                         1,497.7                        1,412.9
Property and equipment                     443.2                           417.9                          386.1
All other assets                           910.1                           738.1                          702.7
- -----------------------------------------------------------------------------------------------------------------------------------
  Total assets                         $24,968.8                       $23,125.7                      $21,567.4
- -----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
- -----------------------------------------------------------------------------------------------------------------------------------
Savings deposits                       $ 2,014.6  $   53.4     2.65%   $ 1,628.2  $   54.1     3.32%  $ 1,283.0  $   62.3    4.86%
Interest-bearing transaction accounts    6,264.5     150.7     2.41      5,556.3     171.6     3.09     4,455.4     214.6    4.82
Time deposits                            7,710.2     324.7     4.21      7,871.1     404.0     5.13     8,444.8     573.2    6.79
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits       15,989.3     528.8     3.31     15,055.6     629.7     4.18    14,183.2     850.1    5.99
Federal funds purchased and
  other short-term borrowings            2,094.7      62.3     2.98      2,046.7      73.3     3.58     2,125.0     119.8    5.64
Capital lease obligation                    39.6       3.9     9.72         40.4       3.9     9.72        41.0       4.0    9.72
Long-term debt                             456.4      36.9     8.09        331.3      30.6     9.24       280.7      27.2    9.71
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities    18,580.0     631.9     3.40     17,474.0     737.5     4.22    16,629.9   1,001.1    6.02
Demand deposits                          4,233.2                         3,698.9                        3,150.9
All other liabilities                      169.5                           185.5                          197.6
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                     22,982.7                        21,358.4                       19,978.4
Redeemable preferred stock                   1.2                             1.3                            1.3
Total stockholders' equity               1,984.9                         1,766.0                        1,587.7
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity               $24,968.8                       $23,125.7                      $21,567.4
- -----------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                           3.99%                           3.74%                         3.21%
Effect of noninterest-bearing funds                             .57                             .66                           .84
- -----------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                        $1,017.2     4.56%              $  913.6     4.40%             $  781.1    4.05%
- -----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans are included in
average balances  and income on such
loans is recognized on a cash basis.
Interest income and yields are
presented on a fully-taxable
equivalent basis using the Federal
statutory income tax rate, net of
nondeductible interest expense. Such
adjustments by earning asset category
are as follows:
  Loans                                              $ 5.9                           $ 5.0                          $ 6.8
  Tax-exempt held to maturity securities              29.5                            30.8                           31.6
  Trading securities                                    .2                              .1                             .2
- -----------------------------------------------------------------------------------------------------------------------------------
    Total                                            $35.6                           $35.9                          $38.6
- -----------------------------------------------------------------------------------------------------------------------------------


46 Boatmen's Bancshares, Inc.


- -----------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                               1990                            1989
- -----------------------------------------------------------------------------------------------------------------------------------
                                                   Income/  Yields/                Income/  Yields/
Assets                                   Balance   Expense    Rates      Balance   Expense    Rates
- -----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income          $11,706.4  $1,269.4    10.84%   $11,462.6  $1,278.7    11.16%
Short-term investments                      72.9       6.3     8.57         70.9       6.5     9.16
Federal funds sold and securities
  purchased under resale agreements        982.8      80.3     8.17      1,212.8     111.7     9.21
Held to maturity securities:
  Taxable                                3,669.6     312.4     8.51      3,012.4     247.0     8.20
  Tax-exempt                             1,055.0     106.9    10.14      1,002.8     103.7    10.34
- -----------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities      4,724.6     419.3     8.88      4,015.2     350.7     8.73
Available for sale securities
Trading securities                          46.4       4.1     8.90         43.7       4.0     9.28
Receivable due from
  Resolution Trust Corporation              67.1       5.4     7.99
- -----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                  17,600.2   1,784.8    10.14     16,805.2   1,751.6    10.42
Less reserve for loan losses              (221.8)                         (227.2)
Cash and due from banks                  1,401.8                         1,522.0
Property and equipment                     369.2                           362.6
All other assets                           582.9                           587.6
- -----------------------------------------------------------------------------------------------------------------------------------
  Total assets                         $19,732.3                       $19,050.2
- -----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
- -----------------------------------------------------------------------------------------------------------------------------------
Savings deposits                       $   967.9  $   48.3     4.99%   $   969.9  $   48.3     4.98%
Interest-bearing transaction accounts    3,752.7     208.7     5.56      3,716.6     215.0     5.78
Time deposits                            7,581.1     603.6     7.96      7,057.2     582.8     8.26
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits       12,301.7     860.6     7.00     11,743.7     846.1     7.20
Federal funds purchased and
  other short-term borrowings            2,469.9     194.4     7.87      2,211.4     195.4     8.84
Capital lease obligation                    41.7       4.1     9.72         42.2       4.1     9.72
Long-term debt                             288.1      28.1     9.76        292.9      29.4     10.04
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities    15,101.4   1,087.2     7.20     14,290.2   1,075.0     7.52
Demand deposits                          2,985.1                         3,159.7
All other liabilities                      213.0                           228.4
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                     18,299.5                        17,678.3
Redeemable preferred stock                   1.4                             1.7
Total stockholders' equity               1,431.4                         1,370.2
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity               $19,732.3                       $19,050.2
- -----------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                           2.94%                           2.90%
Effect of noninterest-bearing funds                            1.02                            1.13
- -----------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                        $  697.6     3.96%              $  676.6     4.03%
- -----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans are included in
average balances and income on such
loans is recognized on a cash basis.
Interest income and yields are
presented on a fully-taxable
equivalent basis using the Federal
statutory income tax rate, net of
nondeductible interest expense. Such
adjustments by earning asset category
are as follows:
  Loans                                              $ 9.0                           $13.5
  Tax-exempt held to maturity securities              32.7                            33.3
  Trading securities                                    .1                              .2
- -----------------------------------------------------------------------------------------------------------------------------------
    Total                                            $41.8                           $47.0
- -----------------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                               1988                     % change in average balances
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                             Five-year annual
                                                   Income/  Yields/                              compound
Assets                                   Balance   Expense    Rates       1993       1992       1989-1993
- -----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income          $11,065.9  $1,151.8    10.41%      10.1%       7.2%         4.9%
Short-term investments                     340.1      26.2     7.69      (13.7)     (36.3)       (29.3)
Federal funds sold and securities
  purchased under resale agreements      1,422.5     106.3     7.48      (68.3)       (.3)       (21.3)
Held to maturity securities:
  Taxable                                2,898.8     231.0     7.97       14.7       24.2         17.2
  Tax-exempt                               949.6      97.9    10.31       (9.3)      (4.5)        (2.0)
- -----------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities      3,848.4     328.9     8.55       11.2       19.0         13.5
Available for sale securities
Trading securities                          51.4       5.0     9.78       (1.5)     (50.8)          .8
Receivable due from
  Resolution Trust Corporation
- -----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                  16,728.3   1,618.2     9.67        7.6        7.5          5.9
Less reserve for loan losses              (210.8)                         17.5       15.5          9.4
Cash and due from banks                  1,555.4                           8.5        6.0           .9
Property and equipment                     374.1                           6.1        8.2          3.4
All other assets                           519.4                          23.3        5.0         11.9
- -----------------------------------------------------------------------------------------------------------------------------------
  Total assets                         $18,966.4                           8.0%       7.2%         5.7%
- -----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
- -----------------------------------------------------------------------------------------------------------------------------------
Savings deposits                       $ 1,034.4  $   52.2     5.05%      23.7%      26.9%        14.3%
Interest-bearing transaction accounts    3,847.0     207.1     5.38       12.7       24.7         10.2
Time deposits                            6,801.0     496.0     7.29       (2.0)      (6.8)         2.5
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits       11,682.4     755.3     6.47        6.2        6.2          6.5
Federal funds purchased and
  other short-term borrowings            2,134.1     156.1     7.31        2.3       (3.7)         (.4)
Capital lease obligation                    42.7       4.2     9.72       (2.0)      (1.5)        (1.5)
Long-term debt                             306.2      28.2     9.21       37.8       18.0          8.3
- -----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities    14,165.4     943.8     6.66        6.3        5.1          5.6
Demand deposits                          3,246.5                          14.4       17.4          5.5
All other liabilities                      236.3                          (8.6)      (6.1)        (6.4)
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                     17,648.2                           7.6        6.9          5.4
Redeemable preferred stock                   3.3                          (7.7)                  (18.3)
Total stockholders' equity               1,314.9                          12.4       11.2          8.6
- -----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity               $18,966.4                           8.0%       7.2%         5.7%
- -----------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                           3.01%
Effect of noninterest-bearing funds                            1.02
- -----------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                        $  674.4     4.03%
- -----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans are included in
average balances and income on such
loans is recognized on a cash basis.
Interest income and yields are
presented on a fully-taxable
equivalent basis using the Federal
statutory income tax rate, net of
nondeductible interest expense. Such
adjustments by earning asset category
are as follows:
  Loans                                              $14.6
  Tax-exempt held to maturity securities              31.8
  Trading securities                                   1.2
- -----------------------------------------------------------------------------------------------------------------------------------
    Total                                            $47.6
- -----------------------------------------------------------------------------------------------------------------------------------

                                                          1993 Annual Report 47

CONSOLIDATED BALANCE SHEET
- ---------------------------------------------------------------------------------------------------------------------------
December 31 (dollars in thousands)                                                                    1993            1992
- ---------------------------------------------------------------------------------------------------------------------------
Assets
- ---------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                        $ 1,608,051     $ 1,771,021
Short-term investments                                                                              24,748         144,664
Securities:
  Held to maturity (market value $3,408,119 and $6,799,642, respectively)                        3,324,847       6,652,058
  Available for sale (at market value in 1993, market value in 1992 $478,361)                    5,176,966         463,571
  Trading                                                                                           48,081          38,514
Federal funds sold and securities purchased under resale agreements                                407,672       1,192,568
Loans (net of unearned income of $67,338 and $72,488, respectively)                             14,825,922      13,110,886
  Less reserve for loan losses                                                                     341,099         302,021
- ---------------------------------------------------------------------------------------------------------------------------
  Loans, net                                                                                    14,484,823      12,808,865
- ---------------------------------------------------------------------------------------------------------------------------
Property and equipment                                                                             480,586         433,616
Other assets                                                                                     1,098,275         776,002
- ---------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                                 $26,654,049     $24,280,879
- ---------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
- ---------------------------------------------------------------------------------------------------------------------------

Liabilities:
Demand deposits                                                                                $ 4,769,947     $ 4,210,794
Retail savings deposits and interest-bearing transaction accounts                                8,773,058       7,809,229
Time deposits                                                                                    7,365,997       7,664,757
- ---------------------------------------------------------------------------------------------------------------------------
  Total deposits                                                                                20,909,002      19,684,780
- ---------------------------------------------------------------------------------------------------------------------------

Federal funds purchased and securities sold under repurchase agreements                          1,996,022       1,664,025
Short-term borrowings                                                                              815,971         396,504
Capital lease obligation                                                                            39,224          40,012
Long-term debt                                                                                     486,253         393,191
Other liabilities                                                                                  273,168         239,899
- ---------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                             24,519,640      22,418,411
- ---------------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock                                                                           1,155           1,248
- ---------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
Common stock ($1 par value; 125,000,000 shares authorized;
  104,125,546 and 51,131,452 shares issued and outstanding, respectively)                          104,126          51,131
Surplus                                                                                            786,840         809,923
Retained earnings                                                                                1,200,036       1,000,166
Unrealized net appreciation, available for sale securities                                          42,252
- ---------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                     2,133,254       1,861,220
- ---------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                                   $26,654,049     $24,280,879
- ---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.


48 Boatmen's Bancshares, Inc.

CONSOLIDATED STATEMENT OF INCOME
- ---------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (in thousands)                                                1993             1992            1991
- ---------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                                   $1,126,910       $1,095,453      $1,178,849
  Interest on short-term investments                                                1,997            2,648           7,736
  Interest on Federal funds sold and securities purchased
    under resale agreements                                                        13,361           49,359          78,400
  Interest on held to maturity securities
    Taxable                                                                       381,278          398,782         372,218
    Tax-exempt                                                                     58,381           65,695          69,677
- ---------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities                                 439,659          464,477         441,895
  Interest on available for sale securities                                        29,057
  Interest on trading securities                                                    2,570            3,312           7,812
  Interest on receivable due from Resolution Trust Corporation                                                      28,955
- ---------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                       1,613,554        1,615,249       1,743,647
- ---------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                                                            528,844          629,655         850,086
  Interest on Federal funds purchased and other short-term borrowings              62,367           73,348         119,787
  Interest on capital lease obligation                                              3,858            3,929           3,994
  Interest on long-term debt                                                       36,905           30,601          27,248
- ---------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                        631,974          737,533       1,001,115
- ---------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                           981,580          877,716         742,532
Provision for loan losses                                                          60,184          136,626         114,658
- ---------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                           921,396          741,090         627,874
- ---------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                                      149,580          137,983         120,806
  Service charges                                                                 153,201          133,568         105,816
  Credit card                                                                      47,279           38,417          29,848
  Investment banking profits and fees                                              35,600           31,753          20,892
  Securities gains, net                                                             2,807           31,948           3,852
  Other                                                                           104,784           78,413          74,490
- ---------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                                      493,251          452,082         355,704
- ---------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                                           466,480          416,278         361,628
  Net occupancy                                                                    69,429           64,477          55,041
  Equipment                                                                        77,527           68,755          59,454
  FDIC insurance                                                                   44,385           41,619          35,640
  Credit card                                                                      35,205           25,552          17,129
  Foreclosed property costs, net                                                  (4,790)           26,338          23,813
  Other                                                                           262,185          228,909         199,662
- ---------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                                     950,421          871,928         752,367
- ---------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                                                464,226          321,244         231,211
Income tax expense                                                                146,807           92,518          60,013
- ---------------------------------------------------------------------------------------------------------------------------
  Net income                                                                   $  317,419       $  228,726      $  171,198
- ---------------------------------------------------------------------------------------------------------------------------
  Net income per share                                                              $3.07            $2.29           $1.77
- ---------------------------------------------------------------------------------------------------------------------------
  Dividends declared per share                                                      $1.18            $1.10           $1.07
- ---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.


                                                          1993 Annual Report 49

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Unrealized Net
                                              Common Stock                        Treasury Stock    Appreciation,
                                           -----------------             Retained --------------    Available for
(in thousands)                             Shares     Amount  Surplus    Earnings Shares  Amount  Sale Securities        Total
- -------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1990                          46,188   $461,879 $230,576  $  770,927      -       -                -   $1,463,382
Net income                                      -          -        -     171,198      -       -                -      171,198
Cash dividends declared:
  Common ($1.07 per share)(1)                   -          -        -     (79,441)     -       -                -      (79,441)
  Redeemable preferred                          -          -        -         (89)     -       -                -          (89)
  By pooled company
    prior to merger--common                     -          -        -      (2,418)     -       -                -       (2,418)
Issuance of common stock from
  public offering                           2,990      2,990  108,145           -      -       -                -      111,135
Common stock issued pursuant to various
  employee and shareholder
    stock issuance plans                      351      1,368    9,394           -      -       -                -       10,762
Common stock issued upon conversion
  of convertible subordinated debentures       65        174    1,738           -      -       -                -        1,912
Purchase and retirement of common
  stock--pooled company                        (9)        (9)    (252)          -      -       -                -         (261)
Transfer to surplus resulting from change
  in par value of common stock(2)               -   (416,817) 416,817           -      -       -                -            -
Adjustment of investments in
  equity securities to market value             -          -        -       4,001      -       -                -        4,001
Other, net                                      -          -       (1)         (4)     -       -                -           (5)
- -------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1991                          49,585     49,585  766,417     864,174      -       -                -    1,680,176
Net income                                      -          -        -     228,726      -       -                -      228,726
Cash dividends declared:
  Common ($1.10 per share)(1)                   -          -        -     (92,032)     -       -                -      (92,032)
  Redeemable preferred                          -          -        -         (88)     -       -                -          (88)
  By pooled company
    prior to merger-common                      -          -        -        (616)     -       -                -         (616)
Issuance of common stock from
  public offering--pooled company             629        629   15,133           -      -       -                -       15,762
Common stock issued pursuant to various
  employee and shareholder
    stock issuance plans                      390        390   14,403           -      -       -                -       14,793
Common stock issued upon conversion
  of convertible subordinated debentures      532        532   14,338           -      -       -                -       14,870
Other, net                                     (5)        (5)    (368)          2      -       -                -         (371)
- -------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1992                          51,131     51,131  809,923   1,000,166      -       -                -    1,861,220
Net income                                      -          -        -     317,419      -       -                -      317,419
Cash dividends declared:
  Common ($1.18 per share)(1)                   -          -        -    (117,334)     -       -                -     (117,334)
  Redeemable preferred                          -          -        -         (85)     -       -                -          (85)
Acquisition of treasury stock                   -          -        -           -    (52) (3,102)               -       (3,102)
Common stock issued pursuant to various
  employee and shareholder
    stock issuance plans                      641        641   15,992           -     52   3,102                -       19,735
Common stock issued upon conversion
   of convertible subordinated debentures     487        487   12,817           -      -       -                -       13,304
Common stock issued upon 2-for-1
  stock split                              51,867     51,867  (51,867)          -      -       -                -            -
Adjustment of available for sale
  securities to market value                    -          -        -           -      -       -           42,252       42,252
Other, net                                      -          -      (25)       (130)     -       -                -         (155)
- -------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1993                         104,126   $104,126 $786,840  $1,200,036      -       -          $42,252   $2,133,254
- -------------------------------------------------------------------------------------------------------------------------------

(1)Amounts adjusted for the two-for-one stock split which was declared on August 10, 1993 and paid on October 1, 1993.
(2)On April 23, 1991, shareholders approved a change in the par value of the Corporation's common stock to $1.00 per share from $10.00 per share.

See accompanying notes to the consolidated financial statements.


50 Boatmen's Bancshares, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS
- ---------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (in thousands)                                                1993             1992            1991
- ---------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net income                                                                     $  317,419       $  228,726      $  171,198
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                        60,184          136,626         114,658
  Depreciation, amortization and accretion                                        106,298           77,062          51,717
  Increase (decrease) in deferred loan fees                                          (767)           2,954          (1,135)
  Realized securities gains                                                        (2,807)         (31,948)         (3,852)
  Net (increase) decrease in trading securities                                    (9,567)          94,073         (75,870)
  Decrease in interest receivable                                                   3,795           37,747          12,323
  Decrease in interest payable                                                    (11,863)         (29,586)        (29,620)
  Increase (decrease) in tax liability                                             11,955          (27,029)         (9,299)
  Net (gain) loss on sales and writedowns of foreclosed property                   (5,656)          32,237          18,566
  Other, net                                                                      (30,882)          (5,386)         43,784
- ---------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                     438,109          515,476         292,470
- ---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Net (increase) decrease in Federal funds sold and
    securities purchased under resale agreements                                  874,246          622,785        (672,054)
  Net decrease in receivable due from RTC                                                                        1,432,742
  Net increase in loans                                                          (816,616)        (293,695)       (155,822)
  Proceeds from the maturity of held to maturity securities                     2,278,249        1,747,629       1,438,238
  Proceeds from the sales of held to maturity securities                           43,417          755,394         204,455
  Purchases of held to maturity securities                                     (3,455,044)      (3,267,629)     (2,397,965)
  Proceeds from the maturity of available for sale securities                      23,020
  Proceeds from the sales of available for sale securities                                         154,869
  Purchases of available for sale securities                                      (61,199)
  Net decrease in short-term investments                                          119,916           14,472         191,917
  Increase in property and equipment                                             (101,932)         (59,487)        (61,361)
  Proceeds from the sale of foreclosed property                                    80,275           88,910          31,426
  Net cash received from purchase acquisitions                                    444,540          120,198          34,689
- ---------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by investing activities                             (571,128)        (116,554)         46,265
- ---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase (decrease) in Federal funds purchased and
    securities sold under repurchase agreements                                   323,464          (89,420)       (839,820)
  Net increase (decrease) in deposits                                            (780,182)         228,169        (691,701)
  Net increase (decrease) in short-term borrowings                                417,140         (552,503)        755,000
  Payments on long-term debt                                                      (18,190)         (10,221)        (16,781)
  Proceeds from the issuance of long-term debt                                    124,281           99,148          49,500
  Payments on capital lease obligation                                               (788)            (716)           (652)
  Decrease in redeemable preferred stock                                              (93)             (19)            (89)
  Cash dividends paid                                                            (112,216)         (86,218)        (81,087)
  Issuance of common stock from public stock offerings                                              15,762         111,135
  Common stock issued pursuant to various employee and
    shareholder stock issuance plans                                               19,735           14,793          10,762
  Acquisition of treasury stock                                                    (3,102)
  Retirement of common stock                                                                                          (261)
- ---------------------------------------------------------------------------------------------------------------------------
    Net cash used by financing activities                                         (29,951)        (381,225)       (703,994)
- ---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and due from banks                                   (162,970)          17,697        (365,259)
Cash and due from banks at beginning of year                                    1,771,021        1,753,324       2,118,583
- ---------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                         $1,608,051       $1,771,021      $1,753,324
- ---------------------------------------------------------------------------------------------------------------------------
See accompanying notes to the consolidated financial statements.

For the years ended December 31, 1993, 1992 and 1991, interest paid totaled
$643,837, $766,739 and $981,008, respectively. Income taxes paid totaled
$152,579 in 1993, $118,075 in 1992 and $80,890 in 1991. Additional common stock was issued upon the conversion of $13,748 of the Corporation's convertible subordinated debt for the year ended December 31, 1993, $15,425 for the year ended December 31, 1992, and $1,993 for the year ended December
31, 1991. Investment securities and debt securities held for sale transferred to available for sale securities totaled approximately $5.2 billion in 1993.
Investment securities transferred to debt securities held for sale totaled approximately $515 million in 1992. Loans transferred to foreclosed property totaled $22 million in 1993, $67 million in 1992 and $134 million in 1991. In
1993, assets and liabilities of purchased subsidiaries at dates of acquisition included investment securities of $160 million, loans of $954 million, cash of $483 million, other assets of $465 million, deposits of $2.0 billion and other liabilities of $20 million. In 1992, assets and liabilities of purchased subsidiaries at dates of acquisition included investment securities of $439.5 million, loans of $670.7 million, cash of $223.0 million, other assets of $201.5 million, deposits of $1,396.5 million and other liabilities of $22.5 million. In 1991, assets and liabilities of purchased subsidiary at date of acquisition included investment securities of $206.1 million, loans of $470.1 million, cash of $120.7 million, other assets of $67.4 million, deposits of $632.7 million and other liabilities of $145.6 million.

                                                          1993 Annual Report 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (amounts in thousands except per share data and when otherwise indicated)
- ------------------------------------------------------------------------------

     SUMMARY OF
1    PRINCIPAL ACCOUNTING POLICIES

    The accounting and reporting policies of the Corporation and its subsidiaries conform to generally accepted accounting principles. The following is a description of the more significant of those policies.

Basis of Presentation   The consolidated financial statements include the
accounts of the Corporation and its subsidiaries after elimination of all material intercompany balances and transactions. Certain amounts for 1992 and 1991 were reclassified to conform with statement presentation for 1993. The reclassifications have no effect on stockholders' equity or net income as previously reported. Prior period financial statements are also restated to include the accounts of companies which are acquired and accounted for as poolings of interests. Results of operations of companies which are acquired and subject to purchase accounting are included from the dates of acquisition. In accordance with the purchase method of accounting, the assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition, and the excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over periods benefitted.

Held to Maturity Securities   These securities are purchased with the original
intent to hold to maturity and events which may be reasonably anticipated are considered when determining the Corporation's intent and ability to hold to maturity. Securities meeting such criteria at date of purchase and as of the balance sheet date are carried at cost, adjusted for amortization of premiums and accretion of discounts. Gains or losses on the disposition of held to maturity securities, if any, are based on the adjusted book value of the specific security.

Available for Sale Securities   Debt and equity securities to be held for
indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at market value with net unrealized gains and losses, net of tax, reflected as a component of stockholders' equity until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Corporation's overall asset/liability management strategy. Prior to December 31, 1993, marketable equity securities were carried at the lower of aggregate cost or market value with net unrealized gains and losses being reflected as adjustments to retained earnings. Market value depreciation below cost on debt securities held for sale prior to December 31, 1993 was required to be reflected in current period earnings.

Trading Securities   Trading securities are held for resale within a short
period of time and are stated at market value. Investment banking profits and fees include the net realized gain or loss and market value adjustments of the trading account portfolio and commissions on bond dealer and retail brokerage operations.

Interest and Fees on Loans   Interest on loans is accrued based upon the
principal amount outstanding. It is the Corporation's policy to discontinue the accrual of interest when full collectibility of principal or interest on any loan is doubtful. Interest income on such loans is subsequently recognized only in the period in which payments are received, and such payments are applied to reduce principal when loans are unsecured or collateral values are deficient. Nonrefundable loan fees are deferred and recognized as income over the life of the loan as an adjustment of the yield. Direct costs associated with originating loans are deferred and amortized as a yield adjustment over the life of the loan. Commitment fees are deferred and recognized as noninterest income over the commitment period.

Reserve for Loan Losses   The reserve represents provisions charged to expense
less net loan charge-offs. The provision is based upon economic conditions, historical loss and collection experience, risk characteristics of the portfolio, underlying collateral values, credit concentrations, industry risk, degree of off-balance sheet risk and other factors which, in management's judgment, deserve current recognition.
    The charge-off policy of the Corporation's banking subsidiaries varies with respect to the category of, and specific circumstances surrounding, each loan under consideration. The Corporation's policy with respect to consumer loans is generally to charge off all such loans when deemed to be uncollectible or 120 days past due, whichever comes first. With respect to commercial, real estate, and other loans, charge-offs are made on the basis of management's ongoing evaluation of nonperforming and criticized loans.

Foreclosed Property   The maximum carrying value for real estate acquired
through foreclosure is the lower of the recorded investment in the loan for which the property previously served as collateral or the current appraised value of the foreclosed property. Any writedowns required prior to actual foreclosure are charged to the reserve for loan losses. Subsequent to foreclosure, losses on the periodic revaluation of the property are charged to current period earnings as noninterest expense. Gains and losses resulting from the sale of foreclosed property are credited or charged to current period earnings. Costs of maintaining and operating foreclosed property are expensed as incurred and revenues related to foreclosed property are recorded as an offset to operating expense. Expenditures to complete or improve foreclosed properties are capitalized if the expenditures are expected to be recovered upon ultimate sale of the property.

Segregated Assets   Segregated assets represent loans acquired in an
FDIC assisted transaction that are covered under a loss sharing arrangement with the FDIC and possess more than the normal risk of collectibility. These assets consist of loans that at acquisition were or have since become classified as nonperforming loans or foreclosed property and are segregated from other performing assets covered under the loss sharing arrangement.
    The Corporation's primary purpose in managing a portfolio of this nature is to provide ongoing collection and control activities on behalf of the FDIC. Accordingly, these assets do not represent loans made in the ordinary course of business and, due to the underlying nature of this liquidating asset pool, are excluded from the Corporation's nonperforming asset statistics. Income from the segregated asset pool is generally recognized on a cash basis as a component of noninterest income. If collection of the unguaranteed portion of the segregated asset is doubtful, income payments are applied to reduce the principal balance to the extent of the government guarantee.

52 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------

Interest Rate Swaps   Interest rate swap transactions are utilized as hedges as
part of the Corporation's overall asset/liability management strategy.
Although the notional amounts of these transactions are not reflected in the financial statements, the interest differentials are recognized over the terms of the agreements as a component of net interest income.

Foreign Exchange Contracts   The Corporation's banking subsidiaries trade
foreign currencies on behalf of their customers and for their own account and, by policy, do not maintain significant open positions. Foreign exchange contracts are valued at the current prevailing rates of exchange and any profit or loss resulting from such valuation is included in current operations as a component of investment banking profits and fees.

Property and Equipment   Property and equipment are stated at cost less
accumulated depreciation and amortization. Depreciation and amortization are recognized principally by the straight-line method applied over the estimated useful lives of the assets, which are 10 to 50 years for buildings, 2 to 50 years for leasehold improvements, and 3 to 25 years for fixtures and equipment.

Intangible Assets   Goodwill arising from acquisitions consummated subsequent
to 1985 is being amortized on a straight-line basis over the periods benefitted, ranging from 4-15 years. For acquisitions consummated in 1983 and 1985, goodwill is being amortized on a straight-line basis over 25 years, and goodwill related to acquisitions prior to 1983 is being amortized on a straight-line basis over 40 years. Core deposit intangibles and credit card premiums are amortized over their useful economic lives on an accelerated basis, not to exceed 10 years. Mortgage servicing rights are amortized over the estimated life of the related loan servicing pool.

Income Taxes   Effective January 1, 1992, the Corporation adopted the
accounting principles of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires accounting for income taxes under the asset and liability method. The Corporation previously accounted for income taxes under the asset and liability method of Financial Accounting Standards No. 96.
    Income tax expense is reported as the total of current income taxes payable and the net change in deferred income taxes provided for temporary differences. Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Deferred income taxes are recorded at the statutory Federal and state tax rates in effect at the time that the temporary differences are expected to reverse.
    The Corporation files a consolidated Federal income tax return which includes all its subsidiaries except for the life insurance company. Income tax expense is allocated among the parent company and its subsidiaries as if each had filed a separate tax return.

Net Income Per Share   Net income per share is calculated by dividing net
income (after deducting dividends on redeemable preferred stock) by the weighted average number of common shares outstanding. Common stock equivalents have no material dilutive effect.

The net income per share calculation for 1993, 1992 and 1991 is summarized as follows:

- -------------------------------------------------------------------------------
(in thousands except share data)                1993          1992         1991
- -------------------------------------------------------------------------------
Net income                                  $317,419      $228,726     $171,198
Less preferred dividends declared                 85            88           89
- -------------------------------------------------------------------------------
Net income available to
  common shareholders                       $317,334      $228,638     $171,109
- -------------------------------------------------------------------------------
Average shares outstanding               103,489,599   100,017,099   96,894,770
- -------------------------------------------------------------------------------
Net income per share                           $3.07         $2.29        $1.77
- -------------------------------------------------------------------------------


2    CHANGES IN ACCOUNTING POLICIES

    On December 31, 1993, the Corporation adopted Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and
Equity Securities." SFAS No. 115 requires entities to classify debt and equity securities as either held to maturity, available for sale, or trading securities. Under SFAS No. 115, held to maturity securities are recorded at amortized cost; whereas available for sale securities and trading securities are carried at market value. SFAS No. 115 further requires that unrealized gains and losses on available for sale securities be reported, net of tax, as a separate component of stockholders' equity. Upon adoption of SFAS No.
115, the Corporation transferred approximately $5.2 billion of debt and equity securities to the available for sale portfolio, resulting in an increase to stockholders' equity of $42.3 million. Adoption of SFAS No. 115 had no effect on current year earnings.
    In 1992, the Corporation adopted Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach which recognizes the amount of taxes payable or refundable in the current year and deferred tax consequences of events that have been recognized previously in financial statements or tax returns. The impact on tax expense in 1992 due to adoption of SFAS No. 109 was a consolidated benefit of $3.6 million or $.04 per share, recorded as of January 1, 1992.
    The Corporation adopted Financial Accounting Standards No. 106 (SFAS No.
106), "Employers' Accounting for Postretirement Benefits Other Than
Pensions", on a prospective basis as of January 1, 1992 and will amortize the initial accumulated postretirement transition obligation of $47.9 million over 20 years. SFAS No. 106 requires the recognition of an employer's cost of providing postretirement benefits to retirees on an accrual basis and decreased net income in 1992 by $2.9 million or $.03 per share.

                                                          1993 Annual Report 53

3    ACQUISITIONS

Purchase Acquisitions   Results of operations of companies which are acquired
and subject to purchase accounting treatment are included from dates of acquisition. Pro forma condensed results of operations as if the purchase acquisitions were consummated as of the beginning of the period have been omitted due to the immaterial effect on operations. Goodwill and core deposit intangibles arising from 1993 acquisitions totaled $43.6 million and $49.1 million, respectively. Goodwill and core deposit intangibles arising from 1992 purchase acquisitions totaled $24.6 million and $9.2 million, respectively. Core deposit intangibles in each of the purchase acquisitions summarized below are being amortized on an accelerated basis, not to exceed 10 years. Goodwill is being amortized on a straight-line basis over periods ranging from 4-15 years.

Other information regarding purchase acquisitions is summarized as follows:

- --------------------------------------------------------------------------------------
                                                                                  Core
Acquired Company                 Acquisition  Purchase                         Deposit
(amounts in millions)                   Date     Price    Assets  Goodwill  Intangible
- --------------------------------------------------------------------------------------
1993
First City-El Paso
  (FDIC assisted)                     3/5/93    $ 14.0  $  340.0     $ 9.6       $13.7
Missouri Bridge Bank
  (FDIC assisted)                    4/23/93      15.8   1,100.0      18.9        20.0
Cimarron Federal Savings
  (RTC assisted)                     5/26/93      13.1     430.0                  13.1
FCB Bancshares, Inc.                  8/2/93      25.0     185.0      15.1         2.3
- --------------------------------------------------------------------------------------
Total                                           $ 67.9  $2,055.0     $43.6       $49.1
- --------------------------------------------------------------------------------------
1992
Founders Bancorporation, Inc.         3/2/92    $ 34.0  $  330.0     $15.3       $ 3.5
Superior Federal Bank
  (RTC assisted)                     3/20/92               700.0
Home Federal S&L
  (RTC assisted)                     3/27/92       1.3     120.0                   1.3
Jackson Exchange Bank
  (FDIC assisted)                     5/7/92       1.4     120.0                   1.4
Security Bank and First Bank
  of Catoosa in Tulsa                11/2/92      33.0     240.0       9.3         3.0
- --------------------------------------------------------------------------------------
Total                                           $ 69.7  $1,510.0     $24.6       $ 9.2
- --------------------------------------------------------------------------------------
1991
First Interstate Bank of
  Oklahoma, N.A.                      8/1/91    $ 86.0  $  900.0     $13.4       $11.5
- --------------------------------------------------------------------------------------

Pooling Acquisitions   Results of operations
of companies which are acquired and subject to pooling of interests accounting are reflected on a combined basis from the earliest period presented.
    On November 30, 1993, the Corporation consummated the acquisition of First Amarillo Bancorporation, Inc. (Amarillo), resulting in the issuance of approximately 5.9 million shares of common stock. Amarillo, subsequently renamed Boatmen's Texas, Inc., with approximately $1 billion in assets, is headquartered in Amarillo, Texas. Nonrecurring merger expenses related to this acquisition totaled $4.7 million and were comprised primarily of investment banking fees, compensation-related expense and abandonment of equipment and software. On an after-tax basis, merger-related expenses from this acquisition totaled $3.8 million or $.04 per share and were recognized in the fourth quarter of 1993.
    For the nine months ended September 30, 1993, Amarillo reported net interest income and net income of $25.8 million and $15.9 million, respectively.
    Net interest income and net income as previously reported for the Corporation and Amarillo for 1992 and 1991 are summarized as follows:

- -------------------------------------------------------------------------------
(in millions)                                             1992             1991
- -------------------------------------------------------------------------------
Net interest income:
  Boatmen's Bancshares, Inc.                            $847.5           $717.7
  First Amarillo Bancorporation, Inc.                     30.2             24.8
- -------------------------------------------------------------------------------
  Boatmen's Bancshares, Inc. restated                   $877.7           $742.5
- -------------------------------------------------------------------------------

Net income:
  Boatmen's Bancshares, Inc.                            $215.5           $164.7
  First Amarillo Bancorporation, Inc.                     13.2              6.5
- -------------------------------------------------------------------------------
  Boatmen's Bancshares, Inc. restated                   $228.7           $171.2
- -------------------------------------------------------------------------------

    On April 1, 1992, the Corporation consummated the acquisition of First Interstate of Iowa, Inc., (Iowa), resulting in the issuance of approximately
4.2 million shares of common stock. First Interstate of Iowa, Inc., subsequently renamed Boatmen's Bancshares of Iowa, Inc., with approximately $1.2 billion in assets, is headquartered in Des Moines, Iowa. Nonrecurring merger expenses related to the acquisition totaled $7.1 million and were recorded in the fourth quarter of 1991.
    On October 1, 1992, the Corporation consummated the acquisition of Sunwest Financial Services, Inc. (Sunwest), resulting in the issuance of approximately 14.8 million shares of common stock. Sunwest, subsequently renamed Boatmen's Sunwest, Inc., with approximately $3.8 billion in assets, is headquartered in Albuquerque, New Mexico and is the largest banking organization in that state. In the fourth quarter of 1992, the Corporation recorded nonrecurring charges to conform Sunwest's loan, accrual and reserve policies to the Corporation's policies which required additions to the reserve for loan losses and write-downs of foreclosed property. In addition, nonrecurring merger-related expenses were recognized, such as investment banking fees, severance benefits, and abandonment of equipment and software. Also in 1992, Sunwest realigned its investment portfolio to conform to the Corporation's investment philosophy by selling approximately $670 million of U.S. government securities and reinvesting the proceeds in mortgage-backed securities. Gains of approximately $24.3 million were recognized from this realignment.

54 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------

4    HELD TO MATURITY SECURITIES

    The amortized cost and approximate market value of held to maturity securities are summarized as follows:

- -------------------------------------------------------------------------------
                                                    Unrealized
December 31, 1993              Amortized         ---------------         Market
(in thousands)                      Cost         Gains    Losses          Value
- -------------------------------------------------------------------------------
U.S. Treasury                 $  231,064      $  1,791  $   (434)    $  232,421
Federal agencies:
  Mortgage-backed              1,666,297        14,258    (8,220)     1,672,335
  Other agencies                 320,501         1,602      (293)       321,810
- -------------------------------------------------------------------------------
  Total U.S. Treasury
    and agencies               2,217,862        17,651    (8,947)     2,226,566
State and municipal              819,206        74,210      (200)       893,216
Other debt securities            258,407         1,998    (1,440)       258,965
- -------------------------------------------------------------------------------
  Total debt securities        3,295,475        93,859   (10,587)     3,378,747
- -------------------------------------------------------------------------------
Other securities                  29,372                                 29,372
- -------------------------------------------------------------------------------
  Total held to maturity
    securities                $3,324,847      $ 93,859  $(10,587)    $3,408,119
- -------------------------------------------------------------------------------
                                                    Unrealized
December 31, 1992              Amortized         ---------------         Market
(in thousands)                      Cost         Gains    Losses          Value
- -------------------------------------------------------------------------------
U.S. Treasury                 $1,263,955      $ 39,170  $   (351)    $1,302,774
Federal agencies:
  Mortgage-backed              2,626,253        30,287   (13,248)     2,643,292
  Other agencies               1,288,833        34,210    (3,757)     1,319,286
- -------------------------------------------------------------------------------
  Total U.S. Treasury
    and agencies               5,179,041       103,667   (17,356)     5,265,352
State and municipal              891,556        56,399      (316)       947,639
Other debt securities            532,807         6,558    (3,491)       535,874
- -------------------------------------------------------------------------------
  Total debt securities        6,603,404       166,624   (21,163)     6,748,865
- -------------------------------------------------------------------------------
Other securities                  48,654         3,933    (1,810)        50,777
- -------------------------------------------------------------------------------
  Total held to maturity
    securities                $6,652,058      $170,557  $(22,973)    $6,799,642
- -------------------------------------------------------------------------------

    The maturity distribution of held to maturity securities at December 31, 1993 is summarized as follows:

- -------------------------------------------------------------------------------
(in thousands)                                 Amortized Cost      Market Value
- -------------------------------------------------------------------------------
Due in one year or less                            $  156,377        $  158,022
Due after one year through five years                 651,372           664,458
Due after five years through ten years                309,630           341,489
Due after ten years                                   281,384           311,802
Mortgage-backed securities                          1,896,712         1,902,976
- -------------------------------------------------------------------------------
  Total debt securities                             3,295,475         3,378,747
- -------------------------------------------------------------------------------
Other securities                                       29,372            29,372
- -------------------------------------------------------------------------------
  Total held to maturity securities                $3,324,847        $3,408,119
- -------------------------------------------------------------------------------

    At December 31, 1993, other securities consisted primarily of Federal Reserve and Federal Home Loan Bank stock. At December 31, 1992, this category also included marketable equity securities totaling $24 million.
    Sales and redemptions of held to maturity securities resulted in realized gains and losses as follows:

- -------------------------------------------------------------------------------
Year ended December 31 (in thousands)              1993        1992       1991
- -------------------------------------------------------------------------------
Debt securities:
  Realized gains                                $   629     $25,081    $ 6,209
  Realized losses                                    (3)       (140)      (873)
- -------------------------------------------------------------------------------
    Net realized gains                          $   626     $24,941    $ 5,336
- -------------------------------------------------------------------------------
Equity securities:
  Realized gains                                $ 3,483     $   800    $ 2,336
  Realized losses                                (1,302)       (200)    (3,820)
- -------------------------------------------------------------------------------
    Net realized gains (losses)                 $ 2,181     $   600    $(1,484)
- -------------------------------------------------------------------------------


 5   AVAILABLE FOR SALE SECURITIES
    The amortized cost and approximate market value of available for sale securities are summarized as follows:

- -------------------------------------------------------------------------------
                                                    Unrealized
December 31, 1993              Amortized         ---------------         Market
(in thousands)                      Cost         Gains    Losses          Value
- -------------------------------------------------------------------------------
U.S. Treasury                 $1,152,605       $43,310  $    (62)    $1,195,853
Federal agencies:
  Mortgage-backed              3,582,211        36,840   (10,805)     3,608,246
  Other agencies                  33,829             1       (45)        33,785
- -------------------------------------------------------------------------------
  Total U.S. Treasury
    and agencies               4,768,645        80,151   (10,912)     4,837,884
Other debt securities            317,258           668    (4,557)       313,369
- -------------------------------------------------------------------------------
  Total debt securities        5,085,903        80,819   (15,469)     5,151,253
- -------------------------------------------------------------------------------
Equity securities                 22,388         4,716    (1,391)        25,713
- -------------------------------------------------------------------------------
  Total available for sale
    securities                $5,108,291       $85,535  $(16,860)    $5,176,966
- -------------------------------------------------------------------------------
                                                    Unrealized
December 31, 1992              Amortized         ---------------         Market
(in thousands)                      Cost         Gains    Losses          Value
- -------------------------------------------------------------------------------
U.S. Treasury                   $259,269       $14,365                 $273,634
Federal agencies:
  Mortgage-backed                194,289           336                  194,625
  Other agencies                   2,484            41                    2,525
- -------------------------------------------------------------------------------
  Total U.S. Treasury
    and agencies                 456,042        14,742                  470,784
State and municipal                1,008            12                    1,020
Other debt securities              6,521            36                    6,557
- -------------------------------------------------------------------------------
  Total available for sale
    securities                  $463,571       $14,790         -       $478,361
- -------------------------------------------------------------------------------

    Available for sale securities are carried at market value at December 31, 1993 and at amortized cost at December 31, 1992.
    The maturity distribution of available for sale securities at December 31, 1993 is summarized as follows:

- --------------------------------------------------------------------------
(in thousands)                        Amortized Cost          Market Value
- --------------------------------------------------------------------------
Due in one year or less                   $  374,330            $  383,224
Due after one year through five years        812,104               846,414
Mortgage-backed securities                 3,899,469             3,921,615
- --------------------------------------------------------------------------
  Total debt securities                    5,085,903             5,151,253
- --------------------------------------------------------------------------
Equity securities                             22,388                25,713
- --------------------------------------------------------------------------
  Total available for sale securities     $5,108,291            $5,176,966
- --------------------------------------------------------------------------

    There were no sales or redemptions of available for sale securities in 1993. In 1992, sales of debt securities held for sale resulted in gross gains of $6.4 million.
    Held to maturity and available for sale securities with book values totaling $3,678,510 and $3,358,685 at December 31, 1993 and 1992, respectively, were pledged to secure public deposits, trust deposits, and for other purposes required by law.

                                                          1993 Annual Report 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

6    LOANS
    A summary of loan categories is as follows:

- ----------------------------------------------------------
December 31 (in thousands)            1993            1992
- ----------------------------------------------------------
Domestic:
  Commercial                   $ 7,490,732     $ 6,507,435
  Real estate-mortgage           2,988,489       3,049,097
  Real estate-construction         557,977         416,528
  Consumer                       3,742,766       3,111,593
  Lease financing                   95,209          86,841
- ----------------------------------------------------------
    Total domestic              14,875,173      13,171,494
Foreign loans                       18,087          11,880
- ----------------------------------------------------------
    Total loans                 14,893,260      13,183,374
Less unearned income                67,338          72,488
- ----------------------------------------------------------
    Total loans, net           $14,825,922     $13,110,886
- ----------------------------------------------------------

    Nonperforming assets, consisting of nonperforming loans and foreclosed property, are summarized as follows:

- ----------------------------------------------------------
December 31 (in thousands)            1993            1992
- ----------------------------------------------------------
Nonaccrual                        $142,853        $218,782
Restructured                        14,807          22,042
Past due 90 days or more            17,238          17,941
- ----------------------------------------------------------
     Total nonperforming loans     174,898         258,765
- ----------------------------------------------------------
Foreclosed property                110,639         129,696
- ----------------------------------------------------------
     Total nonperforming assets   $285,537        $388,461
- ----------------------------------------------------------

    Gross interest income which would have been recorded, if all nonaccrual and restructured loans had been current in accordance with original terms, amounted to $12.4 million in 1993 and $18.2 million in 1992. Actual interest recorded amounted to $2.9 million in 1993 and $6.3 million in 1992.
    Following is a summary of activity for 1993 regarding loans extended to directors and executive officers of the Corporation and its largest subsidiaries or to enterprises in which said individuals had beneficial interests. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons.

- -------------------------------------------------------------------------------------
(in thousands)
- -------------------------------------------------------------------------------------
Outstanding                              Net change from changes          Outstanding
at 12/31/92    Additions    Repayments        in director status          at 12/31/93
- -------------------------------------------------------------------------------------
$242,210         $78,641     $(100,672)                 $(15,113)            $205,066
- -------------------------------------------------------------------------------------

    The following summarizes activity in the reserve for loan losses:

- --------------------------------------------------------------------------------
December 31 (in thousands)                 1993             1992            1991
- --------------------------------------------------------------------------------
Balance, beginning of year             $302,021         $252,283        $228,887
  Loans charged off                     (74,202)        (137,041)       (127,563)
  Recoveries on loans
    previously charged off               40,239           34,446          27,601
- --------------------------------------------------------------------------------
  Net charge-offs                       (33,963)        (102,595)        (99,962)
  Provision for loan losses              60,184          136,626         114,658
  Reserves of purchased subsidiaries     12,857           15,707           8,700
- --------------------------------------------------------------------------------
Balance, end of year                   $341,099         $302,021        $252,283
- --------------------------------------------------------------------------------

    In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114). "Accounting by Creditors for Impairment of a Loan." This statement will require that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan, or fair value of the underlying collateral if the loan is collateral dependent. Adoption of this pronouncement is required in 1995 and at present, it is not expected to have a material effect on the Corporation's financial statements.

 7   PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows:

- ----------------------------------------------------------------------
December 31 (in thousands)                       1993             1992
- ----------------------------------------------------------------------
Land                                         $ 66,307         $ 56,727
Buildings                                     284,028          268,964
Building under capital lease                   45,053           45,053
Furniture, fixtures and equipment             417,438          366,865
Leasehold improvements                         82,773           79,897
Construction in progress                       12,071            6,149
- ----------------------------------------------------------------------
  Total                                       907,670          823,655
Less accumulated depreciation/amortization    427,084          390,039
- ----------------------------------------------------------------------
Net property and equipment                   $480,586         $433,616
- ----------------------------------------------------------------------

    Depreciation and amortization charged to expense in 1993, 1992 and 1991 amounted to $58,268, $50,612, and $43,505, respectively.
    At December 31, 1993, the Corporation was obligated under long-term leases, principally related to the use of land, buildings, and equipment in banking operations. The following table summarizes future minimum rental payments required under leases which have initial or remaining noncancellable lease terms in excess of one year.

- -----------------------------------------------------------------------------------
(in thousands)
- -----------------------------------------------------------------------------------
Period                                    Capital lease            Operating leases
- -----------------------------------------------------------------------------------
1994                                            $ 4,559                    $ 19,042
1995                                              4,559                      18,417
1996                                              4,559                      16,011
1997                                              4,559                       9,911
1998                                              4,559                       7,541
After 1998                                       59,257                      51,841
- -----------------------------------------------------------------------------------
Total minimum lease payments                     82,052                    $122,763
                                                                           --------
Less amount representing interest                42,828
- -------------------------------------------------------
Present value of minimum lease payments         $39,224
- -------------------------------------------------------

    Lease provisions that would cause rentals to vary from those reflected above are not material. Property taxes, insurance, and maintenance expense related to property under lease are principally paid by the Corporation. Total rental expense for all operating leases amounted to $33,899, $33,275 and $28,778 in 1993, 1992, and 1991, respectively.

 8   INTANGIBLE ASSETS

    Intangible assets, net of accumulated amortization are summarized as follows:

- ---------------------------------------------------------------------
December 31 (in thousands)                   1993                1992
- ---------------------------------------------------------------------
Goodwill                                 $213,595            $165,962
Core deposit premium                       53,343              34,667
Credit card premium                         3,542               1,483
Purchased mortgage servicing rights         4,858               3,776
- ---------------------------------------------------------------------
Total intangible assets, net             $275,338            $205,888
- ---------------------------------------------------------------------

    Goodwill and core deposit premium amortization charged to expense in 1993, 1992, and 1991 amounted to $30,571, $16,076 and $12,394, respectively.

9    SEGREGATED ASSETS

    Included in other assets at December 31, 1993 are segregated assets totaling $248.2 million net of a valuation allowance of

56 Boatmen's Bancshares, Inc.

- --------------------------------------------------------------------------------
$18.4 million. As part of the regulatory assisted acquisition of Missouri Bridge Bank, N.A. (Bridge Bank), on April 23, 1993, the Corporation entered into a five year loss-sharing arrangement with the FDIC with respect to approximately $950 million in multi-family residential, commercial real estate, construction and commercial and industrial loans. During the five year period, the FDIC will reimburse the Corporation for 80 percent of the first $92.0 million of net charge-offs on these loans, after which the FDIC will increase its reimbursement coverage to 95 percent of additional charge-offs. During this period and for two years thereafter, the Corporation is obligated to pay the FDIC 80 percent of all recoveries on charged-off loans.
    Segregated assets are those loans acquired from the Bridge Bank and covered under the loss sharing arrangement with the FDIC that possess more than the normal risk of collectibility. These assets consist of loans that at acquisition were or have since become classified as nonperforming loans or foreclosed property.
    The Corporation's primary purpose in managing a portfolio of this nature is to provide ongoing collection and control activities on behalf of the FDIC. Accordingly, these assets do not represent loans made in the ordinary course of business and, due to the underlying nature of this liquidating asset pool, are excluded from the Corporation's nonperforming asset statistics.
    A summary of activity regarding the segregated asset pool is provided below.

- ---------------------------------------------------------------------------------
Year ended December 31, 1993          Principal       Allowance         Principal
(in millions)                           balance      for losses      balance, net
- ---------------------------------------------------------------------------------
Segregated assets identified
  upon acquisition                       $312.0          $ 27.0            $285.0
Charge-offs                               (52.1)          (10.4)
Recoveries                                                  1.8
Transfers to segregated assets             36.5
Payments on segregated assets             (29.8)
- ---------------------------------------------------------------------------------
Segregated assets, end of period         $266.6          $ 18.4            $248.2
- ---------------------------------------------------------------------------------

10      DEPOSITS

    Deposits are summarized as follows:

- ------------------------------------------------------------------------
December 31 (in thousands)                      1993                1992
- ------------------------------------------------------------------------
Demand deposits                          $ 4,769,947         $ 4,210,794
Savings deposits                           2,118,390           1,824,930
Interest-bearing transaction accounts      6,654,668           5,984,299
Time deposits $100,000 and over              955,988           1,196,048
Retail time deposits                       6,410,009           6,468,709
- ------------------------------------------------------------------------
  Total deposits                         $20,909,002         $19,684,780
- ------------------------------------------------------------------------

 11       FEDERAL FUNDS PURCHASED AND SECURITIES
          SOLD UNDER REPURCHASE AGREEMENTS

    Federal funds purchased and securities sold under repurchase agreements generally represent borrowings with overnight maturities. Information relating to these borrowings is summarized as follows:

- ---------------------------------------------------------------------
(in thousands)                    1993           1992            1991
- ---------------------------------------------------------------------
Balance:
  Average                   $1,759,173     $1,681,938      $1,667,071
  Year end                   1,996,022      1,664,025       1,753,365
Maximum month-end
  balance during year        2,560,448      2,493,120       1,909,163
- ---------------------------------------------------------------------
Interest rate:
  Average                         2.83%          3.41%           5.42%
- ---------------------------------------------------------------------
  Year end                        2.61%          2.62%           4.17%
- ---------------------------------------------------------------------

 12    SHORT-TERM BORROWINGS

    Short-term borrowings are summarized as follows:

- ----------------------------------------------------------------
December 31 (in thousands)                 1993             1992
- ----------------------------------------------------------------
Commercial paper                       $ 49,635         $ 56,025
Other                                   766,336          340,479
- ----------------------------------------------------------------
  Total                                $815,971         $396,504
- ----------------------------------------------------------------

  Commercial paper is issued by the parent company in maturities not to exceed nine months. Other short-term funds consisted principally of treasury, tax and loan accounts. At December 31, 1993, the parent company had available additional credit totaling $100 million under a revolving credit agreement, all of which was unused. The revolving credit agreement is subject to annual review and cancellation by either party.

 13    LONG-TERM DEBT

    Long-term debt is summarized as follows:

- --------------------------------------------------------------------------
December 31 (in thousands)                         1993               1992
- --------------------------------------------------------------------------
Parent Company:
  7 5/8% notes due 2004                        $100,000           $100,000
  6 3/4% notes due 2003                         100,000
  8 5/8% notes due 2003                          50,000             50,000
  9 1/4% notes due 2001                         150,000            150,000
  6 1/4% convertible subordinated
    debentures due 2011                           1,215              1,388
  12% note due 1998                              25,000             25,000
  8 1/2% notes due through 1997                                      5,000
- --------------------------------------------------------------------------
  Total Parent Company                          426,215            331,388
- --------------------------------------------------------------------------
Subsidiaries:
  9 7/8% senior notes payable April 15, 1995     35,000             35,000
  Federal Home Loan Bank notes due 1997
    and 1998                                     25,000
  9% convertible subordinated capital notes,
    due 1998                                                        13,674
  9 3/4% subordinated notes due 1996                                 3,000
  10% convertible subordinated debentures
    due 2008                                                        10,051
  Other                                              38                 78
- --------------------------------------------------------------------------
  Total subsidiaries                             60,038             61,803
- --------------------------------------------------------------------------
  Total long-term debt                         $486,253           $393,191
- --------------------------------------------------------------------------

    The 7 5/8% subordinated notes mature on October 1, 2004, the
6 3/4% subordinated notes mature on March 15, 2003, the 8 5/8% subordinated notes mature on November 15, 2003, and the 9 1/4% subordinated notes mature on December 1, 2001. These notes are not redeemable by the holders or the Corporation prior to maturity.
    The 6 1/4% convertible subordinated debentures are redeemable at the option of the holder without payment of premium by the Corporation. Redemption rights are subject to an annual noncumulative principal limitation of $25 thousand per holder and $1.2 million in the aggregate. Prepayments in whole or in part may be made at the option of the Corporation with payment of premium. The debentures are convertible into common stock of the Corporation at a conversion price of $16.71 per share adjusted for the two-for-one stock split on August 10, 1993, subject to adjustments under certain circumstances. During 1993, 1992 and 1991, $.2 million, $2.5 million and $1.0 million of the debentures were converted into 7,650, 74,270 and 29,517 shares of common stock, respectively.
    The 12% note is due in 1998 and may not be prepaid at the option of the Corporation.

                                                          1993 Annual Report 57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

    The Corporation prepaid the 8 1/2% notes at par in their entirety on June 15, 1993.
    The 9 7/8% senior notes are due April 15, 1995 with interest payable in April and October of every year until maturity.
    The 9% convertible subordinated capital notes due 1998 were convertible at the holders' option into shares of the Corporation's common stock at a conversion price of $14.12 per share (adjusted for the stock split). In the first quarter of 1993, the Corporation exercised its option to prepay the notes at a redemption price of 102% of the principal amount. During 1993, 1992 and 1991, $13.4 million, $12.9 million and $1.0 million of the debentures were converted into 473,326, 458,313 and 35,626 shares of common stock, respectively.
    The 10% convertible subordinated debentures were called at par in 1993. The Federal Home Loan Bank notes mature in 1997 and 1998 with interest rates ranging from 4.9% to 5.2%. The notes may be prepaid at the option of the Corporation with payment of premium.
    Several of the note agreements contain various financial covenants pertaining to minimum levels of net worth, limitations on additional indebtedness, and limitations on repurchases of common stock and dividend payments. The Corporation was in compliance with all such covenants at December 31, 1993.
    Obligations of the parent company included above are unsecured, and to a large extent are subordinated in right of payment to any other indebtedness of the Corporation. The indebtedness of the banking subsidiaries is subordinated to rights of depositors.
    Scheduled principal payments on total long-term debt in each of the five years subsequent to December 31, 1993 are as follows:

- --------------------------------------------------------------------------
(in thousands)
- --------------------------------------------------------------------------
Year                           Parent Company                 Consolidated
- --------------------------------------------------------------------------
1994                                  $ 1,200                      $ 1,238
1995                                                                35,015
1996
1997                                                                10,000
1998                                   25,000                       40,000
- --------------------------------------------------------------------------

 14  PREFERRED STOCK

    At December 31, 1993, there were outstanding 11,551 shares of 7% Cumulative Redeemable Preferred Stock, Series B, $100 per share stated value. Dividends are payable quarterly. The stock is redeemable at the stated value at the option of the holders and has equal voting rights with each share of common stock.


 15   COMMON STOCK

    On August 10, 1993, the Corporation declared a two-for-one stock split, which was effected as a 100% stock dividend to stockholders of record on August 31, 1993 and paid on October 1, 1993. The Corporation maintains various stock option plans which provide for the issuance of stock to certain key employees of the Corporation. Under certain plans, stock appreciation rights may be granted.
    The following table summarizes the status of the various plans. All information has been adjusted for the two-for-one stock split.

- ----------------------------------------------------------------------------------------
                                          1993                    1992
- ----------------------------------------------------------------------------------------
                              SHARES      PRICE PER SHARE     Shares     Price Per Share
- ----------------------------------------------------------------------------------------
Options granted              632,000               $27.00    745,048    $16.18 to $27.63
Options exercised            434,377       3.29 to  22.81    222,074      5.65 to  20.28
Stock appreciation
  rights exercised            99,966      15.63 to  22.81     42,082     15.63 to  17.50
Options lapsed                58,544       9.39 to  27.00     58,246      9.39 to  22.81
Options outstanding        2,971,018      15.63 to  27.63  2,931,905      3.29 to  27.63
Options exercisable        1,280,034       5.76 to  27.63  1,060,035      3.29 to  22.48
- ----------------------------------------------------------------------------------------

    The Corporation has other common stock related plans which are summarized below.

1990 Stock Purchase Plan for Employees   This Plan provides eligible employees
of the Corporation and its subsidiaries with the opportunity to purchase, at market value, with the Corporation providing a one-third matching contribution, common stock of the Corporation through regular payroll deductions. The aggregate number of shares issuable under this Plan is limited to 2,000,000 shares, and as of December 31, 1993, approximately 5,250 employees were participating in the Plan.

Dividend Reinvestment and Stock Purchase Plan   1,600,000 shares of the
Corporation's common stock have been reserved for sale, at market value, pursuant to this plan, to holders of record of shares of common stock who elect to use quarterly dividends or optional cash contributions to purchase additional shares.

Thrift Incentive 401(k) Plan   This is a savings plan for the benefit of
employees of the Corporation and its subsidiaries. Participation by eligible employees is voluntary, and participants may contribute at least 2% and up to 12% of their salary, up to certain limits, by regular payroll deductions. All participants' contributions are invested by the trustee, as directed by the participant, in various investment funds, one of which consists solely of the Corporation's common stock. The Corporation matches, in full, the 2% contribution which is invested in a separate fund consisting solely of the Corporation's common stock.

Shareholder Rights Plan    In 1990, the Board of Directors of the Corporation
declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. The Rights trade automatically with shares of common stock and become exercisable only under certain circumstances. The Rights are designed to protect the interests of the Corporation and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirers to negotiate with the Corporation's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover.

 16   RETIREMENT BENEFITS

    Substantially all employees of the Corporation and its subsidiaries are covered by the Boatmen's Bancshares, Inc. Retirement Plan for Employees, a noncontributory defined benefit plan. Pension benefits are based upon the employee's length of service and compensation during the final years of employment. Normal service costs are funded currently using the projected unit credit method. In conjunction with the acquisition of First Amarillo Bancorporation, Inc.

58 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------

in 1993, the former Amarillo plan was merged into the Corporation's retirement plan at December 31, 1993. In conjunction with the acquisitions of Superior Federal Savings Bank and Sunwest Financial Services, Inc. in 1992, the former retirement plans of these companies were merged into the Corporation's retirement plan at December 31, 1992.
    Contributions to the Plan totaled $11.8 million in 1993, $12.3 million in 1992 and $7.4 million in 1991.
    Net pension expense for 1993, 1992 and 1991 was comprised of the following:

- -------------------------------------------------------------------------------
Year ended December 31 (in thousands)        1993            1992          1991
- -------------------------------------------------------------------------------
Service cost                             $ 11,800        $ 11,177      $  8,856
Interest cost on projected
  benefit obligation                       16,082          14,510        12,610
Return on plan assets                     (29,842)        (16,072)      (31,795)
Net amortization and deferral              10,704            (725)       17,015
- -------------------------------------------------------------------------------
  Net pension expense                    $  8,744        $  8,890      $  6,686
- -------------------------------------------------------------------------------

    The following table sets forth the retirement plan's funded status and amounts recognized in the Corporation's consolidated financial statements:

- ----------------------------------------------------------------------------------
December 31 (in thousands)                              1993                  1992
- ----------------------------------------------------------------------------------
Plan assets at fair value, primarily listed
  stocks and bonds                                  $245,389              $211,639
- ----------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested benefits                                    169,278               136,423
  Non-vested benefits                                 10,263                 8,402
- ----------------------------------------------------------------------------------
Accumulated benefit obligation                       179,541               144,825
Effect of projected future salary increases           45,748                46,560
- ----------------------------------------------------------------------------------
Projected benefit obligation                         225,289               191,385
- ----------------------------------------------------------------------------------
Plan assets in excess of projected benefit
  obligation                                        $ 20,100              $ 20,254
- ----------------------------------------------------------------------------------
Comprised of:
  Unrecognized net asset being amortized
    over 17 years                                   $ 15,916              $ 17,925
  Unrecognized net gain from past
    experience different from that assumed
    and effects of changes in assumptions              1,981                 3,618
  Unrecognized prior service loss                     (1,773)               (2,184)
  Prepaid pension cost                                 3,976                   895
- ----------------------------------------------------------------------------------
                                                    $ 20,100              $ 20,254
- ----------------------------------------------------------------------------------

    Assumptions used in computing pension expense were:

- ---------------------------------------------------------------------------------------------
                                                    1993             1992          1991
- ---------------------------------------------------------------------------------------------
Weighted average discount rate                   7 3/4-8    %         7-9    %   8 1/4-9    %
Rate of increase in future compensation levels       4-5 1/2%         4-6 1/2%       4-6 1/2%
- ---------------------------------------------------------------------------------------------
Expected long-term rate of return on assets          8-8 3/4%         7-9    %       8-9    %
- ---------------------------------------------------------------------------------------------

    The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 5.00%, respectively, at December 31, 1993 and 8.00% and 5.50% respectively, at December 31, 1992.
    With respect to the former Amarillo retirement plan, the weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 4.0%, respectively, at December 31, 1992.
    The Corporation provides postemployment life and contributory medical benefits to retired employees. The liability for such benefits is unfunded. In 1992, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions". Under this standard, costs of retiree benefits other than pensions are accrued in a manner similar to actual pension costs. In 1991, these costs, totaling $2.3 million, were expensed when paid.
    The following table presents the status of the plans:

- -----------------------------------------------------------------------------------------
December 31 (in thousands)                                         1993              1992
- -----------------------------------------------------------------------------------------
Accumulated postretirement
  benefit obligation:
    Retirees                                                    $32,540           $25,795
    Fully eligible active plan participants                      10,557             7,414
    Other active plan participants                               16,529            16,999
- -----------------------------------------------------------------------------------------
    Total accumulated postretirement benefit obligation          59,626            50,208
- -----------------------------------------------------------------------------------------
Unrecognized net gain                                             6,575               362
Unrecognized transition obligation                               43,120            45,516
- -----------------------------------------------------------------------------------------
Accrued postretirement
  benefit cost                                                  $ 9,931           $ 4,330
- -----------------------------------------------------------------------------------------

    Net postretirement benefit cost included the following components:

- ------------------------------------------------------------------------------------
Year ended December 31 (in thousands)                            1993           1992
- ------------------------------------------------------------------------------------
Service cost                                                   $1,238         $1,195
Interest cost                                                   4,586          4,063
Amortization of transition obligation over 20 years             2,396          2,395
- ------------------------------------------------------------------------------------
Net postretirement benefit cost                                $8,220         $7,653
- ------------------------------------------------------------------------------------

    The weighted-average annual assumed rate of increase in the per capita cost of covered benefits for the medical plan is 10.50% for 1994 (compared to 12.25% assumed for 1993) and is assumed to decrease gradually to 5.00% in 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plan as of December 31, 1993 by $4.4 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1993 by $.5 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% at December 31, 1993 and 8.50% at December 31, 1992.
    In November, 1992, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards No. 112 (SFAS No. 112), "Employers' Accounting for Postemployment Benefits". This statement will require recognition of the cost to provide postemployment benefits on an accrual basis. Adoption of this pronouncement is required in 1994 and is not expected to have a material effect on the Corporation's results of operations.

 17    INCOME TAXES

    Income tax expense is summarized as follows:

- ------------------------------------------------------------------------------------
Year ended December 31 (in thousands)                 1993          1992        1991
- ------------------------------------------------------------------------------------
Current:
  Federal                                         $126,509      $105,822    $ 66,334
  State                                             21,392        14,563      10,102
- ------------------------------------------------------------------------------------
  Total current                                    147,901       120,385      76,436
- ------------------------------------------------------------------------------------
Deferred:
  Provision for loan losses                        (22,262)      (16,071)     (8,047)
  Other real estate owned losses                      (452)       (7,817)     (3,814)
  Unrealized net gains on
    available for sale securities                   26,525
  Other, net                                        (4,905)       (3,979)     (4,562)
- ------------------------------------------------------------------------------------
  Total deferred                                    (1,094)      (27,867)    (16,423)
- ------------------------------------------------------------------------------------
  Income tax expense                              $146,807      $ 92,518     $60,013
- ------------------------------------------------------------------------------------

                                                          1993 Annual Report 59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

    A reconciliation of the statutory Federal income tax rate with the effective tax rate is as follows:

- -------------------------------------------------------------------------------
                                                   Percent of pre-tax income
- -------------------------------------------------------------------------------
Year ended December 31                            1993         1992        1991
- -------------------------------------------------------------------------------
Statutory rate                                    35.0%        34.0%       34.0%
Tax-exempt interest                               (4.9)        (7.4)      (11.0)
Deferred taxes at applicable rates                (1.1)        (1.7)         .2
State taxes, net of Federal benefit                2.3          2.7         2.8
Other, net                                          .3          1.2
- -------------------------------------------------------------------------------
  Effective rate                                  31.6%        28.8%       26.0%
- -------------------------------------------------------------------------------

    As of December 31, 1993, the Corporation's deferred tax asset account was comprised of the following:

- -------------------------------------------------------------------------------
Deferred tax liabilities:
    Lease financing                                                   $  16,413
    Unrealized net gains on available for sale securities                26,525
    Other                                                                47,955
- -------------------------------------------------------------------------------
      Total deferred tax liabilities                                     90,893
- -------------------------------------------------------------------------------
Deferred tax assets:
    Provision for loan loss                                            (130,509)
    Other real estate owned losses                                      (15,622)
    Other                                                               (32,980)
- -------------------------------------------------------------------------------
      Total deferred tax assets                                        (179,111)
- -------------------------------------------------------------------------------
Net deferred tax asset                                                $ (88,218)
- -------------------------------------------------------------------------------

 18    RESERVES ON DEPOSITS

    Required reserves on deposits, included in the caption "Cash and due from banks," were $546,420 and $462,281 at December 31, 1993 and 1992, respectively.

 19    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The reported fair values of financial instruments are based on a variety of factors. Where possible, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Intangible values assigned to customer relationships are not reflected in the reported fair values. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.
    The carrying amounts reported in the balance sheet for cash and due from banks, short-term investments, Federal funds sold and securities purchased under resale agreements approximate fair value.
    Fair values for held to maturity securities, available for sale securities, and trading securities are based on quoted market prices or dealer quotes.
If quoted prices are not available for the specific security, fair values are based on quoted market prices of comparable instruments.
    The fair values of 1-4 family residential loans, home equity and other homogeneous categories of consumer loans are estimated using quoted market prices for similar traded loans or securities backed by such loans, adjusted for differences between the quoted instruments and the instrument being valued. The fair values for other loans are estimated using a discounted cash flow analysis, based on interest rates currently offered for loans with similar terms to borrowers of similar credit quality or in some situations, due to the variable rate nature of the instrument, carrying value and fair value are considered one and the same.
    Fair values for nonperforming loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.
    By definition fair values of deposits with no stated maturities, such as demand deposits, savings and NOW accounts and money market deposit accounts, are equal to the amounts payable on demand at the reporting date. The fair values of all other fixed rate deposits are based on discounted cash flows using rates currently offered for deposits of similar remaining maturities.
The carrying amounts of variable rate deposits approximate fair value at the reporting date.
    The carrying amounts of Federal funds purchased and other short-term borrowings approximate their fair values as of the reporting date.
The fair value of long-term debt is based on quoted market prices for similar issues, or current rates offered to the Corporation for debt of the same remaining maturity.
    The fair values of interest rate swaps and foreign exchange contracts are estimated using dealer quotes. These values represent the costs to replace all outstanding contracts at current market rates, taking into consideration the current credit worthiness of the counterparties. The fair values of interest rate swaps totaled approximately $16 million and $8 million at December 31, 1993 and 1992, respectively. The fair value of foreign exchange contracts at December 31, 1993 was approximately $1.6 million. The fair values of loan commitments, commercial letters of credit and standby letters of credit are determined using estimated fees currently charged to enter into similar agreements. These fees totaled approximately $2.5 million and $3.2 million at December 31, 1993 and 1992, respectively.
    The estimated fair values of the Corporation's financial instruments were as follows:

- ------------------------------------------------------------------------------------
December 31, 1993 (in millions)                   Carrying amount         Fair value
- ------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks and
    short-term investments                              $ 2,040.5          $ 2,040.5
  Held to maturity securities                             3,324.8            3,408.1
  Available for sale securities                           5,177.0            5,177.0
  Trading securities                                         48.1               48.1
  Loans                                                  14,484.8           14,755.1
Financial liabilities:
  Deposits                                               20,909.0           20,974.2
  Short-term borrowings                                   2,812.0            2,812.0
  Long-term debt                                            486.3              542.8
- ------------------------------------------------------------------------------------
December 31, 1992 (in millions)                   Carrying amount         Fair value
- ------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks and
    short-term investments                              $ 3,108.3          $ 3,108.3
  Held to maturity securities                             6,652.1            6,799.6
  Available for sale securities                             463.6              478.4
  Trading securities                                         38.5               38.5
  Loans                                                  12,808.9           13,051.4
Financial liabilities:
  Deposits                                               19,684.8           19,773.0
  Short-term borrowings                                   2,060.5            2,060.5
  Long-term debt                                            393.2              436.1
- ------------------------------------------------------------------------------------

60 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------

20    FINANCIAL INSTRUMENTS
      WITH OFF-BALANCE SHEET RISK

    In the normal course of business, the Corporation utilizes a variety of off-balance sheet financial instruments to service the financial needs of customers and to manage the Corporation's overall asset/liability position. This activity includes commitments to extend credit, standby and commercial letters of credit, securities lending, interest rate swaps and foreign exchange contracts. Each of these instruments involve varying degrees of risk. As such, the contract or notional amounts of these instruments may or may not be an appropriate indicator of the credit or market risk associated with these instruments.
    Credit risk exposure from standby and commercial letters of credit is minimized by subjecting these off-balance sheet instruments to the same credit policies and underwriting standards used when making loans or committing to extend credit. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on such evaluations. Acceptable collateral includes cash or cash equivalents, marketable securities, deeds of trust, receivables, inventory, fixed assets and financial guarantees. The risk associated with interest rate swaps and foreign exchange contracts arises from the counterparties' failure to meet the terms of the agreements and movements in foreign exchange rates, or interest rates. The Corporation manages this risk by maintaining a well-diversified portfolio of highly-rated counterparties in addition to imposing limits as to types, amounts and degree of risk the portfolios can undertake. The limits are approved by senior management and positions are monitored to ensure compliance with such limits.
    Generally accepted accounting principles recognize these instruments as contingent obligations or off-balance sheet items and accordingly, the contract or notional amounts are not reflected in the consolidated financial statements.
    Provided below is a summary of the Corporation's off-balance sheet financial instruments at December 31, 1993 and 1992.

- ------------------------------------------------------------------------------------
Financial instruments whose credit risk is represented by contract amounts
- ------------------------------------------------------------------------------------
December 31 (in millions)                                  1993                 1992
- ------------------------------------------------------------------------------------
Commitments to extend credit                          $ 6,004.1             $5,515.2
Standby letters of credit                                 776.0                678.0
Commercial letters of credit                              130.1                140.3
Securities lent                                         3,439.8              1,965.3
- ------------------------------------------------------------------------------------
  Total                                               $10,350.0             $8,298.8
- ------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------
Financial instruments whose credit risk is represented by
  other than notional or contract amounts
- ------------------------------------------------------------------------------------
December 31 (in millions)                                  1993                 1992
- ------------------------------------------------------------------------------------
Foreign exchange contracts:
  Commitments to purchase                              $  574.7             $  400.9
  Commitments to sell                                     544.5                384.9
Interest rate swaps                                     1,933.2              1,071.1
- ------------------------------------------------------------------------------------
  Total                                                $3,052.4             $1,856.9
- ------------------------------------------------------------------------------------

    A loan commitment represents a contractual agreement to lend up to a specified amount, over a stated period of time as long as there is no violation of any condition established in the contract, and generally requires the payment of a fee. Standby letters of credit are issued to improve a customer's credit standing with third parties, whereby the Corporation agrees to honor a financial commitment by issuing a guarantee to third parties in the event the Corporation's customer fails to perform.
Since the majority of the loan commitments and virtually all of the standby letters of credit are expected to expire unfunded, the total commitment amounts do not represent future cash requirements. Interest rates, in the event funding of the aforementioned commitments are required, are predominantly based on floating rates or prevailing market rates at the time such commitments are funded. Substantially all of these commitments expire in 1-2 years unless renewed by the Corporation. Commercial letters of credit are short-term commitments issued for trade purposes, primarily to finance the movement of goods between a buyer and seller dealing in international markets.
    The Corporation, through its trust subsidiary, is involved in off-balance sheet securities lending. In this capacity, the Corporation, acting as agent, lends securities on behalf of its customers to third party borrowers. The Corporation indemnifies its customers against losses in the event of counterparty default, and minimizes this risk through collateral requirements and limiting transactions to pre-approved borrowers. Collateral policies require each borrower to initially deliver cash or securities exceeding 102% of the market value of the securities lent. Additional collateral is required through the term of the lending agreement to ensure that the value of collateral exceeds the market value of the securities lent.
    The Corporation enters into interest rate swap transactions primarily as an asset/liability strategy to manage interest-rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of interest rate swaps express the volume of transactions and are not an appropriate indicator of off-balance sheet market risk or credit risk. At December 31, 1993, the Corporation's swap portfolio totaled $1.9 billion of which approximately $550 million matures within the next year.
    Foreign exchange activity, which is marked-to-market daily based on prevailing rates of exchange, can expose the Corporation to market risk, particularly when open positions exist and, to a lesser extent, credit risk associated with counterparties and their ability to meet the terms of the foreign exchange contracts. The Corporation's exposure to credit risk on foreign exchange contracts is measured as the cost of replacing the contract in the event of default by the counterparty which is limited to the on-balance sheet market valuation adjustment for all contracts in a gain position, an immaterial amount.

                                                          1993 Annual Report 61

- -------------------------------------------------------------------------------

21       PARENT COMPANY CONDENSED
         FINANCIAL STATEMENTS

     Following are the condensed financial statements of Boatmen's Bancshares, Inc. (Parent Company only) for the periods indicated:

Balance Sheet
- -----------------------------------------------------------------------
December 31 (in thousands)                         1993            1992
- -----------------------------------------------------------------------
Assets:
  Cash                                       $      386      $      960
  Short-term investments                         16,403          95,000
  Investment in subsidiaries:
    Banks and bank holding companies          2,244,985       1,950,383
    Nonbank                                      14,139          11,836
- -----------------------------------------------------------------------
  Total investments in subsidiaries           2,259,124       1,962,219
- -----------------------------------------------------------------------
Advances to subsidiaries:
    Bank                                        159,807          88,348
    Nonbank                                     109,995          40,400
- -----------------------------------------------------------------------
  Total advances to subsidiaries                269,802         128,748
- -----------------------------------------------------------------------
  Goodwill                                       95,334         100,795
  Other assets                                   48,410          36,391
- -----------------------------------------------------------------------
    Total assets                             $2,689,459      $2,324,113
- -----------------------------------------------------------------------

Liabilities:
  Accounts payable and accrued liabilities   $   46,955      $   47,190
  Dividends payable                              32,245          27,042
  Short-term borrowings                          49,635          56,025
  Long-term debt
    (including current maturities)              426,215         331,388
- -----------------------------------------------------------------------
    Total liabilities                           555,050         461,645
- -----------------------------------------------------------------------
Redeemable preferred stock                        1,155           1,248
- -----------------------------------------------------------------------
Stockholders' equity:
  Common stock                                  104,126          51,131
  Surplus                                       786,840         809,923
  Unrealized net appreciation,
    available for sale securities                42,252
  Retained earnings                           1,200,036       1,000,166
- -----------------------------------------------------------------------
    Total stockholders' equity                2,133,254       1,861,220
- -----------------------------------------------------------------------
    Total liabilities and stockholders'
      equity                                 $2,689,459      $2,324,113
- -----------------------------------------------------------------------

Statement of Income
- ----------------------------------------------------------------------------------------------
Year ended December 31 (in thousands)                      1993            1992           1991
- ----------------------------------------------------------------------------------------------
Income:
  Dividends from subsidiaries:
    Banks and bank holding companies                   $239,467        $157,557       $107,160
    Nonbank                                                 813           1,100          1,147
- ----------------------------------------------------------------------------------------------
  Total dividends from subsidiaries                     240,280         158,657        108,307
- ----------------------------------------------------------------------------------------------
  Fees from subsidiaries                                 33,316          26,199         23,476
  Dividends on equity securities                                                           618
  Interest on short-term investments                        988           1,263          3,024
  Interest on advances to subsidiaries                    6,713           3,436          3,935
  Loss on sale of equity securities                                                     (2,892)
  Other                                                     791             397            353
- ----------------------------------------------------------------------------------------------
  Total income                                          282,088         189,952        136,821
- ----------------------------------------------------------------------------------------------
Expense:
  Interest expense                                       32,062          23,853         23,135
  Staff expense                                          31,120          20,172         12,936
  Other                                                  30,139          26,073         21,795
- ----------------------------------------------------------------------------------------------
  Total expense                                          93,321          70,098         57,866
- ----------------------------------------------------------------------------------------------
  Income before income tax benefit
    and equity in undistributed
    income of subsidiaries                              188,767         119,854         78,955
  Income tax benefit                                     14,932          10,290          9,337
- ----------------------------------------------------------------------------------------------
  Income before equity in undistributed
    income of subsidiaries                              203,699         130,144         88,292
  Equity in undistributed income
    of subsidiaries                                     113,720          98,582         82,906
- ----------------------------------------------------------------------------------------------
  Net income                                           $317,419        $228,726       $171,198
- ----------------------------------------------------------------------------------------------

    Retained earnings include $1,072,991 and $959,271 of equity in undistributed income of subsidiaries at year-end 1993 and 1992, respectively.
    Annual dividend distributions to the Corporation from its banking subsidiaries are subject to certain limitations by applicable banking regulatory authorities. In the aggregate, the statutory maximum available dividends which may be paid to the Corporation without prior regulatory approval is $464,625, resulting in $1,788,749 or 79.4% of the total equity of the subsidiaries being potentially restricted as of December 31, 1993.

Statement of Cash Flows
- ------------------------------------------------------------------------------------
Year ended December 31 (in thousands)                 1993          1992        1991
- ------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                     $ 317,419     $ 228,726   $ 171,198
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
      Depreciation and amortization                  4,127         4,235       4,701
      Equity in undistributed income
        of subsidiaries                           (113,720)      (98,582)    (82,906)
      Loss on sale of equity securities                                        2,892
      Loss on sale of assets                           237           174         153
      Increase (decrease) in taxes
        payable                                        105        (3,332)     (4,394)
      Other, net                                    (6,796)       17,426       3,970
- ------------------------------------------------------------------------------------
    Net cash provided by
      operating activities                         201,372       148,647      95,614
- ------------------------------------------------------------------------------------
Cash flows from investment activities:
  Proceeds from sales of equity securities                         5,905
  Purchase of net assets and increase
    in investments in subsidiaries                (125,364)     (112,102)    (92,628)
  Net change in advances to subsidiaries          (141,054)      (82,127)      4,967
  Net change in short-term investments              78,597        (5,500)    (58,700)
  Net change in property and equipment              (3,595)         (305)       (433)
- ------------------------------------------------------------------------------------
    Net cash used for
      investing activities                        (191,416)     (194,129)   (146,794)
- ------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net change in short-term borrowings               (6,390)       24,571     (29,217)
  Repayments of long-term debt                      (5,003)       (4,140)    (12,484)
  Proceeds from issuance of
    long-term debt                                  99,281        99,148      49,500
  Cash dividends paid                             (112,216)      (85,602)    (77,415)
  Issuance of common stock from
    public stock offering                                                    111,135
  Common stock issued pursuant to
    various employee and shareholder
    stock issuance plans                            16,993        12,030       9,671
  Acquisition of treasury stock                     (3,102)
  Decrease in redeemable preferred stock               (93)          (19)        (89)
- ------------------------------------------------------------------------------------
    Net cash provided by (used for)
      financing activities                         (10,530)       45,988      51,101
- ------------------------------------------------------------------------------------
Increase (decrease) in cash                           (574)          506         (79)
Cash at beginning of year                              960           454         533
- ------------------------------------------------------------------------------------
Cash at end of year                              $     386     $     960   $     454
- ------------------------------------------------------------------------------------

22       LEGAL PROCEEDINGS

     Various claims and lawsuits, incidental to the ordinary course of business, are pending against the Corporation and its subsidiaries. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the consolidated financial statements.

62 Boatmen's Bancshares, Inc.

- -------------------------------------------------------------------------------

STATEMENT BY MANAGEMENT
Boatmen's Bancshares, Inc.

    The accompanying financial statements and the related financial information in this Annual Report were prepared by the management of Boatmen's Bancshares, Inc. in accordance with generally accepted accounting principles and where appropriate reflect management's best estimates and judgment. Management is responsible for the integrity, objectivity, consistency and fair presentation of the financial statements and all financial information contained in this Annual Report.
    The independent auditors, whose report is contained herein, are responsible for auditing the Corporation's financial statements in accordance with generally accepted auditing standards.
    In order to fulfill its responsibility, management relies in part on a system of internal accounting control which has been designed to safeguard the Corporation's assets from material loss or misuse and ensure that transactions are properly authorized and recorded in its financial records. An extensive internal auditing program monitors compliance with established procedures and controls to provide assurance that the system of internal accounting control is functioning in a proper manner. There are limits inherent in all systems of internal control based on the recognition that the cost of such systems should not exceed the benefits to be derived. Management believes the Corporation's system of internal accounting control provides reasonable assurance that the Corporation's assets are safeguarded and that its financial records are reliable.
    The Corporation's internal auditor and independent auditors have direct access to the Audit Committee of the Board of Directors. This committee, which is composed entirely of outside directors, meets periodically with management, the internal auditor, and the independent auditors to ensure the financial accounting and audit process is properly conducted.





Andrew B. Craig, III
Chairman of the Board,
President and
Chief Executive Officer




James W. Kienker
Executive Vice President
and Chief Financial Officer


REPORT OF ERNST & YOUNG
INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Boatmen's Bancshares, Inc.

    We have audited the accompanying consolidated balance sheet of Boatmen's Bancshares, Inc. as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1993. These financial statements are the responsibility of the management of Boatmen's Bancshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boatmen's Bancshares, Inc. at December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
    As discussed in Note 2 to the consolidated financial statements, in 1993, Boatmen's Bancshares, Inc. changed its method of accounting for debt and equity securities and, in 1992, changed its methods of accounting for income taxes and postretirement benefits other than pensions.
    We previously audited and reported on the consolidated statements of income, changes in stockholders' equity and cash flows of Boatmen's Bancshares, Inc. for the year ended December 31, 1991, prior to their restatement for the 1993 and 1992 poolings of interests as described in Note 3. The contribution of Boatmen's Bancshares, Inc. represents 75 percent of restated total interest income, and 88 percent of restated net income for the year ended December 31, 1991. Financial statements of the other pooled companies included in the 1991 restated consolidated statements of income, changes in stockholders' equity and cash flows were audited and reported on separately by other auditors. We have also audited, as to combination only, the accompanying statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1991, after restatement for the 1993 and 1992 poolings of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 3 to the consolidated financial statements.




St. Louis, Missouri                                    ERNST & YOUNG
January 20, 1994

                                                       1993 Annual Report 63

DIRECTORS
- -------------------------------------------------------------------------------

Richard L. Battram
Vice Chairman
The May Department
Stores Company

B. A. Bridgewater, Jr.
Chairman, President
and Chief Executive Officer
Brown Group, Inc.

William E. Cornelius
Retired Chairman and
Chief Executive Officer
Union Electric Company

Andrew B. Craig, III
Chairman of the Board,
President and
Chief Executive Officer
Boatmen's Bancshares, Inc.

Ilus W. Davis
Chairman of Kansas City Office
Armstrong, Teasdale, Schlafly
& Davis

Michael G. Fitt
Retired Chairman of the Board
and Chief Executive Officer
Employers Reinsurance
Corporation

John E. Hayes, Jr.
Chairman of the Board,
President and
Chief Executive Officer
Western Resources, Inc.

Samuel B. Hayes, III
Vice Chairman
Boatmen's Bancshares, Inc.

Ike Kalangis
Chairman, President
and Chief Executive Officer
Boatmen's Sunwest, Inc.

Lee M. Liberman
Chairman Emeritus
Laclede Gas Company

John Peters MacCarthy
Vice Chairman
Boatmen's Bancshares, Inc.

William E. Maritz
Chairman of the Board and
Chief Executive Officer
Maritz Inc.

Andrew E. Newman
Chairman of the Board
Edison Brothers Stores, Inc.

Jerry E. Ritter
Executive Vice President,
Chief Financial and
Administrative Officer
Anheuser-Busch Companies, Inc.

William P. Stiritz
Chairman and
Chief Executive Officer
Ralston Purina Company

A. E. Suter
Senior Vice Chairman and
Chief Operating Officer
Emerson Electric Co.

Dwight D. Sutherland
Partner
Sutherland Lumber Company

Theodore C. Wetterau
Retired Chairman and
Chief Executive Officer
Wetterau Incorporated

PRINCIPAL OFFICERS
- -------------------------------------------------------------------------------

Andrew B. Craig, III
Chairman of the Board,
President and
Chief Executive Officer

Samuel B. Hayes, III
Vice Chairman

John Peters MacCarthy
Vice Chairman

John M. Brennan
Executive Vice President
Loan Administration

J. Robert Brubaker
Executive Vice President and
Senior Operations Officer

Gregory L. Curl
Executive Vice President

Alfred S. Dominick, Jr.
Executive Vice President
Retail Banking

James W. Kienker
Executive Vice President
and Chief Financial Officer

Phillip E. Peters
Executive Vice President and
Chief Investment Officer

Philip N. McCarty
Senior Vice President
and Secretary

David L. Ahner
Senior Vice President
Corporate Real Estate

Larry D. Bayliss
Senior Vice President
Advertising and
Public Relations

William K. Carson
Senior Vice President
and President Boatmen's
Mortgage Corporation

Jacquelyn L. Dezort
Senior Vice President
and Auditor

Forrest S. FitzRoy
Senior Vice President
and General Counsel

Arthur J. Fleischer
Senior Vice President
Human Resources

John W. Fricke
Senior Vice President
Community Banks

Robert W. Godwin
Senior Vice President
Taxation


Leo G. Haas
Senior Vice President

Michael E. Jennings
Senior Vice President

W. Bruce Phelps
Senior Vice President
and Controller

Gary S. Pratte
Senior Vice President
Loan Administration

Raymond E. Senuk
Senior Vice President
Chief Information Officer

R. Patrick Shannon
Senior Vice President
Loan Review

Marvin W. Smith
Senior Vice President
Operations Administration

H. Chandler Taylor
Senior Vice President
Loan Administration

64 Boatmen's Bancshares, Inc.

CORPORATE INFORMATION
- -------------------------------------------------------------------------------

Market Information
The Corporation's common stock is traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System ("NMS") under the symbol "BOAT." Options on the Corporation's common stock are traded on the Chicago Board Options Exchange ("CBOE") under the symbol "BTQ." The following table sets forth the high, low and closing trade prices of the common stock for each quarterly period during 1993 and 1992 as reported by the National Association of Securities Dealers, Inc. ("NASD"):

Common Stock Share Data(1)
- ------------------------------------------------------------------------------------------------------------------------
                                  High           Low        Close      Book Value     Market/Book     Dividends Declared
- ------------------------------------------------------------------------------------------------------------------------
1993
  FOURTH                        $33.50        $27.50       $29.88          $20.49             146%                  $.31
  THIRD                          32.38         29.19        32.19           19.66             164                    .31
  SECOND                         32.50         27.25        30.19           19.18             157                    .28
  FIRST                          30.50         26.88        30.50           18.67             163                    .28
1992
  Fourth                        $28.25        $24.75       $28.00          $18.20             154%                  $.28
  Third                          26.81         24.75        25.88           18.25             142                    .28
  Second                         25.75         21.19        25.06           17.71             142                    .27
  First                          24.25         20.75        22.13           17.31             128                    .27
- ------------------------------------------------------------------------------------------------------------------------

(1) Previously reported per share data have been restated to reflect the two-for-one stock split which was declared on August 10, 1993 and paid on October 1, 1993.

At February 11, 1994, there were approximately 27,968 holders of record of the Corporation's common stock and the closing price on that day was $27.88.

Trading Volume
The number of shares of the Corporation's common stock traded during the fourth quarter of 1993 and year-to-date 1993 as reported by NASD were 17,686,388 and 52,611,322, respectively.

                                                             Standard         Thomson
Agency Ratings                                  Moody's      & Poor's       Bankwatch
- -------------------------------------------------------------------------------------
Boatmen's Bancshares, Inc.:                                                         B
  6 3/4% Subordinated notes due 2003                A-3            A-               A
  7 5/8% Subordinated notes due 2004                A-3            A-               A
  8 5/8% Subordinated notes due 2003                A-3            A-               A
  9 1/4% Subordinated notes due 2001                A-3            A-               A
  6 1/4% Convertible subordinated
    debentures due 2011                             A-3            A-               A
  Commercial paper                                  P-1           A-1           TBW-1
The Boatmen's National Bank of St. Louis:                                           B
  Short-term/long-term deposits                 P-1/Aa3        A-1/A+           TBW-1
Boatmen's First National Bank of Kansas City:                                       B
  Short-term/long-term deposits                                A-1/A+           TBW-1
- -------------------------------------------------------------------------------------

Corporate Headquarters
One Boatmen's Plaza
800 Market Street
St. Louis, MO 63101

Transfer Agent
Boatmen's Trust Company
510 Locust Street
St. Louis, MO 63101
(314) 466-1357 or (800) 456-9852

Investor Relations Contact
Kevin R. Stitt
Director of Investor Relations
(314) 466-7662
(314) 466-6191 (FAX)

A Dividend Reinvestment and Stock Purchase Plan is available to shareholders of the Corporation. The key features of this Plan are:

. Dividends on common stock may be automatically reinvested;
. Option to invest up to $10,000 cash per quarter;
. No brokerage commissions or service charges on reinvested dividends or cash investments.

A Direct Deposit of Dividends program is also available to shareholders of the Corporation. This program, which is offered at no charge, provides for the deposit of quarterly dividends directly to a checking or savings account.

Please direct inquiries regarding these programs and requests for the Reinvestment Plan Prospectus and Direct Deposit Authorization Form to:

Boatmen's Trust Company
P.O. Box 14768
St. Louis, MO 63178
(314) 466-1357 or (800) 456-9852

The Corporation's Bylaws require that notice of shareholder nominations for directors and proposals of business to be transacted at the Corporation's Annual Meeting of Shareholders must be received by the Secretary of the Corporation not less than 75 days prior to the date of the meeting.

The Corporation's annual meeting will be held on April 26, 1994 at 10:00 a.m. at the Corporate Headquarters, One Boatmen's Plaza,
St. Louis, Missouri.

                                                          1993 Annual Report 65