Form 10-K, Exhibit 13
period 1994-12-31
BOATMENS BANCSHARES INC /MO
filed 1995-03-16
CIK 40454

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                 FINANCIAL
                                 COMMENTARY

     The historical trends reflected in the restated financial information presented below are not reflective of anticipated future results.

                                 Table 1: Summary of Selected Financial Data
- ----------------------------------------------------------------------------------------------------------------

(IN MILLIONS EXCEPT PER SHARE DATA)                           1994       1993        1992       1991        1990
- ----------------------------------------------------------------------------------------------------------------
Earnings
Net interest income                                       $1,023.9   $  974.5      $871.3     $736.4      $650.2
Fully taxable equivalent (FTE) adjustment<F1>                 34.2       35.6        35.9       38.6        41.8
Net interest income (FTE) basis                            1,058.1    1,010.1       907.2      775.0       692.0
Provision for loan losses                                     24.3       60.2       136.6      114.7       119.5
Noninterest income                                           526.5      500.4       458.5      361.8       302.6
Noninterest expense                                          984.6      950.4       871.9      752.4       652.0
Net income                                                   355.3      317.4       228.7      171.2       145.0
- ----------------------------------------------------------------------------------------------------------------
Financial Position (at year end)
Total assets                                             $28,927.2  $26,654.0   $24,280.9  $23,002.7   $22,795.1
Securities                                                 8,090.7    8,501.8     7,115.7    6,046.0     5,070.1
Loans                                                     16,480.4   14,825.9    13,110.9   12,316.3    11,924.2
Reserve for loan losses                                      342.0      341.1       302.0      252.3       228.9
Deposits                                                  22,189.6   20,909.0    19,684.8   18,060.1    18,119.0
Long-term debt                                               515.1      486.3       393.2      315.7       284.5
Equity                                                     2,200.8    2,133.3     1,861.2    1,680.2     1,463.4
- ----------------------------------------------------------------------------------------------------------------
Share Data
Net income per share                                         $3.40      $3.07       $2.29      $1.77       $1.58
Dividends paid                                                1.27       1.15        1.09       1.07        1.06
Book value (year end)                                        21.10      20.49       18.20      16.94       15.84
Tangible book value (year end)                               18.69      17.84       16.19      15.09       14.02
Shares outstanding (year end)                                104.3      104.1       102.3       99.2        92.4
Average shares outstanding                                   104.6      103.5       100.0       96.9        91.7
- ----------------------------------------------------------------------------------------------------------------
Selected Financial Ratios
Return on assets                                              1.29%      1.27%        .99%       .79%        .73%
Return on equity                                             16.31      15.99       12.95      10.78       10.13
Net interest margin                                           4.32       4.53        4.37       4.01        3.93
Noninterest income/operating income                           33.2       33.1        33.6       31.8        30.4
Efficiency ratio                                              62.1       62.9        63.8       66.2        65.5
Capital ratios:
  Equity to assets                                            7.61       8.00        7.67       7.30        6.42
  Risk-based capital:
    Tier I capital                                           10.47      10.67       10.39      10.10
    Total capital                                            13.83      14.42       13.75      13.17
  Tier I leverage ratio                                       7.16       6.93        6.90       6.58
Nonperforming loans to total loans                             .76       1.17        1.96       2.54        3.18
Nonperforming assets to total loans and
  foreclosed property                                         1.12       1.90        2.92       3.92        3.93
Loan reserve to nonperforming loans                         273.25     195.03      116.72      79.91       59.87
Net charge-offs to average loans                               .15        .24         .80        .84         .76
================================================================================================================

<F1>The fully taxable equivalent adjustments are calculated using the Federal statutory tax rate.
- ----------------------------------------------------------------------------------------------------------------


                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


                                                       Table 2: Acquisitions
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          Accounting
                                          Date        State                   Assets        Price         Shares issued   method
- ------------------------------------------------------------------------------------------------------------------------------------
Completed
Centerre Bancorporation                  12/88        Missouri         $ 5.0 billion  $467 million stock   28.6 million   Pooling
RTC assisted--Community Federal S&L      12/90        Missouri           2.3 billion    27 million cash              --   Purchase
First Interstate Bank of Oklahoma, N.A.   8/91        Oklahoma            .9 billion    86 million cash              --   Purchase
Founders Bancorporation, Inc.             3/92        Oklahoma            .3 billion    34 million cash              --   Purchase
Superior Federal Bank                     3/92        Arkansas            .7 billion            --                   --   Purchase
RTC assisted--Home Federal S&L            3/92        Arkansas            .1 billion     1 million cash              --   Purchase
First Interstate of Iowa, Inc.            4/92        Iowa               1.2 billion    94 million stock    4.2 million   Pooling
FDIC assisted--Jackson Exchange Bank      5/92        Missouri            .1 billion     1 million cash              --   Purchase
Sunwest Financial Services, Inc.         10/92        New Mexico/Texas   3.4 billion   325 million stock   14.8 million   Pooling
Security Bank and
    1st Bank of Catoosa in Tulsa         11/92        Oklahoma            .2 billion    33 million cash              --   Purchase
FDIC assisted--First City-El Paso         3/93        Texas               .3 billion    14 million cash              --   Purchase
FDIC assisted--Missouri Bridge Bank       4/93        Missouri           1.1 billion    16 million cash              --   Purchase
RTC assisted--Cimarron Federal Savings    5/93        Oklahoma            .4 billion    13 million cash              --   Purchase
FCB Bancshares, Inc.                      8/93        Kansas              .2 billion    25 million cash              --   Purchase
First Amarillo Bancorporation, Inc.      11/93        Texas               .8 billion   192 million stock    5.9 million   Pooling
Woodland Bancorporation, Inc.             3/94        Oklahoma            .1 billion    12 million stock     .4 million   Pooling
Eagle Management and Trust Company        5/94        Texas                       --     3 million cash              --   Purchase
- ------------------------------------------------------------------------------------------------------------------------------------
  Total assets of completed transactions                               $17.1 billion
====================================================================================================================================
Pending at December 31, 1994
Dalhart Bancshares, Inc.                              Texas            $  .1 billion  $ 23 million stock     .7 million   Pooling
National Mortgage Company                             Tennessee           .2 billion   153 million stock    5.0 million   Pooling
Worthen Banking Corporation                           Arkansas           3.5 billion   595 million stock   17.3 million   Pooling
Salem Community Bancorp, Inc.                         Illinois            .1 billion     9 million stock     .3 million   Purchase
First National Bank in Pampa                          Texas               .2 billion    39 million stock    1.4 million   Pooling
West Side Bancshares, Inc.                            Texas               .1 billion    18 million stock     .6 million   Purchase
- ------------------------------------------------------------------------------------------------------------------------------------
  Total assets of pending transactions                                 $ 4.2 billion
====================================================================================================================================
- ------------------------------------------------------------------------------------------------------------------------------------



ACQUISITION OVERVIEW
    The Corporation's assets have increased from $9.9 billion at December 31, 1987 to $28.9 billion at December 31, 1994, an average annual growth rate of 17%. During this period the Corporation has pursued a strategy of expansion within its natural trade territory through a combination of internal growth and acquisition activity. The acquisition program has three objectives: geographic diversification, growth in retail market share, and additional earnings generation capacity. The Corporation has made several sizable acquisitions establishing dominant market positions in Missouri and New Mexico, and significant presences in southern Illinois, western Tennessee, Oklahoma, Arkansas and northern Texas. This growth has basically occurred in two distinct phases. The first phase concentrated on intramarket transactions to fully establish the Missouri cornerstone of the franchise and culminated with the Resolution Trust Corporation (RTC) assisted acquisition of Community Federal in 1990, a $2.3 billion thrift institution located in St. Louis. This acquisition provided the Corporation with a stable and low cost source of deposits and the opportunity to cross-sell services to a large new customer base at a low incremental cost. Deposits assumed totaled $2.3 billion and deposit retention approximated 75%. The Corporation completed another regulatory assisted transaction in Missouri in 1993 which added approximately $1.1 billion of assets to its Missouri franchise such that total assets in this state now approximate $18 billion. A more complete description of this acquisition is provided below.
    The second phase of the acquisition program commenced in 1991 by expanding into markets in nearby states, thereby achieving geographic diversification on a reasonably synergistic basis. From 1991 through 1993, acquisitions aggregating $8.5 billion in assets were consummated in Oklahoma, Arkansas, Iowa, Kansas, New Mexico and Texas. These transactions significantly changed the composition of the customer base whereby the Missouri-based banking segment at year end 1994, represents 62% of the Corporation's banking assets, down from 90% at year-end 1990.
    The acquisition program continued into 1994 as eight acquisitions aggregating $4.3 billion in assets were announced, two of which were completed in 1994. The six acquisitions pending at year end summarized in Table 2 are expected to be completed in early 1995 after obtaining all regulatory and shareholder approvals. The Corporation's operations currently span nine states, with services delivered from over 400 branch locations and over 500 off-premise ATM's. A more complete description of these acquisitions is provided in the commentary below.
    The geographic diversification

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                Table 3: Asset Distribution
- ----------------------------------------------------------
December 31, 1994                       % of
(in billions)                Assets     total    Locations
- ----------------------------------------------------------
Missouri                      $17.9      61.9%         170
New Mexico                      3.2      11.1           66
Oklahoma                        2.0       6.9           39
Texas                           1.6       5.5           20
Iowa                            1.2       4.1           33
Illinois                        1.0       3.5           20
Arkansas                        1.0       3.5           40
Tennessee                        .8       2.8           19
Kansas                           .2        .7            3
- ----------------------------------------------------------
Total                         $28.9     100.0%         410
==========================================================
- ----------------------------------------------------------

                                      Table 4: Economic Statistics
- ---------------------------------------------------------------------------------------------------------
                                   Unemployment
                                      Rates           Growth in                          Building Permits
                                ----------------    Personal Income      1994 Office        % increase
                                1994        1993     1994 vs. 1993    Vacancy Rates<F1>    1994 vs. 1993
- ---------------------------------------------------------------------------------------------------------
Missouri                        4.3%        6.5%         8.9%             12.4%                18.3%
New Mexico                      5.9         7.4          7.3              10.1                 30.3
Oklahoma                        5.4         6.1          5.1              22.9                  1.9
Texas                           6.0         6.3          6.4                                   21.0
Iowa                            3.2         3.7         11.1              15.1                 23.9
Tennessee                       3.8         5.3          6.3              15.0                 21.6
Illinois                        4.2         5.8          6.2                                    5.6
Arkansas                        5.0         5.9          7.9                                   14.8
Kansas                          5.0         5.0          7.4                                    7.2
- ---------------------------------------------------------------------------------------------------------
National average                5.4%        6.4%         6.3%             15.9%                13.7%
=========================================================================================================

<F1> Office vacancy rates in major metropolitan areas where Boatmen's has a presence.
- ---------------------------------------------------------------------------------------------------------

achieved through the Corporation's acquisition program is summarized in Table 3. The Corporation's geographic profile provides significant credit and economic risk diversification in that the Corporation is not significantly dependent on any major market. All of the Corporation's major markets are currently experiencing good economic conditions. Certain economic statistics, such as unemployment rates, growth in real personal income, office vacancy rates and building permits, are widely used to determine the economic stability within a given state or region. Table 4 is provided to illustrate the current economic trend and relative stability within the Corporation's nine-state operating region.
    Ten acquisitions recorded under the purchase method of accounting were consummated during the last three years; therefore, the results of operations of these companies are included in the consolidated financial statements subsequent to the dates of acquisition and must be considered when reviewing the trended financial information. Pooling acquisitions are reflected in the financial statements as if the companies had always been combined. Additionally, because some of the acquisitions were of an intramarket nature, numerous nonrecurring merger costs were recognized in such transactions reflecting the geographical market overlap of customer bases, the conforming of methodologies for determining loan loss reserves, and the elimination of duplicate functions, facilities, equipment and systems. Much of the Corporation's emphasis during this period of expansion has focused primarily on realizing expense economies inherent in these intramarket acquisitions and improving the loan portfolios of the acquired companies.
    Upon consummation of the pending acquisitions, the Corporation will recognize nonrecurring merger-related expenses aggregating approximately $20 million on a pre-tax basis, or $.12 per share on an after-tax basis. These nonrecurring charges will reflect direct expenses of the mergers consisting of investment banking fees, other professional fees, severance and change of control compensation payments, and estimated costs of closing duplicate branches. In 1993 and 1992, the Corporation recognized pre-tax merger-related expenses totaling $4.7 million and $51.5 million, respectively.

Oklahoma Acquisitions
    During the period August 1, 1991 through March 31, 1994, the Corporation completed five acquisitions in Oklahoma, such that total assets of the Corporation's Oklahoma bank now approximate $1.7 billion with services provided from 21 locations.
    The most recent was the 1994 acquisition of Woodland Bancorp, Inc., a retail banking organization with assets of approximately $65 million, in a pooling transaction resulting in the issuance of .4 million shares of common stock.

Arkansas Acquisitions
    On March 20, 1992, the Corporation established a meaningful presence in Arkansas with the acquisition of Superior Federal Bank (Superior), the third largest financial institution in the state. Superior, with total assets now approximating $1.3 billion, was acquired in a transaction structured as a voluntary supervisory conversion, wherein the Corporation contributed $29 million in equity capital in exchange for 100% stock ownership. Superior is heavily oriented to consumer business, and operates from 58 locations in two states, 40 of which are located in central and northwestern Arkansas, which includes Little Rock, Fort Smith, and Fayetteville, and 18 locations in eastern Oklahoma.
    On August 18, 1994, the Corporation announced an agreement to acquire Worthen Banking Corporation (Worthen), headquartered in Little Rock, Arkansas, in a transaction to be accounted for as a pooling of interests. Under terms of the agreement the Corporation will exchange one share of its common stock for each Worthen share, resulting in the issuance of approximately 17.3 million shares. Worthen is the second largest banking organization in Arkansas, with approximately $3.5 billion in assets, operating 112 retail banking offices throughout Arkansas and six offices in the Austin, Texas area. The acquisition of Worthen will increase the Corporation's asset base in Arkansas to approximately $4.4 billion, making the Corporation the market share leader in Arkansas.

Iowa Acquisition
    On April 1, 1992, the Corporation consummated the acquisition of First Interstate of Iowa, Inc. in exchange for

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

4.2 million shares of common stock. The Corporation's subsidiary, Boatmen's Bancshares of Iowa, Inc. with approximately $1.2 billion in assets, is headquartered in Des Moines, Iowa and operates 4 banks with 33 offices throughout the state. Approximately 58% of the banking assets are located in Des Moines, ranking Boatmen's second in market share in that city.

New Mexico Acquisition
    The Corporation established a leading position in New Mexico with the acquisition of Sunwest Financial Services, Inc. (Sunwest) on October 1, 1992 for approximately 14.8 million shares of common stock. Sunwest, with approximately $3.7 billion in assets, is headquartered in Albuquerque, New Mexico and is the largest banking organization in the state, operating 12 banks with 75 offices and 131 off-premise ATMs, including its El Paso, Texas subsidiary.

Texas Acquisitions
    On March 5, 1993, the Corporation, through its subsidiary bank, Sunwest Bank of El Paso, acquired First City's former bank in El Paso under an FDIC assisted transaction for $14 million in cash. As a result of this transaction, the Corporation's El Paso bank has total assets of approximately $510 million, representing a significant market share in the El Paso metropolitan area.
    On November 30, 1993, the Corporation acquired First Amarillo Bancorporation, Inc. (Amarillo), in a transaction accounted for as a pooling of interests. The Corporation exchanged .912 shares of its common stock for each share of Amarillo, resulting in the issuance of approximately 5.9 million shares of common stock. Amarillo, with assets at December 31, 1994, of approximately $1.1 billion, has the leading market share in the Texas Panhandle.
    During 1994, the Corporation entered into agreements to acquire Dalhart Bancshares, Inc., First National Bank in Pampa, and West Side Bancshares, Inc. in San Angelo, Texas, with aggregate assets of approximately $450 million. These Texas locations bring significant increased capacity to the Texas franchise and require the issuance of 2.7 million shares of common stock.
    Also in 1994, the Corporation completed the acquisition of Eagle Management and Trust Company (Eagle), an investment advisory firm located in Houston, Texas. Eagle, with $1.4 billion in trust assets, is managed by the Corporation's trust subsidiary.

Mortgage Banking Acquisition--Tennessee
    On May 6, 1994, the Corporation announced an agreement to acquire National Mortgage Company and certain affiliates (National Mortgage), headquartered in Memphis, Tennessee, in a transaction to be accounted for as a pooling of interests. The agreement called for the Corporation to exchange not more than 5.0 million shares of its common stock for all of the stock of National Mortgage. At the date of announcement, the transaction had a value of approximately $153 million, which represented 1.2% of National Mortgage's mortgage servicing portfolio. National Mortgage is a privately-owned, full-service mortgage banking company which originates home loans through 10 company-operated offices as well as through a network of over 300 correspondents located in the southern and midwestern United States, and presently services mortgage loans totaling approximately $13.8 billion. When the National Mortgage portfolio is combined with the Corporation's existing servicing portfolio, Boatmen's will rank among the 30 largest mortgage servicers in the country.

Missouri Acquisition
    On April 23, 1993, the Corporation, through its Kansas City bank, acquired Missouri Bridge Bank, N.A., under an assisted transaction with the FDIC. Boatmen's First National Bank of Kansas City acquired $1.1 billion of certain assets and assumed the same amount of deposit liabilities for a premium of $15.8 million. As a result of this transaction, the Corporation increased its assets in the Kansas City metropolitan area to $3.9 billion, further solidifying its leading position in this market.

Illinois Acquisition
    On September 27, 1994, the Corporation announced an agreement to acquire Salem Community Bancorp, Inc. (Salem) in a stock and cash transaction. Salem has two locations in South Central Illinois with approximately $80 million in assets.

              [ASSET GROWTH - ASSETS AS ORIGINALLY REPORTED GRAPH]

              [EQUITY GROWTH - EQUITY AS ORIGINALLY REPORTED GRAPH]

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


EARNINGS OVERVIEW
    Net income increased 11.9% in 1994, totaling $355.3 million, compared to an increase of 38.8% in 1993 when net income totaled $317.4 million. On a per share basis, net income increased 10.7% to $3.40 per share compared to an increase of 34.1% in 1993. The earnings increase in both 1994 and 1993 was primarily due to higher net interest income and noninterest income, as well as a lower provision for loan losses. Net income in 1993 and 1992 was also impacted by after-tax acquisition-related charges totaling $3.8 million in 1993 and $19.7 million in 1992. These charges consisted primarily of nonrecurring expenses for investment banking fees, severance and other compensation-related benefits, abandonment of equipment and software, and in 1992 also included charges to conform loan reserve, loan accrual and investment securities policies at Sunwest.
    The record earnings in 1994 were reflected in other key performance ratios such as the return on assets and return on equity. The return on assets was 1.29% in 1994 compared to 1.27% in 1993 and .99% in 1992. The return on equity was 16.31%, compared to 15.99% in 1993 and 12.95% in 1992. Net interest income on a fully taxable equivalent basis increased 4.8% in 1994 and 11.3% in 1993. Average earning asset growth of 9.8% led to the net interest income increase in 1994 and was partially offset by an anticipated contraction in interest rate spreads. In 1993, the net interest income increase was primarily due to an improved net interest margin coupled with moderate earning asset growth. The net interest margin was 4.32% in 1994 compared to 4.53% in 1993 and 4.37% in 1992.
    Noninterest income increased 5.2% in 1994 and 9.1% in 1993. The increase in 1994 was primarily due to increases in trust fees, service charges and credit card income, partially offset by declines in investment banking and mortgage banking revenues. The 1993 increase reflected gains in all core noninterest income categories. Excluding the impact of purchase acquisitions, noninterest income increased 2.4% in 1994 and 4.4% in 1993.

        Table 5: Earnings Per Share Analysis
- -------------------------------------------------
Per share                 '94 vs '93   '93 vs '92
- -------------------------------------------------
Net income
 prior period                  $3.07        $2.29
- -------------------------------------------------
Net interest income              .48         1.04
Provision for loan losses        .34          .76
Noninterest income               .25          .41
Noninterest expense             (.33)        (.79)
Income tax expense              (.38)        (.54)
Impact of additional
 shares of common stock         (.03)        (.10)
- -------------------------------------------------
Net increase                     .33          .78
- -------------------------------------------------
Net income current
  period                       $3.40        $3.07
=================================================
- -------------------------------------------------

       Table 6: Earnings by Business Component
- -------------------------------------------------

Per share                       1994         1993
- -------------------------------------------------
Commercial and
  retail banking
  operations
  (including
  credit card)                 $3.46        $3.07
Trust services                   .37          .35
Unallocated
  debt service,
  administrative
  overhead and
  nonbank services              (.43)        (.35)
- -------------------------------------------------
Consolidated
  earnings per share           $3.40        $3.07
=================================================
- -------------------------------------------------


    Noninterest expense increased 3.6% in 1994 and 9.0% in 1993. Excluding purchase acquisitions, noninterest expense was held to an increase of 1.6% in 1994, reflective of initiatives to control costs, compared to a 4.3% increase in 1993.
    Asset quality trends continued to strengthen in 1994. The Corporation experienced unusually low loan losses in 1994 and 1993, decreases in nonperforming loans and a decline in criticized loans identified through the Corporation's internal risk rating system. As a result, the provision for loan losses decreased 59.6% in 1994 and totaled $24.3 million compared to $60.2 million in 1993 and $136.6 million in 1992. Net charge-offs as a percentage of average loans declined to .15% compared to .24% in 1993 and .80% in 1992. The provision for loan losses and net charge-offs in 1992 were adversely impacted by a special provision of $33.3 million and charge-offs totaling approximately $28 million to conform Sunwest's loan reserve methods to the Corporation's policies.
    Presented in Table 5 is an income statement analysis expressed on a per share basis summarizing the changes in earnings per share in 1994 and 1993.
    The Corporation has two major business components: commercial and retail banking (including a credit card operation), and trust services.
The earnings contribution from each component for 1994 and 1993 is summarized in Tables 6 and 7.

                                       Table 7: Summary of Business Component Earnings
- -----------------------------------------------------------------------------------------------------------------------------
                                     Banking                    Trust               Other<F1>            Consolidated
                           --------------------------------------------------------------------------------------------------
(in millions)                1994     1993   % change   1994    1993   % change    1994    1993      1994     1993   % change
- -----------------------------------------------------------------------------------------------------------------------------
Net interest income (FTE)  $1,075   $1,026        4.8%  $  7    $  7         --%   $(24)   $(23)   $1,058   $1,010        4.8%
Provision for loan losses      24       60      (59.6)                                                 24       60      (59.6)
Noninterest income            363      336        8.0    163     157        3.8       1       7       527      500        5.2
Noninterest expense           834      812        2.7    108     100        8.0      43      38       985      950        3.6
Net income                 $  362   $  318       13.8%  $ 38    $ 36        5.6%   $(45)   $(37)   $  355   $  317       11.9%
=============================================================================================================================

<F1>Includes mortgage banking and costs of unallocated overhead, debt service, and intangible amortization.
- -----------------------------------------------------------------------------------------------------------------------------

                    BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


NET INTEREST INCOME AND INTEREST RATE RISK MANAGEMENT

                                           Table 8: Summary of Net Interest Income
- ----------------------------------------------------------------------------------------------------------------------------
                                                           Quarter
                                  ---------------------------------------------------------                    % change from
(in millions)                         First          Second           Third          Fourth             Year      prior year
- ----------------------------------------------------------------------------------------------------------------------------
1994
Average loans                     $14,956.3       $15,506.7       $15,911.9       $16,270.9        $15,665.7            11.6%
Average earning assets             23,690.3        24,502.1        24,715.1        25,080.3         24,501.3             9.8
Average core deposits              18,074.3        17,985.0        17,881.4        17,971.7         17,977.5             2.3
Average purchased funds             3,832.1         4,774.0         5,038.6         5,274.1          4,734.5            52.1
Net interest income (FTE)             257.0           265.0           267.3           268.8          1,058.1             4.8
Interest rate spread                   3.79%           3.77%           3.72%           3.63%            3.72%
Net interest margin                    4.34            4.33            4.33            4.29             4.32
- ----------------------------------------------------------------------------------------------------------------------------
1993
Average loans                     $13,127.9       $13,958.8       $14,373.7       $14,666.2        $14,036.8            10.1%
Average earning assets             21,306.9        22,080.5        22,680.5        23,190.7         22,320.8             7.6
Average core deposits              16,681.9        17,551.9        17,965.0        18,094.8         17,578.3             8.7
Average purchased funds             2,955.7         2,866.2         3,159.8         3,465.1          3,113.3             (.7)
Net interest income (FTE)             243.1           253.7           257.6           255.7          1,010.1            11.3
Interest rate spread                   3.97%           4.02%           3.99%           3.85%            3.96%
Net interest margin                    4.56            4.60            4.54            4.41             4.53
- ----------------------------------------------------------------------------------------------------------------------------
1992
Average loans                     $12,352.0       $12,824.6       $12,819.3       $12,992.9        $12,748.0             7.2%
Average earning assets             20,160.3        20,750.5        20,903.0        21,194.2         20,753.6             7.5
Average core deposits              15,386.4        16,271.4        16,346.3        16,653.1         16,167.8            11.9
Average purchased funds             3,410.9         3,113.6         3,103.4         2,925.0          3,135.7           (12.7)
Net interest income (FTE)             212.6           227.2           231.2           236.2            907.2            17.1
Interest rate spread                   3.52%           3.71%           3.78%           3.82%            3.70%
Net interest margin                    4.22            4.38            4.42            4.46             4.37
============================================================================================================================
- ----------------------------------------------------------------------------------------------------------------------------


    Measured on a fully-taxable equivalent basis, net interest income increased 4.8% in 1994 and 11.3% in 1993. The increase in 1994 was primarily due to growth in average earning assets, partially offset by an anticipated contraction in interest rate spreads. The 1993 increase was primarily due to wider interest spreads, coupled with a moderate increase in average earning assets. Average earning assets increased 9.8% in 1994 and 7.6% in 1993 primarily due to internal loan growth and expansion of the securities portfolio, supplemented by purchase acquisitions.
    Loans, the highest yielding earning asset, increased 11.6% in 1994 and as a percentage of average earning assets were 63.9% in 1994 compared to 62.9% in 1993 and 61.4% in 1992. Held to maturity and available for sale securities increased 8.8% in 1994, representing 34.4% of average earning assets, compared to 34.7% in 1993. Much of the increase in the securities portfolio reflects the redeployment of short-term money market instruments and funds received from regulatory assisted transactions in 1993, coupled with a planned expansion of selected components of the portfolio.
    As illustrated in Table 8, the contraction in the net interest margin began in the second half of 1993 and continued into the first quarter of 1994 as historically high prepayment levels impacted yields on the Corporation's mortgage-related portfolios. The margin stabilized at 4.33% in the second and third quarters of 1994 and in the fourth quarter was 4.29%. For the full year, the net interest margin was 4.32% compared to

                         [NET INTEREST MARGIN GRAPH]

                    [QUARTERLY NET INTEREST MARGIN GRAPH]

                BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                                 Table 9: Rate/Volume Analysis
- -----------------------------------------------------------------------------------------------------------------------------
(in millions)                                                     1994                                    1993
- -----------------------------------------------------------------------------------------------------------------------------
                                                              Change due to                           Change due to
- -----------------------------------------------------------------------------------------------------------------------------
                                                Total change     Volume<F1>    Rate<F2>   Total change    Volume<F1>     Rate<F2>
- -----------------------------------------------------------------------------------------------------------------------------
Interest income, fully taxable equivalent basis
Loans                                                 $146.5     $130.7       $15.8             $ 31.7    $110.6      $ (78.9)
Federal funds sold and securities
  purchased under resale agreements                       .3       (4.3)        4.6              (36.0)    (33.7)        (2.3)
Held to maturity securities:
  Taxable                                             (202.4)    (187.8)      (14.6)             (17.5)     58.5        (76.0)
  Tax-exempt                                            (5.4)      (7.1)        1.7               (8.7)     (9.0)          .3
Available for sale securities                          219.6      234.2       (14.6)              29.0      29.0
Trading securities                                       (.1)       (.3)         .2                (.6)                   (.6)
Short-term investments                                   1.4         .6          .8                (.6)      (.3)         (.3)
                                                      ------                                    ------
  Total interest income                                159.9      160.5         (.6)              (2.7)    124.1       (126.8)
- -----------------------------------------------------------------------------------------------------------------------------

Interest expense
Savings accounts                                        (3.2)       1.4        (4.6)               (.7)     12.8        (13.5)
Interest-bearing transaction accounts                   17.4        9.7         7.7              (20.9)     21.9        (42.8)
Time deposits                                           (8.8)     (12.6)        3.8              (79.3)     (8.2)       (71.1)
Federal funds purchased and other
  short-term borrowings                                102.0       51.3        50.7              (11.0)      1.7        (12.7)
Long-term debt                                           4.5        4.8         (.3)               6.3      11.6         (5.3)
                                                      ------                                    ------
  Total interest expense                               111.9       65.8        46.1             (105.6)     46.6       (152.2)
- -----------------------------------------------------------------------------------------------------------------------------
  Net interest income, fully taxable
    equivalent basis                                  $ 48.0     $ 94.7      $(46.7)            $102.9    $ 77.5       $ 25.4
=============================================================================================================================

<F1> Based on change in volume applied to prior year rate.
<F2> Based on change in rate applied to current year volume; therefore, effect of change in rate on change in volume has been attributed to change in rate.
- -----------------------------------------------------------------------------------------------------------------------------


4.53% in 1993 and 4.37% in 1992. Rising interest rates in 1994 restricted the net interest margin to some extent due to the Corporation's modest liability sensitive position; however, this has been partially mitigated by the retail deposit pricing discipline prevalent throughout the industry in 1994. In addition, interest rate spreads were adversely affected in 1994 as industry-wide competition resulted in narrower spreads in certain lending areas. The average yield on earning assets in 1994 was 7.35%, a decrease of 1 basis point from 1993. During this same period, the average rate paid on total deposits was unchanged at 3.31%, however, the rate paid on total interest-bearing liabilities increased by 23 basis points. The higher funding costs in 1994 reflected an increased use of purchased funds as loan growth outpaced deposit growth. Purchased funds, which represented the principal funding source for the loan growth in 1994, increased $1.6 billion or 52.1% compared to a decrease of .7% in 1993. The issuance of $1.6 billion in bank notes accounted for this increase. These notes were issued by several of the Corporation's banking subsidiaries, with up to one year maturities and mainly paying interest indexed to the Federal funds rate. The rate paid on Federal funds purchased and other short-term borrowings averaged 4.31% in 1994 compared to 2.98% in 1993.
    Interest rate risk is the extent to which net interest income may be affected by changes in market driven interest rates, and the Corporation assumes varying degrees of interest rate risk as part of its normal banking operations. It is the role of the asset/liability management committee to manage and control the level of interest rate risk contained in the balance sheet as well as off-balance sheet financial instruments. The Corporation has made a commitment to maintaining the appropriate technology and expertise to monitor and analyze its interest rate sensitivity position on an ongoing basis. The Corporation's interest rate risk policy is to maintain a stable level of net interest income while also enhancing earnings potential through limited risk positioning based on the forecast of future interest rates. Interest rate risk exposure (earnings at risk exposure)is currently limited, by policy, to 5% of projected annual net income. Adherence to these risk limits is controlled and monitored through simulation modeling techniques that consider the impact that alternative interest rate scenarios will have on the Corporation's financial results. In its simulations, the Corporation estimates the impact on net interest income and net income resulting from a gradual, as well as significant immediate, change in market interest rates. Utilization of the simulation modeling results enables management to develop strategies to control the Corporation's overall interest rate risk exposure and to monitor specific risks associated with on-balance sheet financial instruments, along with interest rate swaps.
    The assumptions used in the model are intentionally designed to be con-

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                        Table 10: Rate Sensitivity At December 31, 1994
- -----------------------------------------------------------------------------------------------------------------------------
                                                                    Interest sensitive within
                                      ---------------------------------------------------------------------------------------
                                         0-30       31-90     91-180    181-365       Total     One to       Over
(in millions)                            days        days       days       days    one year five years five years       Total
- -----------------------------------------------------------------------------------------------------------------------------
Earning assets
Loans                                $  6,911     $   850    $   939    $ 1,580    $ 10,280    $ 4,626    $ 1,574     $16,480
Securities<F1>                          1,105         621        918        978       3,622      3,021      1,448       8,091
Other earning assets                    1,158                                         1,158                             1,158
- -----------------------------------------------------------------------------------------------------------------------------
  Total earning assets                  9,174       1,471      1,857      2,558      15,060      7,647      3,022      25,729
Nonearning assets                                                                                           3,198       3,198
- -----------------------------------------------------------------------------------------------------------------------------
  Total assets                       $  9,174     $ 1,471    $ 1,857    $ 2,558    $ 15,060    $ 7,647    $ 6,220     $28,927
=============================================================================================================================
Sources of funds
Noninterest bearing deposits         $  4,590                                      $  4,590                           $ 4,590
Retail savings and interest
  bearing transaction accounts          8,818                                         8,818                             8,818
Time deposits                           2,481       1,097      1,306      1,437       6,321      2,440         21       8,782
Federal funds purchased and
  other short-term borrowings           3,601          50                             3,651                             3,651
Long-term debt and capital
  lease obligation                                                35          3          38         31        484         553
Other noninterest bearing sources                                                                           2,533       2,533
Effect of interest rate swaps             535       1,435        (39)       (48)      1,883     (1,883)
- -----------------------------------------------------------------------------------------------------------------------------
  Total sources of funds               20,025       2,582      1,302      1,392      25,301        588      3,038     $28,927
- -----------------------------------------------------------------------------------------------------------------------------
Period gap before adjustments         (10,851)     (1,111)       555      1,166     (10,241)     7,059      3,182
- -----------------------------------------------------------------------------------------------------------------------------
Adjustments<F2>                         9,562        (674)      (198)        31       8,721     (6,133)    (2,588)
- -----------------------------------------------------------------------------------------------------------------------------
Period gap after adjustments           (1,289)     (1,785)       357      1,197      (1,520)       926        594
- -----------------------------------------------------------------------------------------------------------------------------
Cumulative gap after adjustments     $ (1,289)    $(3,074)   $(2,717)   $(1,520)   $ (1,520)   $  (594)
=============================================================================================================================
Cumulative gap as a percent
  of earning assets                      (5.0)%     (11.9)%    (10.6)%     (5.9)%      (5.9)%     (2.3)%
=============================================================================================================================

<F1> Includes held to maturity and available for sale securities.
<F2> For internal management purposes, the Corporation's gap position is adjusted to reflect anticipated prepayments on mortgage-related assets, a shift of a large percentage of the Corporation's administered-rate retail deposit accounts to the one-to-five year time period to reflect the insensitive nature of these accounts based on the Corporation's experience, a shift of a large percentage of the Corporation's noninterest bearing demand deposit accounts to the one-to-five year period to reflect the stable nature of these accounts based on the Corporation's experience and the elimination of material fluctuations in daily deposit levels and short-term borrowings.
- -----------------------------------------------------------------------------------------------------------------------------


servative in that the balance sheet is held static for the entire 12 month simulation horizon and, accordingly, the model is not intended to represent an income forecast. Based on the 1994 year-end interest rate sensitivity position, the simulation model indicates that the earnings at risk exposure over the next 12 months would approximate 4%, assuming a gradual 200 basis point increase in interest rates, and no active management of the balance sheet components.
    Another means of monitoring interest rate risk is the interest rate sensitivity analysis appearing in Table 10. This analysis identifies the repricing characteristics of the balance sheet and resulting gap or difference between assets and liabilities repricing within and over given time periods. It should be noted, however, that the traditional gap analysis can provide an incomplete picture of a financial institution's interest rate risk position due to its inability to capture the sensitivity associated with prepayment risk, asymmetric pricing patterns for administered and retail deposit accounts and noninterest bearing funds volume.
    An effective asset/liability management function is required to address the interest rate risk inherent in the Corporation's core banking activities. If no other action is taken, the behavior of the core banking activities, which includes lending and deposit activities, results in an asset-sensitive position. Accordingly, to prudently manage the overall interest rate sensitivity position, the Corporation utilizes a combination of on-and off-balance sheet financial instruments to balance the interest rate sensitivity of the core balance sheet. Interest rate swaps are an effective mechanism to manage this interest rate risk due to the inherent advantages related to flexibility in product structure, size, liquidity, capital and market timing. The use of off-balance sheet instruments as part of the interest rate management process can achieve the same desired result as on-balance sheet instruments, but also results in reduced funding/capital requirements, and an improved net interest margin and return on assets. The contribution of the

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

swap portfolio over time will expand or contract with movements in market rates; however, this risk cannot be viewed in isolation and is controlled and monitored within the overall context of the aforementioned asset/liability management policies.
    The interest rate swap portfolio is presently used to modify the interest rate sensitivity of subordinated debt and alter the interest rate sensitivity of the Corporation's prime-based loan portfolio. The Corporation accessed the capital markets twice in recent years, resulting in the issuance of $200 million of fixed rate subordinated debt. The impact of adding long-term debt to the balance sheet resulted in increased asset sensitivity as proceeds were initially used to replace short-term borrowings. Accordingly, to reduce the impact on the Corporation's gap position, $200 million of interest rate swaps were executed to convert fixed rate debt to a floating rate instrument. The Corporation's prime based loan portfolio (approximately $5.4 billion) is the primary cause of the large asset sensitivity position of the core banking activity as it is primarily funded by deposit liabilities that are less sensitive to movements in market interest rates. As a means to alter the interest rate sensitivity of the prime based portfolio, the Corporation has used interest rate swaps to convert approximately $1.8 billion of prime based loans to fixed rate instruments. Additionally, the Corporation used $250 million of interest rate swaps to alter the pricing basis on a small portion of the prime-based loan and bank note portfolios. Periodic correlation assessments are performed to ensure that the swap instruments are effectively modifying the interest rate characteristics of the respective balance sheet items. The interest rate swaps are not leveraged in that they reset in step with rate movements in the underlying index. The interest rate swap programs were consistent with management's objective of balancing the interest rate sensitivity of the core bank.
    In 1994, the Corporation added new swap transactions with a notional amount of $1.1 billion and $.6 billion of swaps matured, such that at December 31, 1994, interest rate swaps totaled $2.3 billion. As summarized in Table 11, the swap portfolio is primarily comprised of contracts wherein the Corporation receives a fixed rate of interest while paying a variable rate. The average rate received at December 31, 1994 was 5.53% compared to an average rate paid of 6.06%, and the average remaining maturity of the total portfolio was two years. The variable rate component of the interest rate swaps is based on LIBOR at December 31, 1994, and will adjust with future movements in this index. Table 12 provides information related to weighted average rates paid and received, maturity profile, and fair values of the major swap programs in place at December 31, 1994 and December 31, 1993. The estimated fair value of the swap portfolio was a negative $168.5 million at December 31, 1994, based on discounted cash flow models. In that these swaps are valued using anticipated forward interest rates at year end, the estimated fair value is not necessarily indicative of the future net interest potential of the portfolio over its remaining life.

                        Table 11: Interest Rate Swap Portfolio Activity
- -------------------------------------------------------------------------------------------------

                                                   Receive          Pay        Basis
(in millions)                                        Fixed        Fixed        Swaps        Total
- -------------------------------------------------------------------------------------------------
Notional amount, December 31, 1993                  $1,450         $ 31         $300       $1,781
  Additions                                          1,000                        50        1,050
  Maturities                                          (450)                     (100)        (550)
- -------------------------------------------------------------------------------------------------
Notional amount, December 31, 1994                  $2,000         $ 31         $250       $2,281
=================================================================================================

Average remaining maturity (years)                     2.2          1.3          1.1          2.0
Weighted average rate received                        5.52%        6.09%        5.55%        5.53%
Weighted average rate paid                            6.06         8.86         5.72         6.06
=================================================================================================
- -------------------------------------------------------------------------------------------------

                       Table 12: Interest Rate Swap Portfolio
- --------------------------------------------------------------------------------------
                                                Weighted                Estimated
                                              Average Rate         -------------------
December 31, 1994         Notional         ------------------      Maturity       Fair
(in millions)               Amount         Receive        Pay        (years)     Value
- --------------------------------------------------------------------------------------
Prime loan swaps:
  Receive fixed             $1,800            5.59%      6.07%          2.2    $(155.6)
  Basis swaps                  200            5.46       5.59           1.3       (3.8)
- --------------------------------------------------------------------------------------
    Total                    2,000            5.58       6.02           2.1     (159.4)


Long-term debt swaps           200            4.87       5.96           1.5       (8.6)
Other                           81            5.97       7.24            .9        (.5)
- --------------------------------------------------------------------------------------
Total                       $2,281            5.53%      6.06%          2.0    $(168.5)
======================================================================================

                                                Weighted                Estimated
                                              Average Rate         -------------------
December 31, 1993         Notional         ------------------      Maturity       Fair
(in millions)               Amount         Receive        Pay        (years)     Value
- --------------------------------------------------------------------------------------
Prime loan swaps:
  Receive fixed             $1,100            5.55%      3.44%          1.6    $   6.0
  Basis swaps                  300            4.35       3.42            .7        1.9
- --------------------------------------------------------------------------------------
    Total                    1,400            5.29       3.44           1.4        7.9

Long-term debt swaps           200            4.87       3.39           2.5        2.0
Retail CD                      150            7.75       3.04            .1        4.6
Other                           31            3.48       8.86           2.3       (3.3)
- --------------------------------------------------------------------------------------
Total                       $1,781            5.42%      3.49%          1.4    $  11.2
======================================================================================
- --------------------------------------------------------------------------------------

    The swap portfolio increased net interest income by approximately $15 million for 1994, adding 6 basis points to the net interest margin, compared to approximately $20 million or 10 basis points in 1993. The results from the simulation model indicate that in a rising

                BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

rate environment the net interest contribution from the swap portfolio will lessen as the variable component resets upward. Based on interest rates at December 31, 1994, the swap portfolio will have a negative impact on net interest income in 1995; however, it is anticipated that this will be offset by a higher contribution from core banking activities. The increased contribution from core banking activities will occur as variable rate assets, such as the hedged prime-based loans, reprice upward, coupled with an increased contribution from administered rate liabilities, which are less sensitive to rate movements. Based on interest rates at December 31, 1994, it is anticipated that the swap portfolio will reduce net interest income by approximately $19 million in 1995.
    Approximately 90% of the portfolio is comprised of indexed amortizing swaps, whereby the maturity distribution could lengthen if interest rates were to increase from current levels. Assuming interest rates were to increase 200 basis points from their current levels, the average maturity distribution of the swap portfolio would increase from 2 years to approximately 4 years.
    Any future utilization of off-balance sheet financial instruments will be determined based upon the Corporation's overall interest rate sensitivity position and asset/liability management strategies.
    While the Corporation is primarily an end-user of derivative instruments, it also acts as an intermediary to meet the financial needs of its customers. The notional amount of the customer swap portfolio at December 31, 1994 totaled approximately $325 million. Interest rate risk associated with this portfolio is controlled by entering into offsetting positions with third parties.

LIQUIDITY

                                  Table 13: Earning Assets and Sources of Funds
- ----------------------------------------------------------------------------------------------------------------
(average balances in millions)                    1994                     1993                      1992
- ----------------------------------------------------------------------------------------------------------------
Earning Assets                            Amount  % of total       Amount   % of total       Amount   % of total
- ----------------------------------------------------------------------------------------------------------------
Securities<F1>                         $ 8,417.8        34.4%   $ 7,740.5         34.7%   $ 6,527.0         31.5%
Money market investments                   417.8         1.7        543.5          2.4      1,478.6          7.1
Loans:
  Commercial                             8,505.9        34.7      7,771.9         34.8      6,871.4         33.1
  Retail                                 7,159.8        29.2      6,264.9         28.1      5,876.6         28.3
- ----------------------------------------------------------------------------------------------------------------
  Total earning assets                 $24,501.3       100.0%   $22,320.8        100.0%   $20,753.6        100.0%
================================================================================================================

Sources of Funds
- ----------------------------------------------------------------------------------------------------------------
Net investable demand deposits         $ 2,754.7        11.3%   $ 2,607.6         11.7%   $ 2,201.2         10.6%
Retail core deposits:
  Savings                                2,065.0         8.4      2,014.6          9.0      1,628.2          7.8
  Transaction accounts                   6,663.9        27.2      6,264.5         28.1      5,556.3         26.8
  Time                                   6,493.9        26.5      6,691.6         30.0      6,782.1         32.7
- ----------------------------------------------------------------------------------------------------------------
    Total retail core deposits          15,222.8        62.1     14,970.7         67.1     13,966.6         67.3
- ----------------------------------------------------------------------------------------------------------------
  Total core deposits                   17,977.5        73.4     17,578.3         78.8     16,167.8         77.9
- ----------------------------------------------------------------------------------------------------------------
Negotiable CD's                            917.2         3.7      1,018.6          4.5      1,089.0          5.2
Federal funds purchased and
  other short-term borrowings            3,817.3        15.6      2,094.7          9.4      2,046.7          9.9
Capital, net                             1,789.3         7.3      1,629.2          7.3      1,450.1          7.0
- ----------------------------------------------------------------------------------------------------------------
  Total sources of funds               $24,501.3       100.0%   $22,320.8        100.0%   $20,753.6        100.0%
================================================================================================================

<F1>Includes held to maturity and available for sale securities.
- ----------------------------------------------------------------------------------------------------------------

    Liquidity represents the availability of funding to meet the obligations to depositors, borrowers, and creditors at a reasonable cost without adverse consequences. Accordingly, the Corporation's liquidity position is influenced by its funding base and asset mix. Core deposits, which consist of investable checking account deposits and certain interest-bearing accounts, represent the Corporation's largest and most important funding source, as these deposits represent a more stable, lower cost source of funds.
    The core deposit base is supplemented by the Corporation's wholesale and correspondent banking activities which provide a natural access to short-term purchased funds, such as negotiable certificates of deposit, bank notes and overnight surplus funds. These funds are acquired when needed, principally from existing customers within the Corporation's natural trade territory and access to national money markets.
    As shown in Table 13, average core deposits increased approximately $400 million or 2.3% in 1994 to $18.0 billion, up from $17.6 billion in 1993 when core deposits increased 8.7%. In 1994, average earning asset growth exceeded core deposit growth by approximately $1.8 billion; accordingly, the additional earning asset volume has been funded to a large extent by higher levels of short-term purchased funds. This is in contrast to 1993 and 1992 when earning asset growth was

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

largely funded by the inflow of deposits assumed from regulatory assisted transactions consummated in those years. In addition, core deposit growth in 1994 has been impacted, to some extent, by a shift in customer preference to other investment alternatives. Average core deposits supported 73.4% of earning assets in 1994, compared to 78.8% in 1993 and 77.9% in 1992. Purchased funds, which increased approximately $1.6 billion in 1994, supported 19.3% of average earning assets compared to 13.9% in 1993 and 15.1% in 1992. Purchased funds at December 31, 1994, included $1.6 billion of short-term bank notes which were issued by the Corporation's banking subsidiaries during the second and third quarters of 1994. The maturity distribution of time deposits $100,000 and over at December 31, 1994 and 1993 is summarized in Table 14.
    The Corporation's liquidity position is also managed by maintaining adequate levels of liquid assets such as money market investments and available for sale securities. At December 31, 1994, the available for sale portfolio totaled $3.9 billion compared to $5.2 billion at December 31, 1993. These securities may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks. A more detailed discussion of the available for sale portfolio is provided in the Securities Portfolio section of this report.
    Parent Company liquidity is maintained through cash flows generated by dividends and fees collected from subsidiaries, complemented by an active commercial paper program and availability of credit totaling $100 million under a revolving credit agreement. Commercial paper borrowings averaged $50 million in 1994 and $61 million in 1993. Commercial paper proceeds are generally used to fund the Corporation's mortgage banking operations, with excess funds invested in short-term instruments. The variety of funding options and strong cash flow provide the Corporation flexibility in selecting funding alternatives most appropriate in the circumstances, thereby avoiding the necessity to access capital markets at inopportune times. Maintaining favorable debt ratings is important to liquidity because it can affect the availability and cost of funds to the Corporation. The Parent Company's ability to access the capital markets on a cost effective basis is indicated by its debt ratings, summarized in Table 15.

                  [AVERAGE EARNING ASSET MIX GRAPH]

                       Table 14: Time Deposits $100,000 and Over
- --------------------------------------------------------------------------------------

December 31 (in millions)                                            1994         1993
- --------------------------------------------------------------------------------------
Maturing within three months                                     $  476.9       $415.9
Maturing after three months but within six months                   205.5        166.6
Maturing after six months but within one year                       169.1        180.5
Maturing after one year                                             189.2        193.0
- --------------------------------------------------------------------------------------
  Total                                                          $1,040.7       $956.0
======================================================================================
- --------------------------------------------------------------------------------------

                                         Table 15: Debt Ratings
- --------------------------------------------------------------------------------------------------
                                                                             Standard      Thomson
Agency Ratings                                                   Moody's     & Poor's    Bankwatch
- --------------------------------------------------------------------------------------------------
Boatmen's Bancshares, Inc.:                                                                      B
  6-3/4% Subordinated notes due 2003                                  A3           A-            A
  7-5/8% Subordinated notes due 2004                                  A3           A-            A
  8-5/8% Subordinated notes due 2003                                  A3           A-            A
  9-1/4% Subordinated notes due 2001                                  A3           A-            A
  6-1/4% Convertible subordinated debentures due 2011                 A3           A-            A
  Commercial paper                                                    P1          A-1        TBW-1
The Boatmen's National Bank of St. Louis:                                                        B
  Long-term/short-term deposits and bank notes                    Aa3/P1       A+/A-1        TBW-1
Boatmen's First National Bank of Kansas City:                                                    B
  Long-term/short-term deposits and bank notes                     A1/P1       A+/A-1        TBW-1
Multi-bank note program (6 Boatmen's subsidiary banks)             A1/P1       A+/A-1
==================================================================================================
- --------------------------------------------------------------------------------------------------

    The Corporation has accessed the capital markets on two occasions over the last three years resulting in the issuance of $200 million of subordinated debt. In the fourth quarter of 1992, the Corporation issued $100 million of 7-5/8% subordinated notes maturing in 2004, and in the first quarter of 1993, $100 million of 6-3/4% subordinated notes maturing in 2003 were issued, representing the final tranche under a $200 million shelf registration. On April 14, 1994, the Corporation filed a shelf registration statement with the Securities and Exchange Commission providing for the issuance of up to $500 million of debt, preferred stock or common stock. This represents the only outstanding shelf filing and there are no plans to issue securities pursuant to this filing in the near term.
    The Corporation's existing debt position is relatively moderate, and projected cash flows are adequate to service this debt without additional financing, given continued profitable operations by the Corporation's banking subsidiaries. Approximately $38 million of

                     [FUNDING MIX, 1994 GRAPH]

                  BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


debt is scheduled to mature in 1995, most of which consists of senior notes payable at the Corporation's New Mexico subsidiary. In 1994, Parent Company net cash provided from operations totaled $218 million which was available to pay dividends to shareholders and support other financing and investing activities.

SECURITIES PORTFOLIO
    On December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires entities to classify debt and equity securities as either held to maturity, available for sale, or trading securities. Under SFAS No. 115, held to maturity securities are recorded at amortized cost; whereas available for sale securities and trading securities are carried at market value. SFAS No. 115 further requires that unrealized gains and losses on available for sale securities be reported, net of tax, as a separate component of stockholders' equity. Upon adoption of SFAS No. 115 in 1993, the Corporation transferred approximately $5.2 billion of securities to the available for sale portfolio, resulting in an increase to stockholders' equity of $42.3 million due to the market value adjustment.
    At December 31, 1994, held to maturity securities totaled $4.2 billion compared to $3.3 billion at December 31, 1993 and consisted of securities the Corporation has the intent and ability to hold to maturity. These securities consisted primarily of tax-exempt municipal bonds, seasoned and intermediate-term pass through mortgage-backed securities, intermediate-term corporate bonds and collateralized mortgage obligations (CMOs) possessing stable repayment tranches. The increase of $.9 billion from year end 1993 was primarily due to purchases of $1.4 billion which were partially offset by maturities totaling $.5 billion. Purchases of held to maturity securities in 1994 primarily consisted of Treasury and Agency notes totaling $.4 billion and mortgage-backed securities aggregating $.9 billion. There were no sales of held to maturity securities in 1994, nor were there any transfers to or from the available for sale portfolio during 1994. The Corporation's portfolio of structured agency notes totaled only $260 million, and none of the securities met the high-risk definition established by regulatory agencies at December 31, 1994.
    The held to maturity securities net market value depreciation at December 31, 1994 was $226.5 million and included gross unrealized gains of $28.7 million and gross unrealized losses of $255.2 million. Market value appreciation at December 31, 1993, totaled $83.3 million, including gross unrealized gains of $93.9 million and gross unrealized losses of $10.6 million. The fixed rate component of the held to maturity portfolio totaled $3.5 billion at December 31, 1994 with an average remaining life of 3.9 years and an estimated yield to maturity of 6.97%. Adjustable rate securities totaled approximately $650 million and had an average life of
6.3 years with an expected yield to maturity of 7.07%. Under an instantaneous parallel yield curve increase of 200 basis points, it is estimated that the average lives of the fixed and adjustable rate portfolios would extend to 4.2 years and 7.1 years, respectively, and that the aggregate unrealized depreciation would increase by $240 million.

                         Table 16: Held to Maturity Securities
- --------------------------------------------------------------------------------------

Amortized Cost
December 31 (in millions)                               1994         1993         1992
- --------------------------------------------------------------------------------------
U.S. treasury                                       $  437.2     $  231.1     $1,264.0
Federal agencies:
  Mortgage-backed securities:
    Collateralized mortgage obligations              1,274.5        691.9      1,994.5
    Adjustable rate mortgages                          537.2        606.8      1,510.5
    Fixed rate pass-through                            280.2        367.6        399.9
- --------------------------------------------------------------------------------------
      Total agency mortgage-backed                   2,091.9      1,666.3      3,904.9
  Other agencies                                       471.8        320.5         98.8
- --------------------------------------------------------------------------------------
  Total U.S. treasury and agencies                   3,000.9      2,217.9      5,267.7
State and municipal                                    763.3        819.2        891.6
Other securities                                       439.3        287.7        492.8
- --------------------------------------------------------------------------------------
  Total                                             $4,203.5     $3,324.8     $6,652.1
======================================================================================

Market Value
December 31 (in millions)                               1994         1993         1992
- --------------------------------------------------------------------------------------
U.S. treasury                                       $  415.9     $  232.4     $1,302.8
Federal agencies:
  Mortgage-backed securities:
    Collateralized mortgage obligations              1,170.2        687.6      2,014.1
    Adjustable rate mortgages                          511.3        608.2      1,509.7
    Fixed rate pass-through                            263.7        376.5        417.7
- --------------------------------------------------------------------------------------
      Total agency mortgage-backed                   1,945.2      1,672.3      3,941.5
  Other agencies                                       438.0        321.8        111.1
- --------------------------------------------------------------------------------------
  Total U.S. treasury and agencies                   2,799.1      2,226.5      5,355.4
State and municipal                                    784.2        893.2        947.6
Other securities                                       393.7        288.4        496.6
- --------------------------------------------------------------------------------------
  Total                                             $3,977.0     $3,408.1     $6,799.6
======================================================================================
- --------------------------------------------------------------------------------------

    Available for sale securities at December 31, 1994, totaled $3.9 billion, a decline of $1.3 billion from year end 1993, primarily due to scheduled maturities and prepayments, coupled with a net change in unrealized depreciation of $240 million, which exceeded purchases totaling $385 million. These securities may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks and consisted primarily of adjustable rate mortgages, U.S. Treasury securities, pass through mortgage-backed securities and short-term CMOs. Proceeds from the sales of available for sale securities totaled

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


$76.9 million in 1994 and included gross realized gains of $6.1 million.
    The available for sale securities net depreciation at December 31, 1994, was $171.1 million including gross unrealized gains of $5.6 million and gross unrealized losses of $176.7 million. At December 31, 1993, the available for sale portfolio had net unrealized appreciation of $68.7 million, including gross unrealized gains of $85.5 million and gross unrealized losses of $16.8 million. The depreciation in market value experienced in 1994 was the result of a rapid increase in interest rates as exemplified by the yield on two-year Treasury notes which increased 346 basis points, from 4.23% at December 31, 1993, to 7.69% at December 31, 1994. Approximately 55% of the available for sale portfolio is comprised of adjustable-rate mortgage-backed securities, including floating rate CMOs, whose coupons are still adjusting up to current market levels due to the impact of periodic caps. The short-term impact of these caps combined with a general widening of spreads in the adjustable-rate mortgage sector have depressed the market value of these adjustable-rate securities and their unrealized depreciation totaled $108 million, or 63% of the total $171 million unrealized depreciation in the available for sale portfolio. The remainder of the portfolio is comprised of relatively short term Treasuries and CMOtranches. The average lives of the fixed rate and adjustable-rate available for sale securities approximate 2.6 years and
6.3 years, respectively. Under an instantaneous parallel yield curve increase of 200 basis points, it is estimated that the average lives of the fixed and adjustable rate portfolios would extend to 2.9 years and 6.6 years, respectively, and that the aggregate unrealized depreciation would increase by $193 million.
    The amortized cost and market value of the held to maturity and available for sale securities are presented in Tables 16 and 17, and the maturity distribution, together with weighted average yields to maturity, is provided in Table 19.

                      Table 17: Available for Sale Securities<F1>
- --------------------------------------------------------------------------------------

Amortized Cost
December 31 (in millions)                               1994         1993         1992
- --------------------------------------------------------------------------------------
U.S. treasury                                       $  768.2     $1,152.6       $259.3
Federal agencies:
  Mortgage-backed securities:
    Collateralized mortgage obligations                789.1      1,220.7
    Adjustable rate mortgages                        2,004.7      2,096.2        190.6
    Fixed rate pass-through                            169.6        265.3          3.7
- --------------------------------------------------------------------------------------
      Total agency mortgage-backed                   2,963.4      3,582.2        194.3
  Other agencies                                        42.4         33.8          2.5
- --------------------------------------------------------------------------------------
  Total U.S. treasury and agencies                   3,774.0      4,768.6        456.1
Equity securities                                       55.6         22.4
Other securities                                       228.7        317.3          7.5
- --------------------------------------------------------------------------------------
  Total                                             $4,058.3     $5,108.3       $463.6
======================================================================================

Market Value
December 31 (in millions)                               1994         1993         1992
- --------------------------------------------------------------------------------------
U.S. treasury                                       $  754.9     $1,195.8       $273.7
Federal agencies:
  Mortgage-backed securities:
    Collateralized mortgage obligations                741.3      1,219.1
    Adjustable rate mortgages                        1,910.1      2,112.7        190.8
    Fixed rate pass-through                            168.2        276.5          3.8
- --------------------------------------------------------------------------------------
      Total agency mortgage-backed                   2,819.6      3,608.3        194.6
  Other agencies                                        41.5         33.8          2.5
- --------------------------------------------------------------------------------------
  Total U.S. treasury and agencies                   3,616.0      4,837.9        470.8
Equity securities                                       56.8         25.7
Other securities                                       214.4        313.4          7.6
- --------------------------------------------------------------------------------------
  Total                                             $3,887.2     $5,177.0       $478.4
======================================================================================

<F1> Amounts at December 31, 1992 represented debt securities designated as held for sale prior to adoption of SFAS No. 115.
- --------------------------------------------------------------------------------------

                                Table 18: Mortgage-Backed Securities
- ---------------------------------------------------------------------------------------------------


                                                     Held to    Available                      % of
December 31, 1994 (in millions)                     Maturity     for Sale        Total        Total
- ---------------------------------------------------------------------------------------------------
Federal agency
    mortgage-backed securities:
    Fixed rate pass through                         $  280.2     $  168.2     $  448.4          8.2%
    Adjustable rate mortgages                          537.2      1,910.1      2,447.3         44.7
    Agency-backed collateralized
      mortgage obligations                           1,274.5        741.3      2,015.8         36.8
- ---------------------------------------------------------------------------------------------------
      Total Federal agency
        mortgage-backed securities:                  2,091.9      2,819.6      4,911.5         89.7
Private issue mortgage-backed securities:
  Private issue collateralized
    mortgage obligations                               383.4        118.6        502.0          9.2
  Private issue adjustable rate mortgages                            62.3         62.3          1.1
- ---------------------------------------------------------------------------------------------------
    Total private issue
      mortgage-backed securities                       383.4        180.9        564.3         10.3
- ---------------------------------------------------------------------------------------------------
Total mortgage-backed securities                    $2,475.3     $3,000.5     $5,475.8        100.0%
===================================================================================================
- ---------------------------------------------------------------------------------------------------

    For comparison purposes, much of the following discussion will refer to the held to maturity and available for sale securities in the aggregate, as the securities portfolio. At December 31, 1994, the securities portfolio totaled $8.1 bil-

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------



                                                 Table 19: Maturity Distribution
- ---------------------------------------------------------------------------------------------------------------------------------

                                                    Within            After One But         After Five But           After
                                                   One Year         Within Five Years      Within Ten Years        Ten Years
- ---------------------------------------------------------------------------------------------------------------------------------
December 31, 1994 (in millions)              Amount       Yield     Amount       Yield    Amount      Yield    Amount       Yield
- ---------------------------------------------------------------------------------------------------------------------------------
Held to maturity securities:
  U.S. treasury                              $  2.9        4.74%  $  399.8        5.29%   $ 34.5       5.91%
  Federal agencies:
    Mortgage-backed securities:
      Collateralized mortgage obligations       6.0        6.36      708.4        5.75     443.2       6.03  $  116.9        5.81%
      Adjustable rate mortgages                                                                                 537.2        7.36
      Fixed rate pass-through                                         31.4        6.50      46.5       8.02     202.3        7.18
- ---------------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed                   6.0        6.36      739.8        5.78     489.7       6.22     856.4        7.11
    Other agencies                             15.6        6.10      441.7        6.14      14.5       7.17
- ---------------------------------------------------------------------------------------------------------------------------------
    Total U.S. treasury and agencies           24.5        6.00    1,581.3        5.76     538.7       6.22     856.4        7.11
  State and municipal<F1>                      49.2       10.67      119.4       10.60     346.6      10.34     248.1        9.67
  Other securities                             22.4        7.40      283.1        6.58     133.8       6.43
=================================================================================================================================

Available for sale securities:
  U.S. treasury                              $297.2        7.54%    $457.7        5.85%
  Federal agencies:
    Mortgage-backed securities:
      Collateralized mortgage obligations                            471.4        5.15    $122.7       6.27% $  147.2        7.19%
      Adjustable rate mortgages                                         .6        5.84                        1,909.5        7.71
      Fixed rate pass-through                                         15.8        6.66      25.9       7.79     126.5        8.61
- ---------------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed                                        487.8        5.20     148.6       6.53   2,183.2        7.73
    Other agencies                              3.7        6.20       37.8        5.05
- ---------------------------------------------------------------------------------------------------------------------------------
    Total U.S. treasury and agencies          300.9        7.52      983.3        5.50     148.6       6.53   2,183.2        7.73
  Other securities<F2>                          3.6        9.04      126.7        6.30      17.8       7.68      66.3        5.90
=================================================================================================================================

<F1>Yields on tax-exempt obligations are computed on a tax equivalent basis, using a tax rate of 35%.
<F2>Excludes marketable equity securities, Federal Reserve Bank and Federal Home Loan Bank stock, which have no stated maturities.
- ---------------------------------------------------------------------------------------------------------------------------------

lion compared to $8.5 billion at year end 1993. This decline largely reflects maturities and prepayments in excess of new purchases, coupled with a net change in unrealized depreciation on the available for sale portfolio of approximately $240 million. Based on average balances, the securities portfolio increased 8.8% in 1994 and 18.6% in 1993. Average securities represented 34.4% of earning assets in 1994 compared to 34.7% in 1993 and 31.5% in 1992. A predominant share of the securities purchased in 1994 and 1993 consisted of mortgage-backed securities. Purchases of mortgage-backed securities, including CMOs, totaled $1.3 billion in 1994 and $2.6 billion in 1993. This compared to total purchases for the entire securities portfolio of $1.8 billion in 1994 and $3.5 billion in 1993. At December 31, 1994, the mortgage-backed securities portfolio totaled $5.5 billion compared to $5.8 billion at December 31, 1993. Approximately 90% of this portfolio at December 31, 1994, was comprised of government agency-backed securities, and the remainder of the portfolio was private issue mortgage-backed securities with a credit rating of AA or better. The composition of the mortgage-backed securities portfolio at December 31, 1994 is summarized in Table 18.
    The Corporation utilizes mortgage-backed securities (including CMOs) in conjunction with other fixed income securities, to reduce the natural asset sensitivity of the balance sheet and as a tool for yield enhancement. The wide range of structures, maturities and alternative cash flows available provides the Corporation with a high degree of flexibility in matching the rate sensitivity of liabilities and managing its overall interest rate sensitivity position. Prepayment risk represents the degree to which a security pays down at a faster or slower pace than anticipated, and is a critical element to consider when purchasing mortgage-backed securities and CMOs due to uncertainties related to the prepayment of the underlying mortgages. As a means to manage prepayment risk, each mortgage-backed security undergoes a thorough analysis prior to purchase and periodically thereafter to examine the level of potential volatility in investment performance using a wide range of interest rate scenarios and prepayment speeds. This ongoing analysis ensures that the mortgage-backed securities portfolio meets the Corporation's investment strategies and internal risk guidelines. The Corporation typically purchases CMO structures that have reasonably predictable cash flow streams. Bank regulatory agencies also require financial institutions to perform stress tests on mortgage-backed securities when purchased and during the life of the security to determine if the security is deemed "high risk" as defined by the regulatory agencies. By policy, the Corporation does not purchase "high risk" mortgage-backed securities; however,

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


subsequent to purchase, securities may fail the high-risk test due to movements in interest rates. At December 31, 1994, two securities totaling $34 million marginally failed the high-risk test. There is no present plan to sell these securities as they are performing as expected.
    The Corporation's banking subsidiaries did not hold obligations of any individual state or political subdivision for which the aggregate book value exceeded 10% of stockholders' equity. At December 31, 1994, state and municipal securities totaled $763.3 million, of which 93.3% were rated A or better. The Corporation's portfolio at December 31, 1994, is summarized by quality rating in Table 20.

     Table 20: Ratings of State and Municipal Securities
- ------------------------------------------------------------
December 31, 1994 (in millions)
Ratings                  Book Value         Percent of Total
- ------------------------------------------------------------
Aaa                          $438.7                     57.5%
Aa                            115.0                     15.1
A                             157.8                     20.7
Below A rated                   7.8                      1.0
Not rated                      44.0                      5.7
- ------------------------------------------------------------
  Total                      $763.3                    100.0%
============================================================
- ------------------------------------------------------------

NONINTEREST INCOME

                                            Table 21: Summary of Noninterest Income
- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                                % change
                                                                                                         --------------------
(in millions)                                                        1994         1993         1992      '94-'93      '93-'92
- -----------------------------------------------------------------------------------------------------------------------------
Trust fees                                                         $156.5       $149.6       $138.0          4.6%         8.4%
Service charges                                                     163.0        153.2        133.6          6.4         14.7
Credit card                                                          69.3         54.4         44.9         27.4         21.2
Investment banking revenues                                          30.7         35.6         31.8        (13.7)        12.1
Mortgage banking operations                                           7.7         16.4         10.9        (53.0)        50.5
- -----------------------------------------------------------------------------------------------------------------------------
  Core business revenues                                            427.2        409.2        359.2          4.4         13.9
- -----------------------------------------------------------------------------------------------------------------------------
Securities gains, net                                                 6.2          2.8         31.9        120.9        (91.2)
Other                                                                93.1         88.4         67.4          5.3         31.2
- -----------------------------------------------------------------------------------------------------------------------------
  Other revenues                                                     99.3         91.2         99.3          8.9         (8.3)
- -----------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                         $526.5       $500.4       $458.5          5.2%         9.1%
=============================================================================================================================

As % of operating income
  (net interest income [FTE] plus noninterest income)                33.2%        33.1%        33.6%
Revenue per full-time equivalent employee (in thousands)           $110.6       $108.1       $104.2
=============================================================================================================================
- -----------------------------------------------------------------------------------------------------------------------------

    Noninterest income increased 5.2% in 1994 and 9.1% in 1993. The increase in 1994 was primarily due to growth in trust fees, service charges and credit card fees, partially offset by declines in investment banking revenues and mortgage banking operations. The increase in 1993 reflected growth in all core noninterest income categories. Excluding purchase acquisitions, noninterest income increased 2.4% in 1994 and 4.4% in 1993. The decline in investment banking revenues and mortgage banking operations in 1994 was due, in part, to stock market volatility and a rising interest rate environment. Noninterest income as a percentage of operating revenues was 33.2% in 1994 compared to 33.1% in 1993 and 33.6% in 1992 (32.0% in 1992 excluding securities gains at Sunwest). Revenue per full-time employee increased 2.3% in 1994 and 3.7% in 1993. It is anticipated that future growth in fee-based business will be enhanced in 1995 with the acquisition of National Mortgage Company, a Tennessee-based full-service mortgage banking company that presently services mortgage loans totaling approximately $13.8 billion.

                    [NONINTEREST INCOME GRAPH]

                            Table 22: Trust Fees by Component
- --------------------------------------------------------------------------------------
(in millions)                  1994                     1993                      1992
- --------------------------------------------------------------------------------------
Personal trust               $ 94.7                   $ 84.7                    $ 80.1
Pension and
  institutional                50.7                     53.5                      48.0
Corporate trust                11.1                     11.4                       9.9
- --------------------------------------------------------------------------------------
  Total                      $156.5                   $149.6                    $138.0
======================================================================================
- --------------------------------------------------------------------------------------

    Trust fees increased 4.6% in 1994 and 8.4% in 1993. Excluding acquisitions, trust fees increased 2.3% in 1994 and 6.5% in 1993, reflective of growth experienced within the personal and pension/institutional lines of business, the latter of which was partially offset in 1994 by narrower spreads on securities lending activity. In 1994, the Corpora-

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


tion's trust subsidiary waived a portion of its investment management fees on its short-term money market investment fund to ensure the fund provided a competitive yield for investors. If short-term interest rates rise rapidly in 1995, additional yield maintenance and fund support may be undertaken. Table 22 summarizes the major components of trust revenues. Trust assets under management totaled $36.4 billion at December 31, 1994, including the second quarter acquisition of Eagle Management and Trust Company, compared to $34.1 billion at December 31, 1993 and $32.8 billion at December 31, 1992.
    Service charge income increased 6.4% in 1994 and 14.7% in 1993 reflecting growth through increased penetration of the retail market which was enhanced by acquisitions. Excluding acquisitions, service charge income increased 4.5% in 1994 and 9.0% in 1993. Investment banking revenues decreased 13.7% in 1994 following an increase of 12.1% in 1993 as recent market conditions have had a negative impact on bond trading and retail brokerage business.
    Credit card income increased 27.4% in 1994 and 21.2% in 1993. This increase reflects growth in cardholder revenues, as well as increases in merchant-related fees due to new merchant business and higher retail sales volume, which is also reflected in the increase in credit card expense. Income from mortgage banking operations declined $8.7 million in 1994 after increasing $5.5 million in 1993, reflecting the impact of rising interest rates which decreased market gains on mortgage loans sold as well as mortgage loan originations and refinancings.
    Securities gains in 1994 totaled $6.2 million compared to $2.8 million in 1993 and $31.9 million in 1992. Much of the gains recognized in 1994 reflected sales of $13 million of equity securities at the Corporation's trust subsidiary. Gains recognized in 1992 were primarily attributable to the sale of $670 million of securities at Sunwest to conform to the Corporation's investment philosophy. Other noninterest income increased $4.7 million in 1994 and $21.0 million in 1993, and included income from segregated assets of $13.0 million and $7.4 million in 1994 and 1993, respectively. Noninterest income in 1993 also included gains of $3.3 million from the sale of two private label credit card portfolios and increases in commitment and letter of credit fees.

NONINTEREST EXPENSE
                                           Table 23: Summary of Noninterest Expense
- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                               % change
                                                                                                         --------------------
(in millions)                                                        1994         1993         1992      '94-'93      '93-'92
- -----------------------------------------------------------------------------------------------------------------------------
Staff expense                                                      $489.5       $466.5       $416.3          4.9%        12.1%
Occupancy                                                            67.2         69.4         64.5         (3.2)         7.7
Equipment                                                            83.1         77.5         68.8          7.2         12.8
FDIC insurance                                                       45.4         44.4         41.6          2.3          6.6
Credit card                                                          42.2         35.2         25.6         19.9         37.8
Printing, postage, paper                                             38.0         38.0         35.5           --          7.0
Intangible amortization                                              33.2         30.6         16.1          8.7         90.2
Professional fees                                                    19.2         20.5         19.4         (6.3)         5.7
Federal Reserve processing charges                                    9.0         10.0          9.5        (10.0)         5.3
Advertising                                                          30.5         27.8         20.4          9.6         36.2
Communications                                                       20.2         18.2         14.4         11.0         26.4
Foreclosed property costs, net                                       (4.0)        (4.8)        26.3         16.3       (118.2)
Other                                                               111.1        117.1        113.5         (5.1)         3.2
- -----------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                        $984.6       $950.4       $871.9          3.6%         9.0%
=============================================================================================================================
Efficiency ratio (noninterest expense as % of noninterest
  income and net interest income [FTE])                              62.1%        62.9%        63.8%
Number of full-time equivalent employees at year end               14,169       14,370       13,409
Staff expense as % of total noninterest expense                      49.7%        49.1%        47.7%
=============================================================================================================================
- -----------------------------------------------------------------------------------------------------------------------------

    Noninterest expense increased 3.6% in 1994 and 9.0% in 1993. Excluding the effect of acquisitions, noninterest expense increased 1.6% in 1994 and 4.3% in 1993. These increases were primarily due to increased staff expense, higher depreciation expense on equipment enhancements, growth in credit card merchant volume, increased advertising expenditures and intangible amortization. The expense trend in 1994 reflects successful efforts to contain noninterest expense growth as evidenced by the improvement in the efficiency ratio. In 1994, the efficiency ratio improved to 62.1% compared to 62.9% in 1993 and 63.8% in 1992 as the rate of revenue growth outpaced the rate of expense increase. Noninterest expense in 1993 and 1992 included merger-related expenses of $4.7 million and $18.2 million, respectively, from pooling acquisitions consummated in those years. Excluding the aforementioned merger-related expenses, the efficiency ratios were 62.6% in 1993 and 62.5% in 1992.
    Staff expense, the largest component of noninterest expense increased 4.9% in 1994 and 12.1% in 1993. Excluding the effect of acquisitions, staff expense increased 3.4% in 1994 and 8.8% in 1993, reflective of efforts to control staffing levels in 1994. At December 31,

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

1994, the number of full-time equivalent employees declined to 14,169, compared to 14,370 in 1993 and 13,409 in 1992. The increase in 1993 was principally due to purchase acquisitions.
    Equipment expense increased 7.2% in 1994 and 12.8% in 1993 primarily due to higher depreciation expense associated with capital expenditures for upgraded computer systems and software to support trust and retail business expansion. Occupancy expense decreased 3.2% in 1994 following an increase of 7.7% in 1993, reflecting higher occupancy charges in 1993 related to accelerated amortization on certain leased facilities. Advertising expense increased 9.6% in 1994 and 36.2% in 1993 due to increased promotional activities associated with retail initiatives.
    Foreclosed property costs reflected gains on sales of foreclosed property of approximately $9 million in 1994 and $11 million in 1993, which more than offset operating expenses and write-downs to other parcels of foreclosed property. Operating expenses and writedowns to foreclosed property were below 1993 levels due to improved real estate markets. Foreclosed property costs in 1992 included writedowns at Sunwest aggregating $7.0 million to conform to the Corporation's valuation methods.
    Goodwill and core deposit amortization increased 8.7% in 1994 and 90.2% in 1993, primarily due to the four purchase acquisitions consummated in 1993.
    In the first quarter of 1994, the Corporation adopted Statement of Financial Accounting Standards No. 112 (SFAS No. 112), "Employers' Accounting for Postemployment Benefits," which requires recognition of the cost to provide postemployment benefits on an accrual basis. The Corporation's existing accounting policies were in general compliance with the requirements of SFAS No. 112. Accordingly, adoption of this standard had no material impact on the level of postemployment expense.

                    [NONINTEREST EXPENSE GRAPH]


TAXES
    The Corporation's effective tax rate was 34.4% in 1994, 31.6% in 1993 and 28.8% in 1992. The increase in the Corporation's effective tax rate in 1994 resulted from increased state income tax expense and a continued decline in the amount of tax-exempt income as a percentage of operating income. The effective tax rate in 1993 reflects the effect of the 1% Federal tax increase mandated by the Omnibus Budget Reconciliation Act of 1993 which was more than offset by a corresponding increase in the Corporation's deferred tax asset, including recognition of deferred tax assets at the Corporation's New Mexico and Amarillo subsidiaries. On a prospective basis, the effective tax rate should approximate the 1994 effective rate which represented the statutory rate, adjusted for normal operating items such as tax-exempt interest, goodwill amortization and other nondeductible expenses.

LOAN PORTFOLIO
                                       Table 24: Summary of Loan Portfolio
- ----------------------------------------------------------------------------------------------------------------
December 31 (in millions)                               1994         1993         1992         1991         1990
- ----------------------------------------------------------------------------------------------------------------
Commercial                                         $ 7,839.8    $ 7,508.6    $ 6,900.0    $ 6,278.0    $ 5,668.0
Real estate mortgage                                 3,173.5      2,970.6      2,656.6      2,852.3      3,096.0
Real estate construction                               684.6        558.0        416.5        455.5        597.0
Consumer                                             4,693.3      3,742.8      3,111.6      2,711.3      2,568.3
Lease financing                                        135.9         95.2         86.8         95.3         97.1
- ----------------------------------------------------------------------------------------------------------------
  Total domestic loans                              16,527.1     14,875.2     13,171.5     12,392.4     12,026.4
Foreign loans                                           19.1         18.0         11.9         12.7         10.6
- ----------------------------------------------------------------------------------------------------------------
  Total loans, before deduction of
    unearned income                                 16,546.2     14,893.2     13,183.4     12,405.1     12,037.0
Less unearned income                                    65.8         67.3         72.5         88.8        112.8
- ----------------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income              $16,480.4    $14,825.9    $13,110.9    $12,316.3    $11,924.2
================================================================================================================
- ----------------------------------------------------------------------------------------------------------------

    The majority of the Corporation's loans are made within its natural trade territory. The portfolio is highly diversified in that the Corporation's banking operations span a nine state area with over 400 branch locations. The Corporation's objective is to control credit risk through geographic diversification and adherence to stringent credit administration policies that limit industry concentrations and establish lending authority and borrower limits. The Corporation's geographic profile provides significant credit and economic risk diversification in that the Corporation is not solely dependent on any major market. The Corporation's acquisition strategy has placed a major emphasis on geographic

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

diversification, and the success of this strategy is evidenced by the change in the proportion of loans in the Corporation's Missouri-based operations. At December 31, 1994, Missouri comprised 60% of the loan portfolio base compared to over 90% at December 31, 1990. All of the Corporation's major markets are currently experiencing good economic conditions and unemployment rates within these markets are in line with national averages. Table 25 summarizes the diversification of the loan portfolio by banking location. In addition, Table 30 summarizes the broad based improvement in asset quality trends experienced throughout the Corporation's regions over the last three years. There are no concentrations of credit to any borrower or industry in excess of 5% of total loans, and the portfolio is well balanced between wholesale and consumer lending.
    At December 3l, 1994, loans totaled $16.5 billion, an increase of 11.2% over December 31, 1993. Based on average balances, loans increased 11.6% in 1994 and 10.1% in 1993, primarily due to loan growth within the consumer and commercial loan portfolios. The growth experienced in 1994 and 1993 was led by increases in consumer loans of 24.9% and 18.8%, respectively, coupled with increases in commercial loans of 7.4% and 6.5%, respectively. Consumer loan growth stepped up over the second half of 1993, largely the result of increased indirect auto loans and credit cards. The increase in commercial loans reflected middle-market loan growth, as well as increases in loans to Fortune 1,000 companies. The portfolio mix has undergone a shift in recent years in that growth in the consumer portfolio continues to outpace other lending sectors. At December 3l, 1994, consumer loans represented 28.4% of the loan portfolio, compared to 25.1% at December 31, 1993 and 23.6% at December 31, 1992. At December 31, 1994, the Corporation had unfunded commercial real estate and construction commitments totaling $339 million. Commercial real estate and real estate construction loans represented 20.3% of total loans at December 31, 1994, compared to 20.8% at December 31, 1993 and 19.3% at December 31, 1992. The balance of the real estate portfolio

                        [LOAN PORTFOLIO GRAPH]

                                      Table 25: Loan Portfolio Distribution
- ----------------------------------------------------------------------------------------------------------------
                                           December 31, 1994         December 31, 1993         December 31, 1992
- ----------------------------------------------------------------------------------------------------------------
                                                        % of                      % of                      % of
                                                       Total                     Total                     Total
(in millions)                         Amount<F1>       Loans   Amount<F1>        Loans   Amount<F1>        Loans
- ----------------------------------------------------------------------------------------------------------------
Missouri                               $ 9,811.2        59.5%   $ 8,935.4         60.3%   $ 7,986.2         60.9%
New Mexico                               1,430.2         8.7      1,375.9          9.3      1,414.8         10.8
Oklahoma                                 1,062.3         6.5        946.9          6.4        841.7          6.4
Texas                                      804.9         4.9        772.9          5.2        573.9          4.4
Iowa                                       729.3         4.4        639.8          4.3        597.9          4.6
Tennessee                                  754.8         4.6        611.8          4.1        528.8          4.0
Illinois                                   715.4         4.3        613.9          4.1        563.0          4.3
Arkansas                                   530.5         3.2        396.4          2.7        226.3          1.7
Kansas                                     114.4          .7         75.6           .5
Credit card                                527.4         3.2        457.3          3.1        378.3          2.9
- ----------------------------------------------------------------------------------------------------------------
   Total                               $16,480.4       100.0%   $14,825.9        100.0%   $13,110.9        100.0%
================================================================================================================

<F1>Net of unearned income.
- ----------------------------------------------------------------------------------------------------------------

                                     Table 26: Composition of Loan Portfolio
- ----------------------------------------------------------------------------------------------------------------
                                                1994                      1993                     1992
- ----------------------------------------------------------------------------------------------------------------
                                                        % of                      % of                      % of
                                                       Total                     Total                     Total
(in millions)                             Amount       Loans       Amount        Loans       Amount        Loans
- ----------------------------------------------------------------------------------------------------------------
Real estate:
  1-4 family residential               $ 3,173.5        19.2%   $ 2,970.6         20.0%   $ 2,656.6         20.2%
  Land acquisition                         175.0         1.0        168.8          1.1        108.3           .8
  Residential construction                 234.6         1.4        181.2          1.2        117.9           .9
  Commercial construction                  275.0         1.7        208.0          1.4        190.3          1.4
  Commercial real estate                 2,611.0        15.8      2,446.6         16.4      1,984.1         15.1
  Mini-perms                                75.5          .4        107.2           .7        148.9          1.1
- ----------------------------------------------------------------------------------------------------------------
    Total real estate                    6,544.6        39.5      6,082.4         40.8      5,206.1         39.5
Commercial loans to
  Fortune 1,000 companies
  and other large
  corporate borrowers                      783.4         4.8        683.4          4.6        705.7          5.3
Middle market commercial                 3,570.7        21.6      3,430.0         23.1      3,244.1         24.6
Bank stock loans                           215.3         1.3        226.4          1.5        238.6          1.8
Agriculture                                583.9         3.5        615.0          4.1        578.6          4.4
Consumer:
  Home equity                              424.6         2.6        363.1          2.4        353.7          2.7
  Credit card                              527.4         3.2        457.3          3.1        378.3          2.9
  Indirect installment                   2,446.1        14.8      1,793.4         12.0      1,311.8          9.9
  Installment                            1,295.2         7.8      1,129.0          7.6      1,067.8          8.1
- ----------------------------------------------------------------------------------------------------------------
    Total consumer                       4,693.3        28.4      3,742.8         25.1      3,111.6         23.6
Lease financing                            135.9          .8         95.2           .7         86.8           .7
Foreign                                     19.1          .1         18.0           .1         11.9           .1
- ----------------------------------------------------------------------------------------------------------------
    Total loans                        $16,546.2       100.0%   $14,893.2        100.0%   $13,183.4        100.0%
================================================================================================================
- ----------------------------------------------------------------------------------------------------------------

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------
is comprised of 1-4 family residential loans which increased 6.8% in 1994, but as a percentage of the total portfolio, were 19.2% at December 31, 1994, compared to 20.0% at December 31, 1993. The Corporation closely monitors the composition and quality of the commercial real estate portfolio through established credit review procedures to ensure that significant credit concentrations do not exist within this portfolio. The portfolio is geographically dispersed, primarily in areas where the Corporation has a direct banking presence, and is widely diversified between residential construction, office and retail properties, and land acquisition and development loans. Real estate loans are generally secured by the underlying property at a 75% to 80% loan to value ratio and are generally supported by guarantees from project developers. Additional collateral is required on a project-by-project basis depending on management's evaluation of the borrower. Approximately 30% of the commercial real estate portfolio is comprised of owner occupied properties for which the primary source of repayment is not entirely dependent on the real estate market. The amount of collateral, if any, obtained for other loans is based on general industry practice and the creditworthiness of the borrower.


                           Table 27: Commercial and Real Estate Construction Maturity Distribution
- -----------------------------------------------------------------------------------------------------------------------------
December 31, 1994                                             Over 1 Year
(in millions)                   One Year or Less          Through 5 Years              Over 5 Years                     Total
- -----------------------------------------------------------------------------------------------------------------------------
Commercial                              $4,073.6                 $2,991.4                    $774.8                  $7,839.8
Real estate construction                   468.7                    175.2                      40.7                     684.6
- -----------------------------------------------------------------------------------------------------------------------------
  Total                                 $4,542.3                 $3,166.6                    $815.5                  $8,524.4
=============================================================================================================================
- -----------------------------------------------------------------------------------------------------------------------------

    Table 24 displays the components of the loan portfolio under standard financial reporting definitions. Management also reviews the diversification of the portfolio using internally developed standards and definitions as summarized in Table 26.
    The commercial and real estate construction loan portfolio maturity distribution at December 31, 1994, under standard financial reporting definitions, is summarized in Table 27. Commercial and real estate construction loans due after one year totaled $4.0 billion of which $1.9 billion have floating or adjustable rates.

LOAN QUALITY

                                               Table 28: Loan Reserve Allocation
- -----------------------------------------------------------------------------------------------------------------------------
                                                                       December 31
                               ----------------------------------------------------------------------------------------------
                                    1994                1993               1992               1991                1990
                               ----------------------------------------------------------------------------------------------
                                          Loans               Loans              Loans              Loans               Loans
                                        as % of             as % of            as % of            as % of             as % of
                                  Loan    Total      Loan     Total     Loan     Total      Loan    Total      Loan     Total
(in millions)                  Reserve    Loans   Reserve     Loans  Reserve     Loans   Reserve    Loans   Reserve     Loans
- -----------------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial                    $195.6     47.7%   $194.7      50.3%  $172.0      49.4%   $142.8     50.6%   $129.2      47.1%
  Real estate mortgage            40.0     18.8      39.2      20.1     37.9      23.1      30.6     23.0      29.0      25.7
  Real estate construction        32.8      4.2      32.1       3.8     29.2       3.2      22.5      3.7      18.0       5.0
  Consumer                        43.5     28.4      40.6      25.1     35.0      23.6      29.8     21.8      27.7      21.3
  Lease financing                  1.0       .8       1.0        .6       .6        .6        .5       .8        .6        .8
  Not allocated                   29.1               33.5               27.3                26.1               24.4
- -----------------------------------------------------------------------------------------------------------------------------
  Total domestic                 342.0     99.9     341.1      99.9    302.0      99.9     252.3     99.9     228.9      99.9
Foreign                                      .1                  .1                 .1                 .1                  .1
- -----------------------------------------------------------------------------------------------------------------------------
  Total reserve for loan losses $342.0    100.0%   $341.1     100.0%  $302.0     100.0%   $252.3    100.0%   $228.9     100.0%
=============================================================================================================================
- -----------------------------------------------------------------------------------------------------------------------------

    The provision for loan losses totaled $24.3 million in 1994, a decrease of 59.6% from 1993, following a 55.9% decrease in 1993 when the provision totaled $60.2 million. The provision for loan losses in 1992 totaled $136.6 million and included a special provision of $33.3 million in that year to conform Sunwest's loan reserve policies to the Corporation's methods. The decline in the provision for loan losses in 1994 and 1993 reflects continued improvement in asset quality as evidenced by lower levels of actual loan losses, further declines in nonperforming assets and a continued downward trend in criticized loans identified through the Corporation's internal risk rating system.
    At December 31, 1994, the reserve for loan losses represented 273.25% of nonperforming loans compared to 195.03% at December 31, 1993 and 116.72% at December 31, 1992. The loan reserve as a percentage of net loans was 2.08% at December 31, 1994 compared to 2.30% at the end of 1993 and 1992. Net loan charge-offs declined to $24.3 million, a decrease of $9.7 million or 28.5% from 1993, reflecting lower losses throughout all sectors of the portfolio. Net loan charge-offs over the last two years were at levels well below historical trends and as a percentage of average net loans dropped to .15% in 1994, compared to .24% in 1993 and .80% in 1992. Net charge-offs in 1992 included charge-offs at Sunwest of approximately $28 million to conform to the Corporation's loan reserve methodology. Exclusive of the action taken at Sunwest, the 1992 net loan

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                       [LOAN LOSS EXPERIENCE GRAPH]

charge-off ratio would have been .59%.
    The reserve for loan losses represents the aggregate reserves of the Corporation's banking subsidiaries. Loans which are determined to be uncollectible are charged against the reserve and recoveries of loans which were previously charged off are credited to the reserve. The charge-off policy of the Corporation's banking subsidiaries varies with respect to the category of and specific circumstances surrounding each loan under consideration. The Corporation's general policy with respect to consumer loans is to charge off all such loans when deemed to be uncollectible or 120 days past due, whichever comes first. With respect to commercial, real estate, and other loans, charge-offs are made on the basis of management's ongoing evaluation of nonperforming and criticized loans. In addition, loans which are classified as "loss" in regulatory examinations are charged off.
    The provision for loan losses is sufficient to provide for current loan losses and maintain the reserve at an adequate level commensurate with management's evaluation of the risk inherent in the loan portfolio. In order to identify potential risks in the loan portfolios of the subsidiary banks, detailed information is obtained from the following sources:
* All individual loans (other than 1-4 family residential and consumer loans) have a designated internal risk rating. For those which contain other than the normal risk of collectibility, the ratings correspond to the classifications utilized by the regulatory agencies for criticized loans (Special Mention, Substandard, Doubtful, Loss). Criticized loan totals and the trend thereof are reviewed monthly for all banking subsidiaries;

                            Table 29: Summary of Reserve for Loan Losses
- ---------------------------------------------------------------------------------------------------
(in millions)                               1994        1993         1992         1991         1990
- ---------------------------------------------------------------------------------------------------
Balance, beginning of year                $341.1      $302.0       $252.3       $228.9       $198.6
Loans charged off:
  Domestic:
    Commercial                             (25.3)      (32.7)       (50.2)       (40.4)       (46.3)
    Real Estate:
      Commercial real estate                (3.2)       (7.5)       (35.7)       (23.8)       (24.3)
      Construction                           (.3)       (1.3)        (9.8)       (15.8)        (5.8)
      1-4 family residential                (3.2)       (3.8)        (6.7)        (5.4)        (4.3)
    Consumer                               (34.0)      (28.9)       (34.6)       (42.2)       (37.8)
- ---------------------------------------------------------------------------------------------------
    Total charge-offs                      (66.0)      (74.2)      (137.0)      (127.6)      (118.5)
- ---------------------------------------------------------------------------------------------------
Recoveries on loans
  previously charged off:
  Domestic:
    Commercial                              23.3        20.0         16.8          9.7         11.7
    Real estate:
      Commercial real estate                 4.2         5.8          3.1          2.3          1.1
      Construction                           1.0         1.6           .7          1.7           .2
      1-4 family residential                 1.4         1.1          1.0           .7           .7
    Consumer                                11.8        11.7         12.8         13.2         13.9
  Foreign                                                                                       1.7
- ---------------------------------------------------------------------------------------------------
    Total recoveries                        41.7        40.2         34.4         27.6         29.3
- ---------------------------------------------------------------------------------------------------
    Net charge-offs                        (24.3)      (34.0)      (102.6)      (100.0)       (89.2)
- ---------------------------------------------------------------------------------------------------
Provision for loan losses                   24.3        60.2        136.6        114.7        119.5
Reserves of purchased subsidiaries            .9        12.9         15.7          8.7
- ---------------------------------------------------------------------------------------------------
Balance, end of year                      $342.0      $341.1       $302.0       $252.3       $228.9
===================================================================================================
Loan reserve at end of year:
  % of net loans at year end                2.08%       2.30%        2.30%        2.05%        1.92%
  % of nonperforming loans                273.25      195.03       116.72        79.91        59.87
  Multiple of net charge-offs              14.11x      10.04x        2.94x        2.52x        2.57x
Net charge-offs during year:
  % of net loans at year end                 .15%        .23%         .78%         .81%         .75%
  % of net loans (average)                   .15         .24          .80          .84          .76
  % of reserve at year end                  7.09        9.96        33.97        39.62        38.96
===================================================================================================
- ---------------------------------------------------------------------------------------------------

* Monthly reports prepared by each subsidiary bank's senior management personnel which contain information on the overall characteristics of the subsidiary's loan portfolio and analyses of specific loans requiring special attention, including nonperforming and certain criticized loans;
* Quarterly reviews of selected individual loans and loan concentrations of the larger banking subsidiaries by senior credit administration personnel of the Corporation;
* Examination of the loan portfolio by Federal and State regulatory agencies; and
* Examinations and reviews by the Corporation's independent auditors and internal loan review personnel.
    The data collected from these sources are evaluated with regard to current national and local economic trends, prior loss history, underlying collateral values, credit concentrations, industry risk, degree of off-balance sheet risk, and the opinion of the subsidiary bank and corporate management. An estimate of potential future loss on specific loans is developed in conjunction with an overall risk evaluation of the total loan portfolio. In addition, another key statistical measure used by management in establishing loan reserves is the reserve coverage of nonperforming loans. As a matter of gen-

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------
eral policy, the Corporation's objective is to maintain the loan reserve at levels above 100% of nonperforming loans, although temporary deviations from this standard may occur as situations warrant.
    Pursuant to this process, it is management's opinion that the aggregate reserves of the Corporation's banking subsidiaries are currently sufficient to provide for potential losses in the Corporation's loan portfolio.
    The loan reserve allocation provided in Table 28 is based primarily on analysis of prior loss experience and present and anticipated volume levels by individual categories, and on management's evaluation of prevailing economic conditions as they may affect segments of the portfolio. Accordingly, since each of these criteria is subject to change, the allocation of the reserve is not necessarily indicative of the trend of future loan losses in any particular loan category.
    In May 1993, the Financial Accounting Standards Board (FASB) issued
Statement of Financial Accounting Standards No. 114, "Accounting by
Creditors for Impairment of a Loan" and in October 1994, the FASB issued
SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These statements become effective with the issuance of first quarter 1995 financial statements and will require that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. Adoption of these pronouncements in 1995 is not expected to have a material effect on the Corporation's reported financial results or asset quality statistics.


NONPERFORMING ASSETS
    Management has followed a policy of discontinuing the accrual of interest on loans when full collectibility of principal or interest on any loan is doubtful. Nonaccrual loans are reduced by the direct application of interest receipts to loan principal, for accounting purposes only. If the principal amount of the loan is well collateralized, interest income on such loans may be recognized in periods in which payments are received. Gross interest income that would have been recorded in 1994, if all nonaccrual and restructured loans at December 31, 1994 had been current in accordance with original terms, amounted to $9.5 million. Actual interest recorded was $2.4 million.

                [LOAN RESERVE COVERAGE GRAPH]

    As illustrated in Table 33, nonperforming assets, which include nonperforming loans and foreclosed property, declined steadily over the last three years, such that at December 31, 1994, they were at their lowest levels in more than 10 years. At December 31, 1994, nonperforming assets totaled $185.6 million, a decrease of $99.9 million or 35.0% from December 31, 1993. The steady decline in nonperforming assets reflects improved economic conditions and the effectiveness of the Corporation's comprehensive loan administration and workout procedures. As a percent of total loans and foreclosed property, nonperforming assets declined to 1.12% at December 31, 1994, compared to 1.90% at December 31, 1993, and 2.92% at December 31, 1992. Nonperforming assets as a percentage of total assets dropped below the 1% level to .64% at December 31, 1994, compared to 1.07% at December 31, 1993 and 1.60% at December 31, 1992. Table 30 summarizes nonperforming assets by major banking unit/geographic location and illustrates the broad-based improvement achieved.

                 Table 30: Nonperforming Assets by State
- -------------------------------------------------------------------------
December 31 (in millions)
Location                                    1994        1993         1992
- -------------------------------------------------------------------------
Missouri                                  $103.2      $171.4       $229.9
New Mexico                                  34.9        53.4         90.0
Oklahoma                                    11.1        14.3         16.3
Texas                                        8.2        13.7         22.3
Iowa                                         5.5         7.2         10.2
Illinois                                     5.0         7.1          9.8
Arkansas                                     6.6         4.0          5.9
Tennessee                                    5.0         6.8          4.1
Kansas                                       6.1         7.6
- -------------------------------------------------------------------------
Total                                     $185.6      $285.5       $388.5
=========================================================================
- -------------------------------------------------------------------------

                      Table 31: Foreclosed Property
- -------------------------------------------------------------------------
December 31 (in millions)
Property Type                               1994        1993         1992
- -------------------------------------------------------------------------
Land                                      $ 19.2      $ 26.4       $ 31.5
Lodging                                      2.7        37.1         40.6
Office                                      27.5        26.2         18.3
Warehouse                                     .4         1.7          2.8
Multifamily                                  2.4         1.0         11.4
Retail                                        .4         1.6          6.8
Residential                                  2.5         5.0          5.8
Agriculture related                          2.4         8.0          5.3
Other                                        2.9         3.6          7.2
- -------------------------------------------------------------------------
Total                                     $ 60.4      $110.6       $129.7
=========================================================================
- -------------------------------------------------------------------------


    Nonperforming loans represented .76% of total loans at December 31,1994 compared to 1.17% at December 31, 1993 and 1.96% at December 31, 1992. The decline in nonperforming loans in 1994 was primarily attributable to a $40.4 million decrease in nonaccrual loans, largely the result of loan payments and loans returned to accrual status, together with a reduction in loans migrating to nonaccrual status. Foreclosed property declined
$50.2 million from 1993 which was primarily attributable to the sale of a luxury hotel in the fourth quarter of 1994.
    As part of management's overall portfolio analysis, ongoing credit quality reviews are performed to evaluate risk

                    [NONPERFORMING ASSETS GRAPH]

               BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

           Table 32: Loans Designated as Criticized Loans by Internal Risk Rating System
- ---------------------------------------------------------------------------------------------------
                                                            Criticized Loans
- ---------------------------------------------------------------------------------------------------
(in millions)                      Nonperforming               Performing                     Total
- ---------------------------------------------------------------------------------------------------
1992
March 31                                  $314.3                   $743.1                  $1,057.4
June 30                                    285.6                    772.1                   1,057.7
September 30                               285.0                    761.0                   1,046.0
December 31                                258.8                    676.5                     935.3
- ---------------------------------------------------------------------------------------------------
As % of loans at December 31, 1992          1.96%                    5.13%                     7.09%
===================================================================================================

1993
March 31                                  $226.5                   $653.6                    $880.1
June 30                                    190.6                    610.2                     800.8
September 30                               187.2                    608.2                     795.4
December 31                                174.9                    587.7                     762.6
- ---------------------------------------------------------------------------------------------------
As % of loans at December 31, 1993          1.17%                    3.95%                     5.12%
===================================================================================================

1994
March 31                                  $143.9                   $534.4                    $678.3
June 30                                    143.4                    506.1                     649.5
September 30                               154.9                    439.4                     594.3
December 31                                125.2                    441.8                     567.0
- ---------------------------------------------------------------------------------------------------
As % of loans at December 31, 1994           .76%                    2.67%                     3.43%
===================================================================================================
- ---------------------------------------------------------------------------------------------------

                                         Table 33: Nonperforming Assets
- ----------------------------------------------------------------------------------------------------------------
December 31 (in millions)                               1994         1993         1992         1991         1990
- ----------------------------------------------------------------------------------------------------------------
Nonperforming loans:
  Nonaccrual                                          $102.5       $142.9       $218.8       $269.8       $312.7
  Restructured                                           7.1         14.8         22.1         25.6         42.2
  Past due 90 days or more                              15.6         17.2         17.9         20.3         27.4
- ----------------------------------------------------------------------------------------------------------------
  Total nonperforming loans                            125.2        174.9        258.8        315.7        382.3
- ----------------------------------------------------------------------------------------------------------------
Foreclosed property                                     60.4        110.6        129.7        177.7         94.6
- ----------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                          $185.6       $285.5       $388.5       $493.4       $476.9
================================================================================================================

Ratios
- ----------------------------------------------------------------------------------------------------------------
Total nonperforming loans as % of total loans            .76%        1.17%        1.96%        2.54%        3.18%
Nonperforming assets as % of total loans
  and foreclosed property                               1.12         1.90         2.92         3.92         3.93
Nonperforming assets as % of total assets                .64         1.07         1.60         2.14         2.09
Loan reserve as % of nonperforming loans              273.25       195.03       116.72        79.91        59.87
================================================================================================================
- ----------------------------------------------------------------------------------------------------------------

inherent in the portfolio and potential risk that may develop in the future. A critical element in assessing portfolio risk is the level of criticized loans. The Corporation's internal risk rating system designates specific credits as criticized loans, which include all nonperforming loans and other loans which contain features presenting more than the normal risk of collectibility. Criticized and classified assets from regulatory examinations are an integral component of the Corporation's internal risk rating system. As displayed in Table 32, criticized loans declined to $567 million or 3.43% of loans at December 31, 1994 compared to 5.12% of loans at December 31, 1993 and 7.09% at December 31, 1992. Management carefully analyzes changes and trends in both nonperforming and other criticized loans in assessing the risk characteristics of the loan portfolio. Given the current risk characteristics of the loan portfolio, the Corporation does not expect any significant change in criticized loans in the near term.

               BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

SEGREGATED ASSETS
    As part of the regulatory assisted acquisition of Missouri Bridge Bank, N.A., on April 23, 1993, the Corporation entered into a five year loss-sharing arrangement with the FDICwith respect to approximately $950 million in multi-family residential, commercial real estate, construction and commercial loans. During the five year period, the FDIC will reimburse the Corporation for 80 percent of the first $92.0 million of net charge-offs on these loans, after which the FDICwill increase its reimbursement coverage to 95 percent of additional charge-offs. During this period and for two years thereafter, the Corporation is obligated to pay the FDIC80 percent of all recoveries on charged-off loans.

                               Table 34: Segregated Assets
- ----------------------------------------------------------------------------------------
                                                   Principal    Allowance      Principal
(in millions)                                        balance   for losses   balance, net
- ----------------------------------------------------------------------------------------
Segregated assets identified
  upon acquisition                                    $312.0        $27.0         $285.0
Charge-offs                                            (52.1)       (10.4)
Recoveries                                                            1.8
Transfers to segregated assets                          36.5
Payments on segregated assets                          (29.8)
- ----------------------------------------------------------------------------------------
Balance at December 31, 1993                           266.6         18.4          248.2
Charge-offs                                            (14.9)        (3.0)
Recoveries                                                            1.3
Transfers to segregated assets                          40.9
Payments on segregated assets                          (98.7)
- ----------------------------------------------------------------------------------------
Balance at December 31, 1994                          $193.9        $16.7         $177.2
========================================================================================
- ----------------------------------------------------------------------------------------

    The Corporation has designated certain loans covered under the loss sharing arrangement which possess more than the normal risk of collectibility as segregated assets. These loans have the same risk characteristics as nonaccrual loans and foreclosed properties. At December 31, 1994, segregated assets, which are classified as other assets for reporting purposes, totaled $177.2 million, net of a $16.7 million credit valuation allowance, compared to $248.2 million at December 31, 1993. At December 31, 1994, segregated assets consisted primarily of $56.3 million of commercial loans, $17.5 million of industrial revenue bond loans and $115.5 million of commercial real estate-related loans. All other loans covered under the loss-sharing arrangement are included in the loan portfolio and totaled $273.3 million at December 31, 1994, compared to $450.7 million at December 31, 1993. The decline from December 31, 1993, was primarily due to scheduled paydowns and maturities. Net charge-offs of $1.7 million, representing the Corporation's share of losses on the segregated asset pool, were recognized in 1994. The valuation allowance represents the Corporation's share of estimated losses upon ultimate liquidation of the portfolio. The Corporation's primary purpose in managing a portfolio of this nature is to provide ongoing collection and control activities on behalf of the FDIC. Accordingly, these assets do not represent loans made in the ordinary course of business and, due to the underlying nature of this liquidating asset pool, are excluded from the Corporation's nonperforming asset statistics. At December 31, 1994, $174.4 million of segregated assets were accorded classification treatment consistent with nonaccrual reporting, $4.6 million represented foreclosed property, and the remaining $14.9 million were past due 90 days or more. The Corporation's operating results and cash flow position are not expected to be materially affected by the ongoing collection activities associated with managing the loans subject to the loss-sharing arrangement. Income from segregated assets totaled $13.0 million in 1994 compared to $7.4 million in 1993.
    A summary of activity regarding segregated assets is provided in Table 34.

CAPITAL RESOURCES
                                           Table 35: Capital Structure
- ----------------------------------------------------------------------------------------------------------------
December 31 (in millions)                               1994         1993         1992         1991         1990
- ----------------------------------------------------------------------------------------------------------------
Long-term debt                                      $  515.1     $  486.3     $  393.2     $  315.7     $  284.5
Stockholders' equity                                 2,200.8      2,133.3      1,861.2      1,680.2      1,463.4
- ----------------------------------------------------------------------------------------------------------------
Total capitalization                                $2,715.9     $2,619.6     $2,254.4     $1,995.9     $1,747.9
================================================================================================================
Tangible equity                                     $1,949.3     $1,858.0     $1,655.3     $1,496.9     $1,295.5
================================================================================================================

Ratios
- ----------------------------------------------------------------------------------------------------------------
Equity/assets                                           7.61%        8.00%        7.67%        7.30%        6.42%
Tangible equity/assets                                  6.80         7.04         6.88         6.56         5.73
Long-term debt as % of total capitalization            18.97        18.56        17.44        15.82        16.28
Double leverage                                       108.43       110.37       110.84       108.78       113.32
Dividends paid for the year (in thousands):
  Preferred                                         $     80     $     86     $     88     $     91     $    100
  Common                                             132,610      112,129       86,130       80,996       84,976
Total dividends as % of net income                      37.3%        35.4%        37.7%        47.4%        58.7%
================================================================================================================
- ----------------------------------------------------------------------------------------------------------------

               BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                      [RISK-BASED CAPITAL GRAPH]

    The Corporation continues to rank among the most strongly capitalized bank holding companies in the country. This strong capital position and overall financial strength provide a good base for future expansion when profitable opportunities arise. The cornerstone of the Corporation's capital structure is its common equity, totaling $2.2 billion or approximately 81% of total capitalization at December 31, 1994, an increase of 3.2% from December 31, 1993. The equity base has been strengthened in recent years through earnings retention, the conversion of debt to equity and the issuance of common stock through various employee and stockholder investment plans.
    An important measure of capital adequacy of a banking institution is its risk-based capital ratios, which represent the primary capital standard for regulatory purposes. The Corporation's risk-based capital ratios at December 31, 1994 of 10.47% for Tier I and 13.83% for Total capital substantially exceed the regulatory required minimums. At December 31, 1994, the Corporation's Tier I leverage ratio was 7.16%, well in excess of the required minimum.

                              Table 36: Intangible Assets
- ---------------------------------------------------------------------------------------
December 31 (in millions)                                1994         1993         1992
- ---------------------------------------------------------------------------------------
Goodwill--Parent Company                               $ 89.9       $ 95.3       $100.8
- ---------------------------------------------------------------------------------------
Subsidiaries:
  Goodwill                                               80.6         86.3         65.2
  Core deposit premium                                   73.9         85.3         34.6
  Credit card premium                                     3.0          3.5          1.5
Purchased mortgage servicing rights                       4.1          4.9          3.8
- ---------------------------------------------------------------------------------------
  Total subsidiaries                                    161.6        180.0        105.1
- ---------------------------------------------------------------------------------------
  Total intangible assets                              $251.5       $275.3       $205.9
=======================================================================================
- ---------------------------------------------------------------------------------------


                             Table 37: Risk-Based Capital
- --------------------------------------------------------------------------------------
(in millions)                                           1994         1993         1992
- --------------------------------------------------------------------------------------
Tier I capital:
  Stockholders' equity                             $ 2,200.8    $ 2,133.3    $ 1,861.2
  Unrealized net (appreciation) depreciation,
    available for sale securities                      105.0        (42.3)
- --------------------------------------------------------------------------------------
    Stockholders' equity, net                        2,305.8      2,091.0      1,861.2
  Minority interest                                       .7           .7          1.0
  Intangible assets:
    Goodwill                                          (170.5)      (181.6)      (166.0)
    Core deposit premium                               (73.9)       (85.3)       (34.6)
- --------------------------------------------------------------------------------------
  Total Tier I                                       2,062.1      1,824.8      1,661.6
- --------------------------------------------------------------------------------------
Tier II capital:
  Allowable reserve for loan losses                    247.5        215.3        199.9
  Qualifying long-term debt                            415.0        425.2        337.0
- --------------------------------------------------------------------------------------
  Total Tier II                                        662.5        640.5        536.9
- --------------------------------------------------------------------------------------
  Total capital                                    $ 2,724.6    $ 2,465.3    $ 2,198.5
======================================================================================
Risk-adjusted assets                               $19,703.4    $17,098.0    $15,988.4
======================================================================================
Risk-based capital ratios:
  Tier I                                               10.47%       10.67%       10.39%
======================================================================================
  Total                                                13.83%       14.42%       13.75%
======================================================================================
Tier I leverage ratio                                   7.16%        6.93%        6.90%
======================================================================================
- --------------------------------------------------------------------------------------

    At December 31, 1994, all of the Corporation's banking subsidiaries were considered well capitalized based on the regulatory defined minimums of a Tier I leverage ratio of 5%, a Tier l capital ratio of 6% and a Total capital ratio of 10%.

               BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


FOURTH QUARTER DATA

                     Table 38: Summary of Fourth Quarter Earnings
- --------------------------------------------------------------------------------------
                                                              Fourth Quarter
- --------------------------------------------------------------------------------------
(in millions)                                           1994         1993     % change
- --------------------------------------------------------------------------------------
Net interest income                                   $260.2       $246.6          5.5%
Provision for loan losses                                4.4         11.9        (62.9)
- --------------------------------------------------------------------------------------
  Net interest income after provision for loan losses  255.8        234.7          8.9
Noninterest income                                     136.0        134.0          1.5
Noninterest expense                                    252.4        253.8          (.6)
- --------------------------------------------------------------------------------------
  Income before income taxes                           139.4        114.9         21.3
Income tax expense                                      47.4         37.8         25.3
- --------------------------------------------------------------------------------------
  Net income                                          $ 92.0       $ 77.1         19.3%
======================================================================================
Net income per share                                    $.88         $.75         17.3%
======================================================================================
Dividends declared per share                            $.34         $.31          9.7%
======================================================================================
- --------------------------------------------------------------------------------------

    Net income for the fourth quarter totaled $92.0 million, an increase of 19.3% over the fourth quarter of 1993. Net income per share was $.88, an increase of 17.3%. Net income in the fourth quarter of 1993 was impacted by one-time merger-related charges from the Amarillo pooling acquisition which totaled $3.8 million (after-tax). Excluding these charges, net income in the fourth quarter of 1994 increased 13.7% which was consistent with full year results and reflected higher net interest income and noninterest income as well as a lower provision for loan losses.
    Net interest income increased 5.5% over the fourth quarter of 1993 principally due to an increase in average earning assets, which was partially offset by an anticipated contraction in interest rate spreads. Average earning assets increased 8.1%, led by a 10.9% increase in average loans. The net interest margin was 4.29%, down from 4.41% in the fourth quarter of 1993.
    The provision for loan losses declined to $4.4 million in the fourth quarter of 1994, compared to $11.9 million a year ago, reflecting continued improvement in asset quality. Net charge-offs in the fourth quarter of 1994 totaled $9.4 million, down from $12.5 million in the fourth quarter of 1993, and as a percentage of average loans dropped to .23%, from .34% a year ago.
    Noninterest income increased $2.0 million, or 1.5%, over the fourth quarter of 1993, reflecting growth in trust fees and credit card fees, however, this growth was partially offset by declines in investment banking and mortgage banking revenues, mainly due to stock market volatility and a rising interest rate environment.
    Noninterest expense totaled $252.4 million, compared to $253.8 million in the fourth quarter of 1993. Noninterest expense in 1993 included $4.7 million in nonrecurring merger-related expenses from the Amarillo acquisition. Excluding these expenses, noninterest expense increased 1.3% in the fourth quarter of 1994.

               BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                           Consolidated Quarterly Earnings Trend
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                   1994
- ---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                        Fourth Quarter   Third Quarter   Second Quarter   First Quarter
- ---------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                $343,025        $324,218         $308,872        $289,634
  Interest on short-term investments                             874             919            1,071             560
  Interest on Federal funds sold and
    securities purchased
    under resale agreements                                    6,790           3,245            1,995           1,593
  Interest on held to maturity securities
    Taxable                                                   50,025          49,051           45,674          34,125
    Tax-exempt                                                13,338          14,242           13,447          13,744
- ---------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities             63,363          63,293           59,121          47,869
  Interest on available for sale securities                   61,129          60,438           61,149          65,991
  Interest on trading securities                                 377             381              926             840
- ---------------------------------------------------------------------------------------------------------------------------
    Total interest income                                    475,558         452,494          433,134         406,487
- ---------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                                       148,070         134,442          127,611         124,050
  Interest on Federal funds purchased and
    other short-term borrowings                               55,497          47,841           37,908          23,135
  Interest on capital lease obligation                           944             945              945             945
  Interest on long-term debt                                  10,870          10,651           10,176           9,714
- ---------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                   215,381         193,879          176,640         157,844
- ---------------------------------------------------------------------------------------------------------------------------
    Net interest income                                      260,177         258,615          256,494         248,643
Provision for loan losses                                      4,400           6,900            7,366           5,640
- ---------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for
      loan losses                                            255,777         251,715          249,128         243,003
- ---------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                  40,622          37,974           38,690          39,190
  Service charges                                             41,001          41,286           40,715          40,047
  Credit card                                                 20,685          17,690           15,890          15,045
  Investment banking revenues                                  7,135           6,847            8,799           7,926
  Securities gains, net                                        1,409           1,533              705           2,554
  Other                                                       25,140          25,348           25,335          24,961
- ---------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                 135,992         130,678          130,134         129,723
- ---------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                      120,229         122,365          123,853         123,097
  Net occupancy                                               16,748          17,071           16,763          16,608
  Equipment                                                   20,960          21,274           20,809          20,038
  FDIC insurance                                              11,249          11,246           11,448          11,462
  Credit card                                                 12,050          11,016           10,121           9,031
  Intangible amortization                                      8,234           8,359            8,323           8,300
  Advertising                                                  9,705           7,610            7,124           6,053
  Foreclosed property costs, net                                 (46)         (1,233)          (1,618)         (1,114)
  Other                                                       53,231          47,457           47,769          49,050
- ---------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                252,360         245,165          244,592         242,525
- ---------------------------------------------------------------------------------------------------------------------------
    Income before income tax expense                         139,409         137,228          134,670         130,201
Income tax expense                                            47,401          47,530           46,628          44,617
- ---------------------------------------------------------------------------------------------------------------------------
  Net income                                                $ 92,008        $ 89,698         $ 88,042        $ 85,584
===========================================================================================================================
  Net income per share                                          $.88            $.86             $.84            $.82
===========================================================================================================================
  Dividends declared per share                                  $.34            $.34             $.31            $.31
===========================================================================================================================
Returns
  Return on assets                                              1.31%           1.30%            1.28%           1.29%
  Return on total equity                                       16.67           16.35            16.30           15.92
===========================================================================================================================
- ---------------------------------------------------------------------------------------------------------------------------

               BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                           Consolidated Quarterly Earnings Trend
- ---------------------------------------------------------------------------------------------------------------------------
                                     1993
- -----------------------------------------------------------------------
       Fourth Quarter    Third Quarter  Second Quarter    First Quarter
- -----------------------------------------------------------------------
             $287,592         $287,251        $279,297         $265,662
                  257              405             509              826


                2,380            1,936           3,161            5,884

               92,383           96,537          97,569           94,789
               13,907           14,366          14,745           15,363
- -----------------------------------------------------------------------
              106,290          110,903         112,314          110,152
                7,169            7,258           7,360            7,270
                1,063              429             493              585
- -----------------------------------------------------------------------
              404,751          408,182         403,134          390,379
- -----------------------------------------------------------------------

              128,331          133,406         135,096          132,011
               19,126           16,014          12,688           14,539
                  965              964             965              964
                9,704            9,542           9,391            8,268
- -----------------------------------------------------------------------
              158,126          159,926         158,140          155,782
- -----------------------------------------------------------------------
              246,625          248,256         244,994          234,597
               11,853           13,040          15,918           19,373
- -----------------------------------------------------------------------
              234,772          235,216         229,076          215,224
- -----------------------------------------------------------------------

               37,895           38,723          37,952           35,010
               41,250           39,173          37,770           35,008
               14,934           14,561          13,276           11,618
                8,657            9,546           8,895            8,502
                1,753              250             736               68
               29,481           29,540          25,416           20,345
- -----------------------------------------------------------------------
              133,970          131,793         124,045          110,551
- -----------------------------------------------------------------------

              119,147          120,336         115,763          111,234
               17,140           19,072          16,913           16,304
               21,132           19,704          18,589           18,102
               11,381           11,232          10,803           10,969
                9,981            9,400           8,700            7,124
                9,578            8,576           7,366            5,051
                8,567            7,862           6,739            4,649
               (1,235)              83          (2,048)          (1,590)
               58,110           52,037          50,080           43,570
- -----------------------------------------------------------------------
              253,801          248,302         232,905          215,413
- -----------------------------------------------------------------------
              114,941          118,707         120,216          110,362
               37,819           37,379          40,493           31,116
- -----------------------------------------------------------------------
             $ 77,122         $ 81,328        $ 79,723         $ 79,246
=======================================================================
                 $.75             $.78            $.77             $.77
=======================================================================
                 $.31             $.31            $.28             $.28
=======================================================================

                 1.18%            1.28%           1.29%            1.34%
                14.91            16.15           16.26            16.75
=======================================================================
- ---------------------------------------------------------------------------------------------------------------------------

               BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                Consolidated Quarterly Average Balance Sheet and Net Interest Margin
- ------------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                           1994
- ------------------------------------------------------------------------------------------------------------------------------------
                                               Fourth Quarter                Third Quarter                Second Quarter
- ------------------------------------------------------------------------------------------------------------------------------------
                                                   Income/  Yields/              Income/  Yields/              Income/  Yields/
Assets                                    Balance  Expense    Rates    Balance   Expense    Rates    Balance   Expense    Rates
- ------------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income           $16,270.9   $345.1     8.48% $15,911.9    $325.6     8.19% $15,506.7    $310.4     8.01%
Short-term investments                       67.5       .9     5.18       82.7       1.0     4.45      109.0       1.1     3.93
Federal funds sold and securities
  purchased under resale agreements         504.1      6.8     5.39      270.2       3.2     4.80      193.7       2.0     4.12
Held to maturity securities:
  Taxable                                 3,424.6     50.0     5.84    3,379.0      49.1     5.81    3,280.0      45.7     5.57
  Tax-exempt                                788.3     19.9    10.07      777.6      21.5    11.06      790.2      20.4    10.35
- ------------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities       4,212.9     69.9     6.63    4,156.6      70.6     6.79    4,070.2      66.1     6.50
Available for sale securities             3,998.8     61.1     6.11    4,265.3      60.4     5.67    4,558.3      61.1     5.37
Trading securities                           26.1       .4     6.33       28.4        .4     5.61       64.2       1.0     6.03
- ------------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                   25,080.3    484.2     7.72   24,715.1     461.2     7.46   24,502.1     441.7     7.21
Less reserve for loan losses               (348.1)                      (348.0)                       (348.6)
Cash and due from banks                   1,719.4                      1,691.7                       1,690.1
All other assets                          1,624.4                      1,596.7                       1,596.6
- ------------------------------------------------------------------------------------------------------------------------------------
 Total assets                           $28,076.0                    $27,655.5                     $27,440.2
====================================================================================================================================


Liabilities and Stockholders' Equity
- ------------------------------------------------------------------------------------------------------------------------------------
Retail savings deposits and interest-
  bearing transaction accounts          $ 8,703.4   $ 60.4     2.78% $ 8,667.4    $ 55.2     2.55% $ 8,743.5    $ 52.5     2.40%
Time deposits                             7,595.1     87.7     4.62    7,366.6      79.2     4.30    7,350.3      75.1     4.09
- ------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits        16,298.5    148.1     3.63   16,034.0     134.4     3.35   16,093.8     127.6     3.17
Federal funds purchased and
  other short-term borrowings             4,217.5     55.5     5.26    4,159.5      47.8     4.60    3,866.5      37.9     3.92
Capital lease obligation                     38.4       .9     9.72       38.7       1.0     9.72       38.9       1.0     9.72
Long-term debt                              520.8     10.9     8.35      514.5      10.7     8.28      514.6      10.2     7.91
- ------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities     21,075.2    215.4     4.09   20,746.7     193.9     3.74   20,513.8     176.7     3.44
Demand deposits                           4,449.2                      4,418.3                       4,488.8
All other liabilities                       343.0                        295.2                         276.4
- ------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                      25,867.4                     25,460.2                      25,279.0
Redeemable preferred stock                    1.1                          1.1                           1.2
Total stockholders' equity                2,207.5                      2,194.2                       2,160.0
- ------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity                $28,076.0                    $27,655.5                     $27,440.2
====================================================================================================================================
Interest rate spread                                           3.63%                         3.72%                         3.77%
Effect of noninterest-bearing funds                             .66                           .61                           .56
- ------------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                          $268.8     4.29%              $267.3     4.33%              $265.0     4.33%
====================================================================================================================================
Nonaccrual loans are included in
average balances and interest payments
on such loans are recognized as income
on a cash basis when appropriate.
Interest income and yields are
presented on a fully-taxable equivalent
basis using the Federal statutory income
tax rate, net of nondeductible interest
expense. Such adjustments by earning
asset category are as follows:
  Loans                                               $2.1                          $1.4                          $1.5
  Tax-exempt held to maturity securities               6.5                           7.3                           7.0
  Trading securities                                                                                                .1
- ------------------------------------------------------------------------------------------------------------------------------------
  Total                                               $8.6                          $8.7                          $8.6
====================================================================================================================================
- ------------------------------------------------------------------------------------------------------------------------------------

               BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


             1994                                                             1993
- -----------------------------------------------------------------------------------------------------------------------------------
        First Quarter           Fourth Quarter            Third Quarter             Second Quarter             First Quarter
- -----------------------------------------------------------------------------------------------------------------------------------
           Income/ Yields/           Income/ Yields/           Income/ Yields/           Income/ Yields/           Income/  Yields/
   Balance Expense   Rates   Balance Expense   Rates   Balance Expense   Rates   Balance Expense   Rates   Balance Expense    Rates
- -----------------------------------------------------------------------------------------------------------------------------------
 $14,956.3  $291.0   7.78% $14,666.2  $289.5   7.90% $14,373.7  $288.6   8.03% $13,958.8  $280.8   8.05% $13,127.9  $266.8    8.13%
      60.0      .6   3.73       31.2      .2   3.29       48.7      .4   3.33       60.7      .5   3.36      100.4      .8    3.29

     193.2     1.6   3.30      297.9     2.4   3.20      245.3     1.9   3.16      407.6     3.2   3.10      776.1     5.9    3.03

   2,890.3    34.1   4.72    6,799.5    92.4   5.43    6,652.5    96.5   5.80    6,256.2    97.6   6.24    5,865.4    94.8    6.46
     808.4    20.7  10.22      841.0    21.0  10.00      844.5    22.3  10.55      865.0    21.8  10.10      890.7    22.7   10.20
- ----------------------------------------------------------------------------------------------------------------------------------
   3,698.7    54.8   5.92    7,640.5   113.4   5.94    7,497.0   118.8   6.34    7,121.2   119.4   6.71    6,756.1   117.5    6.96
   4,712.6    66.0   5.60      469.2     7.2   6.11      479.9     7.3   6.05      489.3     7.3   6.02      497.0     7.3    5.85
      69.5      .8   4.94       85.7     1.1   5.13       35.9      .5   5.30       42.9      .6   5.03       49.4      .6    5.09
- ----------------------------------------------------------------------------------------------------------------------------------
  23,690.3   414.8   7.00   23,190.7   413.8   7.14   22,680.5   417.5   7.36   22,080.5   411.8   7.46   21,306.9   398.9    7.49
    (346.0)                   (344.9)                   (339.3)                   (329.2)                   (310.0)
   1,661.2                   1,720.4                   1,619.6                   1,613.5                   1,547.3
   1,587.0                   1,554.5                   1,587.5                   1,416.6                   1,167.4
- ----------------------------------------------------------------------------------------------------------------------------------
 $26,592.5                 $26,120.7                 $25,548.3                 $24,781.4                 $23,711.6
==================================================================================================================================


- ----------------------------------------------------------------------------------------------------------------------------------
 $ 8,803.2  $ 50.1   2.28% $ 8,601.0  $ 51.3   2.38% $ 8,470.3  $ 52.3   2.47% $ 8,226.1  $ 50.9   2.48% $ 7,808.2  $ 49.7    2.55%
   7,330.2    74.0   4.04    7,538.8    77.0   4.09    7,827.3    81.1   4.15    7,922.8    84.2   4.25    7,550.9    82.3    4.36
- ----------------------------------------------------------------------------------------------------------------------------------
  16,133.4   124.1   3.08   16,139.8   128.3   3.18   16,297.6   133.4   3.27   16,148.9   135.1   3.35   15,359.1   132.0    3.44

   3,008.5    23.1   3.08    2,579.6    19.1   2.97    2,148.3    16.0   2.98    1,740.7    12.7   2.92    1,902.0    14.5    3.06
      39.1      .9   9.72       39.3     1.0   9.72       39.5     1.0   9.72       39.7      .9   9.72       39.9     1.0    9.72
     514.0     9.7   7.56      487.8     9.7   7.96      471.4     9.5   8.10      475.2     9.4   7.90      389.9     8.3    8.48
- ----------------------------------------------------------------------------------------------------------------------------------
  19,695.0   157.8   3.21   19,246.5   158.1   3.29   18,956.8   159.9   3.37   18,404.5   158.1   3.44   17,690.9   155.8    3.52
   4,425.8                   4,560.9                   4,298.5                   4,142.0                   3,923.7
     320.7                     242.5                     277.9                     272.1                     203.5
- ----------------------------------------------------------------------------------------------------------------------------------
  24,441.5                  24,049.9                  23,533.2                  22,818.6                  21,818.1
       1.2                       1.2                       1.2                       1.2                       1.2
   2,149.8                   2,069.6                   2,013.9                   1,961.6                   1,892.3
- ----------------------------------------------------------------------------------------------------------------------------------
 $26,592.5                 $26,120.7                 $25,548.3                 $24,781.4                 $23,711.6
==================================================================================================================================
                     3.79%                     3.85%                     3.99%                     4.02%                      3.97%
                      .55                       .56                       .55                       .58                        .59
- ----------------------------------------------------------------------------------------------------------------------------------
            $257.0   4.34%            $255.7   4.41%            $257.6   4.54%            $253.7   4.60%            $243.1    4.56%
==================================================================================================================================








              $1.4                      $1.9                      $1.4                      $1.5                      $1.1
               6.9                       7.1                       7.9                       7.1                       7.4
                                          .1                                                  .1
- ----------------------------------------------------------------------------------------------------------------------------------
              $8.3                      $9.1                      $9.3                      $8.7                      $8.5
==================================================================================================================================
- ----------------------------------------------------------------------------------------------------------------------------------


              BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


                                               Consolidated Earnings Trend
- ------------------------------------------------------------------------------------------------------------------------

(in thousands)                                                                  1994         1993         1992
- ------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                              $1,265,749   $1,119,802   $1,089,004
  Interest on short-term investments                                           3,424        1,997        2,648
  Interest on Federal funds sold and securities purchased
    under resale agreements                                                   13,623       13,361       49,359
  Interest on held to maturity securities
    Taxable                                                                  178,875      381,278      398,782
    Tax-exempt                                                                54,771       58,381       65,695
- ------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities                            233,646      439,659      464,477
  Interest on available for sale securities                                  248,707       29,057
  Interest on trading securities                                               2,524        2,570        3,312
  Interest on receivable due from Resolution Trust Corporation
- ------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                  1,767,673    1,606,446    1,608,800
- ------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on savings deposits                                                50,164       53,431       54,062
  Interest on interest-bearing transaction accounts                          168,083      150,729      171,582
  Interest on time deposits                                                  315,926      324,684      404,011
  Interest on Federal funds purchased and other short-term borrowings        164,381       62,367       73,348
  Interest on capital lease obligation                                         3,779        3,858        3,929
  Interest on long-term debt                                                  41,411       36,905       30,601
- ------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                   743,744      631,974      737,533
- ------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                    1,023,929      974,472      871,267
Provision for loan losses                                                     24,306       60,184      136,626
- ------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                      999,623      914,288      734,641
- ------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                                 156,476      149,580      137,983
  Service charges                                                            163,049      153,201      133,568
  Credit card                                                                 69,310       54,389       44,866
  Investment banking revenues                                                 30,707       35,600       31,753
  Securities gains, net                                                        6,201        2,807       31,948
  Other                                                                      100,784      104,782       78,413
- ------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                                 526,527      500,359      458,531
- ------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                                      489,544      466,480      416,278
  Net occupancy                                                               67,190       69,429       64,477
  Equipment                                                                   83,081       77,527       68,755
  FDIC insurance                                                              45,405       44,385       41,619
  Credit card                                                                 42,218       35,205       25,552
  Other                                                                      257,204      257,395      255,247
- ------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                                984,642      950,421      871,928
- ------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                                           541,508      464,226      321,244
Income tax expense                                                           186,176      146,807       92,518
- ------------------------------------------------------------------------------------------------------------------------
  Net income                                                              $  355,332   $  317,419   $  228,726
========================================================================================================================
  Net income per share                                                         $3.40        $3.07        $2.29
========================================================================================================================
  Dividends declared per share                                                 $1.30        $1.18        $1.10
========================================================================================================================
Returns
  Return on assets                                                              1.29%        1.27%         .99%
  Return on equity                                                             16.31        15.99        12.95
  Return on common equity                                                      16.31        15.99        12.95
========================================================================================================================
- ------------------------------------------------------------------------------------------------------------------------

                BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


                                                    Consolidated Earnings Trend
- ------------------------------------------------------------------------------------------------------------------------------------

         1991              1990              1989       % change 1994     % change 1993   5-year annual compound change 1990-1994
- ------------------------------------------------------------------------------------------------------------------------------------
   $1,172,752        $1,254,815        $1,259,463                13.0%              2.8%                    0.1%
        7,736             6,249             6,496                71.5             (24.6)                  (12.0)

       78,400            80,311           111,730                 2.0             (72.9)                  (34.4)

      372,218           312,369           247,023               (53.1)             (4.4)                   (6.3)
       69,677            74,245            70,359                (6.2)            (11.1)                   (4.9)
- ------------------------------------------------------------------------------------------------------------------------------------
      441,895           386,614           317,382               (46.9)             (5.3)                   (5.9)

        7,812             4,029             3,854                (1.8)            (22.4)                   (8.1)
       28,955             5,359
- ------------------------------------------------------------------------------------------------------------------------------------
    1,737,550         1,737,377         1,698,925                10.0               (.1)                     .8
- ------------------------------------------------------------------------------------------------------------------------------------

       62,335            48,330            48,325                (6.1)             (1.2)                     .7
      214,641           208,649           214,972                11.5             (12.2)                   (4.8)
      573,110           603,598           582,781                (2.7)            (19.6)                  (11.5)
      119,787           194,418           195,436               163.6             (15.0)                   (3.4)
        3,994             4,042             4,106                (2.0)             (1.8)                   (1.6)
       27,248            28,113            29,421                12.2              20.6                     7.1
- ------------------------------------------------------------------------------------------------------------------------------------
    1,001,115         1,087,150         1,075,041                17.7             (14.3)                   (7.1)
- ------------------------------------------------------------------------------------------------------------------------------------
      736,435           650,227           623,884                 5.1              11.8                    10.4
      114,658           119,448            93,248               (59.6)            (55.9)                  (23.6)
- ------------------------------------------------------------------------------------------------------------------------------------
      621,777           530,779           530,636                 9.3              24.5                    13.5
- ------------------------------------------------------------------------------------------------------------------------------------

      120,806           107,469           106,792                 4.6               8.4                     7.9
      105,816            85,430            76,872                 6.4              14.7                    16.2
       35,945            34,364            32,783                27.4              21.2                    16.2
       20,892            11,925             9,722               (13.7)             12.1                    25.9
        3,852             3,221               250               120.9             (91.2)                   90.1
       74,490            60,167            56,199                (3.8)             33.6                    12.4
- ------------------------------------------------------------------------------------------------------------------------------------
      361,801           302,576           282,618                 5.2               9.1                    13.3
- ------------------------------------------------------------------------------------------------------------------------------------

      361,628           329,906           315,834                 4.9              12.1                     9.2
       55,041            46,827            45,042                (3.2)              7.7                     8.3
       59,454            57,487            56,729                 7.2              12.8                     7.9
       35,640            17,371            11,218                 2.3               6.6                    32.3
       17,129            16,412            16,385                19.9              37.8                    20.8
      223,475           183,959           160,218                 (.1)               .8                     9.9
- ------------------------------------------------------------------------------------------------------------------------------------
      752,367           651,962           605,426                 3.6               9.0                    10.2
- ------------------------------------------------------------------------------------------------------------------------------------
      231,211           181,393           207,828                16.6              44.5                    21.1
       60,013            36,363            43,695                26.8              58.7                    33.6
- ------------------------------------------------------------------------------------------------------------------------------------
   $  171,198        $  145,030        $  164,133                11.9%             38.8%                   16.7%
====================================================================================================================================
        $1.77             $1.58             $1.81                10.7%             34.1%                   13.4%
====================================================================================================================================
        $1.07             $1.06             $1.03                10.2%              7.3%                    4.8%
====================================================================================================================================

          .79%              .73%              .86%
        10.78             10.13             11.98
        10.78             10.13             12.06
====================================================================================================================================
- ------------------------------------------------------------------------------------------------------------------------------------

                BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                     Consolidated Average Balance Sheet and Net Interest Margin
- ------------------------------------------------------------------------------------------------------------------------------------

(dollars in millions)                                 1994                        1993                         1992
- ------------------------------------------------------------------------------------------------------------------------------------
                                                    Income/ Yields/              Income/  Yields/             Income/  Yields/
Assets                                    Balance   Expense   Rates    Balance   Expense    Rates    Balance  Expense    Rates
- ------------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income           $15,665.7  $1,272.2    8.12% $14,036.8  $1,125.7     8.02% $12,748.0 $1,094.0     8.58%
Short-term investments                       79.8       3.4    4.29       60.0       2.0     3.33       69.5      2.6     3.81
Federal funds sold and securities
  purchased under resale agreements         291.1      13.6    4.68      429.9      13.4     3.11    1,354.7     49.4     3.64
Held to maturity securities:
  Taxable                                 3,245.3     178.9    5.51    6,396.7     381.3     5.96    5,579.1    398.8     7.15
  Tax-exempt                                791.1      82.5   10.42      860.1      87.8    10.21      947.9     96.5    10.18
- ------------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities       4,036.4     261.4    6.47    7,256.8     469.1     6.46    6,527.0    495.3     7.59
Available for sale securities             4,381.4     248.7    5.68      483.7      29.0     6.01
Trading securities                           46.9       2.6    5.63       53.6       2.8     5.12       54.4      3.4     6.27
Receivable due from
  Resolution Trust Corporation
- ------------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                   24,501.3   1,801.9    7.35   22,320.8   1,642.0     7.36   20,753.6  1,644.7     7.92
Less reserve for loan losses               (347.7)                      (331.0)                       (281.6)
Cash and due from banks                   1,690.8                      1,625.7                       1,497.7
Property and equipment                      517.8                        443.2                         417.9
All other assets                          1,083.5                        910.1                         738.1
- ------------------------------------------------------------------------------------------------------------------------------------
  Total assets                          $27,445.7                    $24,968.8                     $23,125.7
====================================================================================================================================
Liabilities and Stockholders' Equity
- ------------------------------------------------------------------------------------------------------------------------------------
Savings deposits                        $ 2,065.0    $ 50.2    2.43% $ 2,014.6  $   53.4     2.65% $ 1,628.2 $   54.1     3.32%
Interest-bearing transaction accounts     6,663.9     168.1    2.52    6,264.5     150.7     2.41    5,556.3    171.6     3.09
Time deposits                             7,411.1     315.9    4.26    7,710.2     324.7     4.21    7,871.1    404.0     5.13
- ------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits        16,140.0     534.2    3.31   15,989.3     528.8     3.31   15,055.6    629.7     4.18
Federal funds purchased and
  other short-term borrowings             3,817.3     164.4    4.31    2,094.7      62.3     2.98    2,046.7     73.3     3.58
Capital lease obligation                     38.8       3.8    9.72       39.6       3.9     9.72       40.4      3.9     9.72
Long-term debt                              516.0      41.4    8.03      456.4      36.9     8.09      331.3     30.6     9.24
- ------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities     20,512.1     743.8    3.63   18,580.0     631.9     3.40   17,474.0    737.5     4.22
Demand deposits                           4,445.5                      4,233.2                       3,698.9
All other liabilities                       308.9                        169.5                         185.5
- ------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                      25,266.5                     22,982.7                      21,358.4
Redeemable preferred stock                    1.1                          1.2                           1.3
Total stockholders' equity                2,178.1                      1,984.9                       1,766.0
- ------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity                $27,445.7                    $24,968.8                     $23,125.7
====================================================================================================================================
Interest rate spread                                           3.72%                         3.96%                        3.70%
Effect of noninterest-bearing funds                             .60                           .57                          .67
- ------------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                         $1,058.1    4.32%            $1,010.1     4.53%           $  907.2     4.37%
====================================================================================================================================

Nonaccrual loans are included in average
balances and interest payments on such
loans are recognized as income on a cash
basis when appropriate. Interest income
and yields are presented on a fully-
taxable equivalent basis using the
Federal statutory income tax rate, net
of nondeductible interest expense. Such
adjustments by earning asset category
are as follows:
 Loans                                                $ 6.4                        $ 5.9                        $ 5.0
  Tax-exempt held to maturity securities               27.7                         29.5                         30.8
  Trading securities                                     .1                           .2                           .1
- ------------------------------------------------------------------------------------------------------------------------------------
    Total                                             $34.2                        $35.6                        $35.9
====================================================================================================================================
- ------------------------------------------------------------------------------------------------------------------------------------

                BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                     Consolidated Average Balance Sheet and Net Interest Margin
- ------------------------------------------------------------------------------------------------------------------------------------

                 1991                         1990                          1989                 % change in average balances
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Five-year annual
               Income/ Yields/              Income/  Yields/              Income/   Yields/                        compound
     Balance   Expense   Rates    Balance   Expense    Rates    Balance   Expense     Rates     1994     1993     1990-1994
- ------------------------------------------------------------------------------------------------------------------------------------
   $11,888.2  $1,179.5    9.92% $11,706.4  $1,263.8    10.80% $11,462.6  $1,273.0     11.11%    11.6%    10.1%          6.4%
       109.1       7.7    7.09       72.9       6.3     8.57       70.9       6.5      9.16     33.0    (13.7)          2.4

     1,359.2      78.4    5.77      982.8      80.3     8.17    1,212.8     111.7      9.21    (32.3)   (68.3)        (24.8)

     4,492.3     372.2    8.29    3,669.6     312.4     8.51    3,012.4     247.0      8.20    (49.3)    14.7           1.5
       992.4     101.3   10.21    1,055.0     106.9    10.14    1,002.8     103.7     10.34     (8.0)    (9.3)         (4.6)
- ------------------------------------------------------------------------------------------------------------------------------------
     5,484.7     473.5    8.63    4,724.6     419.3     8.88    4,015.2     350.7      8.73    (44.4)    11.2            .1

       110.5       8.0    7.25       46.4       4.1     8.90       43.7       4.0      9.28    (12.5)    (1.5)          1.4

       357.9      29.0    8.09       67.1       5.4     7.99
- ------------------------------------------------------------------------------------------------------------------------------------
    19,309.6   1,776.1    9.20   17,600.2   1,779.2    10.11   16,805.2   1,745.9     10.39      9.8      7.6           7.8
      (243.9)                      (221.8)                       (227.2)                         5.0     17.5           8.9
     1,412.9                      1,401.8                       1,522.0                          4.0      8.5           2.1
       386.1                        369.2                         362.6                         16.8      6.1           7.4
       702.7                        582.9                         587.6                         19.1     23.3          13.0
- ------------------------------------------------------------------------------------------------------------------------------------
   $21,567.4                    $19,732.3                     $19,050.2                          9.9%     8.0%          7.6%
====================================================================================================================================


   $ 1,283.0  $   62.3    4.86% $   967.9  $   48.3     4.99% $   969.9  $   48.3      4.98%     2.5%    23.7%         16.3%
     4,455.4     214.6    4.82    3,752.7     208.7     5.56    3,716.6     215.0      5.78      6.4     12.7          17.4
     8,444.8     573.2    6.79    7,581.1     603.6     7.96    7,057.2     582.8      8.26     (3.9)    (2.0)          1.0
- ------------------------------------------------------------------------------------------------------------------------------------
    14,183.2     850.1    5.99   12,301.7     860.6     7.00   11,743.7     846.1      7.20       .9      6.2           6.6

     2,125.0     119.8    5.64    2,469.9     194.4     7.87    2,211.4     195.4      8.84     82.2      2.3          11.5
        41.0       4.0    9.72       41.7       4.1     9.72       42.2       4.1      9.72     (2.0)    (2.0)         (1.7)
       280.7      27.2    9.71      288.1      28.1     9.76      292.9      29.4     10.04     13.1     37.8          12.0
- ------------------------------------------------------------------------------------------------------------------------------------
    16,629.9   1,001.1    6.02   15,101.4   1,087.2     7.20   14,290.2   1,075.0      7.52     10.4      6.3           7.5
     3,150.9                      2,985.1                       3,159.7                          5.0     14.4           7.1
       197.6                        213.0                         228.4                         82.2     (8.6)          6.2
- ------------------------------------------------------------------------------------------------------------------------------------
    19,978.4                     18,299.5                      17,678.3                          9.9      7.6           7.4
         1.3                          1.4                           1.7                         (8.3)    (7.7)         (8.3)
     1,587.7                      1,431.4                       1,370.2                          9.7     12.4           9.7
- ------------------------------------------------------------------------------------------------------------------------------------
   $21,567.4                    $19,732.3                     $19,050.2                          9.9%     8.0%          7.6%
====================================================================================================================================
                          3.18%                         2.91%                          2.87%
                           .83                          1.02                           1.12
- ------------------------------------------------------------------------------------------------------------------------------------
              $  775.0    4.01%            $  692.0     3.93%            $  670.9      3.99%
====================================================================================================================================








                 $ 6.8                        $ 9.0                         $13.5
                  31.6                         32.7                          33.3
                    .2                           .1                            .2
- ------------------------------------------------------------------------------------------------------------------------------------
                 $38.6                        $41.8                         $47.0
====================================================================================================================================
- ------------------------------------------------------------------------------------------------------------------------------------

                 BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                          Consolidated Balance Sheet
- --------------------------------------------------------------------------------------------------------------

December 31 (dollars in thousands)                                                           1994         1993
- --------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                               $ 1,885,484  $ 1,608,051
Short-term investments                                                                     43,704       24,748
Securities:
  Held to maturity (market value $3,977,018 and $3,408,119, respectively)               4,203,507    3,324,847
  Available for sale (amortized cost $4,058,269 and $5,108,291, respectively)           3,887,217    5,176,966
  Trading                                                                                  31,674       48,081
Federal funds sold and securities purchased under resale agreements                     1,082,110      407,672
Loans (net of unearned income of $65,751, and $67,338, respectively)                   16,480,437   14,825,922
  Less reserve for loan losses                                                            342,030      341,099
- --------------------------------------------------------------------------------------------------------------
  Loans, net                                                                           16,138,407   14,484,823
- --------------------------------------------------------------------------------------------------------------
Property and equipment                                                                    524,812      480,586
Other assets                                                                            1,130,303    1,098,275
- --------------------------------------------------------------------------------------------------------------
  Total assets                                                                        $28,927,218  $26,654,049
==============================================================================================================

Liabilities and Stockholders' Equity
Liabilities:
Demand deposits                                                                       $ 4,589,782  $ 4,769,947
Retail savings deposits and interest-bearing transaction accounts                       8,818,248    8,773,058
Time deposits                                                                           8,781,532    7,365,997
- --------------------------------------------------------------------------------------------------------------
  Total deposits                                                                       22,189,562   20,909,002
- --------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under repurchase agreements                 1,888,970    1,996,022
Short-term borrowings                                                                   1,761,701      815,971
Capital lease obligation                                                                   38,359       39,224
Long-term debt                                                                            515,083      486,253
Other liabilities                                                                         331,570      273,168
- --------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                    26,725,245   24,519,640
- --------------------------------------------------------------------------------------------------------------
Redeemable preferred stock                                                                  1,142        1,155
- --------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
Common stock ($1 par value; 150,000,000 shares authorized;
  104,830,742 and 104,125,546 shares issued, respectively)                                104,831      104,126
Surplus                                                                                   796,158      786,840
Retained earnings                                                                       1,419,367    1,200,036
Treasury stock (508,698 shares at cost)                                                   (14,516)
Unrealized net appreciation (depreciation), available for sale securities                (105,009)      42,252
- --------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                            2,200,831    2,133,254
- --------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                          $28,927,218  $26,654,049
==============================================================================================================
- --------------------------------------------------------------------------------------------------------------
See accompanying notes to the consolidated financial statements.

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

                                              Consolidated Statement of Income
- ---------------------------------------------------------------------------------------------------------------------------

Year ended December 31 (in thousands)                                                        1994         1993         1992
- ---------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                                           $1,265,749   $1,119,802   $1,089,004
  Interest on short-term investments                                                        3,424        1,997        2,648
  Interest on Federal funds sold and securities purchased
    under resale agreements                                                                13,623       13,361       49,359
  Interest on held to maturity securities
    Taxable                                                                               178,875      381,278      398,782
    Tax-exempt                                                                             54,771       58,381       65,695
- ---------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities                                         233,646      439,659      464,477
  Interest on available for sale securities                                               248,707       29,057
  Interest on trading securities                                                            2,524        2,570        3,312
- ---------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                               1,767,673    1,606,446    1,608,800
- ---------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                                                                    534,173      528,844      629,655
  Interest on Federal funds purchased and other short-term borrowings                     164,381       62,367       73,348
  Interest on capital lease obligation                                                      3,779        3,858        3,929
  Interest on long-term debt                                                               41,411       36,905       30,601
- ---------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                                743,744      631,974      737,533
- ---------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                                 1,023,929      974,472      871,267
Provision for loan losses                                                                  24,306       60,184      136,626
- ---------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                                   999,623      914,288      734,641
- ---------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                                              156,476      149,580      137,983
  Service charges                                                                         163,049      153,201      133,568
  Credit card                                                                              69,310       54,389       44,866
  Investment banking revenues                                                              30,707       35,600       31,753
  Securities gains, net                                                                     6,201        2,807       31,948
  Other                                                                                   100,784      104,782       78,413
- ---------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                                              526,527      500,359      458,531
- ---------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                                                   489,544      466,480      416,278
  Net occupancy                                                                            67,190       69,429       64,477
  Equipment                                                                                83,081       77,527       68,755
  FDIC insurance                                                                           45,405       44,385       41,619
  Credit card                                                                              42,218       35,205       25,552
  Intangible amortization                                                                  33,216       30,571       16,076
  Advertising                                                                              30,492       27,817       20,424
  Foreclosed property costs, net                                                           (4,011)      (4,790)      26,338
  Other                                                                                   197,507      203,797      192,409
- ---------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                                             984,642      950,421      871,928
- ---------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                                                        541,508      464,226      321,244
Income tax expense                                                                        186,176      146,807       92,518
- ---------------------------------------------------------------------------------------------------------------------------
  Net income                                                                           $  355,332   $  317,419   $  228,726
===========================================================================================================================
  Net income per share                                                                      $3.40        $3.07        $2.29
===========================================================================================================================
  Dividends declared per share                                                              $1.30        $1.18        $1.10
===========================================================================================================================
- ---------------------------------------------------------------------------------------------------------------------------
See accompanying notes to the consolidated financial statements.

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------



                                     Consolidated Statement of Changes in Stockholders' Equity
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Unrealized Net
                                                                                                          Appreciation,
                                        Common Stock                                 Treasury Stock      (Depreciation)
                                      -----------------               Retained     ------------------     Available for
(in thousands)                        Shares     Amount     Surplus   Earnings     Shares      Amount   Sale Securities       Total
- -----------------------------------------------------------------------------------------------------------------------------------
December 31, 1991                     49,585   $ 49,585    $766,417 $  864,174         --          --                --  $1,680,176
Net income                                --         --          --    228,726         --          --                --     228,726
Cash dividends declared:
  Common ($1.10 per share)<F1>            --         --          --    (92,032)        --          --                --     (92,032)
  Redeemable preferred                    --         --          --        (88)        --          --                --         (88)
  By pooled company
    prior to merger--common               --         --          --       (616)        --          --                --        (616)
Issuance of common stock from
  public offering--pooled company        629        629      15,133         --         --          --                --      15,762
Common stock issued pursuant to
  various employee and shareholder
    stock issuance plans                 390        390      14,403         --         --          --                --      14,793
Common stock issued upon conversion
  of convertible subordinated
  debentures                             532        532      14,338         --         --          --                --      14,870
Other, net                                (5)        (5)       (368)         2         --          --                --        (371)
- -----------------------------------------------------------------------------------------------------------------------------------
December 31, 1992                     51,131     51,131     809,923  1,000,166         --          --                --   1,861,220
Net income                                --         --          --    317,419         --          --                --     317,419
Cash dividends declared:
  Common ($1.18 per share)<F1>            --         --          --   (117,334)        --          --                --    (117,334)
  Redeemable preferred                    --         --          --        (85)        --          --                --         (85)
Acquisition of treasury stock             --         --          --         --        (52)     (3,102)               --      (3,102)
Common stock issued pursuant to
  various employee and shareholder
    stock issuance plans                 641        641      15,992         --         52       3,102                --      19,735
Common stock issued upon conversion
  of convertible subordinated
  debentures                             487        487      12,817         --         --          --                --      13,304
Common stock issued upon
  2-for-1 stock split                 51,867     51,867     (51,867)        --         --          --                --          --
Adjustment of available for sale
  securities to market value              --         --          --         --         --          --            42,252      42,252
Other, net                                --         --         (25)      (130)        --          --                --        (155)
- -----------------------------------------------------------------------------------------------------------------------------------
December 31, 1993                    104,126    104,126     786,840  1,200,036         --          --            42,252   2,133,254
Net income                                --         --          --    355,332         --          --                --     355,332
Cash dividends declared:
  Common ($1.30 per share)                --         --          --   (135,920)        --          --                --    (135,920)
  Redeemable preferred                    --         --          --        (80)        --          --                --         (80)
Acquisition of treasury stock             --         --          --         --       (538)    (15,406)               --     (15,406)
Common stock issued pursuant to
  various employee and shareholder
    stock issuance plans                 275        275       3,365         --         29         890                --       4,530
Common stock issued upon acquisition
   of subsidiary                         411        411       5,700         --         --          --                --       6,111
Common stock issued upon conversion
   of convertible subordinated debt       19         19         280         --         --          --                --         299
Adjustment of available for sale
  securities to market value              --         --          --         --         --          --          (147,261)   (147,261)
Other, net                                --         --         (27)        (1)        --          --                --         (28)
- -----------------------------------------------------------------------------------------------------------------------------------
December 31, 1994                    104,831   $104,831    $796,158 $1,419,367       (509)   $(14,516)        $(105,009) $2,200,831
===================================================================================================================================

<F1> Amounts adjusted for the two-for-one stock split which was declared on August 10, 1993 and paid on October 1, 1993.

See accompanying notes to the consolidated financial statements.
- -----------------------------------------------------------------------------------------------------------------------------------

              BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


                                     Consolidated Statement of Cash Flows
- --------------------------------------------------------------------------------------------------------------

Year ended December 31 (in thousands)                                           1994         1993         1992
- --------------------------------------------------------------------------------------------------------------
Operating Activities:
Net income                                                                $  355,332   $  317,419   $  228,726
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                   24,306       60,184      136,626
  Depreciation, amortization and accretion                                   131,824      106,298       77,062
  Increase (decrease) in deferred loan fees                                   (1,080)        (767)       2,954
  Realized securities gains                                                   (6,201)      (2,807)     (31,948)
  Net (increase) decrease in trading securities                               16,407       (9,567)      94,073
  (Increase) decrease in interest receivable                                 (16,636)       3,795       37,747
  Increase (decrease) in interest payable                                     14,289      (11,863)     (29,586)
  Increase (decrease) in tax liability                                        (1,626)      11,955      (27,029)
  Net (gain) loss on sales and writedowns of foreclosed property              (5,860)      (5,656)      32,237
  Other, net                                                                  38,972      (30,882)      (5,386)
- --------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                549,727      438,109      515,476
- --------------------------------------------------------------------------------------------------------------
Investing Activities:
  Net (increase) decrease in Federal funds sold and
    securities purchased under resale agreements                            (669,993)     874,246      622,785
  Net increase in loans                                                   (1,666,043)    (816,616)    (293,695)
  Proceeds from the maturity of held to maturity securities                  517,501    2,278,249    1,747,629
  Proceeds from the sales of held to maturity securities                                   43,417      755,394
  Purchases of held to maturity securities                                (1,377,993)  (3,455,044)  (3,267,629)
  Proceeds from the maturity of available for sale securities              1,340,805       23,020
  Proceeds from the sales of available for sale securities                    76,860                   154,869
  Purchases of available for sale securities                                (385,372)     (61,199)
  Net increase (decrease) in short-term investments                          (18,956)     119,916       14,472
  Increase in property and equipment                                        (108,606)    (101,932)     (59,487)
  Proceeds from the sale of foreclosed property                               71,992       80,275       88,910
  Net cash received from purchase acquisitions                                            444,540      120,198
- --------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by investing activities                      (2,219,805)    (571,128)    (116,554)
- --------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase (decrease) in Federal funds purchased and
    securities sold under repurchase agreements                             (107,052)     323,464      (89,420)
  Net increase (decrease) in deposits                                      1,224,136     (780,182)     228,169
  Net increase (decrease) in short-term borrowings                           945,730      417,140     (552,503)
  Payments on long-term debt                                                  (1,209)     (18,190)     (10,221)
  Proceeds from the issuance of long-term debt                                30,350      124,281       99,148
  Payments on capital lease obligation                                          (865)        (788)        (716)
  Decrease in redeemable preferred stock                                         (13)         (93)         (19)
  Cash dividends paid                                                       (132,690)    (112,216)     (86,218)
  Issuance of common stock from public stock offerings                                                  15,762
  Common stock issued pursuant to various employee and
    shareholder stock issuance plans                                           4,530       19,735       14,793
  Acquisition of treasury stock                                              (15,406)      (3,102)
- --------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by financing activities                       1,947,511      (29,951)    (381,225)
- --------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and due from banks                               277,433     (162,970)      17,697
Cash and due from banks at beginning of year                               1,608,051    1,771,021    1,753,324
- --------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                    $1,885,484   $1,608,051   $1,771,021
==============================================================================================================
See accompanying notes to the consolidated financial statements.
For the years ended December 31, 1994, 1993 and 1992, interest paid totaled $729,455, $643,837 and $766,739, respectively. Income taxes paid totaled $189,342 in 1994, $152,579 in 1993 and $118,075 in 1992.
Additional common stock was issued upon the conversion of $311 of the
Corporation's convertible subordinated debt for the year ended December
31, 1994, $13,748 for the year ended December 31, 1993, and $15,425 for the year ended December 31, 1992. Investment securities and debt securities held for sale transferred to available for sale securities totaled approximately $5.2 billion in 1993. Investment securities transferred to debt securities held for sale totaled approximately $515 million in 1992. Loans transferred to foreclosed property totaled $17 million in 1994, $22 million in 1993, and $67 million in 1992. In 1993, assets and liabilities of purchased subsidiaries at dates of acquisition included investment securities of $160 million, loans of $954 million, cash of $483 million, other assets of $465 million, deposits of $2.0 billion and other liabilities of $20 million. In 1992, assets and liabilities of purchased subsidiaries at dates of acquisition included investment securities of $439.5 million, loans of $670.7 million, cash of
$223.0 million, other assets of $201.5 million, deposits of $1.4 billion and other liabilities of $22.5 million.
- --------------------------------------------------------------------------------------------------------------

               BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


                            NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

(amounts in thousands except per share data and when otherwise indicated)

1  SUMMARY OF PRINCIPAL ACCOUNTING POLICIES
The accounting and reporting policies of the Corporation and its subsidiaries conform to generally accepted accounting principles. The following is a description of the more significant of those policies.

Basis of Presentation The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of all material intercompany balances and transactions. Certain amounts for 1993 and 1992 were reclassified to conform with statement presentation for 1994. The reclassifications have no effect on stockholders' equity or net income as previously reported. Prior period financial statements are also restated to include the accounts of companies which are acquired and accounted for as poolings of interests. Results of operations of companies which are acquired and subject to purchase accounting are included from the dates of acquisition. In accordance with the purchase method of accounting, the assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition, and the excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over periods benefitted.

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

Trading Securities Trading securities, which primarily consist of debt securities, are held for resale within a short period of time and are stated at market value. These securities are held in inventory for sale to institutional and retail customers. Investment banking revenues, a component of noninterest income, include the net realized gain or loss and market value adjustments of the trading securities and commissions on bond dealer and retail brokerage operations.

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

Foreclosed Property The maximum carrying value for real estate acquired through foreclosure is the lower of the recorded investment in the loan for which the property previously served as collateral or the current appraised value of the foreclosed property, net of the estimated selling costs. Any writedowns required prior to actual foreclosure are charged to the reserve for loan losses. Subsequent to foreclosure, losses on the periodic revaluation of the property are charged to current period earnings as noninterest expense. Gains and losses resulting from the sale of foreclosed property are recognized in current period earnings. Costs of maintaining and operating foreclosed property are expensed as incurred and revenues related to foreclosed property are recorded as an offset to operating expense. Expenditures to complete or improve foreclosed properties are capitalized if the expenditures are expected to be recovered upon ultimate sale of the property.

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

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

payments are applied to reduce the principal balance to the extent of the government guarantee.

Interest Rate Swaps Interest rate swap transactions are utilized as hedges as part of the Corporation's overall asset/liability management strategy. Although the notional amounts of these transactions are not reflected in the financial statements, the interest differentials are recognized on an accrual basis over the terms of the agreements as an adjustment to interest income or interest expense of the related asset or liability. Interest rate swaps entered into for trading purposes on the behalf of customers are accounted for on a mark to market basis. Accordingly, realized and unrealized gains and losses associated with this activity are reflected as investment banking revenues, a component of noninterest income.

Foreign Exchange Contracts The Corporation's banking subsidiaries trade foreign currencies on behalf of their customers and for their own account and, by policy, do not maintain significant open positions. Foreign exchange contracts are valued at the current prevailing rates of exchange and any profit or loss resulting from such valuation is included in current operations as a component of investment banking revenues.

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

Income Taxes The Corporation accounts for income taxes under the asset and liability method as required by Financial Accounting Standards No. 109, "Accounting for Income Taxes".
    Income tax expense is reported as the total of current income taxes payable and the net change in deferred income taxes provided for temporary differences. Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Deferred income taxes are recorded at the statutory Federal and state tax rates in effect at the time that the temporary differences are expected to reverse.
    The Corporation files a consolidated Federal income tax return which includes all its subsidiaries except for the life insurance company. Income tax expense is allocated among the parent company and its subsidiaries as if each had filed a separate tax return.

Net Income Per Share Net income per share is calculated by dividing net income (after deducting dividends on redeemable preferred stock) by the weighted average number of common shares outstanding. Common stock equivalents have no material dilutive effect.

    The net income per share calculation for 1994, 1993 and 1992 is summarized as follows:

==============================================================================================================
(in thousands except share data)                      1994                      1993                      1992
- --------------------------------------------------------------------------------------------------------------
Net income                                        $355,332                  $317,419                  $228,726
Less preferred dividends declared                       80                        85                        88
- --------------------------------------------------------------------------------------------------------------
Net income available to
  common shareholders                             $355,252                  $317,334                  $228,638
==============================================================================================================
Average shares outstanding                     104,630,542               103,489,599               100,017,099
- --------------------------------------------------------------------------------------------------------------
Net income per share                                 $3.40                     $3.07                     $2.29
==============================================================================================================


2  CHANGES IN ACCOUNTING POLICIES
    In 1994, the Corporation adopted Financial Accounting Standards No. 112 (SFAS No. 112), "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires recognition of the cost to provide postemployment benefits on an accrual basis. The Corporation's existing accounting policies were in general compliance with the requirements of SFAS No. 112. Accordingly, adoption of this standard had no material impact on the level of postemployment expense.
    On December 31, 1993, the Corporation adopted Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires entities to classify debt and equity securities as either held to maturity, available for sale or trading securities. Under SFAS No. 115, held to maturity securities are recorded at amortized cost; whereas available for sale securities and trading securities are carried at market value. SFAS No. 115 further requires that unrealized gains and losses on available for sale securities be reported, net of tax, as a separate component of stockholders' equity. Upon adoption of SFAS No. 115, the Corporation transferred approximately $5.2 billion of debt and equity securities to the available for sale portfolio, resulting in an increase to stockholders' equity of $42.3 million. Adoption of SFAS No. 115 had no effect on 1993 earnings.

3  ACQUISITIONS
Purchase Acquisitions Results of operations of companies which are acquired and subject to purchase accounting treatment are included from dates of acquisition. Pro forma condensed results of operations as if the purchase acquisitions were consummated as of the beginning of the period have been omitted due to the immaterial effect on operations. Goodwill arising from the 1994 acquisition totaled $2.3 million. Goodwill and core deposit intangibles arising from 1993 acquisitions totaled $43.6 million and $49.1 million, respectively. Goodwill and core deposit intangibles arising from 1992 acquisitions totaled $24.6 million and $9.2 million, respectively. Core deposit intangibles in each of the purchase acquisitions summarized below are being amortized on an accelerated basis, not to exceed 10 years. Goodwill is being amortized on a straight-line basis over periods ranging from 4-15 years.

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

Other information regarding purchase acquisitions is summarized as follows:

===================================================================================================
                                                                                               Core
Acquired Company                  Acquisition       Purchase                                Deposit
(amounts in millions)                    Date          Price       Assets     Goodwill   Intangible
- ---------------------------------------------------------------------------------------------------
1994
Eagle Management and
  Trust Company                        5/6/94         $  3.4     $    3.8        $ 2.3
===================================================================================================
1993
First City-El Paso
  (FDIC assisted)                      3/5/93         $ 14.0     $  340.0        $ 9.6        $13.7
Missouri Bridge Bank
  (FDIC assisted)                     4/23/93           15.8      1,100.0         18.9         20.0
Cimarron Federal Savings
  (RTC assisted)                      5/26/93           13.1        430.0                      13.1
FCB Bancshares, Inc.                   8/2/93           25.0        185.0         15.1          2.3
- ---------------------------------------------------------------------------------------------------
Total                                                 $ 67.9     $2,055.0        $43.6        $49.1
===================================================================================================
1992
Founders
  Bancorporation, Inc.                 3/2/92         $ 34.0     $  330.0        $15.3        $ 3.5
Superior Federal Bank
  (RTC assisted)                      3/20/92                       700.0
Home Federal S&L
  (RTC assisted)                      3/27/92            1.3        120.0                       1.3
Jackson Exchange Bank
  (FDIC assisted)                      5/7/92            1.4        120.0                       1.4
Security Bank and
  First Bank of
  Catoosa in Tulsa                    11/2/92           33.0        240.0          9.3          3.0
- ---------------------------------------------------------------------------------------------------
Total                                                 $ 69.7     $1,510.0        $24.6        $ 9.2
===================================================================================================

Pooling Acquisitions When material, results of operations of companies which are acquired and subject to pooling of interests accounting are reflected on a combined basis from the earliest period presented.
    On March 31, 1994, the Corporation consummated the acquisition of Woodland Bancorp, Inc. (Woodland), resulting in the issuance of approximately .4 million shares of common stock. Woodland, a retail banking organization with assets of approximately $65 million, is located in Tulsa, Oklahoma and was merged into the Corporation's Oklahoma bank. The results of operations of Woodland, which qualified as a pooling of interests, are not included in the consolidated financial statements prior to January 1, 1994, due to the immaterial effect on the Corporation's financial results.
    On November 30, 1993, the Corporation consummated the acquisition of First Amarillo Bancorporation, Inc. (Amarillo), resulting in the issuance of approximately 5.9 million shares of common stock. Amarillo, subsequently renamed Boatmen's Texas, Inc., with approximately $1.1 billion in assets, is headquartered in Amarillo, Texas. Nonrecurring merger expenses related to this acquisition totaled $4.7 million and were comprised primarily of investment banking fees, compensation-related expense and abandonment of equipment and software. On an after-tax basis, merger-related expenses from this acquisition totaled $3.8 million or $.04 per share and were recognized in the fourth quarter of 1993.
    On April 1, 1992, the Corporation consummated the acquisition of First Interstate of Iowa, Inc., (Iowa), resulting in the issuance of approximately 4.2 million shares of common stock. First Interstate of Iowa, Inc., subsequently renamed Boatmen's Bancshares of Iowa, Inc., with approximately $1.2 billion in assets, is headquartered in Des Moines, Iowa. Nonrecurring merger expenses related to the acquisition totaled $7.1 million and were recorded in the fourth quarter of 1991.
    On October 1, 1992, the Corporation consummated the acquisition of Sunwest Financial Services, Inc. (Sunwest), resulting in the issuance of approximately 14.8 million shares of common stock. Sunwest, subsequently renamed Boatmen's Sunwest, Inc., with approximately $3.7 billion in assets, is headquartered in Albuquerque, New Mexico and is the largest banking organization in that state. In the fourth quarter of 1992, the Corporation recorded nonrecurring charges to conform Sunwest's loan, accrual and reserve policies to the Corporation's policies which required additions to the reserve for loan losses and write-downs of foreclosed property. In addition, nonrecurring merger-related expenses were recognized, such as investment banking fees, severance benefits, and abandonment of equipment and software. Also in 1992, Sunwest realigned its investment portfolio to conform to the Corporation's investment philosophy by selling approximately $670 million of U.S. government securities and reinvesting the proceeds in mortgage-backed securities. Gains of approximately $24.3 million were recognized from this realignment.

Pending Acquisitions The Corporation currently is in the process of completing six acquisitions aggregating $4.2 billion in assets. Information related to these acquisitions is summarized below.
    On May 6, 1994, the Corporation announced an agreement to acquire National Mortgage Company and certain affiliates (National Mortgage), in a transaction to be accounted for as a pooling of interests. Under terms of the agreement, the Corporation will exchange not more than 5.0 million shares of common stock for all of the stock of National Mortgage. National Mortgage, headquartered in Memphis, Tennessee, is a full-service mortgage banking company and presently services mortgage loans totaling approximately $13.8 billion. This acquisition is expected to be completed early in the first quarter of 1995.
    On May 19, 1994, the Corporation announced a definitive agreement to acquire Dalhart Bancshares, Inc. (Dalhart) in a transaction to be accounted for as a pooling of interests. Each share of Dalhart will be exchanged for 6.36 shares of the Corporation's common stock resulting in the issuance of approximately .7 million shares. Dalhart, with assets of approximately $140 million, is located in north Texas and will be merged into the Corporation's Amarillo subsidiary. This acquisition is expected to be completed early in the first quarter of 1995.
    On August 18, 1994, the Corporation announced an agreement to acquire Worthen Banking Corporation (Worthen), headquartered in Little Rock, Arkansas, in a transaction to be accounted for as a pooling of interests. Under terms of the agreement, the Corporation will exchange one share of its common stock for each Worthen share, resulting in the issuance of approximately 17.3 million shares. Worthen is the second largest banking organization in Arkansas, with approximately $3.5 billion in assets, operating 112 retail banking offices throughout Arkansas and six offices in the Austin, Texas area. This acquisition is subject to approval by Worthen shareholders and is expected to be completed in the first quarter of 1995.

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

    On September 27, 1994, the Corporation announced an agreement to acquire Salem Community Bancorp, Inc. (Salem), in a stock and cash transaction which will be accounted for as a purchase. Salem has two locations with approximately $80 million in assets. This transaction, which is subject to regulatory approval, is expected to be completed in the first quarter of 1995.
    On November 15, 1994, the Corporation announced a definitive agreement to acquire First National Bank in Pampa (Pampa) in a transaction to be accounted for as a pooling of interests. Under terms of the agreement, the Corporation will exchange approximately 1.35 million shares of common stock for all of the outstanding shares of Pampa, which has approximately $168 million in assets and will be merged into the Corporation's Amarillo subsidiary. This transaction, which is subject to regulatory approval, is expected to be completed in the second quarter of 1995.
    On November 15, 1994, the Corporation announced a definitive agreement to acquire West Side Bancshares, Inc. (West Side), a one bank holding company located in San Angelo, Texas, in a stock transaction to be accounted for as a purchase. The acquisition of West Side, with assets of approximately $142 million, will result in the issuance of approximately 600,000 shares of common stock through treasury stock acquired in the open market. This transaction, which is subject to regulatory approval, is expected to be completed in the first quarter of 1995. Upon consummation, West Side will be merged into the Corporation's Amarillo subsidiary.

4  HELD TO MATURITY SECURITIES

The amortized cost and approximate market value of held to maturity securities are summarized as follows:

==========================================================================================================
                                                                        Unrealized
December 31, 1994                               Amortized         -----------------------           Market
(in thousands)                                       Cost           Gains          Losses            Value
- ----------------------------------------------------------------------------------------------------------
U.S. treasury                                  $  437,253         $    22       $ (21,399)      $  415,876
Federal agencies:
  Mortgage-backed:
    Collateralized mortgage
      obligations                               1,274,516                        (104,317)       1,170,199
    Adjustable rate mortgages                     537,225              54         (25,987)         511,292
    Fixed rate pass-through                       280,191             507         (17,007)         263,691
- ----------------------------------------------------------------------------------------------------------
      Total mortgage-backed                     2,091,932             561        (147,311)       1,945,182
  Other agencies                                  471,751               4         (33,752)         438,003
- ----------------------------------------------------------------------------------------------------------
  Total U.S. treasury
    and agencies                                3,000,936             587        (202,462)       2,799,061
State and municipal                               763,286          28,064          (7,113)         784,237
Other debt securities                             439,285              19         (45,584)         393,720
- ----------------------------------------------------------------------------------------------------------
  Total held to maturity
    securities                                 $4,203,507         $28,670       $(255,159)      $3,977,018
==========================================================================================================

==========================================================================================================
                                                                        Unrealized
December 31, 1993                               Amortized         -----------------------           Market
(in thousands)                                       Cost           Gains          Losses            Value
- ----------------------------------------------------------------------------------------------------------
U.S. treasury                                  $  231,064         $ 1,791        $   (434)      $  232,421
Federal agencies:
  Mortgage-backed:
    Collateralized mortgage
      obligations                                 691,918           1,631          (5,953)         687,596
    Adjustable rate mortgages                     606,831           3,590          (2,183)         608,238
    Fixed rate pass-through                       367,548           9,037             (84)         376,501
- ----------------------------------------------------------------------------------------------------------
      Total mortgage-backed                     1,666,297          14,258          (8,220)       1,672,335
  Other agencies                                  320,501           1,602            (293)         321,810
- ----------------------------------------------------------------------------------------------------------
  Total U.S. treasury
    and agencies                                2,217,862          17,651          (8,947)       2,226,566
State and municipal                               819,206          74,210            (200)         893,216
Other debt securities                             258,407           1,998          (1,440)         258,965
- ----------------------------------------------------------------------------------------------------------
  Total debt securities                         3,295,475          93,859         (10,587)       3,378,747
Other securities                                   29,372                                           29,372
- ----------------------------------------------------------------------------------------------------------
  Total held to maturity
    securities                                 $3,324,847         $93,859        $(10,587)      $3,408,119
==========================================================================================================

    The maturity distribution of held to maturity securities at December
31, 1994 is summarized as follows:

=========================================================================
(in thousands)                             Amortized Cost    Market Value
- -------------------------------------------------------------------------
Due in one year or less                        $   80,412      $   79,984
Due after one year through five years             984,172         933,557
Due after five years through ten years            415,386         429,980
Due after ten years                               248,127         249,321
Mortgage-backed securities                      2,475,410       2,284,176
- -------------------------------------------------------------------------
  Total held to maturity securities            $4,203,507      $3,977,018
=========================================================================

    Held to maturity securities at December 31, 1994 include mortgage-backed government guaranteed agency securities of $2.1 billion and private issue mortgage-backed securities totalling $.4 billion.

    Sales and redemptions of held to maturity securities resulted in realized gains and losses as follows:

=========================================================================================
Year ended December 31 (in thousands)                1994            1993            1992
- -----------------------------------------------------------------------------------------
Debt securities:
  Realized gains                                     $122          $  629         $25,081
  Realized losses                                                      (3)           (140)
- -----------------------------------------------------------------------------------------
    Net realized gains                               $122          $  626         $24,941
=========================================================================================
Equity securities:
  Realized gains                                                   $3,483         $   800
  Realized losses                                                  (1,302)           (200)
- -----------------------------------------------------------------------------------------
    Net realized gains (losses)                      $ --          $2,181         $   600
=========================================================================================

    There were no sales of held to maturity securities in 1994. The gains in 1994 represent premiums received on called securities.

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------



5  AVAILABLE FOR SALE SECURITIES

    The amortized cost and approximate market value of available for sale securities are summarized as follows:

==========================================================================================================
                                                                        Unrealized
December 31, 1994                               Amortized         -----------------------           Market
(in thousands)                                       Cost           Gains          Losses            Value
- ----------------------------------------------------------------------------------------------------------
U.S. treasury                                  $  768,210          $1,703       $ (14,982)        $754,931
Federal agencies:
  Mortgage-backed:
    Collateralized mortgage
      obligations                                 789,079              75         (47,807)         741,347
    Adjustable rate mortgages                   2,004,680             177         (94,798)       1,910,059
    Fixed rate pass-through                       169,657           2,397          (3,888)         168,166
- ----------------------------------------------------------------------------------------------------------
      Total mortgage-backed                     2,963,416           2,649        (146,493)       2,819,572
  Other agencies                                   42,356                            (816)          41,540
- ----------------------------------------------------------------------------------------------------------
  Total U.S. treasury
    and agencies                                3,773,982           4,352        (162,291)       3,616,043
Other debt securities                             228,678              71         (14,393)         214,356
- ----------------------------------------------------------------------------------------------------------
  Total debt securities                         4,002,660           4,423        (176,684)       3,830,399
Equity securities                                  55,609           1,209                           56,818
- ----------------------------------------------------------------------------------------------------------
  Total available for sale
    securities                                 $4,058,269          $5,632       $(176,684)      $3,887,217
==========================================================================================================
                                                                        Unrealized
December 31, 1993                               Amortized         -----------------------           Market
(in thousands)                                       Cost           Gains          Losses            Value
- ----------------------------------------------------------------------------------------------------------
U.S. treasury                                  $1,152,605         $43,310        $    (62)      $1,195,853
Federal agencies:
  Mortgage-backed:
    Collateralized mortgage
      obligations                               1,220,691           5,520          (7,137)       1,219,074
    Adjustable rate mortgages                   2,096,227          19,865          (3,459)       2,112,633
    Fixed rate pass-through                       265,293          11,455            (209)         276,539
- ----------------------------------------------------------------------------------------------------------
      Total mortgage-backed                     3,582,211          36,840         (10,805)       3,608,246
  Other agencies                                   33,829               1             (45)          33,785
- ----------------------------------------------------------------------------------------------------------
  Total U.S. treasury
    and agencies                                4,768,645          80,151         (10,912)       4,837,884
Other debt securities                             317,258             668          (4,557)         313,369
- ----------------------------------------------------------------------------------------------------------
  Total debt securities                         5,085,903          80,819         (15,469)       5,151,253
Equity securities                                  22,388           4,716          (1,391)          25,713
- ----------------------------------------------------------------------------------------------------------
  Total available for sale
    securities                                 $5,108,291         $85,535        $(16,860)      $5,176,966
==========================================================================================================

    The maturity distribution of available for sale securities at December
31, 1994 is summarized as follows:

=========================================================================
(in thousands)                             Amortized Cost    Market Value
- -------------------------------------------------------------------------
Due in one year or less                        $  303,426      $  304,515
Due after one year through five years             523,794         508,635
Due after five years through ten years             12,776          12,797
Due after ten years                                 4,024           4,029
Mortgage-backed securities                      3,158,640       3,000,423
- -------------------------------------------------------------------------
  Total debt securities                         4,002,660       3,830,399
Equity securities                                  55,609          56,818
- -------------------------------------------------------------------------
  Total available for sale securities          $4,058,269      $3,887,217
=========================================================================

    Available for sale securities at December 31, 1994 include mortgage-backed government guaranteed agency securities of $2.8 billion and private issue mortgage-backed securities totalling $.2 billion.
    Sales and redemptions of available for sale securities in 1994 resulted in gross realized gains of $6.1 million, including $3.5 million from the sales of equity securities. There were no sales of available for sale securities in 1993.
    Held to maturity and available for sale securities with book values totaling $4,103,658 and $3,678,510 at December 31, 1994 and 1993,
respectively, were pledged to secure public deposits, trust deposits, and for other purposes required by law.

6  LOANS

    A summary of loan categories is as follows:

====================================================================================
December 31 (in thousands)                            1994                      1993
- ------------------------------------------------------------------------------------
Domestic:
  Commercial                                   $ 7,839,658               $ 7,508,671
  Real estate-mortgage                           3,173,553                 2,970,550
  Real estate-construction                         684,632                   557,977
  Consumer                                       4,693,340                 3,742,766
  Lease financing                                  135,921                    95,209
- ------------------------------------------------------------------------------------
    Total domestic                              16,527,104                14,875,173
Foreign loans                                       19,084                    18,087
- ------------------------------------------------------------------------------------
    Total loans                                 16,546,188                14,893,260
Less unearned income                                65,751                    67,338
- ------------------------------------------------------------------------------------
    Total loans, net                           $16,480,437               $14,825,922
====================================================================================

    Nonperforming assets, consisting of nonperforming loans and foreclosed property, are summarized as follows:

====================================================================================

December 31 (in thousands)                            1994                      1993
- ------------------------------------------------------------------------------------
Nonaccrual                                        $102,521                  $142,853
Restructured                                         7,090                    14,807
Past due 90 days or more                            15,559                    17,238
- ------------------------------------------------------------------------------------
    Total nonperforming loans                      125,170                   174,898
Foreclosed property                                 60,393                   110,639
- ------------------------------------------------------------------------------------
    Total nonperforming assets                    $185,563                  $285,537
====================================================================================

    Gross interest income which would have been recorded, if all nonaccrual and restructured loans at year end had been current in accordance with original terms, amounted to $9.5 million in 1994 and $12.4 million in 1993. Actual interest recorded amounted to $2.4 million in 1994 and $2.9 million in 1993.
    Following is a summary of activity for 1994 regarding loans extended to directors and executive officers of the Corporation and its largest subsidiaries or to enterprises in which said individuals had beneficial interests. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons.

=================================================================================
(in thousands)
- ---------------------------------------------------------------------------------
Outstanding                               Net change from changes     Outstanding
at 12/31/93     Additions     Repayments       in director status     at 12/31/94
- ---------------------------------------------------------------------------------
$200,187          $98,951      $(108,675)                    $273        $190,736
=================================================================================

The following summarizes activity in the reserve for loan losses:

=================================================================================
December 31 (in thousands)                   1994            1993            1992
- ---------------------------------------------------------------------------------
Balance, beginning of year               $341,099        $302,021        $252,283
  Loans charged off                       (65,941)        (74,202)       (137,041)
  Recoveries on loans
    previously charged off                 41,693          40,239          34,446
- ---------------------------------------------------------------------------------
  Net charge-offs                         (24,248)        (33,963)       (102,595)
  Provision for loan losses                24,306          60,184         136,626
  Reserves of purchased subsidiaries          873          12,857          15,707
- ---------------------------------------------------------------------------------
Balance, end of year                     $342,030        $341,099        $302,021
=================================================================================

    In May, 1993, the Financial Accounting Standards Board (FASB)issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a

Loan" and in October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These statements will require that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan, or fair value of the underlying collateral if the loan is collateral dependent. Adoption of these pronouncements in 1995 is not expected to have a material effect on the Corporation's financial results or asset quality statistics.

7  PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

====================================================================================
December 31 (in thousands)                            1994                      1993
- ------------------------------------------------------------------------------------
Land                                              $ 68,644                  $ 66,307
Buildings                                          328,505                   284,028
Building under capital lease                        45,053                    45,053
Furniture, fixtures and equipment                  441,899                   417,438
Leasehold improvements                              83,215                    82,773
Construction in progress                            26,082                    12,071
- ------------------------------------------------------------------------------------
  Total                                            993,398                   907,670
Less accumulated depreciation/amortization         468,586                   427,084
- ------------------------------------------------------------------------------------
Net property and equipment                        $524,812                  $480,586
====================================================================================

    Depreciation and amortization charged to expense in 1994, 1993 and 1992 amounted to $65,974, $58,268, and $50,612, respectively.
    At December 31, 1994, the Corporation was obligated under long-term leases, principally related to the use of land, buildings, and equipment in banking operations. The following table summarizes future minimum rental payments required under leases which have initial or remaining noncancellable lease terms in excess of one year.

====================================================================================
(in thousands)
- ------------------------------------------------------------------------------------
Period                                       Capital lease          Operating leases
- ------------------------------------------------------------------------------------
1995                                               $ 4,559                  $ 20,710
1996                                                 4,559                    18,709
1997                                                 4,559                    13,144
1998                                                 4,559                    10,828
1999                                                 4,559                     9,906
After 1999                                          54,698                    54,115
- ------------------------------------------------------------------------------------
Total minimum lease payments                        77,493                  $127,412
                                                                            ========
Less amount representing interest                   39,134
- ----------------------------------------------------------
Present value of minimum lease payments            $38,359
==========================================================

    Lease provisions that would cause rentals to vary from those reflected above are not material. Property taxes, insurance, and maintenance expense related to property under lease are principally paid by the Corporation. Total rental expense for all operating leases amounted to $27,825, $33,899 and $33,275 in 1994, 1993, and 1992, respectively.

8  INTANGIBLE ASSETS

Intangible assets, net of accumulated amortization are summarized as follows:

====================================================================================
December 31 (in thousands)                            1994                      1993
- ------------------------------------------------------------------------------------
Goodwill                                          $170,503                  $181,638
Core deposit premium                                73,948                    85,300
Credit card premium                                  2,980                     3,542
Purchased mortgage servicing rights                  4,067                     4,858
- ------------------------------------------------------------------------------------
Total intangible assets, net                      $251,498                  $275,338
====================================================================================

Goodwill and core deposit premium amortization charged to expense in 1994, 1993, and 1992 amounted to $33,216, $30,571, and $16,076, respectively.

9  SEGREGATED ASSETS
    Included in other assets at December 31, 1994 are segregated assets totaling $177.2 million net of a valuation allowance of $16.7 million. As part of the regulatory assisted acquisition of Missouri Bridge Bank, N.A. (Bridge Bank), on April 23, 1993, the Corporation entered into a five-year loss-sharing arrangement with the FDIC with respect to approximately $950 million in multi-family residential, commercial real estate, construction and commercial loans. During the five-year period, the FDIC will reimburse the Corporation for 80 percent of the first $92.0 million of net charge-offs on these loans, after which the FDIC will increase its reimbursement coverage to 95 percent of additional charge-offs. During this period and for two years thereafter, the Corporation is obligated to pay the FDIC 80 percent of all recoveries on charged off loans.
    Segregated assets are those loans acquired from the Bridge Bank and covered under the loss sharing arrangement with the FDIC that possess more than the normal risk of collectibility. These assets consist of loans that at acquisition were or have since become classified as nonperforming loans or foreclosed property.
    The Corporation's primary purpose in managing a portfolio of this nature is to provide ongoing collection and control activities on behalf of the FDIC. Accordingly, these assets do not represent loans made in the ordinary course of business and, due to the underlying nature of this liquidating asset pool, are excluded from the Corporation's nonperforming asset statistics.
    A summary of activity regarding the segregated asset pool for the years ended December 31, 1994 and 1993 is provided below.

================================================================================================================
                                                   Principal                 Allowance                 Principal
(in millions)                                        balance                for losses              balance, net
- ----------------------------------------------------------------------------------------------------------------
Segregated assets identified
  upon acquisition                                    $312.0                     $27.0                    $285.0
Charge-offs                                            (52.1)                    (10.4)
Recoveries                                                                         1.8
Transfers to segregated assets                          36.5
Payments on segregated assets                          (29.8)
- ----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                           266.6                      18.4                     248.2
Charge-offs                                            (14.9)                     (3.0)
Recoveries                                                                         1.3
Transfers to segregated assets                          40.9
Payments on segregated assets                          (98.7)
- ----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                          $193.9                     $16.7                    $177.2
================================================================================================================


10  DEPOSITS

    Deposits are summarized as follows:

====================================================================================
December 31 (in thousands)                            1994                      1993
- ------------------------------------------------------------------------------------
Demand deposits                                $ 4,589,782               $ 4,769,947
Savings deposits                                 1,807,804                 2,118,390
Interest-bearing transaction accounts            7,010,444                 6,654,668
Time deposits $100,000 and over                  1,040,688                   955,988
Retail time deposits                             7,740,844                 6,410,009
- ------------------------------------------------------------------------------------
  Total deposits                               $22,189,562               $20,909,002
====================================================================================

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


11  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER
    REPURCHASE AGREEMENTS

    Federal funds purchased and securities sold under repurchase agreements generally represent borrowings with overnight maturities. Information relating to these borrowings is summarized as follows:

==============================================================================================================
(in thousands)                                        1994                      1993                      1992
- --------------------------------------------------------------------------------------------------------------
Balance:
  Average                                       $2,737,607                $1,759,173                $1,681,938
  Year end                                       1,888,970                 1,996,022                 1,664,025
Maximum month-end
  balance during year                            3,718,105                 2,560,448                 2,493,120
==============================================================================================================
Interest rate:
  Average                                             4.09%                     2.83%                     3.41%
==============================================================================================================
  Year end                                            5.54%                     2.61%                     2.62%
==============================================================================================================


12  SHORT-TERM BORROWINGS

    Short-term borrowings are summarized as follows:

====================================================================================
December 31 (in thousands)                            1994                      1993
- ------------------------------------------------------------------------------------
Short-term bank notes                           $1,550,000                  $     --
Commercial paper                                    43,531                    49,635
Other                                              168,170                   766,336
- ------------------------------------------------------------------------------------
  Total                                         $1,761,701                  $815,971
====================================================================================

    Commercial paper is issued by the parent company in maturities not to exceed nine months. The short-term bank notes are floating-rate instruments issued by the Corporation's banking subsidiaries with maturities of less than one year. Other short-term funds consisted principally of treasury, tax and loan accounts. At December 31, 1994, the parent company had available additional credit totaling $100 million under a revolving credit agreement, all of which was unused. The revolving credit agreement is a three year facility extending to September, 1997.

13  LONG-TERM DEBT

    Long-term debt is summarized as follows:

====================================================================================
December 31 (in thousands)                            1994                      1993
- ------------------------------------------------------------------------------------
Parent Company:
  7-5/8% notes due 2004                           $100,000                  $100,000
  6-3/4% notes due 2003                            100,000                   100,000
  8-5/8% notes due 2003                             50,000                    50,000
  9-1/4% notes due 2001                            150,000                   150,000
  6-1/4% convertible subordinated
    debentures due 2011                                904                     1,215
  12% note due 1998                                 25,000                    25,000
- ------------------------------------------------------------------------------------
  Total Parent Company                             425,904                   426,215
- ------------------------------------------------------------------------------------
Subsidiaries:
  9-7/8% senior notes payable April 15, 1995        35,000                    35,000
  Federal Home Loan Bank notes
    due through 1999                                26,500                    25,000
  6.55% mortgage note due through 2009              27,679
  Other                                                                           38
- ------------------------------------------------------------------------------------
  Total subsidiaries                                89,179                    60,038
- ------------------------------------------------------------------------------------
  Total long-term debt                            $515,083                  $486,253
====================================================================================

    The 7-5/8% subordinated notes mature on October 1, 2004, the 6-3/4% subordinated notes mature on March 15, 2003, the 8-5/8% subordinated notes mature on November 15, 2003, and the 9-1/4% subordinated notes mature on November 1, 2001. These notes are not redeemable by the holders or the Corporation prior to maturity.
    The 6-1/4% convertible subordinated debentures are redeemable at the option of the holder without payment of premium by the Corporation. Redemption rights are subject to an annual noncumulative principal limitation of $25 thousand per holder and $1.2 million in the aggregate. Prepayments in whole or in part may be made at the option of the Corporation with payment of premium. The debentures are convertible into common stock of the Corporation at a conversion price of $16.71 per share adjusted for the two-for-one stock split on August 10, 1993, subject to adjustments under certain circumstances. During 1994, 1993 and 1992, $.3 million, $.2 million and $2.5 million of the debentures were converted into 18,598, 7,650 and 74,270 shares of common stock, respectively.
    The 12% note is due in 1998 and may not be prepaid at the option of the Corporation.
    The 9-7/8% senior notes are due April 15, 1995.
    Federal Home Loan Bank notes totaling $25 million mature in 1997 and 1998 with interest rates ranging from 4.9% to 5.2%. The notes may be prepaid at the option of the Corporation with payment of premium. A $1.5 million Federal Home Loan bank advance at a rate of 6.987% matures in 1999 with semi-annual principal payments of $150 thousand.
    The 6.55% mortgage note payable matures in 2009. Monthly principal and interest payments of $252 thousand are required on the note until paid.
The Corporation may prepay the note without payment of premium. Proceeds from this note were used to purchase the building occupied by the Corporation's trust subsidiary.
    Several of the note agreements contain various financial covenants pertaining to minimum levels of net worth, limitations on additional indebtedness, and limitations on repurchases of common stock and dividend payments. The Corporation was in compliance with all such covenants at December 31, 1994.
    Obligations of the parent company included above are unsecured, and to a large extent are subordinated in right of payment to any other indebtedness of the Corporation. The indebtedness of the banking subsidiaries is subordinated to rights of depositors.

    Scheduled principal payments on total long-term debt in each of the five years subsequent to December 31, 1994 are as follows:

==========================================================
(in thousands)
- ----------------------------------------------------------
Year               Parent Company             Consolidated
- ----------------------------------------------------------
1995                      $   904                  $37,453
1996                                                 1,634
1997                                                11,724
1998                       25,000                   41,820
1999                                                 1,922
==========================================================


14  PREFERRED STOCK
    At December 31, 1994, there were outstanding 11,421 shares of 7% Cumulative Redeemable Preferred Stock, Series B, $100 per share stated value. Dividends are payable quarterly. The stock is redeemable at the stated value at the option of the holders and has equal voting rights with each share of common stock.

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


15  COMMON STOCK
    On August 10, 1993, the Corporation declared a two-for-one stock split, which was effected as a 100% stock dividend to stockholders of record on August 31, 1993 and paid on October 1, 1993. The Corporation maintains various stock option plans which provide for the issuance of stock to certain key employees of the Corporation. Under certain plans, stock appreciation rights may be granted. The option price under these plans is equivalent to the fair market value of the common stock at the date of grant.

    The following table summarizes the status of the various plans.


=========================================================================================================
                                      1994                                            1993
- ---------------------------------------------------------------------------------------------------------
                           Shares         Price Per Share                  Shares         Price Per Share
- ---------------------------------------------------------------------------------------------------------
Options granted           696,450        $27.75 to $31.63                 632,000                  $27.00
Options
  exercised               318,983          5.76 to  27.75                 434,377          3.29 to  22.81
Stock
  appreciation
  rights
  exercised                29,030         15.63 to  27.75                  99,966         15.63 to  22.81
Options lapsed             29,707          5.76 to  27.75                  58,544          9.39 to  27.00
Options
  outstanding           3,299,536          5.76 to  27.75               2,980,806          5.76 to  27.63
Options
  exercisable           1,844,956          5.76 to  27.63               1,280,034          5.76 to  27.63
=========================================================================================================

    The Corporation has other common stock related plans which are summarized below.

1990 Stock Purchase Plan for Employees This Plan provides eligible employees of the Corporation and its subsidiaries with the opportunity to purchase, at market value, with the Corporation providing a one-third matching contribution, common stock of the Corporation through regular payroll deductions. The aggregate number of shares issuable under this Plan is limited to 2,000,000 shares, and as of December 31, 1994, approximately 5,800 employees were participating in the Plan.

Dividend Reinvestment and Stock Purchase Plan 1,600,000 shares of the Corporation's common stock have been reserved for sale, at market value, pursuant to this plan, to holders of record of shares of common stock who elect to use quarterly dividends or optional cash contributions to purchase additional shares.

Thrift Incentive 401(k) Plan This is a savings plan for the benefit of employees of the Corporation and its subsidiaries. Participation by eligible employees is voluntary, and participants may contribute at least 2% and up to 12% of their salary, up to certain limits, by regular payroll deductions. All participants' contributions are invested by the trustee, as directed by the participant, in various investment funds, one of which consists solely of the Corporation's common stock. The Corporation matches, in full, up to 3% of the contribution made by the employee which is invested in a separate fund consisting solely of the Corporation's common stock.

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

16  RETIREMENT BENEFITS
    Substantially all employees of the Corporation and its subsidiaries are covered by the Boatmen's Bancshares, Inc. Retirement Plan for Employees, a noncontributory defined benefit plan. Pension benefits are based upon the employee's length of service and compensation during the final years of employment. Normal service costs are funded currently using the projected unit credit method.
    Contributions to the Plan totaled $5.1 million in 1994, $11.8 million in 1993, and $12.3 million in 1992.

    Net pension expense for 1994, 1993 and 1992 was comprised of the following:

=================================================================================================
Year ended December 31 (in thousands)                        1994            1993            1992
- -------------------------------------------------------------------------------------------------
Service cost                                              $13,445         $11,800         $11,177
Interest cost on projected
  benefit obligation                                       17,765          16,082          14,510
(Return) loss on plan assets                                  603         (29,842)        (16,072)
Net amortization and deferral                             (22,152)         10,704            (725)
- -------------------------------------------------------------------------------------------------
  Net pension expense                                     $ 9,661         $ 8,744         $ 8,890
=================================================================================================

    The following table sets forth the retirement plan's funded status and amounts recognized in the Corporation's consolidated financial statements:

=================================================================================
December 31 (in thousands)                                   1994            1993
- ---------------------------------------------------------------------------------
Plan assets at fair value, primarily listed
  stocks and bonds                                       $239,539        $245,389
- ---------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested benefits                                         162,398         169,278
  Non-vested benefits                                       9,280          10,263
- ---------------------------------------------------------------------------------
Accumulated benefit obligation                            171,678         179,541
Effect of projected future salary increases                45,637          45,748
- ---------------------------------------------------------------------------------
Projected benefit obligation                              217,315         225,289
- ---------------------------------------------------------------------------------
Plan assets in excess of projected benefit
  obligation                                             $ 22,224        $ 20,100
=================================================================================
Comprised of:
  Unrecognized net asset being amortized
    over 17 years                                        $ 13,926        $ 15,916
  Unrecognized net gain from past
    experience different from that assumed
    and effects of changes in assumptions                   8,964           1,924
  Unrecognized prior service loss                            (142)         (1,773)
  Prepaid pension cost (liability)                           (524)          4,033
- ---------------------------------------------------------------------------------
                                                         $ 22,224        $ 20,100
=================================================================================

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


    Assumptions used in computing pension expense were:

==============================================================================
                                           1994          1993             1992
- ------------------------------------------------------------------------------
Weighted average discount rate            7 1/2%      7 3/4-8%         7-9    %
Rate of increase in future
  compensation levels                     5    %      4-5 1/2%         4-6 1/2%
Expected long-term rate of
  return on assets                        8 3/4%      8-8 3/4%         7-9    %
==============================================================================

    The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.50% and 5.50%, respectively, at December 31, 1994 and 7.50% and 5.00% respectively, at December 31, 1993.
    The Corporation provides postemployment life and contributory medical benefits to retired employees. The liability for such benefits is unfunded and accounted for in accordance with Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions". Under this standard, costs of retiree benefits other than pensions are accrued in a manner similar to actual pension costs.

    The following table presents the status of the plans:

=========================================================================
December 31 (in thousands)                           1994            1993
- -------------------------------------------------------------------------
Accumulated postretirement
  benefit obligation:
    Retirees                                      $38,443         $32,540
    Fully eligible active plan participants        12,072          10,557
    Other active plan participants                 17,046          16,529
- -------------------------------------------------------------------------
    Total accumulated postretirement
      benefit obligation                           67,561          59,626
- -------------------------------------------------------------------------
Unrecognized net gain                              10,831           6,575
Unrecognized transition obligation                 40,724          43,120
- -------------------------------------------------------------------------
Accrued postretirement
  benefit cost                                    $16,006         $ 9,931
=========================================================================

    Net postretirement benefit cost included the following components:

=========================================================================================
Year ended December 31 (in thousands)                1994            1993            1992
- -----------------------------------------------------------------------------------------
Service cost                                       $1,448          $1,238          $1,195
Interest cost                                       4,823           4,586           4,063
Amortization of transition
  obligation over 20 years                          2,966           2,396           2,395
- -----------------------------------------------------------------------------------------
Net postretirement benefit cost                    $9,237          $8,220          $7,653
=========================================================================================

    The weighted-average annual assumed rate of increase in the per capita cost of covered benefits for the medical plan is 9.50% for 1995 (compared to 10.50% assumed for 1994) and is assumed to decrease gradually to 5.00% in 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plan as of December 31, 1994 by $5.8 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by $.7 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.50% at December 31, 1994 and 7.50% at December 31, 1993.

17  INCOME TAXES

    Income tax expense is summarized as follows:

=========================================================================================
Year ended December 31 (in thousands)                1994            1993            1992
- -----------------------------------------------------------------------------------------
Current:
  Federal                                        $158,896        $149,270        $105,822
  State                                            26,925          25,156          14,563
- -----------------------------------------------------------------------------------------
  Total current                                   185,821         174,426         120,385
- -----------------------------------------------------------------------------------------
Deferred:
  Federal                                           2,275         (19,157)        (21,031)
  State                                            (1,920)         (8,462)         (6,836)
- -----------------------------------------------------------------------------------------
  Total deferred                                      355         (27,619)        (27,867)
- -----------------------------------------------------------------------------------------
  Income tax expense                             $186,176        $146,807        $ 92,518
=========================================================================================

    A reconciliation of the statutory Federal income tax rate with the effective tax rate is as follows:

=========================================================================================
                                                           Percent of pre-tax income
Year ended December 31 (in thousands)                1994            1993            1992
- -----------------------------------------------------------------------------------------
Statutory rate                                       35.0%           35.0%           34.0%
Tax-exempt securities interest
  and other income                                   (4.3)           (5.1)           (7.5)
Deferred taxes at applicable rates                                   (1.1)           (1.7)
State taxes, net of Federal benefit                   3.0             2.3             2.7
Other, net                                             .7              .5             1.3
- -----------------------------------------------------------------------------------------
  Effective rate                                     34.4%           31.6%           28.8%
=========================================================================================

    The Corporation's deferred tax asset account was comprised of the following:

=========================================================================
Year ended December 31 (in thousands)                1994            1993
- -------------------------------------------------------------------------
Deferred tax liabilities:
  Lease financing                                $(25,859)       $(16,413)
  Net unrealized gain on
    securities available for sale                                 (26,525)
  Depreciation                                    (22,018)        (20,108)
  Other                                           (30,149)        (27,847)
- -------------------------------------------------------------------------
    Total deferred tax liabilities                (78,026)        (90,893)
- -------------------------------------------------------------------------
Deferred tax assets:
  Net unrealized loss on
    securities available for sale                  66,067
  Provision for loan loss                         139,947         130,509
  Other real estate owned losses                   13,404          15,622
  Other                                            39,063          32,980
- -------------------------------------------------------------------------
    Total deferred tax assets                     258,481         179,111
- -------------------------------------------------------------------------
Net deferred tax asset                           $180,455        $ 88,218
=========================================================================


18  RESERVES ON DEPOSITS
    Required reserves on deposits, included in the caption "Cash and due from banks," were $516,528 and $546,420 at December 31, 1994 and 1993, respectively.


19  FAIR VALUE OF FINANCIAL INSTRUMENTS
    The reported fair values of financial instruments are based on a variety of factors. Where possible, fair values represent quoted market prices for identical or comparable instruments. In other

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Intangible values assigned to customer relationships are not reflected in the reported fair values. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.
    The carrying amounts reported in the balance sheet for cash and due from banks, short-term investments, Federal funds sold and securities purchased under resale agreements approximate fair value.
    Fair values for held to maturity securities, available for sale securities, and trading securities are based on quoted market prices or dealer quotes. If quoted prices are not available for the specific security, fair values are based on quoted market prices of comparable instruments.
    The fair values of 1-4 family residential loans, home equity and other homogeneous categories of consumer loans are estimated using quoted market prices for similar traded loans or securities backed by such loans, adjusted for differences between the quoted instruments and the instrument being valued. The fair values for other loans are estimated using a discounted cash flow analysis, based on interest rates currently offered for loans with similar terms to borrowers of similar credit quality or in some situations, due to the variable rate nature of the instrument, carrying value and fair value are considered one and the same.
    Fair values for nonperforming loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.
    By definition fair values of deposits with no stated maturities, such as demand deposits, savings and NOW accounts and money market deposit accounts, are equal to the amounts payable on demand at the reporting date. The fair values of all other fixed rate deposits are based on discounted cash flows using rates currently offered for deposits of similar remaining maturities. The carrying amounts of variable rate deposits approximate fair value at the reporting date.
    The carrying amounts of Federal funds purchased and other short-term borrowings approximate their fair values as of the reporting date.
    The fair value of long-term debt is based on quoted market prices for similar issues, or current rates offered to the Corporation for debt of the same remaining maturity.
    The fair values of interest rate swaps and foreign exchange contracts are estimated using dealer quotes. These values represent the costs to replace all outstanding contracts at current market rates, taking into consideration the current credit worthiness of the counterparties. The fair values of loan commitments, commercial letters of credit and standby letters of credit are determined using estimated fees currently charged to enter into similar agreements. The fair value of loan commitments totaled approximately $1.1 million and $.8 million at December 31, 1994 and 1993, respectively. The fair value of commercial and standby letters of credit totaled approximately $1.3 million and $1.7 million at December 31, 1994 and 1993, respectively.

    The estimated fair values of the Corporation's financial instruments were as follows:

======================================================================================
December 31, 1994 (in millions)              Carrying amount                Fair value
- --------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks and
    short-term investments                         $ 3,011.3                 $ 3,011.3
  Held to maturity securities                        4,203.5                   3,977.0
  Available for sale securities                      3,887.2                   3,887.2
  Trading securities                                    31.7                      31.7
  Loans                                             16,138.4                  16,017.6
Financial liabilities:
  Deposits                                          22,189.6                  22,186.3
  Short-term borrowings                              3,650.7                   3,650.7
  Long-term debt                                       515.1                     498.5
Off-balance sheet financial instruments:
  Interest rate swaps:
    Asset/liability management                           (.5)                   (168.5)
    Customer swaps held in trading portfolio              .4                        .4
  Foreign exchange contracts held in
    trading portfolio                                    2.2                       2.2
======================================================================================
December 31, 1993 (in millions)              Carrying amount                Fair value
- --------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks and
    short-term investments                         $ 2,040.5                 $ 2,040.5
  Held to maturity securities                        3,324.8                   3,408.1
  Available for sale securities                      5,177.0                   5,177.0
  Trading securities                                    48.1                      48.1
  Loans                                             14,484.8                  14,755.1
Financial liabilities:
  Deposits                                          20,909.0                  20,974.2
  Short-term borrowings                              2,812.0                   2,812.0
  Long-term debt                                       486.3                     542.8
Off-balance sheet financial instruments:
  Interest rate swaps:
    Asset/liability management                           9.1                      11.2
    Customer swaps held in trading portfolio              .7                        .7
  Foreign exchange contracts held in
    trading portfolio                                    1.9                       1.9
======================================================================================

20  FINANCIAL INSTRUMENTS
    WITH OFF-BALANCE SHEET RISK
    In the normal course of business, the Corporation utilizes a variety of off-balance sheet financial instruments to service the financial needs of customers and to manage the Corporation's overall asset/liability position. This activity includes commitments to extend credit, standby and commercial letters of credit, securities lending, interest rate swaps and foreign exchange contracts. Each of these instruments involve varying degrees of risk. As such, the contract or notional amounts of these instruments may or may not be an appropriate indicator of the credit or market risk associated with these instruments.
    Generally accepted accounting principles recognize these instruments as contingent obligations or off-balance sheet items and accordingly, the contract or notional amounts are not reflected in the consolidated financial statements.
    A summary of the Corporation's off-balance sheet financial instruments at December 31, 1994 and 1993 is presented as follows.

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


===================================================================================================
Financial instruments held for other than trading purposes
whose credit risk is represented by contract amounts
- ---------------------------------------------------------------------------------------------------
December 31 (in millions)                                            1994                      1993
- ---------------------------------------------------------------------------------------------------
Commitments to extend credit                                    $ 7,667.8                 $ 6,004.1
Standby letters of credit                                           876.8                     776.0
Commercial letters of credit                                        143.7                     130.1
Securities lent                                                   2,968.2                   3,439.8
- ---------------------------------------------------------------------------------------------------
  Total                                                         $11,656.5                 $10,350.0
===================================================================================================
Financial instruments whose credit risk is represented by
other than notional or contract amounts
- ---------------------------------------------------------------------------------------------------
December 31 (in millions)                                            1994                      1993
- ---------------------------------------------------------------------------------------------------
Foreign exchange contracts held in trading portfolio:
  Commitments to purchase                                        $  548.7                  $  574.7
  Commitments to sell                                               595.3                     544.5
Interest rate swaps:
  Asset/liability management                                      2,280.6                   1,780.6
  Customer swaps held in trading portfolio                          324.6                     323.6
- ---------------------------------------------------------------------------------------------------
    Total                                                        $3,749.2                  $3,223.4
===================================================================================================

    A loan commitment represents a contractual agreement to lend up to a specified amount, over a stated period of time as long as there is no violation of any condition established in the contract, and generally requires the payment of a fee. Standby letters of credit are issued to improve a customer's credit standing with third parties, whereby the Corporation agrees to honor a financial commitment by issuing a guarantee to third parties in the event the Corporation's customer fails to perform. Since loan commitment amounts generally exceed actual funding requirements and virtually all of the standby letters of credit are expected to expire unfunded, the total commitment amounts do not represent future cash requirements. The Corporation's exposure to credit loss from loan commitments, standby letters of credit and commercial letters of credit is measured by the contract amount of these instruments. This credit risk is minimized by subjecting these off-balance sheet instruments to the same credit policies and underwriting standards used when making loans. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on such evaluations. Acceptable collateral includes cash or cash equivalents, marketable securities, deeds of trust, receivables, inventory, fixed assets and financial guarantees. Interest rates, in the event funding of the aforementioned commitments are required, are predominantly based on floating rates or prevailing market rates at the time such commitments are funded. Substantially all of these commitments expire in 1-2 years unless renewed by the Corporation. Commercial letters of credit are short-term commitments issued for trade purposes, primarily to finance the movement of goods between a buyer and seller dealing in international markets.
    The Corporation, through its trust subsidiary, is involved in off-balance sheet securities lending. In this capacity, the Corporation, acting as agent, lends securities on behalf of its customers to third party borrowers. The Corporation indemnifies its customers against losses in the event of counterparty default, and minimizes this risk through collateral requirements and limiting transactions to pre-approved borrowers. Collateral policies require each borrower to initially deliver cash or securities exceeding 102% of the market value of the securities lent. Additional collateral is required through the term of the lending agreement to ensure that the value of collateral exceeds the market value of the securities lent. Interest rate risk associated with securities lending activities arises from rate movements affecting the spread between the rebate rate paid to the borrower on the collateral and the rate earned on that collateral. This risk is controlled through policies that limit the level of interest rate risk which can be undertaken.
    The Corporation enters into interest rate swap transactions primarily as part of its asset/liability management strategy to manage interest-rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of interest rate swaps express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with interest rate swaps arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain (favorable) position. The Corporation manages this risk by maintaining a well-diversified portfolio of highly-rated counterparties in addition to imposing limits as to types, amounts and degree of risk the portfolio can undertake. The limits are approved by senior management and positions are monitored to ensure compliance with such limits. The credit risk exposure at December 31, 1994 is minimal as virtually all contracts were in an unfavorable position.
    An effective asset/liability management function is required to address the interest rate risk inherent in the Corporation's core banking activities. If no other action is taken, the behavior of the core banking activities, which includes lending and deposit activities, results in an asset-sensitive position. Accordingly, to prudently manage the overall interest rate sensitivity position, the Corporation utilizes a combination of on- and off-balance sheet financial instruments to balance the interest rate sensitivity of the core banking activities. The Corporation's interest rate risk exposure is limited, by policy, to 5% of projected annual net income. Adherence to these risk limits is controlled and monitored through simulation modeling techniques that consider the impact that alternative interest rate scenarios will have on the Corporation's financial results. The interest rate swap portfolio is presently used to modify the interest rate sensitivity of subordinated debt and alter the interest rate sensitivity of the Corporation's prime-based loan portfolio. The Corporation accessed the capital markets twice in recent years, resulting in the issuance of $200 million of fixed rate subordinated debt. The impact of adding long-term debt to the balance sheet resulted in increased asset sensitivity as proceeds were initially used to replace short-term borrowings. Accordingly, to reduce the impact on the Corporation's gap position, $200 million of interest rate swaps were executed to convert fixed rate debt to a floating rate instrument. The Corporation's prime based loan portfolio (approximately $5.4 billion) is the primary cause of the large asset sensitivity position of the core banking activity as it is primarily funded by deposit liabilities that are less sensitive to movements in market interest rates. As a means to alter the interest rate sensitivity of the prime based portfolio, the Corporation has used off-balance sheet instruments to convert approximately $1.8 billion of prime based loans to fixed rate instruments. Additionally, the Corporation used $250 million of interest rate swaps to alter the pricing basis of the prime-based loan and bank note portfolios. The interest rate swap programs were consistent with management's objective of balancing the interest rate sensitivity of the core bank.

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


    Interest income and expense on interest rate swaps used to manage the Corporation's overall interest rate sensitivity position is recorded on an accrual basis as an adjustment to the yield of the related asset or liability over the periods covered by the contracts. In 1994, the swap portfolio increased net interest income by approximately $15 million, adding 6 basis points to the net interest margin, compared to approximately $20 million or 10 basis points in 1993. As summarized in the following table, the swap portfolio is primarily comprised of contracts wherein the Corporation receives a fixed rate of interest while paying a variable rate. The average rate received at December 31, 1994 was 5.53% compared to an average rate paid of 6.06%, and the average remaining maturity of the portfolio was 2 years. The variable rate component of the interest rate swaps is based on LIBOR at December 31, 1994, and will adjust with future movements in this index. Approximately 90% of the portfolio is comprised of indexed amortizing swaps that reset in step with movements in LIBOR; whereby, the maturity distribution could modestly lengthen if interest rates were to increase from year end levels. The average maturity distribution of the portfolio would increase from two years to approximately four years if interest rates were to increase 200 basis points from year end 1994, and under no situation will the maturity of any contract extend beyond 2001.
    A summary of the interest rate swap activity for the years ended December 31, 1994 and December 31, 1993 is provided below.

==========================================================================================================================
Asset/Liability Management Swaps          Receive                     Pay                    Basis
(in millions)                               Fixed                   Fixed                    Swaps                   Total
- --------------------------------------------------------------------------------------------------------------------------
Notional amount,
  December 31, 1992                        $  650                     $46                     $350                  $1,046
  Additions                                 1,000                                              150                   1,150
  Maturities                                 (200)                    (15)                    (200)                   (415)
- --------------------------------------------------------------------------------------------------------------------------
Notional amount,
  December 31, 1993                         1,450                      31                      300                   1,781
  Additions                                 1,000                                               50                   1,050
  Maturities                                 (450)                                            (100)                   (550)
- --------------------------------------------------------------------------------------------------------------------------
Notional amount,
  December 31, 1994                        $2,000                     $31                     $250                  $2,281
==========================================================================================================================
At December 31, 1994:
  Average remaining
    maturity (years)                          2.2                     1.3                      1.1                     2.0
  Weighted average rate received             5.52%                   6.09%                    5.55%                   5.53%
  Weighted average rate paid                 6.06                    8.86                     5.72                    6.06
==========================================================================================================================

    Summarized below is the unrealized gain (loss) of the swap portfolio at December 31, 1994 and 1993.

==========================================================================================================================
                                                 December 31, 1994                                December 31, 1993
- --------------------------------------------------------------------------------------------------------------------------
Asset/Liability Management Swaps         Notional                Unrealized               Notional              Unrealized
(in millions)                              Amount               Gain (loss)                 Amount             Gain (loss)
- --------------------------------------------------------------------------------------------------------------------------
Prime Loan Swaps:
  Receive fixed                            $1,800                   $(155.6)                $1,100                   $ 6.0
  Basis swaps                                 200                      (3.8)                   300                     1.9
- --------------------------------------------------------------------------------------------------------------------------
  Total prime loan swaps                    2,000                    (159.4)                 1,400                     7.9
Long-term debt swaps                          200                      (8.6)                   200                     2.0
Retail CD                                                                                      150                     4.6
Other                                          81                       (.5)                    31                    (3.3)
- --------------------------------------------------------------------------------------------------------------------------
Total                                      $2,281                   $(168.5)                $1,781                   $11.2
==========================================================================================================================

    The Corporation has not terminated any of its interest rate swap positions. Accordingly, there have been no deferred gains/losses associated with this activity.
    While the Corporation is primarily an end-user of derivative instruments, it does act as an intermediary to meet the financial needs of its customers. In this capacity, the Corporation executes foreign exchange transactions and interest rate swaps to provide customers with capital markets products to meet their financial objectives. All positions are reported at fair value and changes in fair values are reflected in investment banking revenues as they occur. The notional amount of the customer swap portfolio at December 31, 1994 totaled approximately $325 million. Interest rate risk associated with these portfolios is controlled by entering into offsetting positions with third parties. Credit risk associated with this activity is minimized by limiting transactions to highly rated counterparties and through collateral agreements. Collateral is required to be delivered when the credit risk exceeds acceptable thresholds, for certain counterparties. Collateral thresholds are established based on the creditworthiness of the counterparty and are bilateral. Acceptable collateral includes U.S. Treasury and Federal agency securities. Foreign exchange activity, which is marked to market based on prevailing rates of exchange, can expose the Corporation to market risk, particularly when open positions exist, and, to a lesser extent, credit risk associated with counterparties and their ability to meet the terms of the foreign exchange contracts. The Corporation minimizes market risk associated with foreign exchange activity by establishing limits which prohibit traders from maintaining significant open positions on a daily basis. The Corporation's exposure to credit risk on foreign exchange contracts and customer swap contracts is measured as the cost of replacing the contract in the event of default by the counterparty which is limited to the market value of all contracts in a gain position. The Corporation controls this credit risk by maintaining a well diversified portfolio of highly rated counterparties and imposing counterparty limits and collateral protection which is monitored by a credit committee for compliance. In addition, counterparty credit risk for all derivative activity is managed by subjecting these transactions to credit policies and underwriting standards consistent with that used when making commitments to extend credit. At December 31, 1994, the Corporation's credit exposure from customer interest rate and foreign exchange contracts totaled $4.7 million and $18.6 million, respectively. The following summarizes the fair value at December 31, 1994 and the average fair value for the year for derivatives held or issued for trading purposes.

======================================================================================
Derivatives Held or Issued for Trading Purposes
(in millions)                                      Fair Value       Average Fair Value
- --------------------------------------------------------------------------------------
Interest-rate swap contracts:
  Assets                                               $  4.7                   $  4.1
  Liabilities                                            (4.3)                    (3.6)
Foreign exchange contracts:
  Assets                                                 18.6                     19.0
  Liabilities                                           (16.4)                   (16.9)
======================================================================================

    Net trading gains recognized in earnings on interest rate contracts outstanding totaled $.2 million in 1994, $.8 million in 1993 and $.4 million in 1992. Net trading gains from foreign exchange contracts totaled $5.9 million in 1994, $5.4 million in 1993 and $4.9 million in 1992.

21  PARENT COMPANY CONDENSED
    FINANCIAL STATEMENTS
    Following are the condensed financial statements of Boatmen's
Bancshares, Inc. (Parent Company only) for the periods indicated:

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------

Balance Sheet
====================================================================================
December 31 (in thousands)                            1994                      1993
- ------------------------------------------------------------------------------------
Assets:
  Cash                                          $       33                $      386
  Short-term investments                             4,063                    16,403
  Investment in subsidiaries:
    Banks and bank holding companies             2,080,644                 2,066,584
    Nonbanks                                       215,851                   192,540
- ------------------------------------------------------------------------------------
  Total investment in subsidiaries               2,296,495                 2,259,124
- ------------------------------------------------------------------------------------
  Advances to subsidiaries:
    Bank                                           286,239                   159,807
    Nonbanks                                        38,466                   109,995
- ------------------------------------------------------------------------------------
  Total advances to subsidiaries                   324,705                   269,802
- ------------------------------------------------------------------------------------
  Goodwill                                          89,874                    95,334
  Other assets                                      47,819                    48,410
- ------------------------------------------------------------------------------------
    Total assets                                $2,762,989                $2,689,459
====================================================================================
Liabilities:
  Accounts payable and accrued liabilities      $   56,025                $   46,955
  Dividends payable                                 35,556                    32,245
  Short-term borrowings                             43,531                    49,635
  Long-term debt                                   425,904                   426,215
- ------------------------------------------------------------------------------------
    Total liabilities                              561,016                   555,050
- ------------------------------------------------------------------------------------
Redeemable preferred stock                           1,142                     1,155
- ------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock                                     104,831                   104,126
  Surplus                                          796,158                   786,840
  Unrealized net appreciation (depreciation),
    available for sale securities                 (105,009)                   42,252
  Retained earnings                              1,419,367                 1,200,036
  Treasury stock                                   (14,516)
- ------------------------------------------------------------------------------------
    Total stockholders' equity                   2,200,831                 2,133,254
- ------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity  $2,762,989                $2,689,459
====================================================================================

Statement of Income
==============================================================================================================
Year ended December 31 (in thousands)                 1994                      1993                      1992
- --------------------------------------------------------------------------------------------------------------
Income:
  Dividends from subsidiaries:
    Banks and bank holding companies              $219,676                  $216,425                  $142,525
    Nonbanks                                        26,019                    23,855                    16,132
- --------------------------------------------------------------------------------------------------------------
  Total dividends from subsidiaries                245,695                   240,280                   158,657
- --------------------------------------------------------------------------------------------------------------
  Fees from subsidiaries                            15,177                    33,316                    26,199
  Interest on short-term investments                   829                       988                     1,263
  Interest on advances to subsidiaries              11,545                     6,713                     3,436
  Other                                                760                       791                       397
- --------------------------------------------------------------------------------------------------------------
  Total income                                     274,006                   282,088                   189,952
- --------------------------------------------------------------------------------------------------------------
Expense:
  Interest expense                                  35,924                    32,062                    23,853
  Staff expense                                     29,691                    31,120                    20,172
  Other                                             23,971                    30,139                    26,073
- --------------------------------------------------------------------------------------------------------------
  Total expense                                     89,586                    93,321                    70,098
- --------------------------------------------------------------------------------------------------------------
  Income before income tax benefit
    and equity in undistributed
    income of subsidiaries                         184,420                   188,767                   119,854
  Income tax benefit                                18,465                    14,932                    10,290
- --------------------------------------------------------------------------------------------------------------
  Income before equity in undistributed
    income of subsidiaries                         202,885                   203,699                   130,144
  Equity in undistributed income
    of subsidiaries                                152,447                   113,720                    98,582
- --------------------------------------------------------------------------------------------------------------
  Net income                                      $355,332                  $317,419                  $228,726
==============================================================================================================

    Retained earnings include $1,225,438 and $1,072,991 of equity in undistributed income of subsidiaries at year-end 1994 and 1993, respectively.
    Annual dividend distributions to the Corporation from its banking subsidiaries are subject to certain limitations by applicable banking regulatory authorities. In the aggregate, the statutory maximum available dividends which may be paid to the Corporation without prior regulatory approval is $536,229, resulting in $1,754,923 or 76.6% of the total equity of the subsidiaries being potentially restricted as of December 31, 1994.

Statement of Cash Flows
==============================================================================================================
Year ended December 31 (in thousands)                 1994                      1993                      1992
- --------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                      $355,332                  $317,419                  $228,726
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
      Depreciation and amortization                  4,435                     4,127                     4,235
      Equity in undistributed income
        of subsidiaries                           (152,447)                 (113,720)                  (98,582)
      Loss on sale of assets                            30                       237                       174
      Increase (decrease) in taxes
        payable                                     (3,435)                      105                    (3,332)
      Other, net                                    14,452                    (6,796)                   17,426
- --------------------------------------------------------------------------------------------------------------
    Net cash provided by
      operating activities                         218,367                   201,372                   148,647
- --------------------------------------------------------------------------------------------------------------
Cash flows from investment activities:
  Proceeds from sales of equity securities                                                               5,905
  Purchase of net assets and increase in
    investment in subsidiaries                     (26,524)                 (125,364)                 (112,102)
  Net change in advances to subsidiaries           (54,903)                 (141,054)                  (82,127)
  Net change in short-term investments              12,340                    78,597                    (5,500)
  Net change in property and equipment                  50                    (3,595)                     (305)
- --------------------------------------------------------------------------------------------------------------
    Net cash used for
      investing activities                         (69,037)                 (191,416)                 (194,129)
- --------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net change in short-term borrowings               (6,103)                   (6,390)                   24,571
  Repayments of long-term debt                          (1)                   (5,003)                   (4,140)
  Proceeds from issuance of
    long-term debt                                                            99,281                    99,148
  Cash dividends paid                             (132,690)                 (112,216)                  (85,602)
  Common stock issued pursuant to
    various employee and shareholder
    stock issuance plans                             4,530                    16,993                    12,030
  Acquisition of treasury stock                    (15,406)                   (3,102)
  Decrease in redeemable preferred stock               (13)                      (93)                      (19)
- --------------------------------------------------------------------------------------------------------------
    Net cash provided by (used for)
      financing activities                        (149,683)                  (10,530)                   45,988
- --------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                           (353)                     (574)                      506
Cash at beginning of year                              386                       960                       454
- --------------------------------------------------------------------------------------------------------------
Cash at end of year                               $     33                  $    386                 $     960
==============================================================================================================

22  LEGAL PROCEEDINGS
    Various claims and lawsuits, incidental to the ordinary course of business, are pending against the Corporation and its subsidiaries. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the consolidated financial statements.

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


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


Andrew B. Craig, III
Chairman of the Board
and Chief Executive Officer


James W. Kienker
Executive Vice President
and Chief Financial Officer


REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Boatmen's Bancshares, Inc.

We have audited the accompanying consolidated balance sheet of Boatmen's Bancshares, Inc. as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the management of Boatmen's Bancshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boatmen's Bancshares, Inc. at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
    As discussed in Note 2 to the consolidated financial statements, in 1993, Boatmen's Bancshares, Inc. changed its method of accounting for debt and equity securities.




/s/ Ernst & Young LLP
St. Louis, Missouri
January 19, 1995

             BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


DIRECTORS

Richard L. Battram
Vice Chairman
The May Department Stores Company

B. A. Bridgewater, Jr.
Chairman, President
and Chief Executive Officer
Brown Group, Inc.

William E. Cornelius
Retired Chairman and
Chief Executive Officer
Union Electric Company

Andrew B. Craig, III
Chairman of the Board
and Chief Executive Officer
Boatmen's Bancshares, Inc.

Ilus W. Davis
Chairman of
Kansas City Office
Armstrong, Teasdale, Schlafly & Davis

John E. Hayes, Jr.
Chairman of the Board,
President and
Chief Executive Officer
Western Resources, Inc.

Samuel B. Hayes, III
President
Boatmen's Bancshares, Inc.

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

William P. Stiritz
Chairman and
Chief Executive Officer
Ralston Purina Company

A. E. Suter
Senior Vice Chairman and
Chief Operating Officer
Emerson Electric Co.

Dwight D. Sutherland
Partner
Sutherland Lumber Company

Theodore C. Wetterau
Retired Chairman and
Chief Executive Officer
Wetterau Incorporated



PRINCIPAL OFFICERS

Andrew B. Craig, III
Chairman of the Board
and Chief Executive Officer

Samuel B. Hayes, III
President

Gregory L. Curl
Vice Chairman

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

William K. Carson
Senior Vice President
and Chairman, Boatmen's
National Mortgage, Inc.

Jacquelyn L. Dezort
Senior Vice President
and Auditor

Forrest S. FitzRoy
Senior Vice President
and General Counsel

Arthur J. Fleischer
Senior Vice President
Human Resources

John W. Fricke
Senior Vice President
Community Banks

Robert W. Godwin
Senior Vice President
Taxation

Leo G. Haas
Senior Vice President

A. Laverne Howard
Senior Vice President
Director--Operations

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

Raymond E. Senuk
Senior Vice President
Chief Information Officer

R. Patrick Shannon
Senior Vice President
Loan Review

Marvin W. Smith
Senior Vice President
Operations Administration

H. Chandler Taylor
Senior Vice President
Loan Administration

                BOATMEN'S BANCSHARES, INC. 1994 ANNUAL REPORT
- -------------------------------------------------------------------------------


Market Information
    The Corporation's common stock is traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market ("NM") under the symbol "BOAT." Options on the Corporation's common stock are traded on the Chicago Board Options Exchange ("CBOE") under the symbol "BTQ." The following table sets forth the high, low and closing trade prices of the common stock for each quarterly period during 1994 and 1993 as reported by the National Association of Securities Dealers, Inc. ("NASD"):

Common Stock Share Data
- -----------------------------------------------------------------------------------------------------------------------------
                    High                  Low               Close          Book Value         Market/Book  Dividends Declared
- -----------------------------------------------------------------------------------------------------------------------------
1994
  Fourth          $31.50               $26.13              $27.13              $21.10                 129%               $.34
  Third            34.88                30.13               31.06               21.06                 147                 .34
  Second           35.00                28.88               31.50               20.75                 152                 .31
  First            30.50                26.75               29.63               20.59                 144                 .31
- -----------------------------------------------------------------------------------------------------------------------------
1993
  Fourth          $33.50               $27.50              $29.88              $20.49                 146%               $.31
  Third            32.38                29.19               32.19               19.66                 164                 .31
  Second           32.50                27.25               30.19               19.18                 157                 .28
  First            30.50                26.88               30.50               18.67                 163                 .28
- -----------------------------------------------------------------------------------------------------------------------------

    At February 14, 1995, there were approximately 29,695 holders of record of the Corporation's common stock and the closing price on that day was $30.38.

Trading Volume
    The number of shares of the Corporation's common stock traded during the fourth quarter of 1994 and full year 1994 as reported by NASD were 19,343,106 and 81,773,625, respectively.

- --------------------------------------------------------------------------------------------------------------
                                                                                         Standard      Thomson
Agency Ratings                                                               Moody's     & Poor's    Bankwatch
- --------------------------------------------------------------------------------------------------------------
Boatmen's Bancshares, Inc.:                                                                                  B
  6-3/4% Subordinated notes due 2003                                              A3           A-            A
  7-5/8% Subordinated notes due 2004                                              A3           A-            A
  8-5/8% Subordinated notes due 2003                                              A3           A-            A
  9-1/4% Subordinated notes due 2001                                              A3           A-            A
  6-1/4% Convertible subordinated
    debentures due 2011                                                           A3           A-            A
  Commercial paper                                                                P1          A-1        TBW-1
The Boatmen's National Bank of St. Louis:                                                                    B
  Long-term/short-term deposits and bank notes                                Aa3/P1       A+/A-1        TBW-1
Boatmen's First National Bank of Kansas City:                                                                B
  Long-term/short-term deposits and bank notes                                 A1/P1       A+/A-1        TBW-1
Multi-bank note program
  (6 Boatmen's subsidiary banks)                                               A1/P1       A+/A-1
- --------------------------------------------------------------------------------------------------------------

Corporate Headquarters
One Boatmen's Plaza
800 Market Street
St. Louis, MO 63101

Transfer Agent
Boatmen's Trust Company
510 Locust Street
St. Louis, MO 63101
(314) 466-1357 or (800) 456-9852

Investor Relations Contact
Kevin R. Stitt
Director of Investor Relations
(314) 466-7662
(314) 466-7333 (FAX)

    A Dividend Reinvestment and Stock Purchase Plan is available to shareholders of the Corporation. The key features of this Plan are:
    * Dividends on common stock may be automatically reinvested;
    * Option to invest up to $10,000 cash per quarter;
    * No brokerage commissions or service charges on reinvested dividends or cash investments.
    A Direct Deposit of Dividends program is also available to shareholders of the Corporation. This program, which is offered at no charge, provides for the deposit of quarterly dividends directly to a checking or savings account.
    Please direct inquiries regarding these programs and requests for the Reinvestment Plan Prospectus and Direct Deposit Authorization Form to:
    Boatmen's Trust Company
    P.O. Box 14768
    St. Louis, MO 63178
    (314) 466-1357 or (800) 456-9852
    The Corporation's Bylaws require that notice of shareholder nominations for directors and proposals of business to be transacted at the Corporation's Annual Meeting of Shareholders must be received by the Secretary of the Corporation not less than 75 days prior to the date of the meeting.
    The Corporation's annual meeting will be held on April 25, 1995 at 10:00 a.m. at the Corporate Headquarters, One Boatmen's Plaza, St. Louis, Missouri.

                                    69