Form 10-K, Exhibit 13
period 1995-12-31
BOATMENS BANCSHARES INC /MO
filed 1996-03-15
CIK 40454

                  BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                                  FINANCIAL
                                                 COMMENTARY

The historical trends reflected in the restated financial information presented below are not reflective of anticipated future results.

                                    Table 1: Summary of Selected Financial Data
------------------------------------------------------------------------------------------------------------------------
(in millions except per share data)                                 1995        1994        1993        1992        1991
------------------------------------------------------------------------------------------------------------------------
Earnings
Net interest income                                             $1,214.1    $1,188.3    $1,125.6    $1,001.5      $845.4
Fully taxable equivalent (FTE) adjustment<F1>                       34.6        37.2        37.5        35.9        38.6
Net interest income (FTE) basis                                  1,248.7     1,225.5     1,163.1     1,037.4       884.0
Provision for loan losses                                           46.7        25.3        63.9       139.5       118.0
Noninterest income                                                 676.4       615.1       593.5       500.4       401.7
Noninterest expense                                              1,199.0     1,156.7     1,143.0     1,000.4       865.2
Net income                                                         418.8       407.8       350.4       262.7       199.9
Net income before nonrecurring merger expenses                     438.8       407.8       354.2       282.4       205.1
------------------------------------------------------------------------------------------------------------------------
Financial Position (at year end)
Total assets                                                   $33,703.8   $32,878.0   $30,980.1   $28,353.3   $26,143.7
Securities                                                       8,978.6     9,389.9     9,948.1     8,460.7     7,193.8
Loans                                                           19,763.2    18,655.5    16,900.7    15,007.2    13,981.0
Reserve for loan losses                                            383.0       376.6       376.3       334.7       285.8
Deposits                                                        25,932.1    25,384.1    23,951.6    22,723.2    20,826.0
Long-term debt                                                     615.1       592.0       567.4       428.4       341.6
Equity                                                           2,928.1     2,561.4     2,459.9     2,155.2     1,870.9
------------------------------------------------------------------------------------------------------------------------
Share Data
Net income                                                         $3.25       $3.17       $2.75       $2.25       $1.78
Net income before nonrecurring merger expenses                      3.41        3.17        2.78        2.42        1.83
Dividends paid                                                      1.39        1.27        1.15        1.09        1.07
Book value (year end)                                              22.62       19.95       19.20       17.11       16.32
Tangible book value (year end)                                     19.95       17.55       16.53       15.28       14.57
Shares outstanding (year end)                                      129.4       128.4       128.1       126.0       114.7
Average shares outstanding                                         129.0       128.7       127.3       116.6       112.4
------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios
Return on assets                                                    1.28%       1.29%       1.20%        .99%        .81%
Return on assets before nonrecurring merger expenses                1.34        1.29        1.21        1.06         .83
Return on equity                                                   15.15       16.14       15.25       13.21       11.33
Return on equity before nonrecurring merger expenses               15.88       16.14       15.42       14.20       11.62
Net interest margin                                                 4.26        4.35        4.46        4.35        4.01
Noninterest income/operating income                                 35.1        33.4        33.8        32.5        31.2
Efficiency ratio                                                    62.3        62.8        65.1        65.1        67.3
Efficiency ratio before nonrecurring merger expenses                60.9        62.8        64.8        64.9        66.7
Capital ratios:
  Equity to assets                                                  8.69        7.79        7.94        7.60        7.16
  Risk-based capital:
    Tier I capital                                                 11.30       10.90       10.93       10.55       10.11
    Total capital                                                  14.30       14.03       14.35       13.74       13.05
  Tier I leverage ratio                                             7.95        7.35        6.93        6.84        6.43
Nonperforming loans to total loans                                   .84         .73        1.13        1.85        2.41
Nonperforming assets to total loans and
  foreclosed property                                               1.00        1.06        1.80        2.74        3.69
Loan reserve to nonperforming loans                               228.62      277.06      195.08      119.66       84.13
Net charge-offs to average loans                                     .24         .15         .23         .75         .77
========================================================================================================================

<F1> The fully taxable equivalent adjustments are calculated using the Federal statutory tax rate.

                   BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

ACQUISITION OVERVIEW


                                                Table 2: Acquisitions
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         Accounting
                                              Date    State             Assets         Price           Shares issued     method
----------------------------------------------------------------------------------------------------------------------------------
Completed
Centerre Bancorporation                      12/88    Missouri   $ 5.0 billion   $467 million stock     28.6 million     Pooling
RTC assisted--Community Federal S&L          12/90    Missouri     2.3 billion     27 million cash                --     Purchase
First Interstate Bank of Oklahoma, N.A.       8/91    Oklahoma      .9 billion     86 million cash                --     Purchase
Founders Bancorporation, Inc.                 3/92    Oklahoma      .3 billion     34 million cash                --     Purchase
Superior Federal Bank                         3/92    Arkansas      .7 billion             --                     --     Purchase
RTC assisted--Home Federal S&L                3/92    Arkansas      .1 billion      1 million cash                --     Purchase
First Interstate of Iowa, Inc.                4/92    Iowa         1.2 billion     94 million stock      4.2 million     Pooling
FDIC assisted--Jackson Exchange Bank          5/92    Missouri      .1 billion      1 million cash                --     Purchase
Sunwest Financial Services, Inc.             10/92    New Mexico   3.4 billion    325 million stock     14.8 million     Pooling
Security Bank and
     1st Bank of Catoosa in Tulsa            11/92    Oklahoma      .2 billion     33 million cash                --     Purchase
FDIC assisted--First City-El Paso             3/93    Texas         .3 billion     14 million cash                --     Purchase
FDIC assisted--Missouri Bridge Bank, N.A.     4/93    Missouri     1.1 billion     16 million cash                --     Purchase
RTC assisted--Cimarron Federal Savings        5/93    Oklahoma      .4 billion     13 million cash                --     Purchase
FCB Bancshares, Inc.                          8/93    Kansas        .2 billion     25 million cash                --     Purchase
First Amarillo Bancorporation, Inc.          11/93    Texas         .8 billion    192 million stock      5.9 million     Pooling
Woodland Bancorporation, Inc.                 3/94    Oklahoma      .1 billion     12 million stock       .4 million     Pooling
Eagle Management and Trust Company            5/94    Texas                 --      3 million cash                --     Purchase
Dalhart Bancshares, Inc.                      1/95    Texas         .1 billion     23 million stock       .7 million     Pooling
National Mortgage Company                     1/95    Tennessee     .2 billion    153 million stock      5.0 million     Pooling
Worthen Banking Corporation                   2/95    Arkansas     3.5 billion    595 million stock     17.1 million     Pooling
Salem Community Bancorp, Inc.                 2/95    Illinois      .1 billion      8 million stock       .3 million     Purchase
West Side Bancshares, Inc.                    4/95    Texas         .1 billion     18 million stock       .6 million     Purchase
First National Bank in Pampa                  5/95    Texas         .2 billion     42 million stock      1.4 million     Pooling
Citizens Bancshares Corporation              10/95    Arkansas      .2 billion     41 million stock      1.1 million     Purchase
----------------------------------------------------------------------------------------------------------------------------------
  Total assets of completed transactions                         $21.5 billion
==================================================================================================================================
Pending at December 31, 1995
Fourth Financial Corporation                          Kansas     $ 7.5 billion  $ 1.2 billion stock     31.9 million<F1> Pooling
Tom Green National Bank                               Texas         .1 billion      9 million stock       .2 million     Purchase
----------------------------------------------------------------------------------------------------------------------------------
  Total assets of pending transactions                           $ 7.6 billion
==================================================================================================================================

<F1> Assumes conversion of existing preferred stock to approximately 3.4 million shares of common stock.

     Over the last several years the Corporation has made numerous acquisitions establishing leading market positions in Missouri, Arkansas and New Mexico, and sizable presences in southern Illinois, western Tennessee, Oklahoma and northern Texas. As illustrated in Table 2, during the period 1988-1995, the Corporation completed 24 acquisitions aggregating $21.5 billion in assets. The acquisition program has three objectives: geographic diversification, growth in retail market share, and additional earnings generation capacity. The Corporation's geographic profile provides significant credit and economic risk diversification in that the Corporation is not significantly dependent on any major market. In 1995, the Corporation completed seven acquisitions in four states aggregating $4.4 billion in total assets and announced two other acquisitions aggregating approximately $7.6 billion in assets, which are expected to be completed in the first quarter of 1996. The Corporation's operations currently span nine states, with services delivered from over 500 branch locations and over 1,000 ATM's. After consummation of the pending acquisition of Fourth Financial Corporation, the Corporation will also have the leading market position in Kansas and Oklahoma. A summary of the acquisitions consummated in 1995 and those currently pending follows.

Arkansas Acquisitions
     On February 28, 1995, the Corporation acquired Worthen Banking Corporation (Worthen), headquartered in Little Rock, Arkansas, in a transaction accounted for as a pooling of interests. Under terms of the agreement the Corporation exchanged one share of its common stock for each Worthen share, resulting in the issuance of 17.1 million shares. Worthen was the second largest banking organization in Arkansas, with approximately $3.5 billion in assets, operating 101 retail banking offices throughout Arkansas and six offices in the Austin, Texas area. The acquisition of Worthen increased the Corporation's asset base in Arkansas to over $4 billion, making the Corporation the market leader in Arkansas.
     On October 27, 1995, the Corporation

                  BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------


acquired Citizens Bancshares Corporation (Citizens), located in Jonesboro, Arkansas, in a stock transaction accounted for as a purchase. The acquisition of Citizens, with assets of approximately $225 million, resulted in the issuance of approximately 1.1 million shares of common stock from treasury stock acquired in the open market.

Mortgage Banking Acquisition
     On January 31, 1995, the Corporation acquired National Mortgage Company and certain affiliates (National Mortgage), headquartered in Memphis, Tennessee, in a transaction accounted for as a pooling of interests. Under terms of the agreement, the Corporation exchanged 5.0 million shares of its common stock for all of the stock of National Mortgage. At the date of announcement, the transaction had a value of approximately $153 million, which represented 1.2% of National Mortgage's mortgage servicing portfolio. National Mortgage is a full-service mortgage banking company which originates home loans through company-operated offices as well as through a network of over 300 correspondents located in the southern and midwestern United States, and presently services mortgage loans totaling approximately $23 billion.

Texas Acquisitions
     On January 31, 1995, the Corporation acquired Dalhart Bancshares, Inc. (Dalhart), with assets of approximately $140 million, in a pooling transaction involving the issuance of .7 million shares of Boatmen's common stock for all of the shares of Dalhart.
     On April 1, 1995, the Corporation acquired West Side Bancshares, Inc. (West
Side), a one bank holding company located in San Angelo, Texas, in a stock transaction accounted for as a purchase. The acquisition of West Side, with assets of approximately $142 million, resulted in the issuance of .6 million shares of common stock.

[Asset Growth-Assets as Originally Reported graph]

     On May 31, 1995, the Corporation acquired First National Bank in Pampa (Pampa), with assets of approximately $166 million, in a pooling transaction involving the issuance of 1.35 million shares of Boatmen's common stock for all of the shares of Pampa.
     On August 30, 1995, the Corporation announced a definitive agreement to acquire Tom Green National Bank, located in San Angelo, Texas, in a stock transaction to be accounted for as a purchase. The acquisition of Tom Green National Bank, with assets of approximately $80 million, will result in the issuance of .2 million shares of common stock from treasury stock acquired in the open market. This acquisition is expected to be completed in the first quarter of 1996.

Illinois Acquisition
     On February 28, 1995, the Corporation acquired Salem Community Bancorp, Inc. (Salem), a one bank holding company located in Salem, Illinois, in a stock transaction accounted for as a purchase, resulting in the issuance of .3 million shares of common stock. Salem had two locations and approximately $80 million in assets.

Kansas Acquisition (Pending)
     On August 25, 1995, the Corporation announced a definitive agreement to acquire Fourth Financial Corporation (Fourth Financial), headquartered in Wichita, Kansas, in a transaction to be accounted for as a pooling of interests. Under terms of the agreement, the Corporation will exchange one share of its common stock for each Fourth Financial share, resulting in the issuance of approximately 31.9 million shares of common stock, including 3.4 million shares from the anticipated conversion of outstanding preferred stock. Fourth Financial is the largest banking company in Kansas, with approximately $7.5 billion in assets, operating 87 retail banking offices in Kansas and 56 in Oklahoma. The acquisition of Fourth Financial will give the Corporation the leading deposit market share in Kansas and Oklahoma, and is expected to be completed in the first quarter of 1996.


                      Table 3: Asset Distribution
------------------------------------------------------------------
December 31, 1995                           % of
(in billions)           Assets             total         Locations
------------------------------------------------------------------
Missouri                 $17.5                52%              167
Arkansas                   4.8                14               153
New Mexico                 3.3                10                66
Texas                      2.3                 7                34
Oklahoma                   1.9                 6                37
Iowa                       1.2                 3                27
Illinois                   1.1                 3                21
Tennessee                   .9                 3                15
Kansas                      .2                 1                 3
Credit card                 .5                 1
------------------------------------------------------------------
Total                    $33.7               100%              523
==================================================================

                Table 4: Nonrecurring Merger Expenses
------------------------------------------------------------------
(in millions)
------------------------------------------------------------------
Investment banking,
   legal, and other
   professional fees                                         $ 9.7
Equipment and software
  write-offs, and
  branch closings                                              6.4
Compensation costs                                             4.6
Other                                                          5.3
------------------------------------------------------------------
Total                                                        $26.0
==================================================================

Nonrecurring Merger Expenses
     The acquisitions of Worthen, National Mortgage, Dalhart and Pampa necessitated recognition of pre-tax nonrecurring merger expenses totalling $26.0 million, consisting primarily of investment banking, legal and other professional fees, severance and retention costs, obsolete equipment write-offs and estimated costs to close duplicate branches. The major components of the merger expenses are quantified in Table 4.

[Equity Growth-Equity as Originally Reported graph]

                    BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

EARNINGS OVERVIEW


                                        Table 5: Summary of Business Components
------------------------------------------------------------------------------------------------------------------------------------
                                   Banking             Trust             Mortgage             Other<F1>         Consolidated
                             -------------------------------------------------------------------------------------------------------
                                           %                     %                    %                   %                       %
(in millions)           1995    1994  change   1995   1994  change   1995  1994  change   1995  1994 change     1995    1994 change
------------------------------------------------------------------------------------------------------------------------------------
Net interest income
 (FTE)                $1,241  $1,229       1%  $ 12   $  9      33 %  $25   $12     108%  $(29) $(25)   (16)% $1,249  $1,225      2%
Provision for loan
 losses                   47      25      84                                                                      47      25     84
Noninterest income       405     384       6    187    172       9     78    56      39      6     3    100      676     615     10
Noninterest expense      899     933      (4)   141    115      23     68    69      (1)    65    40     63    1,173   1,157      1
Net income<F2>        $  439  $  411       7%  $ 36   $ 41     (12)%  $22   $(1)          $(58) $(43)   (35)% $  439  $  408      8%
====================================================================================================================================

<F1> Includes costs of unallocated overhead and debt service.
<F2> Excludes nonrecurring merger expenses.

     Net income, before the impact of nonrecurring merger expenses, increased 7.6% in 1995, to $438.8 million, compared to an increase of 15.1% in 1994. On a per share basis, net income increased 7.6% to $3.41, compared to an increase of 14.0% in 1994. The earnings growth in 1995 reflected higher net interest income and noninterest income, offset in part by an increase in the provision for loan losses and higher noninterest expense. The increase in 1994 was primarily attributable to higher net interest income and noninterest income, as well as a lower provision for loan losses. Net income, including nonrecurring merger expenses, totaled $418.8 million or $3.25 per share in 1995, compared to $407.8 million in 1994 and $350.4 million in 1993. Net income in 1995 was reduced by after-tax merger expenses totaling $20.0 million or $.16 per share, and net income in 1993 was reduced by after-tax merger expenses totaling $3.8 million or $.03 per share. Including merger expenses, net income increased 2.7% in 1995 and 16.4% in 1994. Previously reported financial statements of prior periods have been restated to reflect the pooling-of-interests acquisitions which were completed in 1995. The purchase acquisitions completed during the period had no material impact on results of operations.
     The return on average assets before nonrecurring merger expenses was 1.34% in 1995, compared to 1.29% in 1994 and 1.21% in 1993. The return on equity was 15.88%, compared to 16.14% in 1994 and 15.42% in 1993.
     Net interest income, on a fully-taxable equivalent basis, increased 1.9% in 1995 and 5.4% in 1994 due to moderate average earning asset growth, which was partially offset by the impact of a declining net interest margin. Average earning assets increased 4.2% in 1995 and 8.0% in 1994. The net interest margin was 4.26% in 1995, compared to 4.35% in 1994 and 4.46% in 1993.
     Noninterest income increased 10.0% in 1995 and 3.6% in 1994 primarily due to growth in trust fees, mortgage banking revenues, credit card income and securities gains. Excluding securities gains, noninterest income increased
8.7% in 1995.
     Noninterest expense, excluding nonrecurring merger expenses, increased 1.4% in 1995 and 1.6% in 1994, reflecting ongoing initiatives to control operating costs. Noninterest expense in 1995 included the favorable impact of the reduction in FDIC deposit insurance premiums, which was offset by higher levels of financial yield maintenance and rebalancing support related to a money market fund operated by the Corporation's trust function. Including nonrecurring merger expenses, noninterest expense increased 3.7% in 1995 and 1.2% in 1994.
     The provision for loan losses in 1995 was $46.7 million, compared to $25.3 million in 1994 and $63.9 million in 1993. Net loan charge-offs totaled $46.5 million in 1995, compared to $25.9 million in 1994 and $36.1 million in 1993, and as a percentage of average loans were .24% in 1995, .15% in 1994 and .23% in 1993. The increase in 1995 was primarily due to a large corporate borrower that filed for bankruptcy, and an increase in consumer loan losses.
     Presented in Table 7 is an income statement analysis expressed on a per share basis summarizing the changes in earnings per share in 1995 and 1994.
     The Corporation has three major business components: commercial and retail banking (including a credit card operation), trust services and a mortgage banking operation. The earnings contribution from each component for 1995 and 1994 is summarized in Tables 5 and 6.


       Table 6: Earnings by Business Component
------------------------------------------------------
Per share<F1>                     1995            1994
------------------------------------------------------
Commercial and
  retail banking
  operations (including
  credit card)                    $3.41          $3.19
Trust services                      .28            .32
Mortgage banking                    .17           (.01)
Unallocated debt
  service, administrative
  overhead and
  nonbank services                 (.45)          (.33)
------------------------------------------------------
Consolidated
  earnings per share              $3.41          $3.17
======================================================

<F1> Excludes nonrecurring merger expenses.

        Table 7: Earnings Per Share Analysis
------------------------------------------------------
Per share                    '95 vs '94     '94 vs '93
------------------------------------------------------
Net income prior period           $3.17          $2.75
------------------------------------------------------
Net interest income                 .20            .49
Provision for loan losses          (.17)           .30
Noninterest income                  .48            .17
Noninterest expense                (.17)          (.14)
Nonrecurring merger
  expense                          (.16)           .03
Income tax expense                 (.10)          (.40)
Impact of additional
 shares of common stock                           (.03)
------------------------------------------------------
Net increase                        .08            .42
------------------------------------------------------
Net income current
  period                          $3.25          $3.17
======================================================

                  BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------


NET INTEREST INCOME AND INTEREST RATE RISK MANAGEMENT

                                          Table 8: Summary of Net Interest Income
----------------------------------------------------------------------------------------------------------------------------------
                                                         Quarter
                                 -------------------------------------------------------                   % change from
(in millions)                        First         Second           Third         Fourth             Year     prior year
----------------------------------------------------------------------------------------------------------------------------------
1995
Average loans                    $18,924.4      $19,528.4       $19,817.3      $19,745.4        $19,507.0            9.8%
Average earning assets            28,863.7       29,442.8        29,518.1       29,539.9         29,343.5            4.2
Average core deposits             20,797.7       21,269.1        21,588.6       22,190.7         21,465.7            3.1
Average purchased funds            5,981.6        5,999.5         5,747.4        4,924.5          5,660.6            6.4
Net interest income (FTE)            304.7          309.9           313.2          320.9          1,248.7            1.9
Interest rate spread                  3.58%          3.43%           3.40%          3.44%            3.46%
Net interest margin                   4.28           4.22            4.21           4.31             4.26
----------------------------------------------------------------------------------------------------------------------------------
1994
Average loans                    $17,068.8      $17,596.5       $17,993.9      $18,402.5        $17,769.7           10.9%
Average earning assets            27,489.2       28,215.5        28,294.4       28,618.5         28,157.9            8.0
Average core deposits             20,976.9       20,855.5        20,700.0       20,752.2         20,820.2            1.9
Average purchased funds            4,524.4        5,401.0         5,558.4        5,788.8          5,322.3           51.2
Net interest income (FTE)            298.0          309.3           308.7          309.6          1,225.5            5.4
Interest rate spread                  3.87%          3.85%           3.75%          3.66%            3.77%
Net interest margin                   4.40           4.40            4.33           4.29             4.35
----------------------------------------------------------------------------------------------------------------------------------
1993
Average loans                    $14,807.7      $15,656.7       $16,099.4      $16,485.2        $16,029.4           12.1%
Average earning assets            24,720.9       25,538.1        26,199.2       26,766.9         26,066.9            9.3
Average core deposits             19,494.2       20,399.4        20,799.7       20,980.2         20,423.2            8.2
Average purchased funds            3,639.1        3,556.8         3,861.0        4,167.1          3,807.6            (.1)
Net interest income (FTE)            280.1          291.1           296.2          295.7          1,163.1           12.1
Interest rate spread                  3.99%          3.99%           3.93%          3.82%            3.91%
Net interest margin                   4.60           4.57            4.49           4.38             4.46
==================================================================================================================================


     Net interest income, on a fully-taxable equivalent basis, increased 1.9% in 1995 and 5.4% in 1994. These increases reflected growth in average earning assets which was partially offset by a contraction in the net interest margin.
     Average earning assets increased 4.2% in 1995 and 8.0% in 1994 primarily due to strong loan growth. Loans, the highest yielding earning asset, increased 9.8% in 1995 and 10.9% in 1994, and as a percentage of average earning assets were 66.5% in 1995 compared to 63.1% in 1994 and 61.5% in 1993. Held to maturity and available for sale securities decreased 7.4% in 1995 and represented 31.2% of average earning assets, down from 35.1% in 1994 and 35.8% in 1993. The decline in the securities portfolio reflected redeployment of proceeds from maturing securities to the loan portfolio.
     The net interest margin in 1995 was 4.26%, compared to 4.35% in 1994 and 4.46% in 1993. The decline in the net interest margin in 1995 and 1994 was primarily due to rising short-term interest rates which caused contraction in the net interest margin due to the Corporation's modest liability sensitive position. As illustrated in Table 8, the net interest margin stabilized in the third quarter of 1995 and expanded slightly in the fourth quarter. The average yield on earning assets increased 71 basis points in 1995 and 3 basis points in 1994; however, during these same periods, the average rate paid on interest-bearing liabilities increased 102 basis points and 17 basis points, respectively. The funding cost in

[NET INTEREST MARGIN GRAPH]

[QUARTERLY NET INTEREST MARGIN GRAPH]

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                                Table 9: Rate/Volume Analysis
----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                        1995                                         1994
----------------------------------------------------------------------------------------------------------------------------------
                                               Change due to                                 Change due to
----------------------------------------------------------------------------------------------------------------------------------
                              Total change         Volume<FA>        Rate<FB>   Total change      Volume<FA>        Rate<FB>
----------------------------------------------------------------------------------------------------------------------------------
Interest income, fully taxable
 equivalent basis
Loans                               $271.2         $141.4          $129.8             $157.2      $139.9         $  17.3
Federal funds sold and securities
  purchased under resale agreements   16.6            9.3             7.3               (1.7)       (7.2)            5.5
Held to maturity securities:
  Taxable                             17.6          (10.2)           27.8             (230.1)     (211.1)          (19.0)
  Tax-exempt                          (6.2)          (4.0)           (2.2)              (2.9)       (3.3)             .4
Available for sale securities         (4.4)         (28.5)           24.1              237.6       252.9           (15.3)
Trading securities                     (.5)           (.8)             .3                (.1)        (.3)             .2
Short-term investments                 1.0            (.3)            1.3                1.4          .7              .7
                                    -------                                            ------
  Total interest income              295.3           86.6           208.7              161.4       152.2             9.2
----------------------------------------------------------------------------------------------------------------------------------

Interest expense
Savings accounts                     (11.1)         (11.1)                              (3.7)        1.7            (5.4)
Interest-bearing transaction
  accounts                            80.2           14.0            66.2               16.7        11.0             5.7
Time deposits                        118.5           16.3           102.2              (10.7)      (17.4)            6.7
Federal funds purchased and other
  short-term borrowings               84.0           10.0            74.0               90.9        52.7            38.2
Capital lease obligations              (.1)           (.1)                               (.1)        (.1)
Long-term debt                          .6           (2.9)            3.5                5.9         4.6             1.3
                                    -------                                            ------
  Total interest expense             272.1           24.4           247.7               99.0        59.9            39.1
----------------------------------------------------------------------------------------------------------------------------------
  Net interest income, fully
  taxable equivalent basis          $ 23.2         $ 62.2          $(39.0)            $ 62.4      $ 92.3         $ (29.9)
==================================================================================================================================

<FA> Based on change in volume applied to prior year rate.
<FB> Based on change in rate applied to current year volume; therefore, effect of change in rate on change in volume has been attributed to change in rate.

1995 and 1994 also reflects a shift in deposit mix from lower-cost savings deposits to higher-cost money market deposit accounts. Purchased funds as a percentage of average earning assets were 19.3% in 1995, 18.9% in 1994, and 14.6% in 1993. The increase from 1993 to 1994 reflected issuance of floating rate short-term bank notes by several of the Corporation's banking subsidiaries.
     Interest rate risk is the extent to which net interest income may be affected by changes in market driven interest rates, and the Corporation assumes varying degrees of interest rate risk as part of its normal banking operations. It is the role of the asset/liability management committee to manage and control the level of interest rate risk contained in the balance sheet as well as off-balance sheet financial instruments. The Corporation's interest rate risk policy is to maintain a stable level of net interest income while also enhancing earnings potential through limited risk positioning based on the forecast of future interest rates. Interest rate risk exposure
(earnings at risk exposure) is currently limited, by policy, to 5% of projected annual net income. Adherence to these risk limits is controlled and monitored through simulation modeling techniques that consider the impact alternative interest rate scenarios will have on the Corporation's financial results. In its simulations, the Corporation estimates the impact on net interest income and net income resulting from various changes in market interest rates. Utilization of the simulation modeling results enables management to develop strategies to control the Corporation's overall interest rate risk exposure and to monitor specific risks associated with on-balance sheet financial instruments, and off-balance sheet instruments such as interest rate swaps; however, the model is not intended to represent an income forecast. Based on the current interest rate sensitivity position, the simulation model indicates that the earnings at risk exposure over the next 12 months is approximately 1%, assuming a gradual 200 basis point increase in interest rates, and no active management of the balance sheet components in response to the interest rate rise.
     Another means of monitoring interest rate risk is the interest rate sensitivity analysis appearing in Table 10. This analysis identifies the repricing characteristics of the balance sheet and resulting gap or difference between assets and liabilities repricing within and over given time periods.
It should be noted, however, that the traditional gap analysis can provide an incomplete picture of a financial institution's interest rate risk position due to its inability to portray the sensitivity associated with various embedded options, such as mortgage prepayments. As such, the Corporation generally relies on simulation modeling as its primary tool for managing interest rate risk.
     An effective asset/liability management function is required to address the interest rate risk inherent in the Corporation's core banking activities. If no other management action is taken, these core

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                     Table 10: Rate Sensitivity at December 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                        Interest sensitive within
                                     ---------------------------------------------------------------------------------------------
                                        0-30        31-90     91-180     181-365       Total       One to        Over
(in millions)                           days         days       days        days    one year   five years  five years    Total
----------------------------------------------------------------------------------------------------------------------------------
Earning assets
Loans                                $ 8,113       $1,260     $1,217      $1,906     $12,496       $5,625     $ 1,642  $19,763
Securities<F1>                         1,313          481      1,039       1,609       4,442        3,537       1,000    8,979
Other earning assets                   1,239                                           1,239                             1,239
----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                10,665        1,741      2,256       3,515      18,177        9,162       2,642   29,981
Nonearning assets                                                                                               3,723    3,723
----------------------------------------------------------------------------------------------------------------------------------
  Total assets                       $10,665       $1,741     $2,256      $3,515     $18,177      $ 9,162     $ 6,365  $33,704
==================================================================================================================================

Sources of funds
Noninterest bearing deposits         $ 5,863                                         $ 5,863                           $ 5,863
Retail savings and interest
  bearing transaction accounts        11,027                                          11,027                            11,027
Time deposits                          1,471        1,473      1,913       1,799       6,656        2,378           8    9,042
Federal funds purchased and
  other short-term borrowings          3,621          100                              3,721                             3,721
Long-term debt and capital
  lease obligations                                                            3           3          135         516      654
Other noninterest bearing sources                                                                               3,397    3,397
Effect of interest rate swaps            (33)         481        591        (32)       1,007       (1,007)
----------------------------------------------------------------------------------------------------------------------------------
  Total sources of funds              21,949        2,054      2,504       1,770      28,277        1,506       3,921  $33,704
----------------------------------------------------------------------------------------------------------------------------------
Period gap before adjustments        (11,284)        (313)      (248)      1,745     (10,100)       7,656       2,444
----------------------------------------------------------------------------------------------------------------------------------
Adjustments<F2>                       12,262         (865)      (340)         44      11,101       (8,287)     (2,814)
----------------------------------------------------------------------------------------------------------------------------------
Period gap after adjustments             978       (1,178)      (588)      1,789       1,001         (631)    $  (370)
----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap after adjustments     $   978       $ (200)    $ (788)     $1,001     $ 1,001      $   370
==================================================================================================================================
Cumulative gap as a percent
  of earning assets                      3.3%         (.7)%     (2.6)%       3.3%        3.3%         1.2%
==================================================================================================================================

<F1> Includes held to maturity and available for sale securities.
<F2> For internal management purposes, the Corporation's gap position is adjusted to reflect anticipated prepayments on mortgage-related assets, a shift of a large percentage of the Corporation's administered-rate retail deposit accounts to the one-to-five year time period, a shift of a large percentage of the Corporation's noninterest bearing demand deposit accounts to the one-to-five year period and the elimination of material period-end fluctuations in daily deposit levels and short-term borrowings. The adjustment for mortgage prepayments reflects both the natural tendency of borrowers to prepay their loans prior to final maturity due to non-rate factors and the financial incentive that borrowers have to refinance their loans at the rates prevailing as of December 31, 1995. The adjustment for the administered-rate retail deposit accounts is based upon the Corporation's experience over the past rate cycle where a large portion of the balances have been stable and the rates paid on the accounts have not tracked movements in market interest rates. The adjustment for the demand deposit accounts is based upon the Corporation's experience over the past rate cycle where a large portion of the balances have been stable.


banking activities, which include lending and deposit products, result in an asset-sensitive position. Accordingly, the Corporation utilizes a variety of discretionary on- and off-balance sheet strategies to manage the overall interest rate sensitivity position. One such example of a recently employed off-balance sheet strategy is the use of an auto loan securitization program.
In 1995, The Boatmen's National Bank of St. Louis filed a shelf registration statement with the Securities and Exchange Commission providing for the offering of up to $600 million of asset-backed certificates under an auto loan securitization program. During the third quarter, $300 million of such certificates were sold, thereby eliminating the interest rate risk associated with holding these fixed-rate loans. Another off-balance sheet strategy used by the Corporation in managing its overall interest rate sensitivity position is the use of interest rate swaps to alter the rate sensitivity characteristics of various assets and liabilities. Asset securitizations and interest rate swaps are effective mechanisms to manage interest rate risk due to the inherent advantages related to flexibility in product structure, size, liquidity, capital and market timing. The contribution of interest rate swaps over time will expand or contract with movements in market rates; however, this risk cannot be viewed in isolation and is controlled and monitored within the overall context of the aforementioned asset/liability management policies.
     In 1995, $850 million of new swaps were added and $450 million matured such that at December 31, 1995, interest rate swaps totaled $2.7 billion. The most recent swaps were executed as a means to convert a portion of the Corporation's variable rate bank notes to fixed rate instruments. Interest rate swaps executed in prior years were undertaken to modify the interest rate sensitivity of the Corpo-

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

ration's prime-based loan portfolio, converting a portion of these loans to fixed rate instruments. Additionally, the Corporation has utilized swaps to convert a portion of its long-term fixed rate debt to a floating rate basis. Periodic correlation assessments are performed to ensure that the swap instruments are effectively modifying the interest rate characteristics of the respective balance sheet items.
     As summarized in Table 11, the swap portfolio is primarily comprised of contracts wherein the Corporation receives a fixed rate of interest while paying a variable rate. As such, the contribution from the swap portfolio will decrease in a rising rate environment and increase in a falling rate environment. The average rate received at December 31, 1995, was 5.69% compared to an average rate paid of 6.10%, and the average remaining maturity of the total portfolio was less than one year. The variable rate component of the interest rate swaps is based on LIBOR as of the most recent reset date.
The interest rate swaps are not leveraged in that they reset in step with rate movements in the underlying index.
     The swap portfolio decreased net interest income by approximately $14 million in 1995, resulting in a reduction in the net interest margin of approximately 5 basis points. In 1994, the swap portfolio increased net interest income by $15 million adding approximately 5 basis points to the margin. Based on interest rates at December 31, 1995, it is anticipated that the swap portfolio will reduce net interest income by approximately $5 million in 1996 and approximately $1 million in 1997; however, it is anticipated that these declines will be offset by a higher contribution from core banking activities.
     Table 12 provides information related to weighted average rates received and paid, maturity profile, and fair values of the major swap programs in place at December 31, 1995, and December 31, 1994. The estimated fair value of the swap portfolio, based on dealer quotes, was an unrealized loss of $5.7 million at December 31, 1995, compared to an unrealized loss of $168.5 million at December 31, 1994. The Corporation's operating and liquidity position is not expected to be materially impacted by the unrealized loss inherent in the swap portfolio.
     Approximately 60% of the portfolio is comprised of indexed amortizing swaps, whereby the maturity distribution could lengthen if interest rates increase from current levels. Assuming interest rates were to increase 200 basis points from their current levels, the average maturity distribution of the swap portfolio would extend by approximately 1.2 years, but in no event would any component of the swap portfolio extend beyond four years. The decision to use indexed amortizing swaps rather than some other financial instrument is analogous to choices made between using on-balance sheet instruments such as mortgage-backed securities and Treasury securities. While both instruments can be effective at reducing the risk associated with the asset sensitive profile of the core banking activities, the Corporation frequently chooses to assume some modest extension/contraction characteristics associated with investing in a mortgage-backed security. Indexed amortizing swaps and mortgage-backed securities are similar in nature in that the notional or principal values decline over time and changes in market rates impact the degree to which the underlying instrument amortizes. The specific indexed amortizing swaps used by the Corporation have a minimum term which can potentially lengthen to a specified final maturity depending on the level of movement in interest rates. While the underlying characteristics of the specific indexed amortizing swaps used by the Corporation are similar to on-balance sheet mortgage-backed securities, prepayment and other risk factors are more predictable due to the structural features inherent in the swaps. Any future utilization of off-balance sheet


                          Table 11: Interest Rate Swap Portfolio Activity
----------------------------------------------------------------------------------------------------
                                                     Receive         Pay       Basis
(in millions)                                          Fixed       Fixed       Swaps       Total
----------------------------------------------------------------------------------------------------
Notional amount, December 31, 1994                    $2,000        $ 31        $250      $2,281
  Additions                                                          850                     850
  Maturities                                            (295)         (2)       (153)       (450)
----------------------------------------------------------------------------------------------------
Notional amount, December 31, 1995                    $1,705        $879        $ 97      $2,681
====================================================================================================
Average remaining maturity (years)                        .8          .5          .2          .7
Weighted average rate received                          5.54%       5.88%       6.76%       5.69%
Weighted average rate paid                              6.00        6.29        6.06        6.10
====================================================================================================

                                  Table 12: Interest Rate Swap Portfolio
----------------------------------------------------------------------------------------------------
                                                                                   Estimated
                                                           Weighted        -------------------------
                                                         Average Rate
December 31, 1995                  Notional         --------------------    Maturity         Fair
(in millions)                        Amount          Receive         Pay      (years)       Value
----------------------------------------------------------------------------------------------------
Prime loan swaps:
  Receive fixed                      $1,505             5.62%       6.01%         .8        $(2.0)
  Basis swaps                            97             6.76        6.06          .2           .2
----------------------------------------------------------------------------------------------------
    Total                             1,602             5.69        6.01          .8         (1.8)
Long-term debt swaps                    200             4.87        5.90          .5          (.7)
Bank note liability swaps               850             5.88        6.21          .5         (2.5)
Other                                    29             5.89        8.81          .4          (.7)
----------------------------------------------------------------------------------------------------
Total                                $2,681             5.69%       6.10%         .7        $(5.7)
====================================================================================================

                                                                                   Estimated
                                                           Weighted        -------------------------
                                                         Average Rate
December 31, 1994                  Notional         --------------------    Maturity         Fair
(in millions)                        Amount          Receive         Pay      (years)       Value
----------------------------------------------------------------------------------------------------
Prime loan swaps:
  Receive fixed                      $1,800             5.59%       6.07%        2.2      $(155.6)
  Basis swaps                           200             5.46        5.59         1.3         (3.8)
----------------------------------------------------------------------------------------------------
    Total                             2,000             5.58        6.02         2.1       (159.4)
Long-term debt swaps                    200             4.87        5.96         1.5         (8.6)
Other                                    81             5.97        7.24          .9          (.5)
----------------------------------------------------------------------------------------------------
Total                                $2,281             5.53%       6.06%        2.0      $(168.5)
====================================================================================================

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

financial instruments will be determined based upon the Corporation's overall interest rate sensitivity position and asset/liability management strategies.
     While the Corporation is primarily an end-user of derivative instruments, it also acts as an intermediary to meet the financial needs of certain customers. Interest rate risk associated with this portfolio is controlled by entering into offsetting positions with third parties. Including these offsetting positions, the notional amount of the customer swap portfolio at December 31, 1995, totaled approximately $852.2 million.


LIQUIDITY

                                     Table 13: Earning Assets and Sources of Funds
----------------------------------------------------------------------------------------------------------------------------------
(average balances in millions)                               1995                      1994                   1993
----------------------------------------------------------------------------------------------------------------------------------
Earning Assets                                        Amount  % of Total          Amount  % of total        Amount  % of total
----------------------------------------------------------------------------------------------------------------------------------
Securities<F1>                                     $ 9,161.8        31.2%      $ 9,891.9        35.1%    $ 9,326.3        35.8%
Money market investments                               674.7         2.3           496.3         1.8         711.2         2.7
Loans:
  Commercial                                        10,419.1        35.5         9,182.1        32.6       8,739.5        33.5
  Retail                                             9,087.9        31.0         8,587.6        30.5       7,289.9        28.0
----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                             $29,343.5       100.0%      $28,157.9       100.0%    $26,066.9       100.0%
==================================================================================================================================

Sources of Funds
----------------------------------------------------------------------------------------------------------------------------------
Net investable demand deposits                     $ 3,465.7        11.8%      $ 3,211.1        11.4%    $ 3,019.7        11.6%
Retail core deposits:
  Savings                                            1,864.5         6.4         2,330.1         8.3       2,265.8         8.7
  Transaction accounts                               8,375.3        28.5         7,808.0        27.7       7,348.0        28.2
  Time                                               7,760.2        26.5         7,471.0        26.5       7,789.7        29.9
----------------------------------------------------------------------------------------------------------------------------------
  Total retail core deposits                        18,000.0        61.4        17,609.1        62.5      17,403.5        66.8
----------------------------------------------------------------------------------------------------------------------------------
  Total core deposits                               21,465.7        73.2        20,820.2        73.9      20,423.2        78.4
Negotiable CD's                                      1,266.3         4.3         1,167.0         4.1       1,272.5         4.9
Federal funds purchased and
  other short-term borrowings                        4,394.3        15.0         4,155.3        14.8       2,535.1         9.7
Capital, net                                         2,217.2         7.5         2,015.4         7.2       1,836.1         7.0
---------------------------------------------------------------------------------------------------------------------------------
  Total sources of funds                           $29,343.5       100.0%      $28,157.9       100.0%    $26,066.9       100.0%
==================================================================================================================================

<F1> Includes held to maturity and available for sale securities.

     Liquidity represents the availability of funding to meet the obligations to depositors, borrowers, and creditors at a reasonable cost without adverse consequences. Accordingly, the Corporation's liquidity position is greatly influenced by its funding base and asset mix. Core deposits, which consist of investable checking account deposits and certain interest-bearing accounts, represent the Corporation's largest and most important funding source as these deposits usually represent a more stable, lower cost source of funds.
     The core deposit base is supplemented by the Corporation's wholesale and correspondent banking activities which provide a natural access to short-term purchased funds, such as negotiable certificates of deposit and overnight surplus funds. These funds can be acquired when needed, principally from existing customers within the Corporation's natural trade territory and through access to national money markets. The Corporation's auto loan securitization and bank note programs represent additional sources of liquidity.
     As shown in Table 13, average core deposits totaled $21.5 billion for 1995, an increase of $.6 billion or 3.1% from 1994, when core deposits increased 1.9%. The core deposit base mix has been altered as customers have redirected balances from traditionally lower-cost savings deposits to higher-rate money market savings accounts and retail certificates of deposit. Average earning assets increased approximately $1.2 billion or 4.2% from 1994, the majority of which has been funded by growth in core deposits. In 1994, average earning assets increased $2.1 billion or 8.0%. The 1994 increase was largely funded by growth in purchased funds. Average core deposits supported 73.2% of earning assets in 1995, compared to 73.9% in 1994 and 78.4% in 1993. Purchased funds supported 19.3% of average earning assets compared to 18.9% in 1994 and 14.6% in 1993. Purchased funds at December 31, 1995, and December 31, 1994, included short-term bank notes which were issued by several of the Corporation's banking subsidiaries totaling $1.3 billion and $1.6 billion, respectively. In 1995, the Corporation's need for purchased funds was reduced due to the proceeds received from the $300 million auto loan securitization. In the near term, the Corporation expects earning asset growth to modestly exceed core deposit growth, resulting in use of purchased funds at or slightly above the present levels.
     The Corporation's liquidity position is also managed by maintaining adequate

                BOATMEN'S BANCSHARES,INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

levels of liquid assets such as money market investments and available for sale securities. At December 31, 1995, the available for sale portfolio totaled $8.1 billion, compared to $4.2 billion at December 31, 1994. In the fourth quarter of 1995, the Corporation reclassified approximately $4.0 billion of securities from held to maturity to available for sale in accordance with the one-time reclassification permitted under Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (SFAS Special Report). These securities, representing approximately 90% of the total securities portfolio, may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks. A more detailed discussion of the available for sale portfolio is provided in the Securities Portfolio section of this report.
     Parent Company liquidity is maintained through cash flows generated by dividends and fees collected from subsidiaries, complemented by an active commercial paper program and availability of credit totaling $100 million under a revolving credit agreement. Commercial paper borrowings averaged $50 million in both 1995 and 1994. Commercial paper proceeds are generally used to fund the Corporation's non-bank operations, with excess funds invested in short-term instruments. The variety of funding options available and strong cash flow provide the Corporation flexibility in selecting funding alternatives most appropriate in the circumstances, thereby generally avoiding the necessity to access capital markets at inopportune times. Maintaining favorable debt ratings is also critical to liquidity because it can affect the availability and cost of funds to the Corporation. The Corporation's ability to access the capital markets on a cost-effective basis is reflected by its debt ratings, summarized in Table 15. The Corporation currently has a shelf registration statement filed with the Securities and Exchange Commission providing for the issuance of up to $500 million of debt, preferred stock or common stock. There were no commitments for capital expenditures at December 31, 1995, which would materially impact the Corporation's liquidity position.
     The Corporation's existing debt position is relatively moderate, and projected cash flows are adequate to service this debt without additional financing, given continued profitable operations by the Corporation's banking subsidiaries. In 1995, Parent Company net cash provided from operations totaled $259.6 million, which was available to pay dividends to shareholders and support other financing and investing activities.

[AVERAGE EARNING ASSET MIX GRAPH]

[FUNDING MIX, 1995 GRAPH]


                         Table 14: Time Deposits $100,000 and Over
-----------------------------------------------------------------------------------------
December 31 (in millions)                                          1995           1994
-----------------------------------------------------------------------------------------
Maturing within three months                                   $  713.9       $1,965.7
Maturing after three months but within six months                 323.2          289.2
Maturing after six months but within one year                     214.1          207.2
Maturing after one year                                           220.7          205.0
-----------------------------------------------------------------------------------------
  Total                                                        $1,471.9       $2,667.1
=========================================================================================


                                  Table 15: Debt Ratings
-----------------------------------------------------------------------------------------
                                                                    Standard      Thomson
Agency Ratings                                          Moody's     & Poor's    Bankwatch
-----------------------------------------------------------------------------------------
Boatmen's Bancshares, Inc.:                                                            B
  6-3/4% Subordinated notes due 2003                         A3           A-           A
  7-5/8% Subordinated notes due 2004                         A3           A-           A
  8-5/8% Subordinated notes due 2003                         A3           A-           A
  9-1/4% Subordinated notes due 2001                         A3           A-           A
  6-1/4% Convertible subordinated debentures due 2011        A3           A-           A
  Commercial paper                                           P1          A-1       TBW-1
The Boatmen's National Bank of St. Louis:                                              B
  Long-term/short-term deposits and bank notes           Aa3/P1       A+/A-1       TBW-1
Boatmen's First National Bank of Kansas City:                                          B
  Long-term/short-term deposits and bank notes            A1/P1       A+/A-1       TBW-1
Multi-bank note program (8 Boatmen's subsidiary banks)    A1/P1       A+/A-1
=========================================================================================

                BOATMEN'S BANCSHARES,INC. 1995 ANNUAL REPORT
------------------------------------------------------------------------------


SECURITIES PORTFOLIO
     At December 31, 1995, held to maturity securities totaled $.9 billion, compared to $5.2 billion in 1994, and consisted of securities the Corporation has the intent and ability to hold to maturity. The held to maturity securities at December 31, 1995, consisted primarily of tax-exempt municipal bonds. Net market value appreciation at December 31, 1995 was $50.7 million and included gross unrealized gains of $51.6 million and gross unrealized losses of $.9 million. There were no sales of held to maturity securities in 1995.
     In accordance with the provisions of the SFAS Special Report, the Corporation reassessed its securities classifications and, based on this reassessment, reclassified approximately $4.0 billion of securities from held to maturity to available for sale at December 15, 1995. For the securities transferred, amortized cost exceeded market value by approximately $9.3 million, resulting in an after-tax decrease to stockholders' equity of $5.8 million.
     Available for sale securities at December 31, 1995 totaled $8.1 billion, compared to $4.2 billion at December 31, 1994, reflecting the aforementioned reclassification from the held to maturity portfolio. These securities may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks. Proceeds from the sales of available for sale securities totaled $260.8 million in 1995, and included realized gains of $14.7 million.
     At December 31, 1995, unrealized appreciation in the available for sale portfolio was approximately $7.4 million, including gross unrealized gains of $57.8 million and gross unrealized losses of $50.4 million. At December 31, 1994, the available for sale portfolio had unrealized depreciation of $181.7 million, including gross unrealized gains of $5.8 million and gross unrealized losses of $187.5 million. The increase in market value from 1994 was primarily due to the decline in interest rates, particularly as measured by the U.S. Treasury yield curve. Approximately 34% of the available for sale portfolio is comprised of adjustable-rate mortgage-backed securities, including floating-rate CMOs. The remainder of this portfolio is comprised of Treasury notes, Agency notes, fixed rate mortgage pass throughs and CMO tranches.
     The average lives of the fixed rate and adjustable-rate available for sale securities approximate 2.0 years and 5.6 years, respectively. Based on an instantaneous yield curve increase of 200 basis points, it is estimated that the lives of the fixed and adjustable-rate portfolios would extend to 2.6 years and 9.3 years, respectively, and the market value of the portfolio would decline by approximately $183 million.
     The amortized cost and market value of the held to maturity and available for sale securities are presented in Tables 16 and 17, and the maturity distribution, together with weighted average yields to maturity, is provided in Table 19.
     For comparison purposes, much of the following discussion will refer to the held to maturity and available for sale securities in the aggregate as the securities portfolio. At December 31, 1995, the securities portfolio totaled $9.0 billion, compared to $9.4 billion at year end 1994. This decline largely reflects redeployment of proceeds from maturing securities to fund growth in the loan portfolio. Based on average balances, the securities portfolio decreased 7.4% in 1995, compared to an increase of 6.1% in 1994. Average securities represented 31.2% of earning assets in 1995, compared to 35.1% in 1994 and 35.8% in 1993.
     The Corporation's mortgage-backed securities portfolio totaled approximately $5.6 billion at December 31, 1995, of which approximately 87% represented government agency-backed issues and the remainder of the portfolio was comprised of private-issue mortgage-backed securities with credit ratings of AA or better. The composition of the mortgage-backed securities portfolio at December 31, 1995 is summarized in Table 18.
     The Corporation utilizes mortgage-backed securities (including CMOs) in conjunction with other fixed income


                                         Table 16: Held to Maturity Securities
--------------------------------------------------------------------------------------------------------------------
Amortized Cost
December 31 (in millions)                               1995                      1994                      1993
--------------------------------------------------------------------------------------------------------------------
U.S. treasury                                         $   --                  $  876.0                  $  751.3
Federal agencies:
  Mortgage-backed securities:
    Collateralized mortgage obligations                                        1,275.9                     695.6
    Adjustable-rate mortgages                                                    636.0                     850.1
    Fixed rate pass-through                                                      460.6                     599.1
--------------------------------------------------------------------------------------------------------------------
      Total mortgage-backed                                                    2,372.5                   2,144.8
  Other agencies                                                                 653.9                     617.0
--------------------------------------------------------------------------------------------------------------------
  Total U.S. treasury and agencies                                             3,902.4                   3,513.1
State and municipal                                    909.0                     861.4                     916.3
Other securities                                         5.7                     453.2                     341.7
--------------------------------------------------------------------------------------------------------------------
  Total                                               $914.7                  $5,217.0                  $4,771.1
====================================================================================================================

Market Value
December 31 (in millions)                               1995                      1994                      1993
--------------------------------------------------------------------------------------------------------------------
U.S. treasury                                         $   --                  $  844.8                  $  762.8
Federal agencies:
  Mortgage-backed securities:
    Collateralized mortgage obligations                                        1,171.5                     691.3
    Adjustable-rate mortgages                                                    610.5                     853.6
    Fixed rate pass-through                                                      435.3                     607.6
--------------------------------------------------------------------------------------------------------------------
      Total mortgage-backed                                                    2,217.3                   2,152.5
  Other agencies                                                                 616.4                     617.1
--------------------------------------------------------------------------------------------------------------------
  Total U.S. treasury and agencies                                             3,678.5                   3,532.4
State and municipal                                    959.7                     880.0                     993.2
Other securities                                         5.7                     407.4                     342.3
--------------------------------------------------------------------------------------------------------------------
  Total                                               $965.4                  $4,965.9                  $4,867.9
====================================================================================================================

                BOATMEN'S BANCSHARES,INC. 1995 ANNUAL REPORT
------------------------------------------------------------------------------

securities, to reduce the natural asset sensitivity of the balance sheet and as a tool for yield enhancement. The wide range of structures, maturities and alternative cash flows available provides the Corporation with a wide degree of flexibility in matching the rate sensitivity of liabilities and managing its overall interest rate sensitive position. Prepayment risk represents the degree to which a security pays down at a faster or slower pace than anticipated, and is a critical element to consider when purchasing mortgage-backed securities and CMOs due to uncertainties related to the prepayment of the underlying mortgages. As a means to control interest rate and prepayment risk, each security undergoes a thorough analysis prior to purchase and periodically thereafter to examine the investment performance using a wide range of interest rate scenarios and prepayment speeds. This ongoing process insures that the mortgage-backed securities portfolio meets the Corporation's investment strategies and internal risk guidelines. The Corporation typically purchases CMO structures that have reasonably predictable cash flow streams. Bank regulatory agencies also require financial institutions to perform stress tests on mortgage-backed securities to determine if the security is deemed "high risk" as defined by the regulatory agencies. By policy, the Corporation does not purchase "high risk" mortgage-backed securities.
     The Corporation did not hold obligations of any individual state or political subdivision for which the aggregate book value exceeded 10% of stockholders' equity. At December 31, 1995, state and municipal securities totaled $909.0 million, of which 88.7% were rated A or better. The Corporation's portfolio at December 31, 1995 is summarized by quality rating in Table 20.


                                         Table 17: Available for Sale Securities
--------------------------------------------------------------------------------------------------------------------
Amortized Cost
December 31 (in millions)                               1995                       1994                     1993
--------------------------------------------------------------------------------------------------------------------
U.S. treasury                                       $1,369.4                   $  892.2                 $1,152.6
Federal agencies:
  Mortgage-backed securities:
  Collateralized mortgage obligations                1,979.9                      803.8                  1,220.7
    Adjustable-rate mortgages                        2,380.7                    2,106.2                  2,096.2
    Fixed rate pass-through                            493.6                      171.1                    265.3
--------------------------------------------------------------------------------------------------------------------
      Total mortgage-backed                          4,854.2                    3,081.1                  3,582.2
  Other agencies                                       982.4                       79.7                     33.8
--------------------------------------------------------------------------------------------------------------------
  Total U.S. treasury and agencies                   7,206.0                    4,053.0                  4,768.6
Equity securities                                       97.0                       64.4                     22.4
Other securities                                       753.4                      237.3                    317.3
--------------------------------------------------------------------------------------------------------------------
  Total                                             $8,056.4                   $4,354.7                 $5,108.3
====================================================================================================================

Market Value
December 31 (in millions)                               1995                       1994                     1993
--------------------------------------------------------------------------------------------------------------------
U.S. treasury                                       $1,381.0                   $  875.5                 $1,195.8
Federal agencies:
  Mortgage-backed securities:
   Collateralized mortgage obligations               1,962.0                      755.5                  1,219.1
    Adjustable-rate mortgages                        2,380.5                    2,008.5                  2,112.7
    Fixed rate pass-through                            500.4                      169.5                    276.5
--------------------------------------------------------------------------------------------------------------------
      Total mortgage-backed                          4,842.9                    2,933.5                  3,608.3
  Other agencies                                       987.0                       75.5                     33.8
--------------------------------------------------------------------------------------------------------------------
  Total U.S. treasury and agencies                   7,210.9                    3,884.5                  4,837.9
Equity securities                                       99.6                       65.7                     25.7
Other securities                                       753.3                      222.8                    313.4
--------------------------------------------------------------------------------------------------------------------
  Total                                             $8,063.8                   $4,173.0                 $5,177.0
====================================================================================================================

                             Table 18: Mortgage-Backed Available for Sale Securities
--------------------------------------------------------------------------------------------
December 31, 1995 (in millions)                                 Market value     % of total
--------------------------------------------------------------------------------------------
Federal agencies:
  Collateralized mortgage obligations                               $1,962.0           35.2%
  Adjustable-rate mortgages                                          2,380.5           42.6
  Fixed rate pass-through                                              500.4            9.0
--------------------------------------------------------------------------------------------
    Total Federal agencies                                           4,842.9           86.8
Private issue securities:
  Collateralized mortgage obligations                                  623.9           11.2
  Adjustable-rate mortgages                                            114.0            2.0
--------------------------------------------------------------------------------------------
    Total private issue securities                                     737.9           13.2
--------------------------------------------------------------------------------------------
Total mortgage-backed securities                                    $5,580.8          100.0%
============================================================================================

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                                Table 19: Maturity Distribution
----------------------------------------------------------------------------------------------------------------------------------
                                                 Within              After One But         After Five But            After
                                                One Year           Within Five Years      Within Ten Years         Ten Years
----------------------------------------------------------------------------------------------------------------------------------
December 31, 1995 (in millions)             Amount     Yield        Amount       Yield      Amount     Yield     Amount    Yield
----------------------------------------------------------------------------------------------------------------------------------
Held to maturity securities:
  State and municipal<F1>                   $ 41.7     10.00%      $  161.8       9.30%     $414.9     10.15%  $  290.6     9.19%
  Other securities                             1.6      6.95            4.1       5.84
==================================================================================================================================
Available for sale securities:
  U.S. treasury                             $635.7      5.36%      $  741.6       5.89%     $  3.7      6.04%
  Federal agencies:
    Mortgage-backed securities:
      Collateralized mortgage obligations     67.9      6.30        1,352.6       5.97       303.4      6.66   $  238.1     5.70%
      Adjustable-rate mortgages                2.9      6.54            8.7       6.12                          2,368.9     7.00
      Fixed rate pass-through                 45.4      5.82          110.0       6.03        71.1      8.33      273.9     7.82
----------------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed                116.2      6.12        1,471.3       5.98       374.5      6.98    2,880.9     6.97
    Other agencies                           121.5      5.58          681.5       6.21       111.9      5.87       72.1     7.04
----------------------------------------------------------------------------------------------------------------------------------
    Total U.S. treasury and agencies         873.4      5.49        2,894.4       6.01       490.1      6.72    2,953.0     6.97
  Other securities<F2>                        37.2      6.44          391.8       6.59       209.6      7.11      114.7     7.43
==================================================================================================================================

<F1> Yields on tax-exempt obligations are computed on a tax equivalent basis, using a tax rate of 35%.
<F2> Excludes marketable equity securities, Federal Reserve Bank and Federal
     Home Loan Bank stock, which have no stated maturities.


              Table 20: Ratings of State and Municipal Securities
-------------------------------------------------------------------------------
December 31, 1995 (in millions)
Ratings                                Book Value             Percent of Total
-------------------------------------------------------------------------------
Aaa                                        $536.7                         59.0%
Aa                                          106.8                         11.7
A                                           163.3                         18.0
Below A rated                                 7.9                           .9
Not rated                                    94.3                         10.4
-------------------------------------------------------------------------------
  Total                                    $909.0                        100.0%
===============================================================================

NONINTEREST INCOME

                    Table 21: Trust Fees by Component
-------------------------------------------------------------------
(in millions)                         1995        1994        1993
-------------------------------------------------------------------
Personal trust                      $105.2      $ 99.9      $ 90.3
Pension and
 institutional                        56.0        50.8        57.0
Corporate trust                       12.0        12.0        12.1
Mutual funds                           4.0         2.2
-------------------------------------------------------------------
  Total                             $177.2      $164.9      $159.4
===================================================================


     Noninterest income increased 10.0% in 1995 and 3.6% in 1994, primarily due to growth in trust fees, mortgage banking revenues, credit card income and securities gains. Noninterest income as a percentage of operating revenues improved to 35.1% from 33.4% in 1994 and 33.8% in 1993. Revenue per full-time equivalent employee increased 8.0% in 1995.
     Trust fees increased 7.4% in 1995 and 3.5% in 1994. The increase in 1995 was primarily due to growth in pension/institutional and new personal trust business, coupled with an increase in market values of trust assets on which some fees are based. The increase in 1994 reflected growth in personal trust business, partially offset by a decline in pension/institutional fees. Table 21 summarizes the major components of trust revenues. Trust assets under management totaled $44.4 billion at December 31, 1995, compared to $37.4 billion at December 31, 1994, and $36.5 billion at December 31, 1993.
     Service charge income increased 2.2% in 1995 and 5.6% in 1994, reflecting growth in retail deposit fees which were offset by lower analysis fees on corporate customer accounts. The lower level of corporate analysis fees is primarily a function of corporate customers paying for services in the form of deposit balance maintenance in lieu of fees. Credit card income increased 11.5% in 1995 and 33.5% in 1994, primarily due to growth in cardholder revenues, as well as increases in merchant-related fees due to new merchant business and higher credit card sales volume. Investment banking revenues decreased 6.6% in 1995 and 9.9% in 1994, primarily due to a reduction in the sales volume of various retail brokerage products.
     Mortgage banking revenues increased 29.6% in 1995, compared to a decrease of 11.6% in 1994. Mortgage banking revenues in 1995 include a $7.9 million gain recognized on the sale of approximately $700 million of mortgage servicing. In the second quarter of 1995, the Corporation adopted Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights." SFAS 122 requires capitalization

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                  Table 22: Summary of Noninterest Income
--------------------------------------------------------------------------------------------------------------------
                                                                                                      % change
                                                                                            ------------------------
(in millions)                                         1995         1994         1993        '95-'94      '94-'93
--------------------------------------------------------------------------------------------------------------------
Trust fees                                          $177.2       $164.9       $159.4            7.4%         3.5%
Service charges                                      190.8        186.8        176.9            2.2          5.6
Mortgage banking revenues                             78.6         60.7         68.6           29.6        (11.6)
Credit card                                           49.8         44.6         33.4           11.5         33.5
Investment banking revenues                           35.3         37.8         41.9           (6.6)        (9.9)
--------------------------------------------------------------------------------------------------------------------
  Core business revenues                             531.7        494.8        480.2            7.5          3.0
--------------------------------------------------------------------------------------------------------------------
Securities gains, net                                 14.7          6.2          8.3          137.4        (25.7)
Other                                                130.0        114.1        105.0           13.9          8.7
--------------------------------------------------------------------------------------------------------------------
  Other revenues                                     144.7        120.3        113.3           20.2          6.2
--------------------------------------------------------------------------------------------------------------------
  Total noninterest income                          $676.4       $615.1       $593.5           10.0%         3.6%
====================================================================================================================
As % of operating income (net
  interest income [FTE] plus noninterest income)      35.1%        33.4%        33.8%
Revenue per full-time equivalent employee
 (in thousands)                                     $113.7       $105.3       $101.4
====================================================================================================================

of purchased mortgage servicing rights as well as internally originated mortgage servicing rights. Adoption of SFAS 122 increased mortgage banking revenues in 1995 by approximately $5.8 million, net of amortization. At December 31, 1995, mortgage servicing rights totaled $65.7 million. Mortgage servicing rights are stratified by loan type and interest rate for purposes of impairment measurement. An impairment loss is recognized to the extent the unamortized mortgage servicing right for each stratum exceeds the current market value. During 1995, no impairment valuation writedowns were required. Table 23 summarizes the components of mortgage banking revenues.
     Securities gains in 1995 totaled $14.7 million, compared to $6.2 million in 1994 and $8.3 million in 1993. Much of the gains recognized in 1995 and 1994 reflected sales of equity securities by the Corporation's trust subsidiary. Other noninterest income increased $15.9 million in 1995 and $9.1 million in 1994. The 1995 increase was attributable to a $4.9 million gain on the sale of an ownership interest in a regional electronic funds transfer network and gains recognized from the sale of surplus branch locations. Other noninterest income in 1995 was also supplemented by higher gains on sales of student loans, investment appreciation of bank-owned life insurance, and increased revenue from debit cards and syndication fees. Other noninterest income in 1994 included a $4 million gain from the sale of the former Union of Arkansas Corporation's headquarters building.

[NONINTEREST INCOME GRAPH]


                         Table 23: Summary of
                      Mortgage Banking Revenues
--------------------------------------------------------------------
(in millions)                        1995           1994       1993
--------------------------------------------------------------------
Servicing fees<F1>                  $53.4          $54.1      $42.4
Origination fees                      5.8            6.4       10.3
Late fees                            10.1            9.3       10.3
Gains (losses) on
  sales of loans                      1.4           (9.1)       5.6
Gain on sale of
  mortgage
  servicing
  rights                              7.9
--------------------------------------------------------------------
  Total                             $78.6          $60.7      $68.6
====================================================================

<F1> Net of mortgage servicing rights amortization.

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------



NONINTEREST EXPENSE

                                      Table 24: Summary of Noninterest Expense
--------------------------------------------------------------------------------------------------------------------
                                                                                                      % change
                                                                                            ------------------------
(in millions)                                         1995         1994         1993        '95-'94      '94-'93
--------------------------------------------------------------------------------------------------------------------
Staff expense                                     $  597.2     $  590.7     $  568.5            1.1%         3.9%
Occupancy                                             80.2         83.0         88.2           (3.4)        (5.9)
Equipment                                             95.7         93.4         89.6            2.4          4.2
FDIC insurance                                        31.2         52.9         52.0          (41.1)         1.8
Credit card                                           14.6         16.7         13.4          (12.6)        24.6
Printing, postage, paper                              48.3         47.5         45.3            1.7          4.9
Intangible amortization                               33.6         35.2         36.3           (4.5)        (3.0)
Professional fees                                     23.6         26.4         27.2          (10.6)        (2.9)
Federal Reserve processing charges                    10.4         10.7         10.7           (2.8)
Advertising                                           34.0         33.5         31.7            1.6          5.7
Communications                                        27.5         24.9         21.0           10.4         18.6
Foreclosed property costs, net                         3.0           --          2.0
Other                                                199.7        141.8        157.1           40.8         (9.7)
--------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                       $1,199.0     $1,156.7     $1,143.0            3.7%         1.2%
====================================================================================================================
Efficiency ratio (noninterest expense as % of
 noninterest income and net interest income [FTE])    62.3%        62.8%        65.1%
Efficiency ratio excluding nonrecurring merger
 expenses                                             60.9         62.8         64.8
Staff expense as % of total noninterest expense       49.8         51.1         49.7
Number of full-time equivalent employees at
 year end                                           17,023       17,165       17,722
====================================================================================================================

     Noninterest expense increased 3.7% in 1995 and 1.2% in 1994. Noninterest expense levels in 1995 and 1993 include nonrecurring merger expenses totaling approximately $26.0 million and $4.7 million, respectively, consisting of investment banking and other professional fees, severance costs, obsolete equipment write-offs and estimated costs to close duplicate branches.
Excluding merger expenses, noninterest expense increased 1.4% in 1995 and 1.6% in 1994, reflective of ongoing initiatives to control operating expenses. The efficiency ratio before merger expenses improved to 60.9% in 1995, compared to 62.8% in 1994 and 64.8% in 1993.
     Staff expense, which represents approximately 50% of total noninterest expense, increased 1.1% in 1995 and 3.9% in 1994. At December 31, 1995, the number of full-time equivalent employees declined to 17,023, compared to 17,165 in 1994 and 17,722 in 1993 as certain operating functions were consolidated and centralized, and excess staffing from acquisitions was eliminated.
     Occupancy expense decreased 3.4% in 1995 and 5.9% in 1994, primarily the result of lower leasehold expense after renegotiation of leases on several major properties. Equipment expense increased 2.4% in 1995 and 4.2% in 1994 primarily due to capital expenditures for upgraded computer systems and software to support trust and retail banking expansion.
     FDIC insurance expense totaled $31.2 million in 1995, a decrease of 41.1%, compared to $52.9 million in 1994 and $52.0 million in 1993. In the second quarter of 1995, the FDICreduced the rate paid by most financial institutions from 23 cents to 4 cents per $100 of insured deposits and, effective January 1996, the rate was reduced to a $2,000 minimum per bank. Congress is considering proposals to recapitalize the Savings Association Insurance Fund
(SAIF), including a one-time levy on all SAIFinsured deposits. The Corporation currently has approximately $3 billion of such deposits. The net effect of the revised FDIC fees and SAIF proposals is not expected to have a material effect on the Corporation's future results of operations.
     Other noninterest expense increased $57.9 million in 1995 to $199.7 million, compared to $141.8 million in 1994 and $157.1 million in 1993. The increase in 1995 is primarily attributable to the aforementioned nonrecurring merger expenses recognized in the first half of 1995, higher levels of uninsured losses, higher reserves for litigation and higher levels of financial yield maintenance and rebalancing support related to a money market fund operated by the Corporation's trust function. In 1994 and 1995, the Corporation's trust subsidiary waived a portion of its investment management fees on its short-term money market fund, provided yield maintenance to provide a competitive yield to investors; and provided support to rebalance the fund after the sale of certain fund investments. Substantial changes have been made to the size and yield of the fund and any additional financial support to this fund is expected to be minimal.

[NONINTEREST EXPENSE GRAPH]

                  BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
------------------------------------------------------------------------------

TAXES
     The Corporation's effective tax rate was 35.0% in 1995, 34.4% in 1994 and 31.6% in 1993. The increase in the Corporation's effective tax rate resulted from nondeductible merger expenses associated with the pooling-of-interests acquisitions completed in the first half of 1995, and a continued decline in the amount of tax-exempt income as a percentage of operating income. Excluding the impact of the nondeductible merger expenses, the effective tax rate in 1995 was 34.6%. On a prospective basis, the effective tax rate should approximate the statutory rate, adjusted for normal operating items such as tax-exempt interest, goodwill amortization and other nondeductible expenses.


LOAN PORTFOLIO

                                        Table 25: Summary of Loan Portfolio
-------------------------------------------------------------------------------------------------------------------
December 31 (in millions)                              1995         1994          1993          1992          1991
-------------------------------------------------------------------------------------------------------------------
Commercial                                        $ 9,623.2    $ 8,767.1     $ 8,384.7     $ 7,809.4     $ 7,133.5
Real estate mortgage                                3,747.6      3,629.0       3,699.2       3,193.5       3,277.7
Real estate construction                              921.6        868.3         683.2         478.5         506.5
Consumer                                            5,344.4      5,302.1       4,178.0       3,500.7       3,048.0
Lease financing                                       169.2        136.8          96.6          88.3          95.5
-------------------------------------------------------------------------------------------------------------------
  Total domestic loans                             19,806.0     18,703.3      17,041.7      15,070.4      14,061.2
Foreign loans                                          20.9         19.1          18.1          11.9          12.7
-------------------------------------------------------------------------------------------------------------------
  Total loans, before deduction of
   unearned income                                 19,826.9     18,722.4      17,059.8      15,082.3      14,073.9
Less unearned income                                   63.7         66.9          69.1          75.1          92.9
-------------------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income             $19,763.2    $18,655.5     $16,990.7     $15,007.2     $13,981.0
===================================================================================================================

     At December 31, 1995, loans totaled $19.8 billion, an increase of 5.9% over December 31, 1994. Based on average balances, loans increased 9.8% in 1995 and 10.9% in 1994. Loan growth from December 31, 1994, was primarily due to a 9.8% increase in commercial loans and reflected middle-market loan growth as well as increases in loans to Fortune 1000 companies. Adjusting for the effect of $300 million of loans sold through an auto loan securitization program in the third quarter of 1995, consumer loans increased 6.5% in 1995, largely the result of increased indirect auto loans. Loan growth experienced in 1994 was primarily due to growth in both the consumer and commercial loan portfolios.
     The majority of the Corporation's loans are made within its natural trade territory. The portfolio is highly diversified with originations stemming from the Corporation's nine state area, and the portfolio is well balanced between wholesale and consumer lending. The Corporation's geographic profile provides significant credit and economic risk diversification as the Corporation is not solely dependent on any major market. All of the Corporation's major markets are currently experiencing satisfactory economic conditions and unemployment rates within these markets are in line with national averages. Table 27 provides some pertinent economic data on markets within the Corporation's nine-state operating region, and Table 26 summarizes the loan portfolio by banking location. Table 28 presents the major loan classifications based upon Management's internal classification criteria. In addition, Table 36 summarizes the nonperforming asset trends experienced throughout the Corporation's regions over the last three years.
     The section that follows addresses specific risk elements and credit administration practices related to the major components of the loan portfolio.

Commercial Loans
     The Corporation's commercial loan portfolio, excluding commercial real estate, totaled $6.6 billion at December 31, 1995, representing approximately


                                         Table 26: Loan Portfolio Distribution
-------------------------------------------------------------------------------------------------------
                                 December 31, 1995         December 31, 1994        December 31, 1993
-------------------------------------------------------------------------------------------------------
                                              % of                      % of                      % of
                                             Total                     Total                     Total
(in millions)                    Amount<F1>  Loans          Amount<F1> Loans          Amount<F1> Loans
-------------------------------------------------------------------------------------------------------
Missouri                      $10,524.2       53.3%      $ 9,908.4      53.1%      $ 9,265.7      54.5%
Arkansas                        2,745.8       13.9         2,430.2      13.0         2,088.6      12.3
New Mexico                      1,447.3        7.3         1,430.2       7.7         1,375.9       8.1
Texas                           1,087.6        5.5           964.4       5.2           895.0       5.3
Oklahoma                        1,013.4        5.1         1,062.3       5.7           946.9       5.6
Illinois                          788.4        4.0           715.4       3.8           613.9       3.6
Tennessee                         784.1        4.0           754.8       4.1           611.8       3.6
Iowa                              718.1        3.6           729.3       3.9           639.8       3.8
Kansas                            112.6         .6           114.4        .6            75.6        .4
Credit card                       541.7        2.7           546.1       2.9           477.5       2.8
-------------------------------------------------------------------------------------------------------
   Total                      $19,763.2      100.0%      $18,655.5     100.0%      $16,990.7     100.0%
=======================================================================================================

<F1> Net of unearned income.

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

33.2% of the total portfolio compared to 30.5% in 1994. The Corporation's objective is to control credit risk within the commercial loan portfolio through geographic diversification and adherence to stringent credit administration policies that limit industry concentrations and establish lending authority and borrower limits. Within the commercial loan portfolio there are no concentrations of credits to any borrower or industry in excess of 5% of total loans, and the portfolio is primarily comprised of middle market loans to customers within the Corporation's nine state operating region. At December 31, 1995, middle-market commercial loans represented 22.5% of the total loan portfolio and loans to Fortune 1000 companies comprised 5.7% of total loans. Loans to middle-market companies, as a general rule, are made on a secured basis, with personal guarantees and loan covenants appropriate to the individual credit. These loans are to a diversified group of borrowers conducting business in the Corporation's immediate market area, predominately in the manufacturing, wholesale distribution and services industries. Loans to Fortune 1000 companies and other large corporate borrowers are made on a secured and unsecured basis depending on the risk assessment of the specific borrowers. The composition of the commercial loan portfolio and level of industry concentrations is reflected in Table 30. The Corporation's legal lending limit to any individual borrower is in excess of $400 million. However, at December 31, 1995, of the Corporation's five largest borrowers, there was only one relationship with aggregate outstandings in the $50-$75 million range and four borrowers with aggregate outstandings in the $40-$49 million range.

[LOAN PORTFOLIO GRAPH]


                                      Table 27: Economic Statistics
--------------------------------------------------------------------------------------------------------------
                              Unemployment
                                  Rates                  Growth in Real                     Building Permits
                           ------------------           Personal Income     1995 Office          % Change
(in millions)             1995          1994             1995 vs. 1994    Vacancy Rates<F1>   1995 vs. 1994
--------------------------------------------------------------------------------------------------------------
Missouri                   4.0%          4.3%                 6.4%            11.7%             (9.3)%
New Mexico                 6.2           5.9                  7.9              6.3              (3.4)
Oklahoma                   4.9           5.4                  4.1             21.2              (4.5)
Texas                      6.2           6.0                  6.6                               (2.7)
Iowa                       3.2           3.2                  5.0             11.3             (11.4)
Tennessee                  5.2           3.8                  6.4             14.5              (4.9)
Illinois                   4.8           4.2                  6.3                               (4.8)
Arkansas                   4.9           5.0                  5.8              9.8              (6.1)
Kansas                     4.0           5.0                  6.1                               (9.5)
==============================================================================================================
National average           5.5%          5.4%                 5.8%            14.7%             (5.0)%
==============================================================================================================

<F1> Office vacancy rates in metropolitan areas within major banking markets.


                                   Table 28: Composition of Loan Portfolio
--------------------------------------------------------------------------------------------------------
                                        1995                      1994                  1993
--------------------------------------------------------------------------------------------------------
                                              % of                      % of                     % of
                                             Total                     Total                    Total
(in millions)                    Amount      Loans          Amount     Loans          Amount    Loans
--------------------------------------------------------------------------------------------------------
Real estate:
  1-4 family residential      $ 3,747.6       18.9%      $ 3,629.0      19.4%      $ 3,699.2     21.7%
  Land acquisition                215.4        1.1           246.8       1.3           218.3      1.3
  Residential construction        287.1        1.4           274.9       1.5           209.0      1.2
  Commercial construction         419.1        2.1           346.6       1.8           255.9      1.5
  Commercial real estate        2,953.3       14.9         2,996.9      16.0         2,814.8     16.5
  Mini-perms                       95.4         .5            75.5        .4           107.2       .6
--------------------------------------------------------------------------------------------------------
    Total real estate           7,717.9       38.9         7,569.7      40.4         7,304.4     42.8
Commercial loans to
  Fortune 1,000 companies
  and other large
  corporate borrowers           1,127.0        5.7           816.3       4.4           712.9      4.2
Middle market commercial        4,463.2       22.5         4,003.0      21.4         3,830.2     22.4
Bank stock loans                  187.0        1.0           218.4       1.2           232.4      1.4
Agriculture                       797.3        4.0           657.0       3.5           687.2      4.0
Consumer:
  Home equity                     491.1        2.5           423.2       2.3           397.1      2.3
  Credit card                     541.7        2.7           546.1       2.9           477.5      2.8
  Indirect installment          2,723.2       13.7         2,711.5      14.5         1,979.0     11.6
  Installment                   1,588.4        8.0         1,621.3       8.6         1,324.4      7.8
--------------------------------------------------------------------------------------------------------
    Total consumer              5,344.4       26.9         5,302.1      28.3         4,178.0     24.5
Lease financing                   169.2         .9           136.8        .7            96.6       .6
Foreign                            20.9         .1            19.1        .1            18.1       .1
--------------------------------------------------------------------------------------------------------
    Total loans               $19,826.9      100.0%      $18,722.4     100.0%      $17,059.8    100.0%
========================================================================================================


          Table 29: Commercial and Real Estate Construction Maturity Distribution
----------------------------------------------------------------------------------------------
December 31, 1995                                Over 1 Year
(in millions)             One Year or Less   Through 5 Years     Over 5 Years           Total
----------------------------------------------------------------------------------------------
Commercial                        $5,520.5          $3,422.4           $680.3       $ 9,623.2
Real estate construction             600.4             251.1             70.1           921.6
----------------------------------------------------------------------------------------------
  Total                           $6,120.9          $3,673.5           $750.4       $10,544.8
==============================================================================================

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

     Credit risk associated with the commercial portfolio is primarily influenced by economic conditions and the level of underwriting risk the Corporation is willing to assume. A primary focus in managing risk when extending credit is to adequately assess the borrower's capacity to repay and to follow proper collateral protection policies. The Corporation has consistently adhered to conservative underwriting standards as evidenced by its ability to avoid the severe credit losses many other financial institutions experienced in the late 1980's/early 1990's in lending to foreign countries, highly leveraged industries and the energy sector. The Corporation's credit culture is quickly infused into newly acquired financial institutions and is one of the major priorities of the acquisition integration process.
     The commercial and real estate construction loan portfolio maturity distribution at December 31, 1995, under standard financial reporting definitions, is summarized in Table 29. Commercial and real estate construction loans due after one year totaled $4.4 billion of which $2.1 billion have floating or adjustable rates.

Commercial Real Estate
     This lending category consists primarily of commercial real estate, residential construction, commercial construction and land acquisition loans. At December 31, 1995, commercial real estate loans totaled $4.0 billion, representing approximately 20.0% of total loans, compared to 21.0% at December 31, 1994. Table 31 displays the composition of the real estate portfolio by property type and carrying status. The Corporation closely monitors the composition and quality of the commercial real estate portfolio through established credit review procedures to ensure that significant credit concentrations do not exist within this portfolio. The portfolio is geographically dispersed, primarily in areas where the Corporation has a direct banking presence, and is widely diversified among residential construction, office and retail properties, and land acquisition and development loans. Real estate loans are generally secured by the underlying property at a 75% to 80% loan to value ratio and are generally supported by guarantees from project developers. Additional collateral is required on a project-by-project basis depending on management's evaluation of the borrower. Approximately one third of the commercial real estate portfolio is comprised of owner occupied properties--such as manufacturing facilities for middle market borrowers--for which the primary source of repayment is not entirely dependent on the real estate market.

Consumer Loans
     The consumer loan category consists primarily of direct and indirect install-

             Table 30: Commercial Industry Concentration
----------------------------------------------------------------------------

                                         % of Total                  % of
 December 31, 1995                 Commercial Loans<F1>       Total Loans
----------------------------------------------------------------------------
Manufacturing:
  Metal, machinery and fabrication             4.5%                   1.5%
  Food products                                2.7                     .9
  Chemical, rubber and petroleum               1.5                     .5
  Printing and paper                           2.2                     .7
  All other manufacturing                      5.8                    1.9
Services:
  Health care                                  3.9                    1.3
  Amusement/recreation                         1.5                     .5
  All other services                           9.6                    3.2
Finance, insurance, real estate               12.3                    4.1
Retail trade:
  Retail (non-auto)                            7.8                    2.6
  Retail auto                                  1.3                     .4
Agriculture, forestry and fishing             12.1                    4.0
Wholesale trade--durable goods                 7.0                    2.3
Wholesale trade--non-durable goods             5.1                    1.7
Individual personal loans                      8.6                    2.9
Transportation                                 3.0                    1.0
Construction                                   2.8                     .9
Communication                                  2.7                     .9
Public administration and other                2.6                     .9
Other                                          3.0                    1.0
----------------------------------------------------------------------------
   Total                                     100.0%                  33.2%
============================================================================

<F1> Excluding commercial real estate


             Table 31: Construction, Mini-Perm and Mortgage Loans
--------------------------------------------------------------------------------------
December 31, 1995                                                      Nonperforming
(in millions)                Performing   Nonperforming        Total   as % of Total
--------------------------------------------------------------------------------------
Commercial real estate:
  Multifamily                  $  513.8           $ 3.3     $  517.1             .64%
  Office/showroom                 891.4            10.1        901.5            1.12
  Industrial/warehouse            447.3             4.5        451.8            1.00
  Retail strip                    275.1             2.3        277.4             .83
  Retail, other                   375.2            12.6        387.8            3.25
  Lodging                         351.3             5.2        356.5            1.46
  Land                            245.2             4.6        249.8            1.84
  Residential construction        283.3             3.8        287.1            1.32
  Other                           534.9             6.4        541.3            1.18
--------------------------------------------------------------------------------------
  Total commercial real estate  3,917.5            52.8      3,970.3            1.33
1-4 family residential          3,724.7            22.9      3,747.6             .61
--------------------------------------------------------------------------------------
  Total real estate            $7,642.2           $75.7     $7,717.9             .98%
======================================================================================

                  BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
------------------------------------------------------------------------------

ment, credit card, and home equity lending. At December 31, 1995, consumer loans totaled $5.3 billion, representing approximately 26.9% of total loans, compared to 28.3% at December 31, 1994. Credit risk in each of these lending categories is controlled through automated credit scoring techniques and consistent adherence to conservative underwriting standards that consider debt to income levels and, where applicable, loan to value ratios. In the home equity category, loan to value ratios generally are limited to 80% of collateral value. In certain markets higher loan to value ratios are permitted; however, in these situations the Corporation obtains additional credit protection from third party insurance providers. Installment loans, both indirect and direct are subject to similar underwriting standards. Approximately 63% of the installment category is comprised of indirect paper of which over 90% are automobile loans. The remainder of the indirect installment category is primarily limited to marine and home improvement paper.
     Growth in installment lending has occurred through direct originations made available through the Corporation's extensive branch banking network and through expansion of the indirect lending program. A primary source for the indirect automobile loan production is a referral program negotiated with a major insurance carrier whose customer base has a good credit scoring profile, resulting in lower delinquencies and charge-offs than that typically experienced from traditional indirect sources.
     Credit card outstandings totaled $541.7 million at December 31, 1995, representing approximately 2.7% of total loans. The Corporation is not a participant in pre-approved nationwide mass marketing programs, rather, marketing efforts target further penetration of its existing customer base.

1-4 Family Residential Loans
     The 1-4 family residential loan portfolio totaled $3.7 billion at December 31, 1995, and represented 18.9% of the total loan portfolio compared to 19.4% at December 31, 1994. Risk exposure in this area is minimized through underwriting policies that specify conservative loan to value ratios of generally no more than 80%, coupled with a diversified geographic base that naturally protects the Corporation from excessive concentrations in any given market. In addition, the majority of the fixed-rate, long-term production is sold in the secondary market through the Corporation's mortgage banking subsidiary.

LOAN QUALITY
     The provision for loan losses totaled $46.7 million in 1995, compared to $25.3 million in 1994 and $63.9 million in 1993. The provision for loan losses was increased in 1995 due to higher net charge-offs and to maintain loan reserve coverage at acceptable levels during a period of strong loan growth.
     At December 31, 1995, the reserve for loan losses represented 229% of nonperforming loans compared to 277% at December 31, 1994 and 195% at December 31, 1993. The reserve for loan losses as a percentage of net loans was 1.94% compared to 2.02% at December 31, 1994 and 2.21% at December 31, 1993. Net charge-offs in 1995 increased to $46.5 million, from $25.9 million in 1994 and $36.1 million in 1993. The increase in net charge-offs in 1995 reflected an increase in commercial loan losses, which was the result of a $10 million charge-off of one large commercial credit, and increases in credit card and installment loan losses. Excluding the $10 million commercial charge-off, the Corporation had net recoveries in the commercial loan category in 1995. Net charge-off levels over the last three years continued to be well below historical trends and as a percentage of loan losses were .24% in 1995, compared to .15% in 1994 and .23% in 1993. As a percentage of average installment loans, loan losses in the installment sector were .54% compared to
 .30% in 1994, and credit card net charge-offs as a percentage of related outstandings were 3.63% compared to 2.50% in 1994.
     The reserve for loan losses represents the aggregate reserves of the Corporation's banking subsidiaries. Loans which are determined to be uncollectible are charged against the reserve and recoveries of loans which were previously charged off are credited to the reserve. The charge-off policy of the Corporation's banking subsidiaries varies with respect to the category of and specific circumstances surrounding each loan under consideration. The Corporation's general policy with respect to consumer loans is to charge off all such loans when deemed to be uncollectible or 120 days past due, whichever comes first. With respect to commercial, real estate, and other loans, charge-offs are made on the basis of management's ongoing evaluation of nonperforming and criticized loans. In addition, loans which are classified as "loss" in regulatory examinations are charged off.
     The provision for loan losses is sufficient to provide for current loan losses and maintain the reserve at an adequate level commensurate with management's evaluation of the risk inherent in the loan portfolio. In order to identify potential risks in the loan portfolios of the subsidiary banks, detailed risk assessment procedures are in place at the local bank level with oversight provided by the Corporation's credit administration function. In assessing risk, detailed information is obtained from the following sources:
* Internal risk ratings which are assigned to all individual loans (other than 1-4 family residential and consumer loans). For loans which contain other than the normal risk of collectibility, the ratings correspond to the classifications utilized by the regulatory agencies for criticized loans (Special Mention, Substandard, Doubtful, Loss). Criticized loan totals and the trend thereof are reviewed monthly for all banking subsidiaries;
* Monthly reports prepared by each subsidiary bank's senior management personnel which contain information on

[LOAN LOSS EXPERIENCE GRAPH]

                BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
------------------------------------------------------------------------------
the overall characteristics of the subsidiary loan portfolio and analyses of specific loans requiring special attention, including nonperforming and certain criticized loans;
* Quarterly reviews of selected individual loans and loan concentrations of the larger banking subsidiaries by senior credit administration personnel of the Corporation;
* Examination of the loan portfolio by Federal and State regulatory agencies; and
* Examinations, reviews, and risk assessments performed by the Corporation's internal loan review function and independent auditors.
     The data collected from these sources are evaluated with regard to current national and local economic trends, prior loss history, underlying collateral values, credit concentrations, industry risk, degree of off-balance sheet risk, and the opinion of the subsidiary bank and corporate management. An estimate of potential future loss on specific loans is developed in conjunction with an overall risk evaluation of the total loan portfolio. In addition, another key statistical measure used by management in establishing loan reserves is the reserve coverage of nonperforming loans. As a matter of general policy, the Corporation's objective is to maintain the loan reserve at levels above 100% of nonperforming loans, although temporary deviations from this standard may occur as situations warrant.
     On January 1, 1995, the Corporation adopted Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan" and No. 118 (SFAS 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. The statements further require that specific reserves be established for any impaired loan for which the recorded investment exceeds the measured value of the loan. SFAS 114 and SFAS 118 do not apply to smaller balance, homogenous loans, which the Corporation has identified as consumer loans, such as home equity, credit card, installment and 1-4 family residential loans. At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS 114 and SFAS 118 totaled approximately $125.9 million and consisted of nonaccrual and restructured commercial, commercial real estate, and real estate construction loans. At December 31, 1995, the reserve for loan losses included approximately $1.8 million allocated to $8.6 million of impaired loans. The Corporation's recognition of income was not impacted by adoption of SFAS 114 and SFAS 118. For 1995, impaired loans averaged $93.5 million and cash basis interest recognition on these loans, during the time that they were impaired, totaled less than $1 million.
     The loan reserve allocation provided in Table 33 is based primarily on analysis of prior loss experience and present and anticipated volume levels by individual categories, and on management's evaluation of prevailing economic conditions as they may affect segments of the portfolio. Accordingly, since each of these criteria is subject to change, the allocation of the reserve is not necessarily indicative of the trend of future loan losses in any particular loan category.


                            Table 32: Summary of Reserve for Loan Losses
-------------------------------------------------------------------------------------------------
(in millions)                                        1995     1994     1993     1992     1991
-------------------------------------------------------------------------------------------------
Balance, beginning of year                         $376.6   $376.3   $334.7   $285.8   $262.5
Loans charged off:
  Domestic:
    Commercial                                      (26.1)   (27.2)   (34.3)   (52.8)   (42.7)
    Real Estate:
      Commercial real estate                         (2.0)    (3.9)    (8.3)   (36.7)   (26.4)
      Construction                                    (.3)     (.8)    (1.8)   (11.6)   (15.9)
      1-4 family residential                         (1.8)    (3.8)    (4.5)    (7.6)    (6.2)
    Consumer:
      Credit card                                   (22.1)   (14.9)   (11.3)   (11.3)   (10.1)
      Other                                         (35.8)   (22.1)   (20.2)   (25.6)   (34.8)
-------------------------------------------------------------------------------------------------
    Total charge-offs                               (88.1)   (72.7)   (80.4)  (145.6)  (136.1)
-------------------------------------------------------------------------------------------------
Recoveries on loans
   previously charged off:
  Domestic:
    Commercial                                       17.4     25.6     21.2     17.9     11.5
    Real estate:
      Commercial real estate                          4.6      4.7      6.5      3.4      3.3
      Construction                                    1.9      1.3      2.0      1.0      1.7
      1-4 family residential                          1.8      1.8      1.6      1.3      1.0
    Consumer:
      Credit card                                     3.3      2.5      1.7      1.8      1.6
      Other                                          12.6     10.9     11.3     12.2     12.7
-------------------------------------------------------------------------------------------------
    Total recoveries                                 41.6     46.8     44.3     37.6     31.8
-------------------------------------------------------------------------------------------------
    Net charge-offs                                 (46.5)   (25.9)   (36.1)  (108.0)  (104.3)
-------------------------------------------------------------------------------------------------
Provision for loan losses                            46.7     25.3     63.9    139.5    118.0
Loan reserve from acquisitions                        6.2       .9     13.8     17.4      9.6
-------------------------------------------------------------------------------------------------
Balance, end of year                               $383.0   $376.6   $376.3   $334.7   $285.8
=================================================================================================

Loan reserve at end of year:
  % of net loans at year end                         1.94%    2.02%    2.21%    2.23%    2.04%
  % of nonperforming loans                         228.62   277.06   195.08   119.66    84.13
  Multiple of net charge-offs                        8.24x   14.56x   10.42x    3.10x    2.74x
Net charge-offs during year:
  % of net loans at year end                          .24%     .14%     .21%     .72%     .75%
  % of net loans (average)                            .24      .15      .23      .75      .77
  % of reserve at year end                          12.14     6.87     9.59    32.27    36.49
=================================================================================================

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                            Table 33: Loan Reserve Allocation
----------------------------------------------------------------------------------------------------------------------------------
                                                                          December 31
                              ----------------------------------------------------------------------------------------------------
                                      1995              1994               1993                1992                  1991
                              ----------------------------------------------------------------------------------------------------
                                           Loans              Loans               Loans                Loans                Loans
                                         as % of            as % of             as % of              as % of              as % of
                                  Loan     Total     Loan     Total      Loan     Total       Loan     Total      Loan      Total
(amounts in millions)          Reserve     Loans  Reserve     Loans   Reserve     Loans    Reserve     Loans   Reserve      Loans
----------------------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial                    $209.3      48.6%  $199.3      46.9%   $198.3      49.1%    $176.3      51.8%   $148.2       50.7%
  Real estate mortgage            54.2      18.9     53.7      19.4      52.4      21.7       48.7      21.1      40.7       23.3
  Real estate construction        30.5       4.6     34.1       4.6      33.4       4.0       30.2       3.2      23.3        3.6
  Consumer                        53.5      26.9     47.3      28.3      44.4      24.5       38.4      23.2      32.2       21.6
  Lease financing                  1.1        .9      1.0        .7       1.0        .6         .6        .6        .5         .7
  Not allocated                   34.4               41.2                46.8                 40.5                40.9
----------------------------------------------------------------------------------------------------------------------------------
  Total domestic                 383.0      99.9    376.6      99.9     376.3      99.9      334.7      99.9     285.8       99.9
Foreign                                       .1                 .1                  .1                   .1                   .1
----------------------------------------------------------------------------------------------------------------------------------
  Total reserve for loan losses $383.0     100.0%  $376.6     100.0%   $376.3     100.0%    $334.7     100.0%   $285.8      100.0%
==================================================================================================================================


NONPERFORMING ASSETS
                                          Table 34: Nonperforming Assets
----------------------------------------------------------------------------------------------------------------------
December 31 (in millions)                                              1995     1994       1993      1992      1991
----------------------------------------------------------------------------------------------------------------------
Nonperforming loans:
  Nonaccrual                                                         $133.8   $111.9     $159.5    $237.1    $287.5
  Restructured                                                          7.4      7.1       14.8      22.1      26.3
  Past due 90 days or more                                             26.3     17.0       18.6      20.5      25.9
----------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans                                           167.5    136.0      192.9     279.7     339.7
----------------------------------------------------------------------------------------------------------------------
Foreclosed property                                                    31.6     62.4      115.5     137.8     185.9
----------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                                         $199.1   $198.4     $308.4    $417.5    $525.6
======================================================================================================================
Ratios
----------------------------------------------------------------------------------------------------------------------
Total nonperforming loans as % of total loans                           .84%     .73%      1.13%     1.85%     2.41%
Nonperforming assets as % of total loans and foreclosed property       1.00     1.06       1.80      2.74      3.69
Nonperforming assets as % of total assets                               .59      .60       1.00      1.47      2.01
Loan reserve as % of nonperforming loans                             228.62   277.06     195.08    119.66     84.13
======================================================================================================================


     Management has followed a policy of discontinuing the accrual of interest on any loan when full collectibility of principal or interest on that loan is doubtful. Nonaccrual loans are reduced by the direct application of interest receipts to loan principal, for accounting purposes only. If the principal amount of the loan is well collateralized, interest income on such loans may be recognized in periods in which payments are received. Gross interest income that would have been recorded in 1995, if all nonaccrual and restructured loans at December 31, 1995 had been current in accordance with original terms, amounted to $8.6 million. Actual interest recorded was $3.8 million.
     Nonperforming assets, which included nonperforming loans and foreclosed property, totaled $199.1 million at December 31, 1995, essentially unchanged from the level at December 31, 1994. As illustrated in Table 34, nonperforming asset levels declined steadily during the 1991-1994 period, from $525.6 million at December 31, 1991 to $198.4 million at December 31, 1994, and leveled off in 1995. This experience largely resulted from an improved economy and the effectiveness of the Corporation's comprehensive loan administration and workout procedures. As a percentage of total loans and foreclosed property, nonperforming assets were 1.00% at December 31, 1995, compared to 1.06% at December 31, 1994 and 1.80% at December 31, 1993. Nonperforming loans at December 31, 1995, totaled $167.5 million or .84% of total loans at December 31, 1995, compared to .73% at December 31, 1994 and 1.13% at December 31, 1993. As a percentage of total assets, nonperforming assets remained below the 1.00% level for the second consecutive year at .59%, compared to .60% at December 31, 1994 and 1.00% at December 31, 1993. Foreclosed property declined $30 million from December 31, 1994, primarily due to sales of several properties throughout the year. The composition of foreclosed real estate by property type is provided in Table 37.
     As part of management's overall portfolio analysis, ongoing credit quality

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

   Table 35: Loans Designated as Criticized Loans by Internal Risk Rating System
----------------------------------------------------------------------------------------
                                                     Criticized Loans
----------------------------------------------------------------------------------------
(in millions)                      Nonperforming        Performing             Total
----------------------------------------------------------------------------------------
1993
March 31                                  $245.5            $715.7            $961.2
June 30                                    208.9             677.3             886.2
September 30                               207.1             665.0             872.1
December 31                                192.9             640.4             833.3
----------------------------------------------------------------------------------------
As % of loans at December 31, 1993          1.13%             3.75%             4.88%
========================================================================================
1994
March 31                                  $162.0            $601.2            $763.2
June 30                                    159.3             565.3             724.6
September 30                               167.0             492.8             659.8
December 31                                136.0             498.4             634.4
----------------------------------------------------------------------------------------
As % of loans at December 31, 1994           .73%             2.66%             3.39%
========================================================================================
1995
March 31                                  $128.6            $486.2            $614.8
June 30                                    132.2             512.0             644.2
September 30                               131.0             533.4             664.4
DECEMBER 31                                167.5             520.3             687.8
----------------------------------------------------------------------------------------
As % of loans at December 31, 1995           .84%             2.63%             3.47%
========================================================================================

reviews are performed to evaluate risk inherent in the portfolio and potential risk that may develop in the future. A critical element in assessing portfolio risk is the level of criticized loans. The Corporation's internal risk rating system designates specific credits as criticized loans, which include all nonperforming loans and other loans which contain features presenting more than the normal risk of collectibility. Criticized and classified assets from regulatory examinations are an integral component of the Corporation's internal risk rating system. As displayed in Table 35, criticized loans trended upward in 1995 and totaled $688 million or 3.47% of total loans at December 31, 1995 compared to 3.39% at December 31, 1994 and 4.88% at December 31, 1993. Management carefully analyzes changes and trends in both nonperforming and other criticized loans in assessing the risk characteristics of the loan portfolio. Delinquency trends are another tracking mechanism used by management to assess portfolio risk. As illustrated in Table 38, consumer loan delinquencies have gradually trended upward over the last two years as the industry experienced some moderate deterioration in consumer credit; however, the Corporation's experience con-


                         Table 36: Nonperforming Assets by State
---------------------------------------------------------------------------------------
December 31 (in millions)
Location                                    1995              1994              1993
---------------------------------------------------------------------------------------
Missouri                                  $100.7            $103.2            $171.4
New Mexico                                  25.9              34.9              53.4
Arkansas                                    22.9              18.1              26.9
Iowa                                        12.9               5.5               7.2
Oklahoma                                    12.3              11.1              14.3
Texas                                        8.6               9.5              13.7
Kansas                                       6.0               6.1               7.6
Illinois                                     4.9               5.0               7.1
Tennessee                                    4.9               5.0               6.8
---------------------------------------------------------------------------------------
Total                                     $199.1            $198.4            $308.4
=======================================================================================


                           Table 37: Foreclosed Property
---------------------------------------------------------------------------------------
December 31 (in millions)
Property Type                               1995              1994              1993
---------------------------------------------------------------------------------------
Land                                       $17.9             $19.8            $ 28.0
Lodging                                      3.3               2.7              37.1
Residential                                  3.2               2.5               5.0
Agriculture related                          2.3               2.4               8.0
Office                                       1.8              28.9              29.5
Multifamily                                   .8               2.4               1.0
Warehouse                                     .2                .4               1.7
Retail                                                          .4               1.6
Other                                        2.1               2.9               3.6
---------------------------------------------------------------------------------------
Total                                      $31.6             $62.4            $115.5
=======================================================================================

[LOAN RESERVE COVERAGE GRAPH]

[NONPERFORMING ASSETS GRAPH]

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

tinues to compare favorably with industry averages. Credit risk associated with the consumer portfolio, which is primarily comprised of credit card, home equity and direct/indirect installment loans, is controlled through use of standardized credit scoring techniques and consistent adherence to conservative underwriting policies throughout the Corporation's nine state region. Net loan losses from the consumer loan portfolio expressed as a percentage of the related average loan balances were .80% in 1995 and .51% in 1994, and included credit card losses of 3.63% and 2.50% respectively.

                          Table 38: Consumer Loan Delinquency Trends
------------------------------------------------------------------------------------------------
                                       Past Due 30 Days or More      Past Due 90 Days or More
------------------------------------------------------------------------------------------------
As a % of outstandings     Credit Card Loans     Installment Loans       Residential Mortgage
------------------------------------------------------------------------------------------------
1994
March 31                                2.32%                  .79%                       .50%
June 30                                 2.42                   .80                        .54
September 30                            2.67                   .84                        .49
December 31                             2.99                  1.02                        .44
1995
March 31                                3.17%                  .88%                       .35%
June 30                                 3.39                  1.11                        .42
September 30                            3.72                  1.43                        .45
December 31                             3.75                  1.72                        .43


SEGREGATED ASSETS
     As part of the regulatory-assisted acquisition of Missouri Bridge Bank, N.A. on April 23, 1993, the Corporation entered into a five-year loss-sharing arrangement with the FDIC with respect to approximately $950 million in multi-family residential, commercial real estate, construction, and commercial and industrial loans. During the five-year period, the FDIC will reimburse the Corporation for 80 percent of the first $92.0 million of net charge-offs on these loans, after which the FDIC will increase its reimbursement coverage to 95 percent of additional charge-offs. During this period, and for two years thereafter, the Corporation is obligated to pay the FDIC 80 percent of all recoveries on charged-off loans.
     The Corporation has designated certain loans covered under the loss-sharing arrangement, which possess more than the normal risk of collectibility, as segregated assets. These loans have the same characteristics as nonaccrual loans and foreclosed properties. At December 31, 1995, segregated assets totaled $103.3 million, net of a $13.3 million credit valuation allowance, and are classified as other assets for reporting purposes. At December 31, 1995, segregated assets consisted of $25.9 million of commercial loans, $12.8 million of industrial revenue bond loans, $73.1 million of commercial real estate related loans and $4.8 million of foreclosed property. All other loans covered under the loss-sharing arrangement are included in the loan portfolio and totaled $189.5 million at December 31, 1995. Net charge-offs of $3.4 million, representing the Corporation's share of losses on the segregated asset pool, were recognized in 1995. The valuation allowance represents the Corporation's share of estimated losses upon ultimate liquidation of the portfolio. The Corporation's primary purpose in managing a portfolio of this nature is to provide ongoing collection and control activities on behalf of the FDIC. Accordingly, these assets do not represent loans made in the ordinary course of business and, due to the underlying nature of this liquidating asset pool, are excluded from the Corporation's nonperforming asset statistics. At December 31, 1995, $110.3 million of segregated assets were accorded classification treatment consistent with nonaccrual reporting, $4.8 million represented foreclosed property, and the balance of $1.5 million were past due 90 days or more. The Corporation's operating results and cash flow position are not expected to be materially affected by the ongoing collection activities associated with managing the loans subject to the loss-sharing arrangement. Segregated assets income totaled $11.9 million in 1995, $13.0 million in 1994 and $7.4 million in 1993.
     A summary of activity regarding segregated assets is provided in Table 39.


                               Table 39: Segregated Assets
---------------------------------------------------------------------------------------
                                       Principal         Allowance         Principal
(in millions)                            Balance        for Losses      Balance, Net
---------------------------------------------------------------------------------------
Balance at December 31, 1993              $266.6             $18.4            $248.2
Charge-offs                                (14.9)             (3.0)
Recoveries                                                     1.3
Net transfers                               40.9
Payments on segregated assets              (98.7)
---------------------------------------------------------------------------------------
Balance at December 31, 1994               193.9              16.7             177.2
Charge-offs                                (27.7)             (5.5)
Recoveries                                                     2.1
Net transfers                              (17.2)
Payments on segregated assets              (32.4)
---------------------------------------------------------------------------------------
Balance at December 31, 1995              $116.6             $13.3            $103.3
=======================================================================================

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------


CAPITAL RESOURCES

                                      Table 40: Capital Structure
------------------------------------------------------------------------------------------------------------
December 31 (in millions)                         1995          1994         1993         1992       1991
------------------------------------------------------------------------------------------------------------
Long-term debt                                $  615.1      $  592.0     $  567.4     $  428.4   $  341.6
Stockholders' equity                           2,928.1       2,561.4      2,459.9      2,155.2    1,870.9
------------------------------------------------------------------------------------------------------------
Total capitalization                          $3,543.2      $3,153.4     $3,027.3     $2,583.6   $2,212.5
============================================================================================================
Tangible equity                               $2,582.6      $2,252.3     $2,118.0     $1,925.4   $1,670.3
============================================================================================================

Ratios
------------------------------------------------------------------------------------------------------------
Equity/assets                                     8.69%         7.79%        7.94%        7.60%      7.16%
Tangible equity/assets                            7.74          6.92         6.91         6.85       6.44
Long-term debt as % of total capitalization      17.36         18.77        18.74        16.58      15.44
Double leverage                                 107.81        107.24       108.99       109.36     107.89
Dividends paid for the year (in thousands):
  Preferred                                   $     75      $     80     $     86     $     88   $     91
  Common<F1>                                   173,247       144,828      118,994       88,003     82,995
Total dividends as % of net income                41.4%         35.5%        34.0%        33.5%      41.6%
============================================================================================================

<F1> Includes dividends of pooled companies.


                                 Table 41: Intangible Assets
--------------------------------------------------------------------------------------
December 31 (in millions)                   1995              1994              1993
--------------------------------------------------------------------------------------
Goodwill--Parent Company                  $ 84.4            $ 89.9            $ 95.3
--------------------------------------------------------------------------------------
Subsidiaries:
  Goodwill                                 121.5             103.1             111.7
  Core deposit premium                      60.0              74.7              85.3
  Mortgage servicing rights                 65.7              38.4              46.1
  Credit card premium                       13.9               3.0               3.5
--------------------------------------------------------------------------------------
                                           261.1             219.2             246.6
--------------------------------------------------------------------------------------
   Total intangible assets                $345.5            $309.1            $341.9
======================================================================================

                      [RISK-BASED CAPITAL GRAPH]

     The Corporation continues to rank among the most strongly capitalized bank holding companies in the country. This strong capital position and overall financial strength provide a good base for future expansion when profitable investment opportunities arise. The cornerstone of the Corporation's capital structure is its common equity, totaling $2.9 billion or approximately 82.6% of total capitalization at December 31, 1995, an increase of 14.3% from December 31, 1994. The equity to assets ratio was 8.69% at December 31, 1995, compared to 7.79% at December 31, 1994, and 7.94% at December 31, 1993. In the first quarter of 1995, the Corporation announced a common stock repurchase program authorizing the repurchase of up to 5 million shares, or approximately 4% of the Corporation's shares outstanding. The Corporation purchased 2.2 million shares in 1995, most of which was reissued in purchase acquisitions, such that at December 31, 1995, the Corporation held 476.5 million common shares in Treasury at a cost of $18.1 million. The repurchased shares will be used to meet periodic stock requirements of benefit plans and the pending purchase acquisition.
     An important measure of capital adequacy of a banking institution is its risk-based capital ratios, which represent the primary capital standard for regulatory purposes. The Corporation's risk-based capital ratios of 11.30% for Tier I and 14.30% for total capital substantially exceed the regulatory required minimums. At December 31, 1995, the Corporation's Tier I leverage ratio was 7.95%, well in excess of required minimums. At December 31, 1995, all of the Corporation's banking subsidiaries were "well capitalized" based on the regulatory defined minimums of a Tier I leverage ratio of 5%, a Tier I capital ratio of 6% and a total capital ratio of 10%. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) mandated a requirement to incorporate interest rate risk into the risk-based capital computation which may become effective in 1996. As proposed, this change is not expected to have a material effect on the Corporation's capital requirements.

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------


                                   Table 42: Risk-Based Capital
-------------------------------------------------------------------------------------------------
(in millions)                                        1995              1994                1993
-------------------------------------------------------------------------------------------------
Tier I capital:
  Stockholders' equity                          $ 2,928.1         $ 2,561.4           $ 2,459.9
  Unrealized net (appreciation) depreciation,
    available for sale securities                    (4.7)            111.8               (42.3)
-------------------------------------------------------------------------------------------------
    Stockholders' equity, net                     2,923.4           2,673.2             2,417.6
  Minority interest                                    .7                .7                  .7
  Intangible assets:
    Goodwill                                       (205.9)           (193.0)             (207.0)
    Core deposit premium                            (60.0)            (74.7)              (85.3)
-------------------------------------------------------------------------------------------------
  Total Tier I                                    2,658.2           2,406.2             2,126.0
-------------------------------------------------------------------------------------------------
Tier II capital:
  Allowable reserve for loan losses                 295.1             276.0               240.8
  Qualifying long-term debt                         410.0             415.0               425.2
-------------------------------------------------------------------------------------------------
  Total Tier II                                     705.1             691.0               666.0
-------------------------------------------------------------------------------------------------
  Total capital                                 $ 3,363.3         $ 3,097.2           $ 2,792.0
=================================================================================================
Risk-adjusted assets                            $23,522.4         $22,070.4           $19,452.0
=================================================================================================
Risk-based capital ratios:
  Tier I                                            11.30%            10.90%              10.93%
=================================================================================================
  Total                                             14.30%            14.03%              14.35%
=================================================================================================
  Tier I Leverage ratio                              7.95%             7.35%               6.93%
=================================================================================================

FOURTH QUARTER DATA


                          Table 43: Summary of Fourth Quarter Earnings
-------------------------------------------------------------------------------------------------
                                                                 Fourth Quarter
-------------------------------------------------------------------------------------------------
(in millions)                                        1995              1994            % change
-------------------------------------------------------------------------------------------------
Net interest income                                $312.3            $300.2                 4.0%
Provision for loan losses                            16.7               4.9               240.4
-------------------------------------------------------------------------------------------------
  Net interest income after
     provision for loan losses                      295.6             295.3                  .1
Noninterest income                                  181.0             158.1                14.5
Noninterest expense                                 302.8             296.3                 2.2
-------------------------------------------------------------------------------------------------
  Income before income taxes                        173.8             157.1                10.7
Income tax expense                                   60.1              52.9                13.7
-------------------------------------------------------------------------------------------------
  Net income                                       $113.7            $104.2                 9.1%
=================================================================================================
Net income per share                                 $.88              $.81                 8.6%
=================================================================================================
Dividends declared per share                         $.37              $.34                 8.8%
=================================================================================================

     Net income for the fourth quarter of 1995 totaled $113.7 million, an increase of 9.1% over the fourth quarter of 1994. Net income per share was $.88, an increase of 8.6%.
     Net interest income increased 4.0% to $312.3 million from $300.2 million in the fourth quarter of 1994, due to an increase in average earning assets and improvement in the net interest margin. Average earning assets increased 3.2%, led by a 7.3% increase in average loans. The net interest margin was 4.31% in 1995, compared to 4.29% in 1994 and 4.21% in the third quarter of 1995.
     The provision for loan losses totaled $16.7 million in the fourth quarter of 1995, compared to $4.9 million a year ago. Net loan charge-offs in the fourth quarter of 1995 totaled $26.5 million, compared to $10.5 million in 1994, and as a percentage of average loans were .54%, compared to .23% in 1994. The increase in net charge-offs was primarily due to a $10 million charge-off on a large corporate borrower that filed for bankruptcy, coupled with an increase in consumer loan losses.
     Noninterest income increased 14.5% to $181.0 million, from $158.1 million in the fourth quarter of 1994. Excluding securities gains, noninterest income increased $13.3 million, or 8.5%, attributable primarily to gains in trust fees, service charges and mortgage banking revenues.
     Noninterest expense totaled $302.8 million, an increase of 2.2% over the fourth quarter of 1994. Noninterest expense in 1995 includes a $9.2 million decrease in FDIC insurance premiums, which was offset by expense increases for personnel, equipment, and funding support provided to the Corporation's trust subsidiary's short-term money market fund.

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                          Consolidated Quarterly Earnings Trend

                                                                         1995
-----------------------------------------------------------------------------------------------------------------
(in thousands)                         Fourth Quarter      Third Quarter      Second Quarter      First Quarter
-----------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                 $435,731           $439,027            $430,829           $405,962
  Interest on short-term investments            1,521              1,124                 983                899
  Interest on Federal funds sold and
   securities purchased
   under resale agreements                      9,878              8,410               7,539              7,846
  Interest on held to maturity securities
    Taxable                                    54,097             64,781              66,317             64,792
    Tax-exempt                                 14,325             13,915              13,903             13,965
-----------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity
     securities                                68,422             78,696              80,220             78,757
  Interest on available for sale securities    71,640             60,747              64,731             64,853
  Interest on trading securities                  676                521                 338                421
-----------------------------------------------------------------------------------------------------------------
    Total interest income                     587,868            588,525             584,640            558,738
-----------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                        207,613            204,315             200,577            184,751
  Interest on Federal funds purchased and
    other short-term borrowings                54,530             67,020              70,335             65,354
  Interest on capital lease obligations           967                968                 970                970
  Interest on long-term debt                   12,497             11,334              11,492             12,015
-----------------------------------------------------------------------------------------------------------------
    Total interest expense                    275,607            283,637             283,374            263,090
-----------------------------------------------------------------------------------------------------------------
    Net interest income                       312,261            304,888             301,266            295,648
Provision for loan losses                      16,677             11,130               9,171              9,710
-----------------------------------------------------------------------------------------------------------------
    Net interest income after provision
      for loan losses                         295,584            293,758             292,095            285,938
-----------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                   45,796             44,624              46,345             40,420
  Service charges                              49,408             48,121              47,595             45,699
  Mortgage banking revenues                    19,763             19,680              16,291             22,904
  Credit card                                  13,085             13,084              11,728             11,856
  Investment banking revenues                   8,762              8,849               8,880              8,790
  Securities gains, net                        11,015                843               2,815                 46
  Other                                        33,160             32,535              31,887             32,397
-----------------------------------------------------------------------------------------------------------------
    Total noninterest income                  180,989            167,736             165,541            162,112
-----------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                       151,637            150,662             146,654            148,259
  Net occupancy                                19,763             20,820              19,277             20,310
  Equipment                                    25,674             23,128              23,483             23,372
  FDIC insurance                                3,798                773              13,310             13,316
  Intangible amortization                       8,780              8,215               8,052              7,883
  Advertising                                   9,807              8,055               8,674              7,496
  Other                                        83,309             79,871              73,876             90,747
-----------------------------------------------------------------------------------------------------------------
    Total noninterest expense                 302,768            291,524             293,326            311,383
-----------------------------------------------------------------------------------------------------------------
    Income before income tax expense          173,805            169,970             164,310            136,667
Income tax expense                             60,114             59,332              55,613             50,858
-----------------------------------------------------------------------------------------------------------------
  Net income                                 $113,691           $110,638            $108,697           $ 85,809
=================================================================================================================
  Net income per share                           $.88               $.86                $.84               $.67
=================================================================================================================
  Dividends declared per share                   $.37               $.37                $.34               $.34
=================================================================================================================
Returns
  Return on assets                               1.38%              1.34%               1.33%              1.06%
  Return on total equity                        15.81              15.77               15.85              13.06
=================================================================================================================

                                    42

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                                                         1994
-----------------------------------------------------------------------------------------------------------------
(in thousands)                         Fourth Quarter      Third Quarter      Second Quarter      First Quarter
-----------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                 $387,749           $367,691            $353,870           $330,198
  Interest on short-term investments              886                932               1,082                572
  Interest on Federal funds sold and
   securities purchased
   under resale agreements                      7,802              3,994               2,760              2,580
  Interest on held to maturity securities
    Taxable                                    62,509             62,323              58,900             48,634
    Tax-exempt                                 14,709             15,678              14,903             15,198
-----------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity
     securities                                77,218             78,001              73,803             63,832
  Interest on available for sale securities    65,324             64,855              66,335             69,847
  Interest on trading securities                  378                381                 926                840
-----------------------------------------------------------------------------------------------------------------
    Total interest income                     539,357            515,854             498,776            467,869
-----------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                        168,601            153,659             145,692            141,664
  Interest on Federal funds purchased and
    other short-term borrowings                57,361             49,884              40,522             25,477
  Interest on capital lease obligations           993              1,000                 997                993
  Interest on long-term debt                   12,197             12,052              11,468             11,008
-----------------------------------------------------------------------------------------------------------------
    Total interest expense                    239,152            216,595             198,679            179,142
-----------------------------------------------------------------------------------------------------------------
    Net interest income                       300,205            299,259             300,097            288,727
Provision for loan losses                       4,899              6,855               7,740              5,846
-----------------------------------------------------------------------------------------------------------------
    Net interest income after provision
      for loan losses                         295,306            292,404             292,357            282,881
-----------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                   42,746             39,777              40,930             41,483
  Service charges                              46,947             47,188              46,811             45,840
  Mortgage banking revenues                    15,418             13,509              12,723             19,045
  Credit card                                  14,047             11,074               9,841              9,666
  Investment banking revenues                   8,795              8,660              10,584              9,729
  Securities gains, net                         1,411              1,533                 702              2,554
  Other                                        28,716             27,760              31,863             25,792
-----------------------------------------------------------------------------------------------------------------
    Total noninterest income                  158,080            149,501             153,454            154,109
-----------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                       146,382            146,732             149,092            148,492
  Net occupancy                                20,588             21,172              20,580             20,645
  Equipment                                    23,662             24,113              23,579             22,018
  FDIC insurance                               13,033             13,195              13,271             13,448
  Intangible amortization                       8,716              8,842               8,808              8,786
  Advertising                                  10,369              8,452               7,849              6,821
  Other                                        73,561             63,778              64,407             66,347
-----------------------------------------------------------------------------------------------------------------
    Total noninterest expense                 296,311            286,284             287,586            286,557
-----------------------------------------------------------------------------------------------------------------
    Income before income tax expense          157,075            155,621             158,225            150,433
Income tax expense                             52,866             53,632              55,244             51,810
-----------------------------------------------------------------------------------------------------------------
  Net income                                 $104,209           $101,989            $102,981           $ 98,623
=================================================================================================================
  Net income per share                           $.81               $.79                $.80               $.77
=================================================================================================================
  Dividends declared per share                   $.34               $.34                $.31               $.31
=================================================================================================================
Returns
  Return on assets                               1.30%              1.29%               1.31%              1.28%
  Return on total equity                        16.25              16.03               16.45              15.84
=================================================================================================================

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                         Consolidated Quarterly Average Balance Sheet and Net Interest Margin


(dollars in millions)                                                       1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Fourth Quarter                 Third Quarter                 Second Quarter
-----------------------------------------------------------------------------------------------------------------------------------
                                                     Income/ Yields/                Income/ Yields/               Income/ Yields/
Assets                                     Balance   Expense   Rates      Balance   Expense   Rates      Balance  Expense   Rates
-----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income            $19,745.4    $437.2    8.78%   $19,817.3    $440.3    8.82%   $19,528.4   $432.4    8.88%
Short-term investments                        91.3       1.5    6.61         75.0       1.1    5.95         67.6      1.0    5.83
Federal funds sold and securities
  purchased under resale agreements          675.7       9.9    5.80        571.0       8.4    5.84        492.8      7.5    6.14
Held to maturity securities:
  Taxable                                  3,461.5      54.1    6.20      4,222.6      64.8    6.09      4,403.6     66.3    6.04
  Tax-exempt                                 891.4      21.4    9.52        862.5      20.8    9.58        856.3     20.9    9.78
-----------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities        4,352.9      75.5    6.88      5,085.1      85.6    6.68      5,259.9     87.2    6.65
Available for sale securities              4,627.5      71.7    6.15      3,938.9      60.8    6.13      4,073.5     64.8    6.38
Trading securities                            47.1        .7    6.03         30.8        .6    7.21         20.6       .4    6.96
-----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                    29,539.9     596.5    8.01     29,518.1     596.8    8.02     29,442.8    593.3    8.08
Less reserve for loan losses                (393.7)                        (389.1)                        (386.3)
Cash and due from banks                    1,771.0                        1,885.0                        1,825.5
All other assets                           1,975.6                        2,033.7                        1,905.9
-----------------------------------------------------------------------------------------------------------------------------------
 Total assets                            $32,892.8                      $33,047.7                      $32,787.9
===================================================================================================================================

Liabilities and Stockholders' Equity
-----------------------------------------------------------------------------------------------------------------------------------
Retail savings deposits and interest-
  bearing transaction accounts           $10,510.0    $ 82.8    3.13%   $10,232.9    $ 80.1    3.10%   $10,103.8   $ 79.2    3.14%
Time deposits                              9,011.3     124.8    5.49      8,986.5     124.2    5.49      9,109.5    121.4    5.34
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits         19,521.3     207.6    4.22     19,219.4     204.3    4.22     19,213.3    200.6    4.19
Federal funds purchased and
  other short-term borrowings              3,764.0      54.5    5.75      4,592.4      67.0    5.79      4,682.4     70.3    6.03
Capital lease obligations                     39.1       1.0    9.82         39.2       1.0    9.81         39.6      1.0    9.81
Long-term debt                               599.4      12.5    8.27        522.5      11.3    8.61        528.9     11.5    8.71
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities      23,923.8     275.6    4.57     24,373.5     283.6    4.62     24,464.2    283.4    4.65
Demand deposits                            5,601.0                        5,409.2                        5,198.5
All other liabilities                        490.4                          457.8                          381.0
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                       30,015.2                       30,240.5                       30,043.7
Redeemable preferred stock                      .9                            1.1                            1.1
Total stockholders' equity                 2,876.7                        2,806.1                        2,743.1
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders'
    equity                               $32,892.8                      $33,047.7                      $32,787.9
===================================================================================================================================
Interest rate spread                                            3.44%                          3.40%                         3.43%
Effect of noninterest-bearing funds                              .87                            .81                           .79
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                            $320.9    4.31%                $313.2    4.21%               $309.9    4.22%
===================================================================================================================================
Nonaccrual loans are included in
average balances and interest payments
on such loans are recognized as income
on a cash basis when appropriate.
Interest income and yields are
presented on a fully-taxable equivalent
basis using the Federal statutory
income tax rate, net of nondeductible
interest expense. Such adjustments by
earning asset category are as follows:
  Loans                                                 $1.4                           $1.3                          $1.6
  Held to maturity securities                            7.1                            6.9                           7.0
  Available for sale securities                                                          .1                            .1
  Trading securities                                      .1
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                 $8.6                           $8.3                          $8.7
===================================================================================================================================

                                    44

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------


            1995                                                              1994
------------------------------------------------------------------------------------------------------------------------------------
        First Quarter             Fourth Quarter             Third Quarter            Second Quarter            First Quarter
------------------------------------------------------------------------------------------------------------------------------------
          Income/ Yields/            Income/ Yields/            Income/ Yields/           Income/ Yields/           Income/ Yields/
  Balance Expense  Rates     Balance Expense  Rates     Balance Expense  Rates    Balance Expense  Rates    Balance Expense  Rates
------------------------------------------------------------------------------------------------------------------------------------
$18,924.4  $407.8  8.74%   $18,402.5  $390.0  8.41%   $17,993.9  $369.2  8.14%  $17,596.5  $355.5  8.10%  $17,068.8  $331.8  7.88%
     65.4      .9  5.57         68.6      .9  5.13         83.8      .9  4.41       110.0     1.1  3.95        61.0      .6  3.80

    531.5     7.9  5.99        579.4     7.8  5.34        333.5     4.0  4.75       262.7     2.8  4.21       295.8     2.6  3.54

  4,351.8    64.8  6.04      4,353.1    62.5  5.70      4,385.0    62.3  5.64     4,385.4    58.9  5.39     4,056.7    48.6  4.86
    846.2    21.0 10.06        897.5    21.8  9.62        891.7    23.5 10.44       904.8    22.3  9.88       923.9    22.8 10.01
------------------------------------------------------------------------------------------------------------------------------------
  5,198.0    85.8  6.69      5,250.6    84.3  6.37      5,276.7    85.8  6.45     5,290.2    81.2  6.16     4,980.6    71.4  5.82
  4,116.5    65.0  6.40      4,291.3    65.4  6.05      4,578.1    64.9  5.63     4,891.9    66.4  5.45     5,013.5    69.9  5.66
     27.9      .4  6.40         26.1      .4  6.29         28.4      .4  5.56        64.2     1.0  6.04        69.5      .8  5.01
------------------------------------------------------------------------------------------------------------------------------------
 28,863.7   567.8  7.98     28,618.5   548.8  7.61     28,294.4   525.2  7.37    28,215.5   508.0  7.22    27,489.2   477.1  7.04
   (380.0)                    (383.3)                    (384.0)                   (384.4)                   (381.5)
  1,871.9                    1,903.3                    1,873.6                   1,851.2                   1,816.5
  1,923.4                    1,874.4                    1,845.9                   1,855.3                   1,856.2
------------------------------------------------------------------------------------------------------------------------------------
$32,279.0                  $32,012.9                  $31,629.9                 $31,537.6                 $30,780.4
====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------

$10,108.4  $ 74.8  3.00%   $10,078.2  $ 68.2  2.68%   $10,068.7  $ 62.8  2.48%  $10,175.8  $ 59.8  2.36%  $10,232.4  $ 56.9  2.26%
  8,999.1   110.0  4.96      8,809.6   100.4  4.52      8,576.7    90.8  4.20     8,582.4    85.9  4.01     8,581.3    84.7  4.00
------------------------------------------------------------------------------------------------------------------------------------
 19,107.5   184.8  3.92     18,887.8   168.6  3.54     18,645.4   153.6  3.27    18,758.2   145.7  3.12    18,813.7   141.6  3.05

  4,544.7    65.3  5.83      4,475.3    57.4  5.09      4,445.3    49.9  4.45     4,239.3    40.5  3.83     3,446.8    25.5  3.00
     40.0     1.0  9.85         40.2     1.0  9.79         40.5     1.0  9.80        40.8     1.0  9.81        41.0     1.0  9.81
    568.2    12.0  8.58        598.2    12.2  8.09        592.0    12.0  8.08       587.9    11.5  7.82       588.2    11.0  7.59
------------------------------------------------------------------------------------------------------------------------------------
 24,260.4   263.1  4.40     24,001.5   239.2  3.95     23,723.2   216.5  3.62    23,626.2   198.7  3.37    22,889.7   179.1  3.17
  4,999.0                    5,081.2                    5,041.3                   5,110.3                   5,057.4
    391.0                      363.3                      319.0                     296.4                     341.3
------------------------------------------------------------------------------------------------------------------------------------
 29,650.4                   29,446.0                   29,083.5                  29,032.9                  28,288.4
      1.1                        1.1                        1.1                       1.1                       1.2
  2,627.5                    2,565.8                    2,545.3                   2,503.6                   2,490.8
------------------------------------------------------------------------------------------------------------------------------------
$32,279.0                  $32,012.9                  $31,629.9                 $31,537.6                 $30,780.4
====================================================================================================================================

                   3.58%                      3.66%                      3.75%                     3.85%                     3.87%
                    .70                        .63                        .58                       .55                       .53
------------------------------------------------------------------------------------------------------------------------------------
           $304.7  4.28%              $309.6  4.29%              $308.7  4.33%             $309.3  4.40%             $298.0  4.40%
====================================================================================================================================










             $1.9                       $2.2                       $1.5                      $1.6                      $1.6
              7.0                        7.1                        7.8                       7.4                       7.6
               .1                         .1                         .1                        .1                        .1
                                                                                               .1
------------------------------------------------------------------------------------------------------------------------------------
             $9.0                       $9.4                       $9.4                      $9.2                      $9.3
====================================================================================================================================


                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                               Consolidated Earnings Trend

(in thousands)                                 1995       1994       1993
-------------------------------------------------------------------------
Interest income
  Interest and fees on loans             $1,711,549 $1,439,508 $1,282,802
  Interest on short-term investments          4,527      3,472      2,101
  Interest on Federal funds sold and
    securities purchased
    under resale agreements                  33,673     17,136     18,799
  Interest on held to maturity securities
    Taxable                                 249,987    232,366    462,542
    Tax-exempt                               56,108     60,488     62,310
-------------------------------------------------------------------------
    Total interest on held to maturity
      securities                            306,095    292,854    524,852
  Interest on available for sale
      securities                            261,971    266,361     29,057
  Interest on trading securities              1,956      2,525      2,570
  Interest on receivable due from
      Resolution Trust Corporation
-------------------------------------------------------------------------
    Total interest income                 2,319,771  2,021,856  1,860,181
-------------------------------------------------------------------------
Interest expense
  Interest on savings deposits               44,530     55,598     59,321
  Interest on interest-bearing
    transaction accounts                    272,360    192,140    175,428
  Interest on time deposits                 480,366    361,878    372,600
  Interest on Federal funds purchased
    and other short-term borrowings         257,239    173,244     82,351
  Interest on capital lease obligations       3,875      3,983      4,082
  Interest on long-term debt                 47,338     46,725     40,767
-------------------------------------------------------------------------
    Total interest expense                1,105,708    833,568    734,549
-------------------------------------------------------------------------
    Net interest income                   1,214,063  1,188,288  1,125,632
Provision for loan losses                    46,688     25,340     63,885
-------------------------------------------------------------------------
    Net interest income after provision
      for loan losses                     1,167,375  1,162,948  1,061,747
-------------------------------------------------------------------------
Noninterest income
  Trust fees                                177,185    164,936    159,365
  Service charges                           190,823    186,786    176,850
  Credit card                                49,753     44,628     33,433
  Investment banking revenues                35,281     37,768     41,934
  Securities gains, net                      14,719      6,200      8,348
  Other                                     208,617    174,826    173,602
-------------------------------------------------------------------------
    Total noninterest income                676,378    615,144    593,532
-------------------------------------------------------------------------
Noninterest expense
  Staff                                     597,212    590,698    568,490
  Net occupancy                              80,170     82,985     88,198
  Equipment                                  95,657     93,372     89,643
  FDIC insurance                             31,197     52,947     52,007
  Other                                     394,765    336,736    344,659
-------------------------------------------------------------------------
    Total noninterest expense             1,199,001  1,156,738  1,142,997
-------------------------------------------------------------------------
  Income before income tax expense          644,752    621,354    512,282
Income tax expense                          225,917    213,552    161,917
-------------------------------------------------------------------------
  Net income                             $  418,835 $  407,802 $  350,365
=========================================================================
  Net income per share                        $3.25      $3.17      $2.75
=========================================================================
  Dividends declared per share                $1.42      $1.30      $1.18
=========================================================================
Returns
  Return on assets                             1.28%      1.29%      1.20%
  Return on equity                            15.15      16.14      15.25
  Return on common equity                     15.15      16.14      15.25
=========================================================================

                                    46

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

          1992       1991       1990     % change 1995       % change 1994       5-year annual compound change 1991-1995
------------------------------------------------------------------------------------------------------------------------------------

    $1,228,629 $1,329,086 $1,412,171              18.9%               12.2%                       3.9%
         3,245      9,500      9,656              30.4                65.3                      (14.1)


        58,396     88,945     94,107              96.5                (8.8)                     (18.6)

       477,864    443,095    361,462               7.6               (49.8)                      (7.1)
        67,322     70,850     75,426              (7.2)               (2.9)                      (5.7)
-----------------------------------------------------------------------------------------------------------------------------------

       545,186    513,945    436,888               4.5               (44.2)                      (6.9)

                                                  (1.6)
         3,312      7,812      4,029             (22.5)               (1.8)                     (13.5)

                   28,955      5,359
-----------------------------------------------------------------------------------------------------------------------------------
     1,838,768  1,978,243  1,962,210              14.7                 8.7                        3.4
-----------------------------------------------------------------------------------------------------------------------------------

        60,229     69,510     57,796             (19.9)               (6.3)                      (5.1)

       197,650    245,796    238,233              41.8                 9.5                        2.7
       464,554    657,494    679,326              32.7                (2.9)                      (6.7)

        76,624    124,986    201,348              48.5               110.4                        5.0
         4,165      4,189      4,278              (2.7)               (2.4)                      (2.0)
        34,091     30,870     32,408               1.3                14.6                        7.9
-----------------------------------------------------------------------------------------------------------------------------------
       837,313  1,132,845  1,213,389              32.6                13.5                       (1.8)
-----------------------------------------------------------------------------------------------------------------------------------
     1,001,455    845,398    748,821               2.2                 5.6                       10.1
       139,475    118,017    125,662              84.2               (60.3)                     (18.0)
-----------------------------------------------------------------------------------------------------------------------------------

       861,980    727,381    623,159                .4                 9.5                       13.4
-----------------------------------------------------------------------------------------------------------------------------------

       147,308    129,076    114,798               7.4                 3.5                        9.1
       156,325    124,780    101,666               2.2                 5.6                       13.4
        29,502     22,488     22,577              11.5                33.5                       17.1
        37,052     24,166     13,995              (6.6)               (9.9)                      20.3
        32,231      5,931      3,011             137.4               (25.7)                      37.4
        97,942     95,253     79,027              19.3                  .7                       21.4
-----------------------------------------------------------------------------------------------------------------------------------
       500,360    401,694    335,074              10.0                 3.6                       15.1
-----------------------------------------------------------------------------------------------------------------------------------

       483,187    420,597    382,345               1.1                 3.9                        9.3
        77,866     68,475     58,990              (3.4)               (5.9)                       6.3
        75,405     65,062     63,576               2.4                 4.2                        8.5
        48,574     41,829     20,215             (41.1)                1.8                        9.1
       315,417    269,253    226,561              17.2                (2.3)                      11.7
-----------------------------------------------------------------------------------------------------------------------------------
     1,000,449    865,216    751,687               3.7                 1.2                        9.8
-----------------------------------------------------------------------------------------------------------------------------------
       361,891    263,859    206,546               3.8                21.3                       25.6
        99,228     63,925     38,808               5.8                31.9                       42.2
-----------------------------------------------------------------------------------------------------------------------------------
    $  262,663 $  199,934 $  167,738               2.7%               16.4%                      20.1%
===================================================================================================================================
         $2.25      $1.78      $1.57               2.5%               15.3%                      15.7%
===================================================================================================================================
         $1.10      $1.07      $1.06               9.2%               10.2%                       6.0%
===================================================================================================================================

           .99%       .81%       .75%
         13.21      11.33      10.58
         13.21      11.32      10.58
===================================================================================================================================

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                     Consolidated Average Balance Sheet and Net Interest Margin

(dollars in millions)                              1995                            1994                            1993
-----------------------------------------------------------------------------------------------------------------------------------

                                                  Income/  Yields/                Income/  Yields/                Income/  Yields/
Assets                                  Balance   Expense    Rates      Balance   Expense    Rates      Balance   Expense    Rates
-----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income         $19,507.0  $1,717.7     8.81%   $17,769.7  $1,446.5     8.14%   $16,029.4  $1,289.3     8.04%
Short-term investments                     74.9       4.5     6.04         80.9       3.5     4.29         61.9       2.1     3.40
Federal funds sold and securities
  purchased under resale agreements       568.2      33.7     5.93        368.5      17.1     4.65        595.7      18.8     3.16
Held to maturity securities:
  Taxable                               4,107.8     250.0     6.09      4,296.1     232.4     5.41      7,905.5     462.5     5.85
  Tax-exempt                              864.2      84.1     9.73        904.4      90.3     9.99        937.1      93.2     9.95
-----------------------------------------------------------------------------------------------------------------------------------
  Total held to maturity securities     4,972.0     334.1     6.72      5,200.5     322.7     6.21      8,842.6     555.7     6.28
Available for sale securities           4,189.8     262.3     6.26      4,691.4     266.7     5.68        483.7      29.1     6.01
Trading securities                         31.6       2.1     6.55         46.9       2.6     5.63         53.6       2.7     5.12
Receivable due from
  Resolution Trust Corporation
-----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                 29,343.5   2,354.4     8.02     28,157.9   2,059.1     7.31     26,066.9   1,897.7     7.28
Less reserve for loan losses             (387.3)                         (383.3)                         (366.3)
Cash and due from banks                 1,838.2                         1,861.4                         1,814.9
Property and equipment                    643.4                           632.3                           559.2
All other assets                        1,316.6                         1,225.7                         1,079.3
-----------------------------------------------------------------------------------------------------------------------------------
  Total assets                        $32,754.4                       $31,494.0                       $29,154.0
===================================================================================================================================
Liabilities and Stockholders' Equity
-----------------------------------------------------------------------------------------------------------------------------------
Savings deposits                      $ 1,864.5  $   44.5     2.39%   $ 2,330.1  $   55.6     2.39%   $ 2,265.8  $   59.3     2.62%
Interest-bearing transaction accounts   8,375.3     272.4     3.25      7,808.0     192.1     2.46      7,348.0     175.4     2.39
Time deposits                           9,026.6     480.4     5.32      8,638.0     361.9     4.19      9,062.2     372.6     4.11
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits      19,266.4     797.3     4.14     18,776.1     609.6     3.25     18,676.0     607.3     3.25
Federal funds purchased and
  other short-term borrowings           4,394.3     257.2     5.85      4,155.3     173.3     4.17      2,535.1      82.4     3.25
Capital lease obligations                  39.4       3.9     9.82         40.7       4.0     9.80         41.6       4.1     9.80
Long-term debt                            554.7      47.3     8.53        591.6      46.7     7.90        531.1      40.8     7.68
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities   24,254.8   1,105.7     4.56     23,563.7     833.6     3.54     21,783.8     734.6     3.37
Demand deposits                         5,303.9                         5,072.6                         4,834.6
All other liabilities                     430.4                           330.0                           237.0
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                    29,989.1                        28,966.3                        26,855.4
Redeemable preferred stock                  1.1                             1.1                             1.2
Total stockholders' equity              2,764.2                         2,526.6                         2,297.4
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity              $32,754.4                       $31,494.0                       $29,154.0
===================================================================================================================================
Interest rate spread                                          3.46%                           3.77%                           3.91%
Effect of noninterest-bearing funds                            .80                             .58                             .55
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                       $1,248.7     4.26%              $1,225.5     4.35%              $1,163.1     4.46%
===================================================================================================================================
Nonaccrual loans are included in
average balances and interest
payments on such loans are
recognized as income on a cash basis
when appropriate. Interest income
and yields are presented on a
fully-taxable equivalent basis using
the Federal statutory income tax
rate, net of nondeductible interest
expense. Such adjustments by earning
asset category are as follows:
  Loans                                             $ 6.2                           $ 7.0                           $ 6.4
  Held to maturity securities                        28.0                            29.8                            30.9
  Available for sale securities                        .3                              .3
  Trading securities                                   .1                              .1                              .2
-----------------------------------------------------------------------------------------------------------------------------------
    Total                                           $34.6                           $37.2                           $37.5
===================================================================================================================================

                                    48

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

              1992                            1991                             1990                  % change in average balances
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Five-year
                                                                                                                         annual
            Income/ Yields/                 Income/  Yields/                 Income/    Yields/                         compound
  Balance   Expense   Rates     Balance     Expense    Rates      Balance    Expense      Rates       1995      1994   1991-1995
-----------------------------------------------------------------------------------------------------------------------------------
$14,304.7  $1,233.6    8.62%  $13,488.5    $1,335.9     9.90%   $13,177.8   $1,421.2      10.78%       9.8%     10.9%       8.2%
     81.8       3.3    3.96       130.4         9.5     7.28        118.2        9.6       8.17       (7.4)     30.7       (8.7)

  1,592.8      58.4    3.67     1,578.0        88.9     5.64      1,187.3       94.1       7.93       54.2     (38.1)     (13.7)

  6,852.5     477.9    6.97     5,362.1       443.1     8.26      4,212.3      361.5       8.58       (4.4)    (45.7)       (.5)
    972.7      98.1   10.09     1,007.7       102.4    10.17      1,068.8      108.1      10.12       (4.4)     (3.5)      (4.2)
-----------------------------------------------------------------------------------------------------------------------------------
  7,825.2     576.0    7.36     6,369.8       545.5     8.56      5,281.1      469.6       8.89       (4.4)    (41.2)      (1.2)
                                                                                                     (10.7)
     54.4       3.4    6.27       110.5         8.0     7.25         46.4        4.1       8.90      (32.6)    (12.5)      (7.4)

                                  357.9        29.0     8.09         67.1        5.4       7.99
-----------------------------------------------------------------------------------------------------------------------------------
 23,858.9   1,874.7    7.86    22,035.1     2,016.8     9.15     19,877.9    2,004.0      10.08        4.2       8.0        8.1
   (312.7)                       (275.4)                           (254.9)                             1.0       4.6        8.7
  1,682.1                       1,574.1                           1,552.2                             (1.2)      2.6        3.4
    515.2                         465.8                             444.6                              1.8      13.1        7.7
    813.0                         774.4                             631.7                              7.4      13.6       15.8
-----------------------------------------------------------------------------------------------------------------------------------
$26,556.5                     $24,574.0                         $22,251.5                              4.0%      8.0%       8.0%
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
 $1,849.8  $   60.2    3.26%  $ 1,486.0    $   69.5     4.68%   $ 1,175.7   $   57.8       4.92%     (20.0)%     2.8%       9.7%
  6,490.6     197.6    3.05     5,170.8       245.8     4.75      4,340.0      238.2       5.49        7.3       6.3       14.1
  9,224.4     464.6    5.04     9,773.7       657.5     6.73      8,626.0      679.3       7.88        4.5      (4.7)        .9
-----------------------------------------------------------------------------------------------------------------------------------
 17,564.8     722.4    4.11    16,430.5       972.8     5.92     14,141.7      975.3       6.90        2.6        .5        6.4

  2,160.5      76.6    3.55     2,233.2       125.0     5.60      2,561.6      201.4       7.86        5.8      63.9       11.4
     42.6       4.2    9.77        43.4         4.1     9.65         44.4        4.3       9.65       (3.2)     (2.2)      (2.4)
    369.1      34.1    9.24       308.8        30.9     9.99        321.5       32.4      10.08       (6.2)     11.4       11.5
-----------------------------------------------------------------------------------------------------------------------------------
 20,137.0     837.3    4.16    19,015.9     1,132.8     5.96     17,069.2    1,213.4       7.11        2.9       8.2        7.3
  4,205.2                       3,552.1                           3,356.0                              4.6       4.9        9.6
    224.0                         239.8                             240.0                             30.4      39.2       12.4
-----------------------------------------------------------------------------------------------------------------------------------
 24,566.2                      22,807.8                          20,665.2                              3.5       7.9        7.7
      1.3                           1.3                               1.4                                       (8.3)      (4.7)
  1,989.0                       1,764.9                           1,584.9                              9.4      10.0       11.8
-----------------------------------------------------------------------------------------------------------------------------------
$26,556.5                     $24,574.0                         $22,251.5                              4.0%      8.0%       8.0%
===================================================================================================================================
                       3.70%                            3.19%                              2.97%
                        .65                              .82                               1.01
-----------------------------------------------------------------------------------------------------------------------------------
           $1,037.4    4.35%               $  884.0     4.01%               $  790.6       3.98%
===================================================================================================================================











              $ 5.0                           $ 6.8                            $ 9.0
               30.8                            31.6                             32.7

                 .1                              .2                               .1
-----------------------------------------------------------------------------------------------------------------------------------
              $35.9                           $38.6                            $41.8
===================================================================================================================================

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                              Consolidated Balance Sheet
December 31 (dollars in thousands)                                                             1995              1994
-------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                 $ 2,175,804       $ 2,119,579
Short-term investments                                                                       82,240            44,717
Securities:
  Held to maturity (market value $965,414 and $4,965,930, respectively)                     914,747         5,216,968
  Available for sale (amortized cost $8,056,398, and $4,354,715, respectively)            8,063,815         4,172,964
  Trading                                                                                    57,442            31,674
Federal funds sold and securities purchased under resale agreements                       1,099,696         1,111,720
Loans (net of unearned income of $63,729, and $66,904 respectively)                      19,763,244        18,655,511
  Less reserve for loan losses                                                              382,984           376,618
-------------------------------------------------------------------------------------------------------------------------
  Loans, net                                                                             19,380,260        18,278,893
-------------------------------------------------------------------------------------------------------------------------
Property and equipment                                                                      637,945           637,500
Other assets                                                                              1,291,881         1,264,015
-------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                          $33,703,830       $32,878,030
=========================================================================================================================

Liabilities and Stockholders' Equity
Liabilities:
Demand deposits                                                                         $ 5,862,531       $ 5,256,494
Retail savings deposits and interest-bearing transaction accounts                        11,027,383        10,142,719
Time deposits                                                                             9,042,216         9,984,860
-------------------------------------------------------------------------------------------------------------------------
  Total deposits                                                                         25,932,130        25,384,073
-------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under repurchase agreements                   2,361,204         2,053,609
Short-term borrowings                                                                     1,359,993         1,903,182
Capital lease obligations                                                                    38,910            40,098
Long-term debt                                                                              615,129           592,041
Other liabilities                                                                           467,444           342,512
-------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                      30,774,810        30,315,515
-------------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock                                                                      961             1,142
-------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
Common stock ($1 par value; 200,000,000 shares authorized;
  129,923,507 and 128,873,322 shares issued, respectively)                                  129,924           128,873
Surplus                                                                                     984,557           964,900
Retained earnings                                                                         1,827,023         1,593,911
Treasury stock (476,519 and 508,698 shares at cost, respectively)                           (18,096)          (14,516)
Unrealized net appreciation (depreciation), available for sale securities                     4,651          (111,795)
-------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                              2,928,059         2,561,373
-------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                            $33,703,830       $32,878,030
=========================================================================================================================
See accompanying notes to the consolidated financial statements.

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                              Consolidated Statement of Income
Year ended December 31 (in thousands)                                              1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                                 $1,711,549     $1,439,508    $1,282,802
  Interest on short-term investments                                              4,527          3,472         2,101
  Interest on Federal funds sold and securities purchased
    under resale agreements                                                      33,673         17,136        18,799
  Interest on held to maturity securities
    Taxable                                                                     249,987        232,366       462,542
    Tax-exempt                                                                   56,108         60,488        62,310
-----------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities                               306,095        292,854       524,852
  Interest on available for sale securities                                     261,971        266,361        29,057
  Interest on trading securities                                                  1,956          2,525         2,570
-----------------------------------------------------------------------------------------------------------------------
    Total interest income                                                     2,319,771      2,021,856     1,860,181
-----------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                                                          797,256        609,616       607,349
  Interest on Federal funds purchased and other short-term borrowings           257,239        173,244        82,351
  Interest on capital lease obligations                                           3,875          3,983         4,082
  Interest on long-term debt                                                     47,338         46,725        40,767
-----------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                    1,105,708        833,568       734,549
-----------------------------------------------------------------------------------------------------------------------
    Net interest income                                                       1,214,063      1,188,288     1,125,632
Provision for loan losses                                                        46,688         25,340        63,885
-----------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                       1,167,375      1,162,948     1,061,747
-----------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                                    177,185        164,936       159,365
  Service charges                                                               190,823        186,786       176,850
  Mortgage banking revenues                                                      78,638         60,695        68,623
  Credit card                                                                    49,753         44,628        33,433
  Investment banking revenues                                                    35,281         37,768        41,934
  Securities gains, net                                                          14,719          6,200         8,348
  Other                                                                         129,979        114,131       104,979
-----------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                                    676,378        615,144       593,532
-----------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                                         597,212        590,698       568,490
  Net occupancy                                                                  80,170         82,985        88,198
  Equipment                                                                      95,657         93,372        89,643
  FDIC insurance                                                                 31,197         52,947        52,007
  Intangible amortization                                                        33,576         35,152        36,265
  Advertising                                                                    34,032         33,491        31,736
  Other                                                                         327,157        268,093       276,658
-----------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                                 1,199,001      1,156,738     1,142,997
-----------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                                              644,752        621,354       512,282
Income tax expense                                                              225,917        213,552       161,917
-----------------------------------------------------------------------------------------------------------------------
  Net income                                                                 $  418,835     $  407,802    $  350,365
=======================================================================================================================
  Net income per share                                                            $3.25          $3.17         $2.75
=======================================================================================================================
  Dividends declared per share                                                    $1.42          $1.30         $1.18
=======================================================================================================================
See accompanying notes to the consolidated financial statements.

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                     Consolidated Statement of Changes in Stockholders' Equity

                                                                                                        Unrealized Net
                                                                                                         Appreciation,
                                               Common Stock                           Treasury Stock    (Depreciation)
                                             -----------------            Retained   -----------------   Available for
(in thousands)                                Shares    Amount  Surplus   Earnings    Shares    Amount Sale Securities        Total
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1992                             74,835  $ 74,835 $972,024 $1,108,293        --        --              --   $2,155,152
Net income                                        --        --       --    350,365        --        --              --      350,365
Cash dividends declared:
  Common ($1.18 per share)                        --        --       --   (117,334)       --        --              --     (117,334)
  Redeemable preferred                            --        --       --        (85)       --        --              --          (85)
  By pooled companies prior to merger--common     --        --       --     (6,865)       --        --              --       (6,865)
Acquisition of treasury stock                     --        --       --         --       (52)   (3,102)             --       (3,102)
Common stock issued pursuant to employee
   and shareholder stock issuance plans          694       694   16,583         --        52     3,102              --       20,379
Common stock issued upon acquisition
   of subsidiary                                 250       250    5,949         --        --        --              --        6,199
Adjustment for treasury stock activity--
  pooled company                                  (6)       (6)    (157)        --        --        --              --         (163)
Common stock issued upon conversion
  of convertible subordinated debentures         487       487   12,817         --        --        --              --       13,304
Common stock issued upon
  2-for-1 stock split                         51,867    51,867  (51,867)        --        --        --              --           --
Adjustment of available for sale securities
   to market value                                --        --       --         --        --        --          42,252       42,252
Other, net                                        --        --      (25)      (130)       --        --              --         (155)
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1993                            128,127   128,127  955,324  1,334,244        --        --          42,252    2,459,947
Net income                                        --        --       --    407,802        --        --              --      407,802
Cash dividends declared:
  Common ($1.30 per share)                        --        --       --   (135,920)       --        --              --     (135,920)
  Redeemable preferred                            --        --       --        (80)       --        --              --          (80)
  By pooled companies prior to merger--common     --        --       --    (12,218)       --        --              --      (12,218)
Acquisition of treasury stock                     --        --       --         --      (538)  (15,406)             --      (15,406)
Common stock issued pursuant to employee
   and shareholder stock issuance plans          319       319    3,803         --        29       890              --        5,012
Common stock issued upon acquisition
   of subsidiaries                               411       411    5,700         --        --        --              --        6,111
Adjustment for treasury stock activity--
  pooled company                                  (3)       (3)     (95)        --        --        --              --          (98)
Common stock issued upon conversion
   of convertible subordinated debentures         19        19      280         --        --        --              --          299
Adjustment of available for sale securities
   to market value                                --        --       --         --        --        --        (154,047)    (154,047)
Other, net                                        --        --     (112)        83        --        --              --          (29)
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1994                            128,873   128,873  964,900  1,593,911      (509)  (14,516)       (111,795)   2,561,373
Net income                                        --        --       --    418,835        --        --              --      418,835
Cash dividends declared:
  Common ($1.42 per share)                        --        --       --   (183,063)       --        --              --     (183,063)
  Redeemable preferred                            --        --       --        (75)       --        --              --          (75)
  By pooled companies prior to merger--common     --        --       --     (2,565)       --        --              --       (2,565)
Acquisition of treasury stock                     --        --       --         --    (2,152)  (76,479)             --      (76,479)
Common stock issued pursuant to employee
   and shareholder stock issuance plans          467       467    5,686         --       769    24,270              --       30,423
Common stock issued upon acquisition
   of subsidiaries                               578       578   13,925         --     1,413    48,574              --       63,077
Common stock issued upon conversion
   of convertible subordinated debentures          6         6       52         --         2        55              --          113
Adjustment of available for sale securities
   to market value                                --        --       --         --        --        --         116,446      116,446
Other, net                                        --        --       (6)       (20)       --        --              --          (26)
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1995                            129,924  $129,924 $984,557 $1,827,023      (477) $(18,096)       $  4,651   $2,928,059
===================================================================================================================================
See accompanying notes to the consolidated financial statements.

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                                         Consolidated Statement of Cash Flows
Year ended December 31 (in thousands)                                                   1995           1994         1993
---------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net income                                                                        $  418,835     $  407,802   $  350,365
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                           46,688         25,340       63,885
  Depreciation, amortization and accretion                                           140,086        152,906      131,562
  Decrease in deferred loan fees                                                      (6,256)        (1,080)        (767)
  Realized securities gains                                                          (14,719)        (6,200)      (8,348)
  Net (increase) decrease in trading securities                                      (25,768)        16,407       (9,567)
  (Increase) decrease in interest receivable                                         (21,592)       (17,763)       4,699
  Increase (decrease) in interest payable                                             16,643         15,578      (12,785)
  Increase (decrease) in tax liability                                                24,872        (23,280)      25,744
  Net (gain) loss on sales and writedowns of foreclosed property                      (3,414)        (7,601)      (6,894)
  Other, net                                                                         (29,055)        43,642      (59,725)
---------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                        546,320        605,751      478,169
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Net (increase) decrease in Federal funds sold and
    securities purchased under resale agreements                                      41,124       (608,840)     982,601
  Net increase in loans                                                             (996,014)    (1,679,681)  (1,019,521)
  Proceeds from the maturity of held to maturity securities                          877,760      1,033,871    3,168,930
  Proceeds from the sales of held to maturity securities                                                         123,234
  Purchases of held to maturity securities                                          (553,718)    (1,667,496)  (4,492,996)
  Proceeds from the maturity of available for sale securities                      1,011,229      1,490,818       23,020
  Proceeds from the sales of available for sale securities                           260,802         76,860
  Purchases of available for sale securities                                        (858,960)      (452,679)     (61,199)
  Net increase (decrease) in short-term investments                                  (37,291)       (18,347)     121,409
  Increase in property and equipment                                                 (73,964)      (111,867)    (115,466)
  Proceeds from the sale of foreclosed property                                       45,150         78,477       85,823
  Net cash received from purchase acquisitions                                        16,811                     443,922
---------------------------------------------------------------------------------------------------------------------------
    Net cash used by investing activities                                           (267,071)    (1,858,884)    (740,243)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase (decrease) in Federal funds purchased and
    securities sold under repurchase agreements                                      303,230        (71,510)     347,255
  Net increase (decrease) in deposits                                                217,192      1,095,535     (846,379)
  Net increase (decrease) in short-term borrowings                                  (543,414)       666,006      571,786
  Payments on long-term debt                                                         (70,572)        (5,390)     (44,181)
  Proceeds from the issuance of long-term debt                                        91,287         30,350      167,313
  Payments on capital lease obligations                                               (1,188)        (1,077)        (983)
  Decrease in redeemable preferred stock                                                (181)           (13)         (93)
  Cash dividends paid                                                               (173,322)      (144,908)    (119,080)
  Common stock issued pursuant to various employee and
    shareholder stock issuance plans                                                  30,423          5,012       20,379
  Acquisition of treasury stock                                                      (76,479)       (15,406)      (3,102)
---------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by financing activities                                (223,024)     1,558,599       92,915
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and due from banks                                        56,225        305,466     (169,159)
Cash and due from banks at beginning of year                                       2,119,579      1,814,113    1,983,272
---------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                            $2,175,804     $2,119,579   $1,814,113
===========================================================================================================================
See accompanying notes to the consolidated financial statements.
For the years ended December 31, 1995, 1994 and 1993, interest paid totaled $1,090,350, $812,272, and $733,050, respectively.
Income taxes paid totaled $199,600 in 1995, $214,698 in 1994, and
$172,747 in 1993. Additional common stock was issued upon the conversion of $118 of the Corporation's convertible subordinated debt for the year ended December 31, 1995, $311 for the year ended
December 31, 1994, and $13,748 for the year ended December 31,
1993. Securities transferred to available for sale securities totaled approximately $4.0 billion in 1995 and $5.2 billion in
1993. Loans transferred to foreclosed property totaled $11 million in 1995, $19 million in 1994, and $23 million in 1993 . In 1995, assets and liabilities of purchased subsidiaries at dates of acquisition included investment securities of $149 million, loans of $169 million, other assets of $56 million, deposits of $331 million and other liabilities of $7 million. In 1993, assets and liabilities of purchased subsidiaries at dates of acquisition included investment securities of $186 million, loans of $1.0 billion, cash of $487 million, other assets of $477 million, deposits of $2.1 billion and other liabilities of $37 million.

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

                          NOTES TO CONSOLIDATED
                          FINANCIAL STATEMENTS
   (amounts in thousands except per share data and when otherwise indicated)

1  SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Business Boatmen's Bancshares Inc. ("Corporation"), is a multi-bank holding company, headquartered in St. Louis, Missouri. At December 31, 1995, the Corporation owned substantially all of the capital stock of 55 subsidiary banks, including a federal savings bank, and provides commercial, retail and correspondent banking services from over 500 banking offices and over 1,000 ATM's in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. At December 31, 1995, the Corporation had consolidated assets of $33.7 billion, making it one of the 30 largest bank holding companies in the United States. The Corporation's largest banking subsidiary, The Boatmen's National Bank of St. Louis, had total assets of $11.2 billion at December 31, 1995. The Corporation's other businesses include a trust company, a mortgage banking company, a credit life insurance company, a credit card bank and an insurance agency. The Corporation, through its subsidiary, Boatmen's Trust Company, is among the twenty largest providers of personal trust services in the nation, providing personal trust services within its banks' market areas and institutional and pension related trust services on a national scale. The Corporation's mortgage banking activities are conducted through Boatmen's National Mortgage, Inc., a full service mortgage banking company which originates home loans through company operated offices as well as through a network of over 300 correspondents located in the southern and mid-western United States. Boatmen's National Mortgage, Inc. presently services mortgage loans totaling approximately $23 billion. The traditional banking line of business represents the primary source of earnings for the Corporation, followed by the trust and mortgage banking activities.

Basis of Presentation The accounting and reporting policies of the Corporation and its subsidiaries conform to generally accepted accounting principles. The preparation of financial statements requires management of the Corporation to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While the financial statements reflect management's best estimates and judgment, actual results could differ from estimates. The following is a description of the Corporation's more significant policies.
     The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of all material intercompany balances and transactions. Certain amounts for 1994 and 1993 were reclassified to conform with statement presentation for 1995. The reclassifications have no effect on stockholders' equity or net income as previously reported. Prior period financial statements are also restated to include the accounts of companies which are acquired and accounted for as poolings of interests. Results of operations of companies which are acquired and subject to purchase accounting are included from the dates of acquisition. In accordance with the purchase method of accounting, the assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition, and the excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over periods benefitted.

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

Reserve for Loan Losses The reserve represents provisions charged to expense less net loan charge-offs. The provision is based upon economic conditions, historical loss and collection experience, risk characteristics of the portfolio, underlying collateral values, credit concentrations, industry risk, degree of off-balance sheet risk and other factors which, in management's judgment, deserve current recognition.
     Specific reserves are established for any impaired commercial, commercial real estate, and real estate construction loan for which the recorded investment in the loan exceeds the measured value of the loan. Loans subject to impairment valuation are defined as nonaccrual loans, exclusive of smaller balance

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

homogenous loans such as home equity, credit card, installment and 1-4 family loans. The values of loans subject to impairment valuation are determined based on the present value of expected future cash flows, the market price of the loans, or the fair values of the underlying collateral if the loan is collateral dependent.
     The charge-off policy of the Corporation varies with respect to the category of, and specific circumstances surrounding, each loan under consideration. The Corporation's policy with respect to consumer loans is generally to charge off all such loans when deemed to be uncollectible or 120 days past due, whichever comes first. With respect to commercial, real estate, and other loans, charge-offs are made on the basis of management's ongoing evaluation of nonperforming and criticized loans.

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

Mortgage Banking Revenues Mortgage loans held for sale are valued at the lower of cost or aggregate market value. Gains and losses on sales of mortgage loans are recognized at settlement dates and are determined by the difference between sales proceeds and the carrying value of the loans. The Corporation generally sells mortgage loans without recourse.
     Income from the servicing of mortgage loans is recognized in mortgage banking revenues, a component of noninterest income, concurrent with the receipt of the related mortgage payments on the loans serviced. Prior to 1995, capitalization of mortgage servicing rights was limited to servicing purchased from third parties. Effective with the Corporation's adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" in 1995, the value of purchased and originated mortgage servicing rights is capitalized and amortized in proportion to, and over the period of estimated net servicing income as a reduction of mortgage banking revenues. The value of mortgage servicing rights is determined based on the present value of estimated expected future cash flows, using assumptions as to current market discount rate, prepayment speeds and servicing costs per loan. Mortgage servicing rights are stratified by loan type and interest rate for purposes of impairment measurement. Loan types include government, conventional, private, and adjustable-rate mortgage loans. Impairment losses are recognized to the extent the unamortized mortgage servicing right for each stratum exceeds the current market value, as reductions in the carrying value of the asset, through the use of a valuation allowance, with a corresponding reduction to mortgage banking revenues. The Corporation recognizes gains or losses on the sales of mortgage servicing rights when all risks and rewards have been irrevocably passed to the purchaser.

Trust Assets and Fees The Corporation's trust function manages assets in a fiduciary or agent capacity; accordingly, such assets are not included in the consolidated balance sheet of the Corporation. Fee income derived from managing trust assets is recognized on an accrual basis.

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

Interest Rate Swaps Interest rate swap transactions are utilized as part of the Corporation's overall asset/liability management strategy to alter the rate sensitivity characteristics of various assets and liabilities. Although the notional amounts of these transactions are not reflected in the financial statements, the interest differentials are recognized on an accrual basis over the terms of the agreements as an adjustment to interest income or interest expense of the related asset or liability. To qualify for accrual accounting, the swaps must be designated to interest-bearing assets or liabilities and alter their interest rate characteristics over the term of the agreements. If an interest rate swap is terminated prior to maturity, any realized gains and losses are deferred and amortized over the remaining life of the contract. In the event the designated asset or liability is sold or extinguished prior to maturity, fair value recognition is required and any gains or losses are recognized in income.
     Interest rate swaps entered into for trading purposes on the behalf of customers are accounted for on a mark to market basis. Accordingly, realized and unrealized gains and losses associated with this activity are reflected as investment banking revenues, a component of noninterest income.

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

Property and Equipment Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized principally by the straight-line method applied over the estimated useful lives of the assets, which are 10 to 50 years for buildings and 3 to 25 years for fixtures and equipment. Leasehold improvements are generally amortized over the lease term, not to exceed 10 years.

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

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

Income Taxes The Corporation accounts for income taxes under the asset and liability method. Income tax expense is reported as the total of current income taxes payable and the net change in deferred income taxes provided for temporary differences. Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Deferred income taxes are recorded at the statutory Federal and state tax rates in effect at the time that the temporary differences are expected to reverse.
     The Corporation files a consolidated Federal income tax return which includes all its subsidiaries except for the credit life insurance company. Income tax expense is allocated among the parent company and its subsidiaries as if each had filed a separate tax return.

Net Income Per Share Net income per share is calculated by dividing net income (after deducting dividends on redeemable preferred stock) by the weighted average number of common shares outstanding. Common stock equivalents have no material dilutive effect.
     The net income per share calculation for 1995, 1994 and 1993 is summarized as follows:


=============================================================================================================
(in thousands except share data)                        1995                    1994                    1993
------------------------------------------------------------------------------------------------------------
Net income                                          $418,835                $407,802                $350,365
Less preferred dividends declared                         75                      80                      85
------------------------------------------------------------------------------------------------------------
Net income available to
  common shareholders                               $418,760                $407,722                $350,280
=============================================================================================================
Average shares outstanding                       129,033,936             128,651,858             127,304,292
------------------------------------------------------------------------------------------------------------
Net income per share                                   $3.25                   $3.17                   $2.75
=============================================================================================================


2  CHANGES IN ACCOUNTING POLICIES

     On January 1, 1995, The Corporation adopted Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan" and No. 118 (SFAS No. 118), "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." These statements require that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. The statements further require that specific reserves be established for any impaired loan for which the recorded investment exceeds the measured value of the loan. SFAS No. 114 and SFAS No. 118 do not apply to smaller balance, homogenous loans, which the Corporation has identified as consumer loans, such as home equity, credit card, installment and 1-4 family residential loans. Adoption of these standards had no material impact on the Corporation's loan quality statistics or reserve levels and had no effect on 1995 earnings.
     In the second quarter of 1995, the Corporation adopted Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for
Mortgage Servicing Rights." SFAS No. 122 requires capitalization of purchased mortgage servicing rights as well as internally originated mortgage servicing rights. These mortgage servicing rights are amortized in proportion to, and over the period of estimated net servicing income. Adoption of SFAS No. 122 increased mortgage banking revenues in 1995 by approximately $5.8 million, net of amortization, and increased net income by approximately $3.6 million.
     In 1994, the Corporation adopted Financial Accounting Standards No. 112 (SFAS No. 112), "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires recognition of the cost to provide postemployment benefits on an accrual basis. The Corporation's existing accounting policies were in general compliance with the requirements of SFAS No. 112. Accordingly, adoption of this standard had no material impact on the level of postemployment expense.

3  ACQUISITIONS

Purchase Acquisitions Results of operations of companies which are acquired and subject to purchase accounting treatment are included from dates of acquisition. Three purchase acquisitions were consummated in 1995. Disclosure of pro forma condensed results of operations as if these acquisitions were consummated as of the beginning of the period have been omitted due to the immaterial effect on operations.
     Other information regarding purchase acquisitions is summarized as follows:


============================================================================================================
                                                                                                        Core
Acquired Company                                 Acquisition    Purchase                             Deposit
(amounts in millions)                                   Date       Price      Assets    Goodwill  Intangible
------------------------------------------------------------------------------------------------------------
1995
Salem Community
  Bancorp, Inc.                                      2/28/95      $  8.4    $   79.2       $ 4.0       $  .8
West Side Bancshares,
  Inc.                                                4/1/95        17.5       142.4         4.5         1.3
Citizens Bancshares
  Corporation                                       10/27/95        41.0       224.1        19.5
------------------------------------------------------------------------------------------------------------
Total                                                             $ 66.6    $  445.7       $28.0       $ 2.0
============================================================================================================
1994
Eagle Management and
   Trust Company                                      5/6/94      $  3.4    $    3.8       $ 2.3
============================================================================================================
1993
First City-El Paso
  (FDIC assisted)                                     3/5/93      $ 14.0    $  340.0       $ 9.6       $13.7
Missouri Bridge Bank, N.A.
  (FDIC assisted)                                    4/23/93        15.8     1,100.0        18.9        20.0
Cimarron Federal Savings
  (RTC assisted)                                     5/26/93        13.1       430.0                    13.1
FCB Bancshares, Inc.                                  8/2/93        25.0       185.0        15.1         2.3
------------------------------------------------------------------------------------------------------------
Total                                                             $ 67.9    $2,055.0       $43.6       $49.1
============================================================================================================

Pooling Acquisitions When material, results of operations of companies which are acquired and subject to pooling of interests accounting are reflected on a combined basis from the earliest period presented.
     On January 31, 1995, the Corporation consummated the acquisition of National Mortgage Company and certain affiliates (National Mortgage), resulting in the issuance of approximately 5.0 million shares of common stock. National Mortgage, subsequently renamed Boatmen's National Mortgage, Inc., headquartered in Memphis, Tennessee, is a full-service mortgage banking company and presently services mortgage loans totaling approximately $23 billion. Nonrecurring after-tax merger expenses related to this acquisition totaled $7.0 million or $.06 per share, comprised primarily of investment banking and other professional fees, severance costs and abandonment of equipment and software, and were recognized in the first quarter of 1995.

                  BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

     On January 31, 1995, the Corporation consummated the acquisition of Dalhart Bancshares, Inc. (Dalhart), resulting in the issuance of approximately
 .7 million shares of common stock. Dalhart, with assets of approximately $140 million, is located in north Texas and was merged into the Corporation's Amarillo subsidiary.
     On February 28, 1995, the Corporation consummated the acquisition of Worthen Banking Corporation (Worthen), headquartered in Little Rock, Arkansas, resulting in the issuance of approximately 17.1 million shares of common stock. Worthen, subsequently renamed Boatmen's Arkansas, Inc., was the second largest banking organization in Arkansas, with approximately $3.5 billion in assets. Nonrecurring after-tax merger expenses related to this acquisition totaled $12.3 million or $.10 per share, comprised primarily of investment banking and other professional fees, severance costs, obsolete equipment write-offs and estimated costs to close duplicate branches, and were recognized in the first quarter of 1995.
     On May 31, 1995, the Corporation consummated the acquisition of First National Bank in Pampa (Pampa), resulting in the issuance of approximately
1.35 million shares of common stock. At acquisition, Pampa had approximately $166 million in assets and was merged into the Corporation's Amarillo subsidiary.
     On March 31, 1994, the Corporation consummated the acquisition of Woodland Bancorp, Inc. (Woodland), resulting in the issuance of approximately .4 million shares of common stock. Woodland, a retail banking organization with assets of approximately $65 million, is located in Tulsa, Oklahoma and was merged into the Corporation's Oklahoma bank. The results of operations of Woodland, which qualified as a pooling of interests, are not included in the consolidated financial statements prior to January 1, 1994, due to the immaterial effect on the Corporation's financial results.
     On November 30, 1993, the Corporation consummated the acquisition of First Amarillo Bancorporation, Inc. (Amarillo), resulting in the issuance of approximately 5.9 million shares of common stock. Amarillo, subsequently renamed Boatmen's Texas, Inc., had approximately $.8 billion in assets at acquisition, and is headquartered in Amarillo, Texas. Nonrecurring after-tax merger expenses related to this acquisition totaled $3.8 million, comprised primarily of investment banking fees, compensation-related expense and abandonment of equipment and software.
     Net interest income and net income as previously reported for the Corporation and the four pooling-of-interests acquisitions completed in 1995 are summarized as follows:


=====================================================================================
(in millions)                                                       1994        1993
-------------------------------------------------------------------------------------
Net interest income:
  Boatmen's Bancshares, Inc.                                    $1,024.4    $  974.5
  Worthen Banking Corporation                                      141.3       132.8
  Other pooling acquisitions                                        22.6        18.3
-------------------------------------------------------------------------------------
  Boatmen's Bancshares, Inc. restated                           $1,188.3    $1,125.6
-------------------------------------------------------------------------------------
Net income:
  Boatmen's Bancshares, Inc.                                    $  355.3    $  317.4
  Worthen Banking Corporation                                       47.6        32.3
  Other pooling acquisitions                                         4.9          .7
-------------------------------------------------------------------------------------
  Boatmen's Bancshares, Inc. restated                           $  407.8    $  350.4
=====================================================================================

Pending Acquisitions The Corporation currently is in the process of completing two acquisitions aggregating $7.6 billion in assets. Information related to these acquisitions is summarized below.
     On August 25, 1995, the Corporation announced a definitive agreement to acquire Fourth Financial Corporation (Fourth Financial), headquartered in Wichita, Kansas, in a transaction to be accounted for as a pooling of interests. Under terms of the agreement, the Corporation will exchange one share of its common stock for each Fourth Financial common share, resulting in the issuance of approximately 28.5 million shares of common stock. In addition, the Corporation will exchange one share of new preferred stock for each Fourth Financial preferred share, resulting in the issuance of approximately 248,000 shares ofpreferred stock. The preferred stock is convertible into approximately 3.4 million shares of common stock. Fourth Financial is the largest banking company in Kansas, with approximately $7.5 billion in assets, operating 87 retail banking offices in Kansas and 56 in Oklahoma. The acquisition is expected to be completed early in the first quarter of 1996.
     On August 30, 1995, the Corporation announced a definitive agreement to acquire Tom Green National Bank, located in San Angelo, Texas, in a stock transaction to be accounted for as a purchase. The acquisition of Tom Green National Bank, with assets of approximately $80 million, will result in the issuance of approximately .2 million shares of common stock from treasury stock acquired in the open market. This transaction is expected to be completed in the first quarter of 1996.

4  HELD TO MATURITY SECURITIES

     The amortized cost and approximate market value of held to maturity securities are summarized as follows:


==============================================================================================================
                                                                          Unrealized
December 31, 1995                                  Amortized     -----------------------------        Market
(in thousands)                                          Cost          Gains         Losses             Value
--------------------------------------------------------------------------------------------------------------
State and municipal                                 $909,056        $51,584          $(917)         $959,723
Other debt securities                                  5,691                                           5,691
--------------------------------------------------------------------------------------------------------------
  Total held to maturity
     securities                                     $914,747        $51,584          $(917)         $965,414
==============================================================================================================
                                                                          Unrealized
December 31, 1994                                  Amortized     -----------------------------        Market
(in thousands)                                          Cost          Gains         Losses             Value
--------------------------------------------------------------------------------------------------------------
U.S. treasury                                     $  876,011        $   505      $ (31,682)       $  844,834
Federal agencies:
  Mortgage-backed:
    Collateralized mortgage
      obligations                                  1,275,850                      (104,363)        1,171,487
    Adjustable-rate mortgages                        636,028            429        (25,987)          610,470
    Fixed rate pass-through                          460,603            566        (25,814)          435,355
--------------------------------------------------------------------------------------------------------------
      Total mortgage-backed                        2,372,481            995       (156,164)        2,217,312
  Other agencies                                     653,904             85        (37,640)          616,349
--------------------------------------------------------------------------------------------------------------
  Total U.S. treasury
     and agencies                                  3,902,396          1,585       (225,486)        3,678,495
State and municipal                                  861,385         28,535         (9,916)          880,004
Other debt securities                                453,187             19        (45,775)          407,431
--------------------------------------------------------------------------------------------------------------
  Total held to maturity
     securities                                   $5,216,968        $30,139      $(281,177)       $4,965,930
==============================================================================================================

     Effective December 15, 1995, the Corporation transferred approximately $4.0 billion of held to maturity securities to available for sale as permitted under the Statement of Financial Accounting Standards Board Special Report,
"A Guide to

                    BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued in November 1995. The amortized cost of such securities exceeded fair value by approximately $9.3 million, resulting in an after-tax decrease to stockholders' equity of $5.8 million. The transfer had no effect on 1995 earnings.
     The maturity distribution of held to maturity securities at December 31, 1995 is summarized as follows:



=================================================================================
(in thousands)                                Amortized Cost      Market Value
---------------------------------------------------------------------------------
Due in one year or less                             $ 43,348          $ 43,713
Due after one year through five years                165,823           171,759
Due after five years through ten years               414,971           444,658
Due after ten years                                  290,605           305,284
---------------------------------------------------------------------------------
  Total held to maturity securities                 $914,747          $965,414
=================================================================================

     There were no sales of held to maturity securities in 1995 or 1994. Gross realized gains in 1993 totaled $9.6 million and gross realized losses were $1.3 million.

5  AVAILABLE FOR SALE SECURITIES
     The amortized cost and approximate market value of available for sale securities are summarized as follows:


=======================================================================================
                                                         Unrealized
December 31, 1995                      Amortized   -----------------------    Market
(in thousands)                              Cost       Gains     Losses        Value
---------------------------------------------------------------------------------------
U.S. treasury                         $1,369,407     $14,285   $ (2,688)  $1,381,004
Federal agencies:
  Mortgage-backed:
    Collateralized mortgage
      obligations                      1,979,914       8,185    (26,129)   1,961,970
    Adjustable-rate mortgages          2,380,737      11,178    (11,384)   2,380,531
    Fixed rate pass-through              493,557       8,592     (1,764)     500,385
---------------------------------------------------------------------------------------
      Total mortgage-backed            4,854,208      27,955    (39,277)   4,842,886
  Other agencies                         982,383       6,332     (1,702)     987,013
---------------------------------------------------------------------------------------
  Total U.S. treasury
     and agencies                      7,205,998      48,572    (43,667)   7,210,903
Other debt securities                    753,378       6,032     (6,143)     753,267
---------------------------------------------------------------------------------------
  Total debt securities                7,959,376      54,604    (49,810)   7,964,170
Equity securities                         97,022       3,235       (612)      99,645
---------------------------------------------------------------------------------------
  Total available for sale
     securities                       $8,056,398     $57,839   $(50,422)  $8,063,815
=======================================================================================
                                                         Unrealized
December 31, 1994                      Amortized   ----------------------     Market
(in thousands)                              Cost       Gains     Losses        Value
---------------------------------------------------------------------------------------
U.S. treasury                         $  892,205      $1,703  $ (18,358)  $  875,550
Federal agencies:
  Mortgage-backed:
    Collateralized mortgage
      obligations                        803,769          87    (48,354)     755,502
    Adjustable-rate mortgages          2,106,221         280    (98,053)   2,008,448
    Fixed rate pass-through              171,077       2,397     (3,961)     169,513
---------------------------------------------------------------------------------------
      Total mortgage-backed            3,081,067       2,764   (150,368)   2,933,463
  Other agencies                          79,669                 (4,205)      75,464
---------------------------------------------------------------------------------------
  Total U.S. treasury
     and agencies                      4,052,941       4,467   (172,931)   3,884,477
Other debt securities                    237,323          71    (14,567)     222,827
---------------------------------------------------------------------------------------
  Total debt securities                4,290,264       4,538   (187,498)   4,107,304
Equity securities                         64,451       1,209                  65,660
---------------------------------------------------------------------------------------
  Total available for sale
     securities                       $4,354,715      $5,747  $(187,498)  $4,172,964
=======================================================================================

     The maturity distribution of available for sale securities at December 31, 1995 is summarized as follows:


======================================================================================
(in thousands)                                Amortized Cost            Market Value
--------------------------------------------------------------------------------------
Due in one year or less                           $  762,553              $  764,077
Due after one year through five years              1,418,278               1,430,969
Due after five years through ten years               115,258                 115,805
Due after ten years                                   71,080                  72,502
Mortgage-backed securities                         5,592,207               5,580,817
--------------------------------------------------------------------------------------
  Total debt securities                            7,959,376               7,964,170
Equity securities                                     97,022                  99,645
--------------------------------------------------------------------------------------
  Total available for sale securities             $8,056,398              $8,063,815
======================================================================================

     Available for sale securities at December 31, 1995 include mortgage-backed government guaranteed agency securities of $4.9 billion and private issue mortgage-backed securities totaling $.7 billion.

     Sales and redemptions of available for sale securities resulted in realized gains and losses as follows:


==========================================================================
Year ended December 31 (in thousands)                  1995        1994
--------------------------------------------------------------------------
Debt securities:
  Realized gains                                     $6,646      $2,673
  Realized losses                                       (10)
--------------------------------------------------------------------------
    Net realized gains                               $6,636      $2,673
==========================================================================
Equity securities:
  Realized gains                                     $8,052      $3,527
  Realized losses                                       (10)
--------------------------------------------------------------------------
    Net realized gains                               $8,042      $3,527
==========================================================================

     Held to maturity and available for sale securities with book values totaling $4,479,815 and $4,656,576 at December 31, 1995 and 1994,
respectively, were pledged to secure public deposits, trust deposits, and for other purposes required by law.

6  LOANS
     A summary of loan categories is as follows:


==========================================================================
December 31 (in thousands)                  1995                    1994
--------------------------------------------------------------------------
Domestic:
  Commercial                         $ 9,623,260             $ 8,767,109
  Real estate-mortgage                 3,747,581               3,629,014
  Real estate-construction               921,601                 868,279
  Consumer                             5,344,425               5,302,065
  Lease financing                        169,230                 136,814
--------------------------------------------------------------------------
    Total domestic                    19,806,097              18,703,281
Foreign loans                             20,876                  19,134
--------------------------------------------------------------------------
    Total loans                       19,826,973              18,722,415
Less unearned income                      63,729                  66,904
--------------------------------------------------------------------------
    Total loans, net                 $19,763,244             $18,655,511
==========================================================================

                   BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

     Nonperforming assets, consisting of nonperforming loans and foreclosed property, are summarized as follows:


==========================================================================
December 31 (in thousands)                  1995                    1994
--------------------------------------------------------------------------
Nonaccrual                              $133,816                $111,846
Restructured                               7,439                   7,090
Past due 90 days or more                  26,262                  17,000
--------------------------------------------------------------------------
    Total nonperforming loans            167,517                 135,936
Foreclosed property                       31,597                  62,434
--------------------------------------------------------------------------
    Total nonperforming assets          $199,114                $198,370
==========================================================================

     Gross interest income which would have been recorded, if all nonaccrual and restructured loans at year end had been current in accordance with original terms, amounted to $8.6 million in 1995 and $10.2 million in 1994. Actual interest recorded amounted to $3.8 million in 1995 and $2.6 million in 1994.
     At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 and SFAS No. 118 totaled approximately $125.9 million, and the reserve for loan losses included approximately $1.8 million allocated to $8.6 million of impaired loans. In 1995, impaired loans averaged $93.5 million and cash basis interest recognition on these loans, during the time that they were impaired, totaled less than $1 million.
     Following is a summary of activity for 1995 regarding loans extended to directors and executive officers of the Corporation and its largest subsidiaries or to enterprises in which said individuals had beneficial interests. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons.


=========================================================================================================================
(in thousands)
-------------------------------------------------------------------------------------------------------------------------
Outstanding                                                     Net change from changes          Outstanding
at 12/31/94               Additions              Repayments          in director status          at 12/31/95
-------------------------------------------------------------------------------------------------------------------------
$190,736                    $54,331                $(22,824)                   $(52,350)            $169,893
=========================================================================================================================

     The following summarizes activity in the reserve for loan losses:


==========================================================================================================================
December 31 (in thousands)                                          1995                    1994                    1993
--------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                      $376,618                $376,265                $334,706
  Loans charged off                                              (88,131)                (72,692)                (80,401)
  Recoveries on loans
    previously charged off                                        41,636                  46,832                  44,326
--------------------------------------------------------------------------------------------------------------------------
  Net charge-offs                                                (46,495)                (25,860)                (36,075)
  Provision for loan losses                                       46,688                  25,340                  63,885
  Loan reserve from acquisitions                                   6,173                     873                  13,749
--------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                            $382,984                $376,618                $376,265
==========================================================================================================================

7  PROPERTY AND EQUIPMENT
      Property and equipment are summarized as follows:


======================================================================================
December 31 (in thousands)                              1995                    1994
--------------------------------------------------------------------------------------
Land                                              $   87,724              $   84,974
Buildings                                            457,858                 425,356
Buildings under capital leases                        48,666                  48,666
Furniture, fixtures and equipment                    557,075                 511,695
Leasehold improvements                                94,501                  94,158
Construction in progress                               9,029                  28,333
--------------------------------------------------------------------------------------
  Total                                            1,254,853               1,193,182
Less accumulated depreciation/amortization           616,908                 555,682
--------------------------------------------------------------------------------------
Net property and equipment                        $  637,945              $  637,500
======================================================================================

     Depreciation and amortization charged to expense in 1995, 1994 and 1993 amounted to $79,446, $74,585, and $66,670, respectively.
     At December 31, 1995, the Corporation was obligated under long-term leases, principally related to the use of land, buildings, and equipment in banking operations. The following table summarizes future minimum rental payments required under leases which have initial or remaining noncancellable lease terms in excess of one year.


======================================================================================
(in thousands)
--------------------------------------------------------------------------------------
Period                                        Capital leases        Operating leases
--------------------------------------------------------------------------------------
1996                                                 $ 4,972                $ 25,517
1997                                                   4,972                  21,888
1998                                                   4,952                  17,778
1999                                                   4,893                  16,135
2000                                                   4,957                  12,917
After 2000                                            50,139                  64,584
--------------------------------------------------------------------------------------
Total minimum lease payments                          74,885                $158,819
                                                                            ========
Less amount representing interest                     35,975
-------------------------------------------------------------
Present value of minimum lease payments              $38,910
=============================================================

     Lease provisions that would cause rentals to vary from those reflected above are not material. Property taxes, insurance, and maintenance expense related to property under lease are principally paid by the Corporation. Total rental expense for all operating leases amounted to $28,998, $30,401, and $36,839 in 1995, 1994, and 1993, respectively.
     In March, 1995, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles to be held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such conditions exist, companies must estimate the future cash flows from use of the asset and, if the sum of the undiscounted estimated future cash flows is less than the carrying amount of the asset, an impairment loss would be recognized. This pronouncement becomes effective in 1996 and is not expected to have a material effect on the Corporation's financial results.

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

8  INTANGIBLE ASSETS
     Intangible assets, net of accumulated amortization are summarized as follows:


======================================================================================
December 31 (in thousands)                              1995                    1994
--------------------------------------------------------------------------------------
Goodwill                                            $205,900                $193,015
Core deposit premium                                  60,024                  74,704
Mortgage servicing rights                             65,649                  38,397
Credit card premium                                   13,932                   2,980
--------------------------------------------------------------------------------------
Total intangible assets, net                        $345,505                $309,096
======================================================================================

     Intangible assets amortization charged to noninterest expense in 1995, 1994, and 1993 amounted to $33,576, $35,152, and $34,105, respectively.
Amortization of mortgage servicing rights charged to mortgage banking revenues in 1995, 1994, and 1993 totaled $9,281, $16,173, and $17,108, respectively. In 1995, the Corporation capitalized approximately $40 million of mortgage servicing rights, and sold mortgage servicing rights with a net book value of approximately $3.9 million. The fair value of mortgage servicing rights at December 31, 1995 was approximately $85.3 million. At December 31, 1995, no impairment writedown was required as the fair value of the mortgage servicing rights exceeded carrying value.

9  SEGREGATED ASSETS
     Included in other assets at December 31, 1995 are segregated assets totaling $103.3 million net of a valuation allowance of $13.3 million. As part of the regulatory assisted acquisition of Missouri Bridge Bank, N.A. (Bridge
Bank), on April 23, 1993, the Corporation entered into a five-year loss-sharing arrangement with the FDIC with respect to approximately $950 million in multi-family residential, commercial real estate, construction and commercial loans. During the five-year period, the FDIC will reimburse the Corporation for 80 percent of the first $92.0 million of net charge-offs on these loans, after which the FDIC will increase its reimbursement coverage to 95 percent of additional charge-offs. During this period and for two years thereafter, the Corporation is obligated to pay the FDIC 80 percent of all recoveries on charged off loans.
     Segregated assets are those loans acquired from the Bridge Bank and covered under the loss-sharing arrangement with the FDIC that possess more than the normal risk of collectibility. These assets consist of loans that at acquisition were or have since become classified as nonperforming loans or foreclosed property.
     The Corporation's primary purpose in managing a portfolio of this nature is to provide ongoing collection and control activities on behalf of the FDIC. Accordingly, these assets do notrepresent loans made in the ordinary course of business and,due to the underlying nature of this liquidating asset pool, are excluded from the Corporation's nonperforming asset statistics.
     A summary of activity regarding the segregated asset pool for the years ended December 31, 1995 and 1994, is provided below.


=============================================================================================================
                                                   Principal               Allowance               Principal
(in millions)                                        balance              for losses            balance, net
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                          $266.6                   $18.4                  $248.2
Charge-offs                                            (14.9)                   (3.0)
Recoveries                                                                       1.3
Net transfers                                           40.9
Payments on segregated assets                          (98.7)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                           193.9                    16.7                   177.2
Charge-offs                                            (27.7)                   (5.5)
Recoveries                                                                       2.1
Net transfers                                          (17.2)
Payments on segregated assets                          (32.4)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                          $116.6                   $13.3                  $103.3
=============================================================================================================

10  DEPOSITS
     Deposits are summarized as follows:


======================================================================================
December 31 (in thousands)                              1995                    1994
--------------------------------------------------------------------------------------
Demand deposits                                  $ 5,862,531             $ 5,256,494
Savings deposits                                   1,718,989               2,058,179
Interest-bearing transaction accounts              9,308,394               8,084,540
Time deposits $100,000 and over                    1,471,920               2,667,071
Retail time deposits                               7,570,296               7,317,789
--------------------------------------------------------------------------------------
  Total deposits                                 $25,932,130             $25,384,073
======================================================================================

11  RESERVES ON DEPOSITS
     Required reserves on deposits, included in the caption "Cash and due from banks," were $344,532 and $591,073 at December 31, 1995 and 1994, respectively.

12  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
     Federal funds purchased and securities sold under repurchase agreements generally represent borrowings with overnight maturities. Information relating to these borrowings is summarized as follows:


==================================================================================================
(in thousands)                                          1995              1994              1993
--------------------------------------------------------------------------------------------------
Balance:
  Average                                         $2,390,465        $2,859,327        $1,872,653
  Year end                                         2,361,204         2,053,609         2,125,119
Maximum month-end
  balance during year                              2,814,987         3,856,371         2,690,369
==================================================================================================

Interest rate:
  Average                                               5.57%             4.04%             2.80%
==================================================================================================
  Year end                                              5.33%             5.31%             2.59%
==================================================================================================

                  BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

13  SHORT-TERM BORROWINGS
     Short-term borrowings are summarized as follows:


======================================================================================
December 31 (in thousands)                              1995                    1994
--------------------------------------------------------------------------------------
Short-term bank notes                             $1,265,000              $1,550,000
Commercial paper                                      49,497                  43,531
Other                                                 45,496                 309,651
--------------------------------------------------------------------------------------
  Total                                           $1,359,993              $1,903,182
======================================================================================

     Information relating to short-term bank notes is summarized as follows:


======================================================================================
(in thousands)                                          1995                    1994
--------------------------------------------------------------------------------------
Average balance                                   $1,648,178              $  921,878
Maximum month-end
  balance during year                              2,015,000               1,650,000
======================================================================================
Interest rate:
  Average                                               6.29%                   4.19%
======================================================================================
  Year end                                              6.10%                   5.80%
======================================================================================

     In 1995, approximately $.9 million of the short-term bank notes were converted to fixed rate debt through the use of interest rate swaps.
     Commercial paper is issued by the parent company in maturities not to exceed nine months. The short-term bank notes are issued by the Corporation's banking subsidiaries generally with maturities of less than one year. Other short-term funds consisted principally of treasury, tax and loan accounts. At December 31, 1995, the parent company had available additional credit totaling $100 million under a revolving credit agreement, all of which was unused. The revolving credit agreement is a three year facility extending to September, 1997.

14  LONG-TERM DEBT
     Long-term debt is summarized as follows:


======================================================================================
December 31 (in thousands)                              1995                    1994
--------------------------------------------------------------------------------------
Parent Company:
  7-5/8% notes due 2004                             $100,000                $100,000
  6-3/4% notes due 2003                              100,000                 100,000
  8-5/8% notes due 2003                               50,000                  50,000
  9-1/4% notes due 2001                              150,000                 150,000
  6-1/4% convertible subordinated
    debentures due 2011                                  772                     904
  12% note due 1998                                   25,000                  25,000
--------------------------------------------------------------------------------------
  Total Parent Company                               425,772                 425,904
--------------------------------------------------------------------------------------
Subsidiaries:
  Senior notes due 1998-2000                          43,000                  43,000
  9-7/8% senior notes due April 15, 1995                                      35,000
  Federal Home Loan Bank notes:
    6.28%-6.39% notes due 1999-2001                   90,000
    4.9%-5.2% notes due 1997-1998                     25,000                  25,000
    Other notes due 1999-2016                          4,867                   1,500
  Other notes due through 1997                                                33,953
  6.55% mortgage note due through 2009                26,430                  27,679
  Other                                                   60                       5
--------------------------------------------------------------------------------------
  Total subsidiaries                                 189,357                 166,137
--------------------------------------------------------------------------------------
  Total long-term debt                              $615,129                $592,041
======================================================================================

     The 7-5/8% subordinated notes and the 6-3/4% subordinated notes have been effectively converted to variable rate debt for a portion of the term through the use of interest rate swaps. The average interest rates paid on these notes in 1995 and 1994 were 8.53% and 6.77%, respectively. These notes, and the 8-5/8% and 9-1/4% subordinated notes, are not redeemable by the holders or the Corporation prior to maturity.
     The 6-1/4% convertible subordinated debentures are redeemable at the option of the holder without payment of premium by the Corporation. Redemption rights are subject to an annual noncumulative principal limitation of $25 thousand per holder and $1.2 million in the aggregate. Prepayments in whole or in part may be made at the option of the Corporation with payment of premium. The debentures are convertible into common stock of the Corporation at a conversion price of $16.71 per share, subject to adjustments under certain circumstances. During 1995, 1994 and 1993, $.1 million, $.3 million and $.2 million of the debentures, respectively, were converted into common stock.
     The 12% note due in 1998 may not be prepaid at the option of the Corporation.
     The senior notes due 1998-2000 are unsecured and provide for payment of interest semi-annually with principal payable at maturity. Maturities are $10 million due in 1998 priced to yield 7.21%, $10 million due in 1999 priced to yield 7.56%, and $23 million due in 2000 priced to yield 7.81%.
     The Federal Home Loan Bank notes may be prepaid at the option of the Corporation with payment of premium.
     The other notes due through 1997 were prepaid in full in 1995 and represented long-term debt obligations of the Corporation's mortgage banking subsidiary acquired in 1995.
     The 6.55% mortgage note requires monthly principal and interest payments of $252 thousand. The Corporation may prepay the note without payment of premium.
     Several of the note agreements contain various financial covenants pertaining to minimum levels of net worth, limitations on additional indebtedness, and limitations on repurchases of common stock and dividend payments. The Corporation was in compliance with all such covenants at December 31, 1995.
     Obligations of the parent company included above are unsecured, and to a large extent are subordinated in right of payment to any other indebtedness of the Corporation. The indebtedness of the banking subsidiaries is subordinated to rights of depositors.
     Scheduled principal payments on total long-term debt in each of the five years subsequent to December 31, 1995 are as follows:


=================================================
(in thousands)
-------------------------------------------------
Year             Parent Company     Consolidated
-------------------------------------------------
1996                    $   772          $ 2,652
1997                                      11,986
1998                     25,000           52,099
1999                                      42,220
2000                                      55,318
=================================================

15  PREFERRED STOCK
     At December 31, 1995, there were outstanding 9,609 shares of 7% Cumulative Redeemable Preferred Stock, Series B, $100 per share stated value. Dividends are payable quarterly. The stock is redeemable at the stated value at the option of the holders and has equal voting rights with each share of common stock.

                   BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

16  COMMON STOCK
     On August 10, 1993, the Corporation declared a two-for-one stock split, which was effected as a 100% stock dividend to stockholders of record on August 31, 1993 and paid on October 1, 1993. The Corporation maintains various stock option plans which provide for the issuance of stock to certain key employees of the Corporation. Under certain plans, stock appreciation rights may be granted. The option price under these plans is equivalent to the fair market value of the common stock at the date of grant. The Corporation accounts for its stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."
     The following table summarizes the status of the various plans.


=======================================================================================================================
                                                                 1995                                 1994
-----------------------------------------------------------------------------------------------------------------------
                                                     Shares       Price Per Share          Shares       Price Per Share
-----------------------------------------------------------------------------------------------------------------------
Options granted                                   1,508,357      $30.31 to $32.63          706,450     $27.75 to $31.63
Options
   exercised                                        589,450        5.76 to  30.88          376,267       5.76 to  27.75
Stock
   appreciation
   rights
   exercised                                         24,726       15.86 to  27.00           29,030      15.63 to  27.75
Options lapsed                                      117,200        5.76 to  30.88           58,457       5.76 to  27.75
Options
   outstanding                                    4,685,697        5.76 to  32.63        3,908,716       5.76 to  31.63
Options
   exercisable                                    2,680,373        5.76 to  30.88        2,198,492       5.76 to  28.31
=======================================================================================================================

     A summary of the Corporation's common stock related plans is provided below. Compensation expense related to the common stock plans totaled $17.0 million in 1995, $11.9 million in 1994, and $10.8 million in 1993.

1990 Stock Purchase Plan for Employees This Plan provides eligible employees of the Corporation and its subsidiaries with the opportunity to purchase, at market value, with the Corporation providing a one-third matching contribution, common stock of the Corporation through regular payroll deductions. The aggregate number of shares issuable under this Plan is limited to 2,000,000 shares, and as of December 31, 1995, approximately 6,390 employees were participating in the Plan.

Dividend Reinvestment and Stock Purchase Plan 1,600,000 shares of the Corporation's common stock have been reserved for sale, at market value, pursuant to this plan, to holders of record of shares of common stock who elect to use quarterly dividends or optional cash contributions to purchase additional shares.

Thrift Incentive 401(k) Plan This is a savings plan for the benefit of employees of the Corporation and its subsidiaries. Participation by eligible employees is voluntary, and participants may contribute at least 2% and up to 12% of their salary, up to certain limits, by regular payroll deductions. All participants' contributions are invested by the trustee, as directed by the participant, in various investment funds, one of which consists solely of the Corporation's common stock. The Corporation matches the contribution made by the employee, in full, up to 3%, which is invested in a separate fund consisting solely of the Corporation's common stock.

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

17  REGULATORY CAPITAL
     The Corporation's regulatory capital is summarized as follows:


==============================================================================================================
December 31 (in millions)                                                                 1995          1994
------------------------------------------------------------------------------------------------------------
Tier I capital                                                                         $ 2,658.2   $ 2,406.2
Tier II capital                                                                            705.1       691.0
------------------------------------------------------------------------------------------------------------
Total capital                                                                          $ 3,363.3   $ 3,097.2
============================================================================================================
Risk-adjusted assets                                                                   $23,522.4   $22,070.4
============================================================================================================


                                                         Regulatory Minimums
                                                     -----------------------------
                                                      Adequately          Well
December 31                                          Capitalized       Capitalized          1995        1994
--------------------------------------------------------------------------------------------------------------
Risk-based capital ratios:
  Tier I                                                   4%               6%             11.30%      10.90%
  Total                                                    8               10              14.30       14.03
Tier I leverage ratio                                      4                5               7.95        7.35
==============================================================================================================

     The Corporation's risk-based capital and Tier I leverage ratios substantially exceed the regulatory required minimums and, at December 31, 1995, all of the Corporation's subsidiaries were considered "well capitalized" based on regulatory defined minimums.

18  RETIREMENT BENEFITS
     Substantially all employees of the Corporation and its subsidiaries are covered by the Boatmen's Bancshares, Inc. Retirement Plan for Employees, a noncontributory defined benefit plan. Pension benefits are based upon the employee's length of service and compensation during the final years of employment. Normal service costs are funded currently using the projected unit credit method.
     An amendment was made to the Plan as of December 31, 1995 to standardize credited service, which had the effect of increasing the projected benefit obligation by approximately $22.8 million.
     Contributions to the Plan totaled $3.8 million in 1995, $5.1 million in 1994, and $11.8 million in 1993.
     Net pension expense for 1995, 1994 and 1993 was comprised of the following:


=================================================================================================
Year ended December 31 (in thousands)                  1995               1994             1993
-------------------------------------------------------------------------------------------------
Service cost                                        $13,835            $13,445          $11,800
Interest cost on projected
  benefit obligation                                 18,575             17,765           16,082
(Return) loss on plan assets                        (57,851)               603          (29,842)
Net amortization and deferral                        35,202            (22,152)          10,704
-------------------------------------------------------------------------------------------------
  Net pension expense                               $ 9,761            $ 9,661          $ 8,744
=================================================================================================

                   BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

     The following table sets forth the retirement plan's funded status and amounts recognized in the Corporation's consolidated financial statements:


December 31 (in thousands)                                  1995               1994
-------------------------------------------------------------------------------------
Plan assets at fair value, primarily listed
  stocks and bonds                                      $289,042           $239,539
-------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested benefits                                        215,106            162,398
  Non-vested benefits                                     14,596              9,280
-------------------------------------------------------------------------------------
Accumulated benefit obligation                           229,702            171,678
Effect of projected future salary increases               66,946             45,637
-------------------------------------------------------------------------------------
Projected benefit obligation                             296,648            217,315
-------------------------------------------------------------------------------------
Plan assets in excess of (lower than)
   projected benefit obligation                         $ (7,606)          $ 22,224
=====================================================================================

Comprised of:
  Unrecognized net asset being amortized
    over 17 years                                       $ 11,937           $ 13,926
  Unrecognized net gain from past
    experience different from that assumed
    and effects of changes in assumptions                 10,159              8,964
  Unrecognized prior service loss                        (22,978)              (142)
  Prepaid pension cost (liability)                        (6,724)              (524)
-------------------------------------------------------------------------------------
                                                        $ (7,606)          $ 22,224
=====================================================================================

     Assumptions used in computing pension expense were:


===============================================================================================================
                                                            1995                1994                 1993
---------------------------------------------------------------------------------------------------------------
Weighted average discount rate                              8-1/2%              7-1/2%           7-3/4-8    %
Rate of increase in future
   compensation levels                                      5-1/2%              5    %               4-5-1/2%
Expected long-term rate of
   return on assets                                         8-3/4%              8-3/4%               8-8-3/4%
===============================================================================================================

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 5.00%, respectively, at December 31, 1995 and 8.50% and 5.50% respectively, at December 31, 1994.
     The Corporation provides postemployment life and contributory medical benefits to retired employees. The liability for such benefits is unfunded and costs of such benefits are accrued in a manner similar to actual pension costs.
     The following table presents the status of the plans:


======================================================================================
December 31 (in thousands)                                  1995               1994
--------------------------------------------------------------------------------------
Accumulated postretirement
  benefit obligation:
    Retirees                                             $52,371            $39,300
    Fully eligible active plan participants               13,962             12,326
    Other active plan participants                        19,492             17,272
--------------------------------------------------------------------------------------
    Total accumulated postretirement
       benefit obligation                                 85,825             68,898
--------------------------------------------------------------------------------------
Unrecognized net gain                                     21,867             10,913
Unrecognized transition obligation                        38,289             40,560
--------------------------------------------------------------------------------------
Accrued postretirement
  benefit cost                                           $25,669            $17,425
======================================================================================

     Net postretirement benefit cost included the following components:


Year ended December 31 (in thousands)                       1995               1994              1993
-------------------------------------------------------------------------------------------------------
Service cost                                             $ 1,230            $ 1,460            $1,238
Interest cost                                              6,049              4,924             4,586
Amortization of transition
  obligation over 20 years                                 2,906              4,338             2,396
-------------------------------------------------------------------------------------------------------
Net postretirement benefit cost                          $10,185            $10,722            $8,220
=======================================================================================================

     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits for the medical plan is 9.00% for 1996 (compared to 10.00% assumed for 1995) and is assumed to decrease gradually to 5.00% in 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plan as of December 31, 1995 by $6.7 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $.7 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 31, 1995 and 8.50% at December 31, 1994.

19  INCOME TAXES
     Income tax expense is summarized as follows:


=====================================================================================================
Year ended December 31 (in thousands)                       1995              1994             1993
-----------------------------------------------------------------------------------------------------
Current:
  Federal                                               $197,351          $182,453         $168,616
  State                                                   27,147            29,878           27,049
-----------------------------------------------------------------------------------------------------
  Total current                                          224,498           212,331          195,665
-----------------------------------------------------------------------------------------------------
Deferred:
  Federal                                                  1,206             3,657         (24,314)
  State                                                      213            (2,436)         (9,434)
-----------------------------------------------------------------------------------------------------
  Total deferred                                           1,419             1,221         (33,748)
-----------------------------------------------------------------------------------------------------
  Income tax expense                                    $225,917          $213,552         $161,917
=====================================================================================================

     A reconciliation of the statutory Federal income tax rate with the effective tax rate is as follows:


======================================================================================================
                                                                   Percent of pre-tax income
------------------------------------------------------------------------------------------------------
Year ended December 31                                     1995              1994             1993
------------------------------------------------------------------------------------------------------
Statutory rate                                             35.0%             35.0%            35.0%
Tax-exempt securities interest
  and other income                                         (3.6)             (4.0)            (4.9)
State taxes, net of Federal benefit                         2.7               2.9              2.2
Other, net                                                   .9                .5              (.7)
------------------------------------------------------------------------------------------------------
  Effective rate                                           35.0%             34.4%            31.6%
======================================================================================================

                  BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

     The Corporation's deferred tax asset account was comprised of the following:


===================================================================================
Year ended December 31 (in thousands)                     1995              1994
-----------------------------------------------------------------------------------
Deferred tax liabilities:
  Lease financing                                    $ (41,290)        $ (25,859)
  Net unrealized gain on
     available for sale securities                      (2,766)
  Depreciation                                         (32,725)          (30,498)
  Other                                                (31,090)          (33,271)
-----------------------------------------------------------------------------------
    Total deferred tax liabilities                    (107,871)          (89,628)
-----------------------------------------------------------------------------------
Deferred tax assets:
  Net unrealized loss on
    available for sale securities                                         69,979
  Provision for loan loss                              155,976           152,289
  Other real estate owned losses                         9,733            15,992
  Other                                                 62,662            46,033
-----------------------------------------------------------------------------------
    Total deferred tax assets                          228,371           284,293
-----------------------------------------------------------------------------------
Net deferred tax asset                                $120,500          $194,665
===================================================================================

20  FAIR VALUE OF FINANCIAL INSTRUMENTS
     The reported fair values of financial instruments are based on a variety of factors. Where possible, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Intangible values assigned to customer relationships are not reflected in the reported fair values. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.
     The carrying amounts reported in the balance sheet for cash and due from banks, short-term investments, Federal funds sold and securities purchased under resale agreements approximate fair value.
     Fair values for held to maturity securities, available for sale securities, and trading securities are based on quoted market prices or dealer quotes. If quoted prices are not available for the specific security, fair values are based on quoted market prices of comparable instruments.
     The fair values of 1-4 family residential loans, home equity and other homogeneous categories of consumer loans are estimated using quoted market prices for similar traded loans or securities backed by such loans, adjusted for differences between the quoted instruments and the instrument being valued. The fair values for other loans are estimated using a discounted cash flow analysis, based on interest rates currently offered for loans with similar terms to borrowers of similar credit quality or in some situations, due to the variable rate nature of the instrument, carrying value and fair value are considered one and the same.
     Fair values for nonperforming loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.
     By definition fair values of deposits with no stated maturities, such as demand deposits, savings and NOW accounts and money market deposit accounts, are equal to the amounts payable on demand at the reporting date. The fair values of all other fixed rate deposits are based on discounted cash flows using rates currently offered for deposits of similar remaining maturities. The carrying amounts of variable rate deposits approximate fair value at the reporting date.
     The carrying amounts of Federal funds purchased and other short-term borrowings approximate their fair values as of the reporting date.
     The fair value of long-term debt is based on quoted market prices for similar issues, or current rates offered to the Corporation for debt of the same remaining maturity.
     The fair values of interest rate swaps and foreign exchange contracts are estimated using dealer quotes. These values represent the costs to replace all outstanding contracts at current market rates, taking into consideration the current credit worthiness of the counterparties. The fair values of loan commitments, commercial letters of credit and standby letters of credit are determined using estimated fees currently charged to enter into similar agreements. The fair value of loan commitments totaled approximately $1.9 million and $1.1 million at December 31, 1995 and 1994, respectively. The fair value of commercial and standby letters of credit totaled approximately $1.5 million and $1.3 million at December 31, 1995 and 1994, respectively.
     The estimated fair values of the Corporation's financial instruments were as follows:


======================================================================================
December 31, 1995 (in millions)                   Carrying amount         Fair value
--------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks and
     short-term investments                             $ 3,357.7          $ 3,357.7
  Held to maturity securities                               914.7              965.4
  Available for sale securities                           8,063.8            8,063.8
  Trading securities                                         57.4               57.4
  Loans                                                  19,380.3           19,713.0
Financial liabilities:
  Deposits                                               25,932.1           26,002.7
  Short-term borrowings                                   3,721.2            3,721.2
  Long-term debt                                            615.1              660.5
Off-balance sheet financial instruments:
  Interest rate swaps:
    Asset/liability management                               (1.1)              (5.7)
    Customer swaps held in trading portfolio                  1.6                1.6
  Foreign exchange contracts held in
     trading portfolio                                         .4                 .4
======================================================================================
December 31, 1994 (in millions)                   Carrying amount         Fair value
--------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks and
     short-term investments                             $ 3,276.0          $ 3,276.0
  Held to maturity securities                             5,217.0            4,965.9
  Available for sale securities                           4,173.0            4,173.0
  Trading securities                                         31.7               31.7
  Loans                                                  18,278.9           18,152.1
Financial liabilities:
  Deposits                                               25,384.1           25,375.9
  Short-term borrowings                                   3,956.8            3,956.8
  Long-term debt                                            592.0              577.5
Off-balance sheet financial instruments:
  Interest rate swaps:
    Asset/liability management                                (.5)            (168.5)
    Customer swaps held in trading portfolio                   .4                 .4
  Foreign exchange contracts held in
     trading portfolio                                        2.2                2.2
======================================================================================

                     BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

21  FINANCIAL INSTRUMENTS
    WITH OFF-BALANCE SHEET RISK
     In the normal course of business, the Corporation utilizes a variety of off-balance sheet financial instruments to service the financial needs of customers and to manage the Corporation's overall asset/liability position. This activity includes commitments to extend credit, standby and commercial letters of credit, securities lending, interest rate swaps and foreign exchange contracts. Each of these instruments involve varying degrees of risk. As such, the contract or notional amounts of these instruments may or may not be an appropriate indicator of the credit or market risk associated with these instruments.
     Generally accepted accounting principles recognize these instruments as contingent obligations or off-balance sheet items and accordingly, the contract or notional amounts are not reflected in the consolidated financial statements.
     A summary of the Corporation's off-balance sheet financial instruments at December 31, 1995 and 1994 is presented as follows.


======================================================================================
Financial instruments held for other than trading purposes
whose credit risk is represented by contract amounts
--------------------------------------------------------------------------------------
December 31 (in millions)                                  1995                1994
--------------------------------------------------------------------------------------
Commitments to extend credit                          $ 8,701.4           $ 8,319.2
Standby letters of credit                               1,027.3               901.6
Commercial letters of credit                               92.0               143.7
Forward commitments                                        86.6               155.9
Securities lent                                         2,719.4             2,968.2
--------------------------------------------------------------------------------------
  Total                                               $12,626.7           $12,488.6
======================================================================================
Financial instruments whose credit risk is represented by
other than notional or contract amounts
--------------------------------------------------------------------------------------
December 31 (in millions)                                  1995                1994
--------------------------------------------------------------------------------------
Foreign exchange contracts held
   in trading portfolio:
  Commitments to purchase                              $  343.9            $  548.7
  Commitments to sell                                     426.4               595.3
Interest rate swaps:
  Asset/liability management                            2,680.6             2,280.6
  Customer swaps held in trading portfolio                852.2               649.2
--------------------------------------------------------------------------------------
    Total                                              $4,303.1            $4,073.8
======================================================================================

     A loan commitment represents a contractual agreement to lend up to a specified amount, over a stated period of time as long as there is no violation of any condition established in the contract, and generally requires the payment of a fee. Standby letters of credit are issued to improve a customer's credit standing with third parties, whereby the Corporation agrees to honor a financial commitment by issuing a guarantee to third parties in the event the Corporation's customer fails to perform. Since loan commitment amounts generally exceed actual funding requirements and virtually all of the standby letters of credit are expected to expire unfunded, the total commitment amounts do not represent future cash requirements. The Corporation's exposure to credit loss from loan commitments, standby letters of credit and commercial letters of credit is measured by the contract amount of these instruments. This credit risk is minimized by subjecting these off-balance sheet instruments to the same credit policies and underwriting standards used when making loans. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on such evaluations. Acceptable collateral includes cash or cash equivalents, marketable securities, deeds of trust, receivables, inventory, fixed assets and financial guarantees. Interest rates, in the event funding of the aforementioned commitments are required, are predominantly based on floating rates or prevailing market rates at the time such commitments are funded. Substantially all of these commitments expire in 1-2 years unless renewed by the Corporation. Commercial letters of credit are short-term commitments issued for trade purposes, primarily to finance the movement of goods between a buyer and seller dealing in international markets. The Corporation, through its mortgage banking subsidiary, obtains mandatory forward commitments of up to 120 days to sell mortgage backed securities to hedge the market risk associated with a substantial portion of the mortgage loan commitments that are expected to close (mortgage loan pipeline), and all mortgage loans held for sale. The Company's risk management function closely monitors the mortgage loan pipeline to determine appropriate forward commitment coverage on a daily basis in order to manage the risk inherent in these off-balance-sheet financial instruments.
     The Corporation, through its trust subsidiary, is involved in off-balance sheet securities lending. In this capacity, the Corporation, acting as agent, lends securities on behalf of its customers to third party borrowers. The Corporation indemnifies its customers against losses in the event of counterparty default, and minimizes this risk through collateral requirements and limiting transactions to pre-approved borrowers. Collateral policies require each borrower to initially deliver cash or securities equal to or exceeding 102% of the market value of the securities lent. Additional collateral is required through the term of the lending agreement to ensure that the value of collateral exceeds the market value of the securities lent. Interest rate risk associated with securities lending activities arises from rate movements affecting the spread between the rebate rate paid to the borrower on his collateral and the rate earned on that collateral. This risk is controlled through policies that limit the level of interest rate risk which can be undertaken.
     The Corporation enters into interest rate swap transactions primarily as part of its asset/liability management strategy to manage interest-rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of interest rate swaps express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with interest rate swaps arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain (favorable) position. The Corporation manages this risk by maintaining a well-diversified portfolio of highly-rated counterparties in addition to imposing limits as to types, amounts and degree of risk the portfolio can undertake. The limits are approved by senior management and positions are monitored to ensure compliance with such limits. The credit risk exposure at December 31, 1995 is minimal as virtually all contracts were in an unfavorable position.
     An effective asset/liability management function is required to address the interest rate risk inherent in the Corporation's core banking activities. If no other management action is taken, these core banking activities, which include lending and deposit products, result in an asset-sensitive position. Accordingly, the Corporation utilizes a variety of discretionary on- and off-balance sheet strategies to prudently manage the overall interest rate sen-

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

sitivity position. The Corporation's interest rate risk exposure is currently limited, by policy, to 5% of projected annual net income. Adherence to these risk limits is controlled and monitored through simulation modeling techniques that consider the impact alternative interest rate scenarios will have on the Corporation's financial results.
     In 1995, $850 million of new swaps were added and $450 million matured such that at December 31, 1995, interest rate swaps totaled $2.7 billion. The most recent swaps were executed as a means to convert a portion of the Corporation's variable rate bank notes to fixed rate instruments. Interest rate swaps executed in prior years were undertaken to modify the interest rate sensitivity of subordinated debt as well as alter the interest rate sensitivity of the Corporation's prime-based loan portfolio, converting a portion of these loans to fixed rate instruments. Additionally, the Corporation has utilized swaps to convert a portion of its long-term fixed rate debt to a floating rate basis. Periodic correlation assessments are performed to ensure that the swap instruments are effectively modifying the interest rate characteristics of the respective balance sheet items.
     As summarized in the following table, the swap portfolio is primarily comprised of contracts wherein the Corporation receives a fixed rate of interest while paying a variable rate. As such, the income contribution from the swap portfolio will decrease in a rising rate environment and increase in a falling rate environment. The average rate received at December 31, 1995, was 5.69% compared to an average rate paid of 6.10%, and the average remaining maturity of the total portfolio was less than one year. The variable rate component of the interest rate swaps is based on LIBOR as of the most recent reset date. The interest rate swaps are not leveraged in that they reset in step with rate movements in the underlying index.
     A summary of the interest rate swap activity for the years ended December 31, 1995 and December 31, 1994 is provided below.


========================================================================================================================
Asset/Liability Management Swaps                          Receive                Pay             Basis
(in millions)                                               Fixed              Fixed             Swaps           Total
------------------------------------------------------------------------------------------------------------------------
Notional amount,
  December 31, 1993                                        $1,450               $ 31              $300          $1,781
  Additions                                                 1,000                                   50           1,050
  Maturities                                                 (450)                                (100)           (550)
------------------------------------------------------------------------------------------------------------------------
Notional amount,
  December 31, 1994                                         2,000                 31               250           2,281
  Additions                                                                      850                               850
  Maturities                                                 (295)                (2)             (153)           (450)
------------------------------------------------------------------------------------------------------------------------
Notional amount,
   December 31, 1995                                       $1,705               $879              $ 97          $2,681
========================================================================================================================
At December 31, 1995:
  Average remaining
     maturity (years)                                          .8                 .5                .2              .7
  Weighted average rate received                             5.54%              5.88%             6.76%           5.69%
  Weighted average rate paid                                 6.00               6.29              6.06            6.10
========================================================================================================================
At December 31, 1994:
  Average remaining
     maturity (years)                                         2.2                1.3               1.1             2.0
  Weighted average rate received                             5.52%              6.09%             5.55%           5.53%
  Weighted average rate paid                                 6.06               8.86              5.72            6.06
========================================================================================================================

     Summarized below is the unrealized gain (loss) of the swap portfolio at December 31, 1995 and 1994.


========================================================================================================================
                                                             December 31, 1995                    December 31, 1994
------------------------------------------------------------------------------------------------------------------------
Asset/Liability Management Swaps                         Notional        Unrealized           Notional     Unrealized
(in millions)                                              Amount        Gain (loss)            Amount     Gain (loss)
------------------------------------------------------------------------------------------------------------------------
Prime Loan Swaps:
  Receive fixed                                            $1,505             $(2.0)            $1,800        $(155.6)
  Basis swaps                                                  97                .2                200           (3.8)
------------------------------------------------------------------------------------------------------------------------
  Total prime loan swaps                                    1,602              (1.8)             2,000         (159.4)
Long-term debt swaps                                          200               (.7)               200           (8.6)
Bank note liability swaps                                     850              (2.5)
Other                                                          29               (.7)                81            (.5)
------------------------------------------------------------------------------------------------------------------------
Total                                                      $2,681             $(5.7)            $2,281        $(168.5)
========================================================================================================================

     Interest income and expense on interest rate swaps used to manage the Corporation's overall interest rate sensitivity position is recorded on an accrual basis as an adjustment of the yield of the related asset or liability over the periods covered by the contracts.
     The swap portfolio decreased net interest income by approximately $14 million in 1995, resulting in a reduction in the net interest margin of approximately 5 basis points. In 1994, the swap portfolio increased net interest income by $15 million adding approximately 5 basis points to the margin. Based on interest rates at December 31, 1995, it is anticipated that the swap portfolio will reduce net interest income by approximately $5 million in 1996 and approximately $1 million in 1997; however, it is anticipated that these declines will be offset by a higher contribution from core banking activities. The estimated fair value of the swap portfolio, based on dealer quotes, was an unrealized loss of $5.7 million at December 31, 1995, compared to an unrealized loss of $168.5 million at December 31, 1994. The Corporation's operating and liquidity position is not expected to be materially impacted by the unrealized loss inherent in the swap portfolio.
     Approximately 60% of the portfolio is comprised of indexed amortizing swaps, whereby the maturity distribution could lengthen if interest rates increase from current levels. Assuming interest rates were to increase 200 basis points from their current levels, the average maturity distribution of the swap portfolio would extend by approximately 1.2 years, but in no event would any component of the swap portfolio extend beyond four years. The decision to use indexed amortizing swaps rather than some other financial instrument is analogous to choices made between using on-balance sheet instruments such as mortgage-backed securities and Treasury securities. While both instruments can be effective at reducing the risk associated with the asset sensitive profile of the core banking activities, the Corporation frequently chooses to assume some modest extension/contraction characteristics associated with investing in a mortgage-backed security. Indexed amortizing swaps and mortgage-backed securities are similar in nature in that the notional or principal values decline over time and changes in market rates impact the degree to which the underlying instrument amortizes. The specific indexed amortizing swaps used by the Corporation have a minimum term which can potentially lengthen to a specified final maturity depending on the level of movement in interest rates. While the underlying characteristics of the specific indexed amortizing swaps used by the Corporation are similar to on-balance sheet mortgage-backed securities, prepayment and other risk factors are more predictable due to the structural features inherent in the swaps. Any future uti-

                 BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

lization of off-balance sheet financial instruments will be determined based upon the Corporation's overall interest rate sensitivity position and asset/liability management strategies.
     The Corporation has not terminated any of its interest rate swap positions. Accordingly, there have been no deferred gains/losses associated with this activity.
     While the Corporation is primarily an end-user of derivative instruments, it does act as an intermediary to meet the financial needs of its customers. In this capacity, the Corporation executes foreign exchange transactions and interest rate swaps to provide customers with capital markets products to meet their financial objectives. All positions are reported at fair value and changes in fair values are reflected in investment banking revenues as they occur. Interest rate risk associated with the customer swap portfolio is controlled by entering into offsetting positions with third parties. Including these offsetting positions, the notional amount of the customer swap portfolio at December 31, 1995 totaled approximately $852.2 million. Credit risk associated with this activity is minimized by limiting transactions to highly rated counterparties and through collateral agreements. Collateral is required to be delivered when the credit risk exceeds acceptable thresholds, for certain counterparties. Collateral thresholds are established based on the creditworthiness of the counterparty and are bilateral. Acceptable collateral includes U.S. Treasury and Federal agency securities. Foreign exchange activity, which is marked to market based on prevailing rates of exchange, can expose the Corporation to market risk, particularly when open positions exist, and, to a lesser extent, credit risk associated with counterparties and their ability to meet the terms of the foreign exchange contracts. The Corporation minimizes market risk associated with foreign exchange activity by establishing limits which prohibit traders from maintaining significant open positions on a daily basis. The Corporation's exposure to credit risk on foreign exchange contracts and customer swap contracts is measured as the cost of replacing the contract in the event of default by the counterparty which is limited to the market value of all contracts in a gain position. The Corporation controls this credit risk by maintaining a well diversified portfolio of highly rated counterparties and imposing counterparty limits and collateral protection which is monitored by a credit committee for compliance. In addition, counterparty credit risk for all derivative activity is managed by subjecting these transactions to credit policies and underwriting standards consistent with that used when making commitments to extend credit. At December 31, 1995, the Corporation's credit exposure from interest rate and foreign exchange contracts totaled $8.4 million and $10.2 million, respectively. The following summarizes the fair value at period end and the average fair value for the years ended December 31, 1995 and 1994 for derivatives held or issued for trading purposes.


======================================================================================================================
Derivatives Held or Issued for Trading Purposes--Fair Value
                                                                  1995                              1994
----------------------------------------------------------------------------------------------------------------------
(in millions)                                         Period end          Average      Period end           Average
----------------------------------------------------------------------------------------------------------------------
Interest-rate swap contracts:
  Assets                                                   $ 8.4            $ 4.9           $ 4.7             $ 4.1
  Liabilities                                               (6.8)            (3.9)           (4.3)             (3.6)
Foreign exchange contracts:
  Assets                                                    10.2             18.8            18.6              19.0
  Liabilities                                               (9.8)           (17.6)          (16.4)            (16.9)
======================================================================================================================

     Net trading gains recognized in earnings on interest rate contracts outstanding totaled $1.3 million in 1995, $.2 million in 1994 and $.8 million in 1993. Net trading gains from foreign exchange contracts totaled $6.9 million in 1995, $5.9 million in 1994 and $5.4 million in 1993.

22  PARENT COMPANY CONDENSED
    FINANCIAL STATEMENTS
     Following are the condensed financial statements of Boatmen's Bancshares, Inc. (Parent Company only) for the periods indicated:


Balance Sheet
=======================================================================================
December 31 (in thousands)                                   1995               1994
---------------------------------------------------------------------------------------
Assets:
  Cash                                                 $      834         $       33
  Short-term investments                                    2,398              4,063
  Investment in subsidiaries:
    Banks and bank holding companies                    2,832,564          2,411,185
    Nonbanks                                              239,750            215,851
---------------------------------------------------------------------------------------
  Total investment in subsidiaries                      3,072,314          2,657,036
---------------------------------------------------------------------------------------
  Advances to subsidiaries:
    Bank                                                  257,901            286,239
    Nonbanks                                               57,163             38,466
---------------------------------------------------------------------------------------
  Total advances to subsidiaries                          315,064            324,705
---------------------------------------------------------------------------------------
  Goodwill                                                 84,413             89,874
  Other assets                                             55,544             46,070
---------------------------------------------------------------------------------------
    Total assets                                       $3,530,567         $3,121,781
=======================================================================================
Liabilities:
  Accounts payable and accrued liabilities             $   78,342         $   54,275
  Dividends payable                                        47,936             35,556
  Short-term borrowings                                    49,497             43,531
  Long-term debt                                          425,772            425,904
---------------------------------------------------------------------------------------
    Total liabilities                                     601,547            559,266
---------------------------------------------------------------------------------------
Redeemable preferred stock                                    961              1,142
---------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock                                            129,924            128,873
  Surplus                                                 984,557            964,900
  Unrealized net appreciation (depreciation),
     available for sale securities                          4,651           (111,795)
  Retained earnings                                     1,827,023          1,593,911
  Treasury stock                                          (18,096)           (14,516)
---------------------------------------------------------------------------------------
    Total stockholders' equity                          2,928,059          2,561,373
---------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity         $3,530,567         $3,121,781
=======================================================================================

                  BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------


Statement of Income
=========================================================================================================
Year ended December 31 (in thousands)                        1995               1994              1993
---------------------------------------------------------------------------------------------------------
Income:
  Dividends from subsidiaries:
    Banks and bank holding companies                     $276,654           $219,676          $216,425
    Nonbanks                                               18,118             26,019            23,855
---------------------------------------------------------------------------------------------------------
  Total dividends from subsidiaries                       294,772            245,695           240,280
---------------------------------------------------------------------------------------------------------
  Fees from subsidiaries                                   14,436             15,177            33,316
  Interest on short-term investments                          146                829               988
  Interest on advances to subsidiaries                     16,114             11,545             6,713
  Other                                                     5,912                760               791
---------------------------------------------------------------------------------------------------------
  Total income                                            331,380            274,006           282,088
---------------------------------------------------------------------------------------------------------
Expense:
  Interest expense                                         41,116             35,924            32,062
  Staff expense                                            40,523             29,691            31,120
  Other                                                    34,143             23,971            30,139
---------------------------------------------------------------------------------------------------------
  Total expense                                           115,782             89,586            93,321
---------------------------------------------------------------------------------------------------------
  Income before income tax benefit
    and equity in undistributed
    income of subsidiaries                                215,598            184,420           188,767
  Income tax benefit                                       23,499             18,465            14,932
---------------------------------------------------------------------------------------------------------
  Income before equity in undistributed
    income of subsidiaries                                239,097            202,885           203,699
  Equity in undistributed income
    of subsidiaries                                       179,738            204,917           146,666
---------------------------------------------------------------------------------------------------------
  Net income                                             $418,835           $407,802          $350,365
=========================================================================================================

     Retained earnings include $1,577,156 and $1,399,982 of equity in undistributed income of subsidiaries at year-end 1995 and 1994, respectively.
     Annual dividend distributions to the Corporation from its banking subsidiaries are subject to certain limitations by applicable banking regulatory authorities. In the aggregate, the statutory maximum available dividends which may be paid to the Corporation without prior regulatory approval is $708,277, resulting in $2,336,524 or 76.2% of the total equity of the subsidiaries being potentially restricted as of December 31, 1995.


Statement of Cash Flows
=========================================================================================================
Year ended December 31 (in thousands)                        1995               1994              1993
---------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                            $ 418,835          $ 407,802         $ 350,365
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
      Depreciation and amortization                         4,458              4,435             4,127
      Equity in undistributed income
        of subsidiaries                                  (179,738)          (204,917)         (146,666)
      (Gain) loss on sale of assets                        (5,049)                30               237
      Increase (decrease) in taxes
        payable                                            (5,311)            (3,435)              105
      Other, net                                           26,374             14,452            (6,796)
---------------------------------------------------------------------------------------------------------
    Net cash provided by
      operating activities                                259,569            218,367           201,372
---------------------------------------------------------------------------------------------------------
Cash flows from investment activities:
  Purchase of net assets and increase in
     investment in subsidiaries                           (57,985)           (26,524)         (125,364)
  Net change in advances to subsidiaries                    9,641            (54,903)         (141,054)
  Net change in short-term investments                      1,665             12,340            78,597
  Net change in property and equipment                       (183)                50            (3,595)
---------------------------------------------------------------------------------------------------------
    Net cash used for
       investing activities                               (46,862)           (69,037)         (191,416)
---------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net change in short-term borrowings                       5,966             (6,103)           (6,390)
  Repayments of long-term debt                                (14)                (1)           (5,003)
  Proceeds from issuance of
     long-term debt                                                                             99,281
  Cash dividends paid                                    (170,757)          (132,690)         (112,216)
  Common stock issued pursuant to
    various employee and shareholder
    stock issuance plans                                   29,561              4,530            16,993
  Acquisition of treasury stock                           (76,479)           (15,406)           (3,102)
  Decrease in redeemable preferred stock                     (183)               (13)              (93)
---------------------------------------------------------------------------------------------------------
    Net cash used for
      financing activities                               (211,906)          (149,683)          (10,530)
---------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                   801               (353)             (574)
Cash at beginning of year                                      33                386               960
---------------------------------------------------------------------------------------------------------
Cash at end of year                                     $     834          $      33         $     386
=========================================================================================================

23  LEGAL PROCEEDINGS
     Various claims and lawsuits, incidental to the ordinary course of business, are pending against the Corporation and its subsidiaries. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the consolidated financial statements.

                   BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

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


Andrew B. Craig, III
Chairman of the Board
and Chief Executive Officer


James W. Kienker
Executive Vice President
and Chief Financial Officer


REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Boatmen's Bancshares, Inc.

     We have audited the accompanying consolidated balance sheet of Boatmen's Bancshares, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of Boatmen's Bancshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boatmen's Bancshares, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

St. Louis, Missouri
January 18, 1996

               BOATMEN'S BANCSHARES, INC. 1995 ANNUAL REPORT
-------------------------------------------------------------------------------

DIRECTORS
-------------------------------------------------------------------------------
Richard L. Battram
Executive Vice Chairman
The May Department
Stores Company

B. A. Bridgewater, Jr.
Chairman, President
and Chief Executive Officer
Brown Group, Inc.

William E. Cornelius
Retired Chairman and
Chief Executive Officer
Union Electric Company

Andrew B. Craig, III
Chairman of the Board
and Chief Executive Officer
Boatmen's Bancshares, Inc.

Gregory L. Curl
Vice Chairman
Boatmen's Bancshares, Inc.

John E. Hayes, Jr.
Chairman of the Board,
President and
Chief Executive Officer
Western Resources, Inc.

Samuel B. Hayes, III
President
Boatmen's Bancshares, Inc.

C. Ray Holman
Chairman of the Board,
President and
Chief Executive Officer
Mallinckrodt Group Inc.

Darrell G. Knudson
Executive Vice President
Boatmen's Bancshares, Inc.

John Peters MacCarthy
Retired Vice Chairman
Boatmen's Bancshares, Inc.

William E. Maritz
Chairman of the Board and
Chief Executive Officer
Maritz Inc.

Russell W. Meyer, Jr.
Chairman of the Board and
Chief Executive Officer
The Cessna Aircraft Company

Richard E. Peck
President
University of New Mexico

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

William P. Stiritz
Chairman and
Chief Executive Officer
Ralston Purina Company

A. E. Suter
Senior Vice Chairman and
Chief Operating Officer
Emerson Electric Co.

Dwight D. Sutherland
Partner
Sutherland Lumber Company

Theodore C. Wetterau
Retired Chairman and
Chief Executive Officer
Wetterau Incorporated

PRINCIPAL OFFICERS
-------------------------------------------------------------------------------
Andrew B. Craig, III
Chairman of the Board
and Chief Executive Officer

Samuel B. Hayes, III
President

Gregory L. Curl
Vice Chairman

John M. Brennan
Executive Vice President
Loan Administration

Thomas P. Johnson, Jr.
Executive Vice President
Retail Banking

James W. Kienker
Executive Vice President
and Chief Financial Officer

Darrell G. Knudson
Executive Vice President

Phillip E. Peters
Executive Vice President and
Chief Investment Officer

David L. Ahner
Senior Vice President
Corporate Real Estate

Larry D. Bayliss
Senior Vice President
Advertising and
Public Relations

Jacquelyn L. Dezort
Senior Vice President
and Auditor

Forrest S. FitzRoy
Senior Vice President,
General Counsel and
Secretary

Arthur J. Fleischer
Senior Vice President
Human Resources

John W. Fricke
Senior Vice President
Community Banks

Robert W. Godwin
Senior Vice President
Taxation

A. Laverne Howard
Senior Vice President
Operations

Michael E. Jennings
Senior Vice President
Electronic Banking

W. Bruce Phelps
Senior Vice President
and Controller

Gary S. Pratte
Senior Vice President
Loan Administration

James W. Schomaker
Senior Vice President
Retail Loan Administration

Raymond E. Senuk
Senior Vice President
Information Services

R. Patrick Shannon
Senior Vice President
Loan Review

Marvin W. Smith
Senior Vice President
Administrative Services

H. Chandler Taylor
Senior Vice President
Loan Administration

                             CORPORATE INFORMATION
-------------------------------------------------------------------------------

Market Information
     The Corporation's common stock is traded on the Nasdaq Stock Market's National Market under the symbol "BOAT." Options on the Corporation's common stock are traded on the Chicago Board Options Exchange ("CBOE") under the symbol "BTQ." The following table sets forth the high, low and closing trade prices of the common stock for each quarterly period during 1995 and 1994 as reported by the National Association of Securities Dealers, Inc. ("NASD"):


Common Stock Share Data
---------------------------------------------------------------------------------------------------------------------------------
                          High               Low             Close          Book Value       Market/Book   Dividends Declared
---------------------------------------------------------------------------------------------------------------------------------
1995
  Fourth                $42.63            $36.00            $40.88              $22.62                181%               $.37
  Third                  38.75             34.50             37.00               21.90                169                 .37
  Second                 36.25             30.25             35.25               21.55                164                 .34
  First                  31.88             26.88             30.25               20.82                145                 .34
---------------------------------------------------------------------------------------------------------------------------------
1994
  Fourth                $31.50            $26.13            $27.13              $19.95                136%               $.34
  Third                  34.88             30.13             31.06               19.87                156                 .34
  Second                 35.00             28.88             31.50               19.56                161                 .31
  First                  30.50             26.75             29.63               19.36                153                 .31
---------------------------------------------------------------------------------------------------------------------------------

     At February 15, 1996, there were approximately 38,476 holders of record of the Corporation's common stock and the closing price on that day was $40.13.

Trading Volume
     The number of shares of the Corporation's common stock traded during the fourth quarter of 1995 and full year 1995 as reported by NASD were 23,709,015, and 96,924,480, respectively.


--------------------------------------------------------------------------------------------------------
                                                                            Standard           Thomson
Agency Ratings                                            Moody's           & Poor's         Bankwatch
--------------------------------------------------------------------------------------------------------
Boatmen's Bancshares, Inc.:                                                                          B
  6-3/4% Subordinated notes due 2003                           A3                 A-                 A
  7-5/8% Subordinated notes due 2004                           A3                 A-                 A
  8-5/8% Subordinated notes due 2003                           A3                 A-                 A
  9-1/4% Subordinated notes due 2001                           A3                 A-                 A
  6-1/4% Convertible subordinated
     debentures due 2011                                       A3                 A-                 A
  Commercial paper                                             P1                A-1             TBW-1
The Boatmen's National Bank of St. Louis:                                                            B
  Long-term/short-term deposits and bank notes             Aa3/P1             A+/A-1             TBW-1
Boatmen's First National Bank of Kansas City:                                                        B
  Long-term/short-term deposits and bank notes              A1/P1             A+/A-1             TBW-1
Multi-bank note program
   (8 Boatmen's subsidiary banks)                           A1/P1             A+/A-1
--------------------------------------------------------------------------------------------------------

Corporate Headquarters
One Boatmen's Plaza
800 Market Street
St. Louis, MO 63101

Transfer Agent
Boatmen's Trust Company
510 Locust Street
St. Louis, MO 63101
(314) 466-1357 or (800) 456-9852

Investor Relations Contact
Kevin R. Stitt
Director of Investor Relations
(314) 466-7662
(314) 466-5645 (FAX)

     A Dividend Reinvestment and Stock Purchase Plan is available to shareholders of the Corporation. The key features of this Plan are:
     . Dividends on common stock may be automatically reinvested;
     . Option to invest up to $10,000 cash per quarter;
     . No brokerage commissions or service charges on reinvested dividends or cash investments.
     A Direct Deposit of Dividends program is also available to shareholders of the Corporation. This program, which is offered at no charge, provides for the deposit of quarterly dividends directly to a checking or savings account.
     Please direct inquiries regarding these programs and requests for the Reinvestment Plan Prospectus and Direct Deposit Authorization Form to:
     Boatmen's Trust Company
     P.O. Box 14768
     St. Louis, MO 63178
     (314) 466-1357 or (800) 456-9852
     The Corporation's Bylaws require that notice of shareholder nominations for directors and proposals of business to be transacted at the Corporation's Annual Meeting of Shareholders must be received by the Secretary of the Corporation not less than 75 days prior to the date of the meeting.
     The Corporation's annual meeting will be held on April 23, 1996 at 10:30 a.m. at the Albuquerque Convention Center, Kiva Auditorium, 401 Second Street N.W., Albuquerque, New Mexico.

                                    71